UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

AMERICAN GREETINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Class A common shares and Class B common shares

(2)	Aggregate number of securities to which transaction applies: 32,200,977 outstanding common shares (29,288,810 Class A common shares and 2,912,167 Class B common shares), 46,470 Class A common shares underlying certain restricted stock units, 2,995,028 Class A common shares underlying stock options to be cancelled pursuant to the merger

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $84,536 was determined by multiplying 0.0001364 by the aggregate merger consideration of $619,764,525. The aggregate merger consideration was calculated based on the sum of (i) 32,200,977 (29,288,810 Class A common shares and 2,912,167 Class B common shares) as of June 10, 2013 to be acquired pursuant to the merger multiplied by the $19.00 per share merger consideration, (ii) 46,470 Class A common shares underlying certain restricted stock units held by non-employee directors to be cancelled pursuant to the merger multiplied by the $19.00 per share merger consideration, (iii) $7,062,942 representing an estimate of the aggregate cash payment to be made with respect to options to purchase Class A common shares that will be cancelled pursuant to the merger agreement.

(4)	Proposed maximum aggregate value of transaction: $619,764,525

(5)	Total fee paid: $84,536

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

July 10, 2013

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of American Greetings Corporation, an Ohio corporation (the “Company”), which we will hold at our world headquarters, One American Road, Cleveland, Ohio 44144, on August 7, 2013, at 10:00 a.m., Cleveland, Ohio time.

At the special meeting, holders of our Class A common shares, par value $1.00 per share, and our Class B common shares, par value $1.00 per share, will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated March 29, 2013 and amended on July 3, 2013, among Century Intermediate Holding Company, a Delaware corporation (“Parent”), Century Merger Company, an Ohio corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company (as so amended, the “merger agreement”). Pursuant to the merger agreement, Merger Sub will be merged with and into the Company and each Class A common share and Class B common share issued and outstanding at the effective time of the merger (other than shares owned by the Company, Parent (which, at the effective time of the merger, will include “common shares” currently held by the “Family Shareholders,” as those terms are defined in the enclosed proxy statement), Merger Sub and holders of common shares who have properly demanded dissenters’ rights, which shares we refer to as “dissenting shares”) will be cancelled and converted into the right to receive $19.00, in cash, without interest.

The proposed merger is a “going private transaction” under Securities and Exchange Commission rules. If the merger is completed, the Company will become a privately held company, wholly owned by Parent. All of the common stock of Parent will be indirectly owned by Zev Weiss, a director and the Company’s Chief Executive Officer, Morry Weiss, the Company’s Chairman of the board of directors, Jeffrey Weiss, a director and the Company’s President and Chief Operating Officer, and certain other members of the Weiss family.

The board of directors of the Company, with Morry Weiss, Zev Weiss and Jeffrey Weiss (the “Family Shareholder directors”) abstaining, and based in part on the unanimous recommendation of a special committee of independent directors that was established to evaluate and negotiate a potential transaction and consider other alternatives available to the Company (as described more fully in the enclosed proxy statement), has (a) determined unanimously that the merger agreement and the merger are advisable and are fair to, and in the best interests of, the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub), including the unaffiliated shareholders, (b) approved unanimously the merger agreement and the merger, and (c) resolved unanimously to recommend that the Company’s shareholders vote “FOR” the proposal to adopt the merger agreement. The board of directors (with the Family Shareholder directors abstaining) recommends unanimously that you vote “FOR” the adoption of the merger agreement.

Pursuant to rules of the Securities and Exchange Commission, you also will be asked to vote at the special meeting on an advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, as described in the proxy statement. The board of directors (with the Family Shareholder directors abstaining) also recommends unanimously that the shareholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger.

The enclosed proxy statement describes the merger agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement, including the annexes, carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important, regardless of the number of common shares you own. The merger cannot be completed unless holders of our issued and outstanding Class A common shares and Class B common shares, voting together as a single class, representing at least two-thirds of the outstanding voting power of the Company, vote in favor of the adoption of the merger agreement. Pursuant to our articles of incorporation, the Class A common shares are entitled to one vote per share and the Class B common shares are entitled to ten votes per share. In addition, the merger agreement makes it a condition to the parties’ obligations to consummate the merger that at least a majority of our issued and outstanding Class A common shares and Class B common shares, excluding all Class A common shares and Class B common shares beneficially owned by the Family Shareholders, the Irving I. Stone Foundation or any director or executive officer of the Company or any of its subsidiaries, voting together as a single class, vote in favor of the adoption of the merger agreement (which we refer to as the “majority of the minority” shareholder approval condition). For purposes of this majority of the minority shareholder approval condition only, Class B common shares will be entitled to one vote per share. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

If you own shares of record, you will find enclosed a proxy and voting instruction card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy and voting instruction card(s), or vote over the phone or Internet, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy before the special meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 92 of the enclosed proxy statement. Your vote is very important.

If you are a participant in and hold shares through the American Greetings Corporation Retirement Profit Sharing and Savings Plan, you may not vote those shares in person at the special meeting. However, you may provide voting directions for the shares (based on units credited to your account) as described in the enclosed proxy statement. Special provisions apply regarding voting of shares for which you fail to provide voting directions. You can find additional information on page 92 of the enclosed proxy statement.

If you are a shareholder of record, submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Sincerely,

                    Christopher W. Haffke

                                                           Vice President, General Counsel and Secretary

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated July 10, 2013

and is first being mailed to shareholders on or about July 10, 2013.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of American Greetings Corporation will be held at our world headquarters at One American Road, Cleveland, Ohio 44144, on August 7, 2013, at 10:00 a.m., Cleveland, Ohio time, for the following purposes:

1.	to consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated March 29, 2013 and amended on July 3, 2013, among Century Intermediate Holding Company, a Delaware corporation (“Parent”), Century Merger Company, an Ohio corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company (as so amended, the “merger agreement”);

2.	to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger;

3.	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company shareholder approval (as defined below) or obtain the majority of the minority shareholder approval (as defined below); and

4.	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

The holders of record of our Class A common shares, par value $1.00 per share (the “Class A common shares”), and our Class B common shares, par value $1.00 per share (the “Class B common shares” and together with the Class A common shares, the “common shares”), at the close of business on June 10, 2013, are entitled to notice of and to vote at the special meeting and at any adjournment thereof. All shareholders of record are invited to attend the special meeting in person.

Your vote is important, regardless of the number of common shares you own. The merger cannot be completed unless holders of our issued and outstanding Class A common shares and Class B common shares, voting together as a single class, representing at least two-thirds of the outstanding voting power of the Company, vote in favor of the adoption of the merger agreement (which we refer to as the “Company shareholder approval”). Pursuant to our articles of incorporation, the Class A common shares are entitled to one vote per share and the Class B common shares are entitled to ten votes per share. In addition, the merger agreement makes it a condition to the parties’ obligations to consummate the merger that at least a majority of our issued and outstanding Class A common shares and Class B common shares, excluding all Class A common shares and Class B common shares beneficially owned by the Family Shareholders, the Irving I. Stone Foundation or any director or executive officer of the Company or any of its subsidiaries, voting together as a single class, vote in favor of the adoption of the merger agreement (which we refer to as the “majority of the minority” shareholder approval condition). For purposes of this majority of the minority shareholder approval condition only, Class B common shares will be entitled to one vote per share. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

Each of the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company shareholder approval or obtain the majority of the minority shareholder approval requires the affirmative vote of holders of a majority of the votes cast at the special meeting. The Class A common shares are entitled to one vote per share, and the Class B common shares are entitled to ten votes per share on each of these proposals.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions in the enclosed proxy statement and on the proxy and voting instruction card for using these convenient services.

If you sign, date and return your proxy and voting instruction card(s) without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement, in favor of the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and in favor of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company shareholder approval or obtain the majority of the minority shareholder approval. If you fail to attend the special meeting or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement. However, assuming a quorum is present, failure to vote or submit your proxy will not affect the advisory vote to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger or the vote regarding the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company shareholder approval or obtain the majority of the minority shareholder approval.

If you are a participant in and hold shares through the American Greetings Corporation Retirement Profit Sharing and Savings Plan, you may not vote those shares in person at the special meeting. However, you may provide voting directions for the shares (based on units credited to your account) as described in the enclosed proxy statement. Special provisions apply regarding voting of shares for which you fail to provide voting directions. You can find additional information on page 92 of the enclosed proxy statement.

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the enclosed proxy statement. If you are a shareholder of record, attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

By order of the Board of Directors

CHRISTOPHER W. HAFFKE

Secretary

Dated: July 10, 2013

i

ii

AMERICAN GREETINGS CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 7, 2013

PROXY STATEMENT

This proxy statement contains information related to a special meeting of shareholders (the “special meeting”) of American Greetings Corporation (“American Greetings,” the “Company,” “we,” “us” or “our”), which will be held at our world headquarters at One American Road, Cleveland, Ohio 44144, on August 7, 2013, at 10:00 a.m., Cleveland, Ohio time, and any adjournments or postponements thereof. We are furnishing this proxy statement to shareholders of the Company as part of the solicitation of proxies by the Company’s board of directors (which we refer to as the “board of directors” or the “board”) for use at the special meeting. This proxy statement is dated July 10, 2013 and is first being mailed to shareholders on or about July 10, 2013.

SUMMARY TERM SHEET

This Summary Term Sheet discusses certain material information contained in this proxy statement, including with respect to the merger agreement, as defined below, the merger and the other agreements entered into in connection with the merger. We encourage you to read carefully this entire proxy statement, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. Each item in this Summary Term Sheet includes page references directing you to a more complete description of that item in this proxy statement.

The proposed merger is a “going private transaction” under Securities and Exchange Commission rules. If the merger is completed, the Company will become a privately held company, wholly owned by Century Intermediate Holding Company. All of the common stock of Century Intermediate Holding Company will be indirectly owned by Zev Weiss, a director and the Company’s Chief Executive Officer, Morry Weiss, the Company’s Chairman of the board of directors, Jeffrey Weiss, a director and the Company’s President and Chief Operating Officer, and certain other members of the Weiss family.

The Parties to the Merger Agreement

American Greetings

American Greetings is an Ohio corporation. Founded in 1906, American Greetings operates predominantly in a single industry: the design, manufacture and sale of everyday and seasonal greeting cards and other social expression products. We manufacture and sell greeting cards, gift packaging, party goods, stationery and giftware in North America, primarily in the United States and Canada, and throughout the world, primarily in the United Kingdom, Australia and New Zealand. In addition, our subsidiary, AG Interactive, Inc., distributes social expression products, including electronic greetings and a broad range of graphics and digital services and products, through a variety of electronic channels, including Web sites, Internet portals and electronic mobile devices. We also engage in character and design licensing, and we manufacture custom display fixtures for our products and products of others. We also operate approximately 400 card and gift retail stores throughout the United Kingdom. See “Important Information Regarding American Greetings—Company Background” beginning on page 113.

Additional information about American Greetings is contained in our public filings, certain of which are incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page 135.

Century Intermediate Holding Company

Century Intermediate Holding Company (“Parent”) is a Delaware corporation. Parent is currently a wholly owned subsidiary of Three-Twenty-Three Family Holdings, LLC, a Delaware limited liability company (“Family LLC”), which is currently owned by Zev Weiss, a director and the Chief Executive Officer of the Company. Neither Parent nor Family LLC has engaged in any business other than in connection with the merger and other related transactions. See “The Parties to the Merger—Century Intermediate Holding Company” beginning on page 88.

Century Merger Company

Century Merger Company (“Merger Sub”) is an Ohio corporation. Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. See “The Parties to the Merger—Century Merger Company” beginning on page 88.

The Merger Proposal

You are being asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated March 29, 2013 and amended on July 3, 2013, among Parent, Merger Sub and the Company (as so amended, the “merger agreement”). On July 3, 2013, the original Agreement and Plan of Merger, dated March 29, 2013 (the “original merger agreement”), was amended by Amendment No. 1 thereto (the “merger agreement amendment”) to increase the merger consideration from $18.20 per share in cash, without interest, to $19.00 per share in cash, without interest. For more information about the background of and reasons for the merger agreement amendment, see “Special Factors—Background of the Merger” beginning on page 18 and “Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 38. All references in this proxy statement to the “merger agreement” are references to the original merger agreement as it has been amended by the merger agreement amendment.

The merger agreement provides that at the closing of the merger, Merger Sub will be merged with and into the Company (which we refer to as the “merger”), and each outstanding Class A common share, par value $1.00 per share (the “Class A common shares”), and Class B common share, par value $1.00 per share (the “Class B common shares” and together with the Class A common shares, the “common shares”), other than shares owned by the Company, Parent (which, at the effective time of the merger will include common shares currently held by the Family Shareholders) and Merger Sub and holders of common shares who have properly demanded dissenters’ rights (which shares we refer to as “dissenting shares”), will be converted into the right to receive $19.00 in cash, without interest and less any applicable withholding taxes.

If the merger is consummated, the Company will become a privately held company, wholly owned by Parent. All of the common stock of Parent will be owned by Family LLC, which, immediately prior to the closing of the merger, will be owned by Zev Weiss, Morry Weiss, the Company’s Chairman of the board of directors, Jeffrey Weiss, a director and the Company’s President and Chief Operating Officer, and certain other members of the Weiss family (collectively, the “Weiss Family”), who have collectively committed to roll over all of the common shares held by them immediately prior to the closing of the merger (which we refer to as the “rolled shares”) (which rolled shares will include the common shares contributed by Irving I. Stone Limited Liability Company (“Irving Stone LLC” and, together with the Weiss Family, the “Family Shareholders”) to each of the members of the Weiss Family pursuant to a planned dissolution of Irving Stone LLC), in exchange for all of the equity interests in Family LLC, and Family LLC has, in turn, committed to contribute the rolled shares to Parent in exchange for all of the common stock of Parent. For more information, see “Special Factors—Financing—Rollover Financing” beginning on page 74. Additionally, Koch AG Investment, LLC (“Koch AG Investment”), a subsidiary of Koch Industries, Inc., will hold between $215.6 million and $254.8 million in aggregate stated value of non-voting preferred stock of Parent. This preferred stock is non-voting and does not include a right to any board seats in Parent or the Company, but does have limited consent rights with respect to certain significant corporate actions proposed to be taken by Parent and the Company. For more information, see “Special Factors—Financing—Koch AG Investment Non-Voting Preferred Equity Financing” beginning on page 75.

The Special Meeting (Page 89)

The special meeting will be held at our world headquarters, which are located at One American Road, Cleveland, Ohio 44144, on August 7, 2013, at 10:00 a.m., Cleveland, Ohio time.

Record Date and Quorum (Page 89)

The holders of record of the common shares as of the close of business on June 10, 2013 (the record date for determination of shareholders entitled to notice of and to vote at the special meeting) are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of common shares entitled to exercise at least 25% of the outstanding voting power of the Company on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Shareholder Votes for the Merger (Page 89)

The merger cannot be completed unless holders of our issued and outstanding Class A common shares and Class B common shares, voting together as a single class, representing at least two-thirds of the outstanding voting power of the Company, vote in favor of the adoption of the merger agreement (which we refer to as the “Company shareholder approval”). Pursuant to our articles of incorporation, the Class A common shares are entitled to one vote per share and the Class B common shares are entitled to ten votes per share. In addition, the merger agreement makes it a condition to the parties’ obligations to consummate the merger that at least a majority of our issued and outstanding Class A common shares and Class B common shares, excluding all Class A common shares and Class B common shares beneficially owned by the Family Shareholders, the Irving I. Stone Foundation or any director or executive officer of the Company or any of its subsidiaries, voting together as a single class, vote in favor of the adoption of the merger agreement (which we refer to as the “majority of the minority” shareholder approval condition). For purposes of this majority of the minority shareholder approval condition only, Class B common shares will be entitled to one vote per share.

A failure to vote common shares or an abstention from voting will have the same effect as a vote against the merger for purposes of each required shareholder vote.

The Family Shareholders and the Irving I. Stone Foundation have voting power with respect to, in the aggregate, 9,368 Class A common shares and 2,510,697 Class B common shares, representing in the aggregate 43.0% of our outstanding voting power as of the record date. As of the record date, there were 29,288,810 Class A common shares outstanding and 2,912,167 Class B common shares outstanding.

The Family Shareholders and the Irving I. Stone Foundation have agreed, subject to certain conditions, to vote all common shares that they beneficially own in favor of adopting the merger agreement, pursuant to a guaranty and voting agreement entered into with the Company on March 29, 2013 and amended on July 3, 2013 (as so amended, the “guaranty and voting agreement”). See “Agreements Involving Common Shares—Guaranty and Voting Agreement” beginning on page 112.

Except in their capacities as members of the board of directors or as members of the special committee of independent directors that was established to evaluate and negotiate a potential transaction and consider other alternatives available to the Company (as described more fully under “Special Factors—Background of the Merger” below and which we refer to as the “special committee”), no executive officer or director of the Company has made any recommendation either in support of or in opposition to the merger or the merger agreement. Morry Weiss, Zev Weiss and Jeffrey Weiss (who we collectively refer to as the “Family Shareholder directors”) recused themselves from the vote of the board of directors to approve and recommend the merger agreement and the merger.

Conditions to the Merger (Page 108)

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the fulfillment or waiver, at or before the effective time, of the following conditions:

•	that the Company shareholder approval has been obtained;

•	that the majority of the minority shareholder approval has been obtained;

•	that no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing, or making illegal, the consummation of the merger and other transactions contemplated by the merger agreement, other than the financing, be in effect; and

•	that any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated.

The obligation of the Company to effect the merger is subject to the fulfillment or waiver, at or before to the effective time, of the following conditions:

•

that the representations and warranties of Parent and Merger Sub set forth in the merger agreement are true and correct at and as of the date of the original merger agreement and at and as of the closing date of the merger as though made at and as of the closing date of the merger, except where the failure of such representations and warranties to be true and correct (in each case without giving effect to any materiality or material adverse effect qualifier) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined below) with respect to Parent and except that representations and warranties that are made as of a specified date or period need be true and correct only as of that specified date or period;

•

that each of Parent and Merger Sub has in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time; and

•

that Parent has delivered to the Company a certificate, dated the effective time and signed by its chief executive officer or another senior executive officer, certifying that the conditions set forth in the two items described above have been satisfied.

The obligation of Parent and Merger Sub to effect the merger is subject to the fulfillment or waiver, at or before the effective time, of the following conditions:

•

that the representations and warranties of the Company set forth in the merger agreement are true and correct at and as of the date of the original merger agreement and at and as of the closing date of the merger as though made at and as of the closing date of the merger, except where the failure of such representations and warranties to be true and correct (in each case without giving effect to any materiality or material adverse effect qualifier) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the Company and except that representations and warranties that are made as of a specified date or period need be true and correct only as of that specified date or period; and except that (i) the representations and warranties of the Company pertaining to corporate organization, existence and good standing (with respect to the Company only), finders and brokers and state takeover statutes and rights agreements must be true and correct in all material respects, (ii) the representations and warranties pertaining to the Company’s capitalization must be true and correct in all respects, except for such inaccuracies as are de minimis in nature and amount relative to each such representation and warranty taken as a whole and (iii) the representations and warranties of the Company pertaining to corporate authority, the absence of a material adverse effect on the Company since March 1, 2012, the opinion of the financial advisor to the special committee and the required vote of Company shareholders under Ohio law must be true and correct in all respects;

•

that the Company has in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time;

•

that the Company has delivered to Parent a certificate, dated the effective time and signed by a senior executive officer of the Company (other than any affiliate of Parent), certifying that the conditions set forth in the two items described immediately above have been satisfied;

•

that Parent and Merger Sub have received the proceeds of the financing as contemplated by the Preferred Stock Purchase Agreement (as defined in “Special Factors—Financing—Koch AG Investment Non-Voting Preferred Equity Financing” beginning on page 75) and the Debt Commitment Letter (as defined in “Special Factors—Financing—Debt Financing” beginning on page 78); and

•	that since the date of the original merger agreement, there has not been any material adverse effect on the Company, subject to certain exceptions.

When the Merger Becomes Effective (Page 95)

We anticipate completing the merger in the third calendar quarter of 2013, subject to adoption of the merger agreement by the Company’s shareholders as specified herein and the satisfaction of the other closing conditions.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger (Page 38)

Based in part on the unanimous recommendation of the special committee, the board of directors (with the Family Shareholder directors abstaining) recommends unanimously that the shareholders of the Company vote “FOR” the proposal to adopt the merger agreement. For a description of the reasons considered by the special committee and the board for their recommendations, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 38.

The purpose of the merger for the Company is to enable its shareholders to realize the value of their investment in the Company through their receipt of the $19.00 per share merger consideration (the “per share merger consideration”) in cash, representing a premium of 18.0% to the closing price of the Class A common shares on March 28, 2013, the last trading day before the public announcement of the signing of the original merger agreement, as well as a premium of 32.5% to the closing price of the Class A common shares on September 25, 2012, the last trading day before the announcement by the Weiss Family of their initial proposal to acquire the Company.

Opinion of Peter J. Solomon Company, L.P. (Page 46 and Annex B)

The special committee retained Peter J. Solomon Company, L.P. (“PJSC”) to act as its financial advisor in connection with the merger and to evaluate the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of the Class A common shares and Class B common shares (other than Family Shareholders, the Company, Merger Sub and holders of dissenting shares).

On July 3, 2013, at a meeting of the special committee held to evaluate the merger, PJSC delivered to the special committee an oral opinion, subsequently delivered to the board of directors, confirmed by delivery of a written opinion dated July 3, 2013 to the special committee and the board of directors, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the $19.00 per share merger consideration to be received by holders of Class A common shares and Class B common shares (other than Family Shareholders, the Company, Merger Sub and holders of dissenting shares) was fair, from a financial point of view, to such holders.

The full text of PJSC’s written opinion, dated July 3, 2013, to the special committee and the board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement. PJSC provided its opinion for the information and assistance of the special committee and the board of directors in connection with their consideration of the merger. The PJSC opinion is not a recommendation as to how any holder of Class A common shares or Class B common shares should vote with respect to the merger or any other matter.

Purposes and Reasons of Family LLC, Parent, Merger Sub and the Family Shareholders for the Merger (Page 64)

The Weiss Family decided to pursue the merger because it believes that it is time to return the Company to its roots as a family-owned business. The Weiss Family believes that the Company can be operated more effectively as a privately owned company because the Company will have greater operating flexibility, allowing management to concentrate on long-term growth and reduce the focus on the quarter-to-quarter performance often emphasized by the public markets. For a full description of the purposes and reasons of Family LLC, Parent, Merger Sub and the Family Shareholders, see “Special Factors—Purposes and Reasons of Family LLC, Parent, Merger Sub and the Family Shareholders for the Merger” beginning on page 64.

Certain Effects of the Merger (Page 67)

If the conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Ohio law as the surviving corporation in the merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the merger. Upon completion of the merger, common shares, other than shares owned by the Company, Parent (including the rolled shares), Merger Sub or holders of dissenting shares, will be converted into the right to receive $19.00 per share, without interest and less any applicable withholding taxes. Following the completion of the merger, the common shares will no longer be publicly traded, and shareholders (other than the Family Shareholders through their interest in Parent) will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards (Page 95)

Company Stock Options

Each option to purchase common shares, if any, held by any of the Family Shareholders immediately prior to the closing of the merger will be cancelled at the closing of the merger without the payment of any consideration.

Each other option to purchase common shares outstanding immediately prior to the closing of the merger will be cancelled at the closing of the merger in exchange for a cash payment. For any option with a per share exercise price less than $19.00, the cash payment will equal the product of (x) the excess of $19.00 over the per share exercise price and (y) the number of Company common shares subject to that option immediately prior to its cancellation. For any option with a per share exercise price that equals or exceeds $19.00, the amount of the cash payment will be based on the Black-Scholes value of the option using certain assumptions specified in the merger agreement.

Company Restricted Stock Units and Company Performance Shares

Each restricted stock unit and each performance share relating to common shares, if any, held by any of the Family Shareholders immediately prior to the closing of the merger will be cancelled at the closing of the merger without the payment of any consideration.

Each restricted stock unit held by a member of the board of directors (other than a Family Shareholder director) and outstanding immediately prior to the closing of the merger will fully vest and be settled for a cash payment equal to $19.00 and paid at the time provided under the applicable restricted stock unit award agreement and/or Company equity plan.

Each other restricted stock unit and performance share outstanding immediately prior to the closing of the merger will continue to be subject to the same terms and conditions (including vesting terms) as applied immediately before the closing of the merger, except that the applicable award will represent only the right to receive an amount of cash, instead of common shares, calculated by reference to a per share reference price of $19.00.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 81)

In considering the recommendations of the special committee and of the board of directors with respect to the merger agreement, you should be aware that, aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders of the Company generally. In particular, the Family Shareholder directors will, together with the other Family Shareholders and related persons, control the Company following the merger. Interests of executive officers and directors other than the Family Shareholders that may be different from or in addition to the interests of the Company’s shareholders include:

•

They will receive cash payments in the treatment of equity awards pursuant to the merger agreement and, for executive officers, they will have the continued ability to become vested in outstanding restricted stock units and earn outstanding performance awards following the merger.

•	Certain executive officers will receive benefits under employment plans or employment agreements that could result from the merger.

•	The Company’s executive officers as of the effective time of the merger will become the initial executive officers of the surviving corporation.

•

The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement, and the Company’s directors and certain executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements.

These interests are discussed in more detail in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 81. The special committee and the board of directors were aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the merger agreement and the transactions contemplated thereby, including the merger.

Financing (Page 74)

The Company and Parent estimate that the total amount of funds (including rollover equity) required to complete the merger and related transactions and pay related fees and expenses will be approximately $743.5 million. Parent expects this amount to be provided by a combination of proceeds from:

•	the rollover of the Class A common shares and Class B common shares held by the Family Shareholders;

•	a non-voting preferred equity investment in Parent by Koch AG Investment in an amount between $215.6 million and $254.8 million; and

•	debt financing in the form of a $350.0 million term loan and an available $250.0 million revolving credit facility;

together with cash of the Company at the closing of the merger. The financing described above, when funded in accordance with the Preferred Stock Purchase Agreement, the definitive debt loan documents entered into in connection with the Debt Commitment Letter and the rollover and contribution agreement (each as defined in “Special Factors—Financing”), as applicable, will provide Parent and Merger Sub with sufficient proceeds to consummate the merger.

Guaranty and Voting Agreement (Page 112)

In connection with the merger, the Family Shareholders, the Irving I. Stone Foundation and the Company entered into the guaranty and voting agreement through which, as amended in connection with the merger agreement amendment on July 3, 2013, (i) the Family Shareholder directors have, jointly and severally, guaranteed to the Company the obligations of Parent and Merger Sub under the merger agreement, subject to a maximum aggregate liability of $7.3 million, and (ii) each Family Shareholder and the Irving I. Stone Foundation has agreed to vote (or cause to be voted) all common shares over which they have voting power (representing 43.0% of the Company’s total outstanding voting power as of the record date) in favor of the adoption of the merger agreement and, upon the request of the board of directors (acting through a majority of all directors other than the Family Shareholder directors), any adjournment, postponement or recess of the special meeting and has waived any rights of appraisal or rights of dissent from the merger that are available under applicable law, unless either of the board of directors or the special committee has changed its recommendation or failed to make a recommendation with respect to the merger agreement. See “Agreements Involving Common Shares—Guaranty and Voting Agreement” beginning on page 112.

Material U.S. Federal Income Tax Consequences of the Merger (Page 83)

If you are a U.S. holder, the receipt of cash in exchange for common shares pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of common shares for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Anticipated Accounting Treatment of the Merger (Page 85)

The merger will be accounted for in accordance with U.S. generally accepted accounting principles. The Company is currently researching whether the merger constitutes a change of control under U.S. generally accepted accounting principles, which will impact whether the purchase method of accounting or historical book values will be used to account for the transaction.

Litigation (Page 85)

On September 26, 2012, the Company announced that the board of directors had received a non-binding proposal (the “proposal”) dated September 25, 2012 from Zev Weiss, our Chief Executive Officer, and Jeffrey Weiss, our President and Chief Operating Officer, on behalf of themselves and certain other members of the Weiss Family and related parties, to acquire all of the outstanding Class A common shares and Class B common shares not then owned by them for $17.18 per share. On September 27, 2012, Dolores Carter, a purported shareholder, filed a putative shareholder derivative and class action lawsuit (the “Carter Action”) in the Court of Common Pleas in Cuyahoga County, Ohio (the “Cuyahoga County Court”), against American Greetings Corporation and all of the members of the board of directors. The Carter Action alleged, among other things, that the directors of the Company breached their fiduciary duties owed to shareholders in evaluating and pursuing the proposal. The Carter Action further alleged claims for aiding and abetting breaches of fiduciary duty. Among other things, the Carter Action sought declaratory, injunctive, and other equitable relief.

Subsequently, six more lawsuits were filed in the Cuyahoga County Court purporting to advance substantially similar claims on behalf of American Greetings against the members of the board of directors and, in certain cases, additional direct claims against American Greetings. One lawsuit was voluntarily dismissed. The other lawsuits were consolidated by Judge Richard J. McMonagle on December 6, 2012 (amended order dated December 18, 2012) as In re American Greetings Corp. Shareholder Litigation, Lead Case No. CV 12 792421. Lead plaintiffs and lead plaintiffs’ counsel also were appointed.

Lead plaintiffs filed a Consolidated Class Action Complaint on April 30, 2013 against the members of the American Greetings board of directors for alleged breaches of fiduciary duty and aiding and abetting alleged breaches of fiduciary duty in connection with the merger agreement announced on April 1, 2013, and the alleged omission of material information from the preliminary proxy statement filed on April 18, 2013. The Consolidated Class Action Complaint seeks, among other things, declaratory, injunctive, and other equitable relief. On June 13, 2013, defendants filed motions to dismiss the Consolidated Class Action Complaint based on plaintiffs’ failure to properly plead their claims as derivative actions, exercise their statutory appraisal rights as the sole remedy for dissatisfaction with the proposed share price, and overcome the business judgment rule with respect to their breach of fiduciary duty claims. The motions to dismiss remain pending.

On November 6, 2012, R. David Wolfe, a purported shareholder, filed a putative class action (the “Wolfe I Action”) in the United States District Court for the Northern District of Ohio (the “Federal Court”) against certain members of the Weiss Family and the Irving I. Stone Oversight Trust, the Irving Stone Limited Liability Company, the Irving I. Stone Support Foundation, and the Irving I. Stone Foundation (the “Stone Entities”) alleging breach of fiduciary duties in proposing and pursuing the proposal, as well as against American Greetings, seeking, among other things, declaratory, injunctive, and other equitable relief. Shortly thereafter, on November 9, 2012, the Louisiana Municipal Police Employees’ Retirement System also filed a purported class action in the Federal Court (the “LMPERS Action”) asserting substantially similar claims against the same defendants and seeking substantially similar relief.

Plaintiffs in the Wolfe I and LMPERS Actions filed motions (1) to consolidate the Wolfe I and LMPERS Actions, (2) for appointment as co-lead plaintiffs, (3) for appointment of co-lead counsel, and, in the Wolfe I Action only, (4) for partial summary judgment. Defendants responded to plaintiffs’ motions, answered the complaints, and moved to dismiss the complaints on jurisdictional grounds. On February 14, 2013, the Federal

Court dismissed both the Wolfe I and LMPERS Actions for lack of subject matter jurisdiction. On March 15, 2013, plaintiffs in both the Wolfe I and LMPERS Actions filed notices of appeal with the Sixth Circuit Court of Appeals. On April 18, 2013, plaintiff Wolfe moved to dismiss his appeal, which motion was granted on April 19, 2013. On May 8, 2013, plaintiff LMPERS’s appeal also was dismissed.

Plaintiffs in the Wolfe I and LMPERS Actions had alleged, in part, that Article Seventh of the Company’s articles of incorporation prohibited the special committee from, among other things, evaluating the merger. The Company considered these allegations and concluded that the Article is co-extensive with Ohio law and thus allows the Company to engage in any activity authorized by Ohio law. The Company also has consistently construed Article Seventh as permitting directors to approve a transaction so long as they are both disinterested and independent.

On April 17, 2013, R. David Wolfe filed a new putative shareholder derivative and class action lawsuit in the Federal Court (the “Wolfe II Action”) against certain members of the Weiss Family, the Stone Entities and the members of the Company’s board of directors, as well as American Greetings as nominal defendant, challenging the merger as financially and procedurally unfair to the Company and its minority shareholders. The complaint alleged, among other things, that Article Seventh of the Company’s articles of incorporation prohibited the special committee from, among other things, evaluating the merger, that the board breached its fiduciary duties in considering and approving the merger, and that certain members of the Weiss Family and related entities breached fiduciary duties owed to the Company’s minority shareholders. On April 29, 2013, an amended complaint was filed incorporating additional allegations and a claim that the director defendants also have breached their fiduciary duties by failing to disclose certain information to shareholders. Among other things, the Wolfe II Action seeks substantially the same declaratory, injunctive, and other equitable relief as the Wolfe I Action, the LMPERS Action, and the In re American Greetings Corp. Shareholder Litigation. Defendants filed their motions to dismiss the Wolfe II Action Amended Complaint on July 8, 2013.

The Company believes that the allegations in these actions, including the claims in the litigation concerning the Company’s articles of incorporation, are without merit.

Dissenters’ Rights (Page 130 and Annex C)

If the merger is completed, holders of common shares who do not vote in favor of adopting the merger agreement will be entitled to seek relief as dissenting shareholders under Section 1701.85 of the Ohio Revised Code, which will include the right to seek appraisal of the fair cash value of their shares as determined by the Court of Common Pleas in Cuyahoga County, Ohio, but only if they comply with the Ohio law procedures applicable to those dissenting shareholders’ rights. The appraised value of common shares could be more, the same as, or less than the $19.00 per share that shareholders are entitled to receive pursuant to the merger agreement.

SECTION 1701.85 OF THE OHIO REVISED CODE GOVERNING THE RIGHTS OF DISSENTING SHAREHOLDERS IS REPRINTED IN ITS ENTIRETY AS ANNEX C TO THIS PROXY STATEMENT. ANY AMERICAN GREETINGS SHAREHOLDER WHO WISHES TO EXERCISE DISSENTING SHAREHOLDERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS, HER, OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS, HER, OR ITS LEGAL ADVISOR, BECAUSE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF THOSE RIGHTS.

No Solicitation (Page 101)

Pursuant to the merger agreement, except as described below, the Company will not, nor will it authorize or permit any of its subsidiaries to, and will use its reasonable best efforts to instruct and cause any of its or their respective officers, directors, employees, agents and representatives, not to, directly or indirectly:

•

initiate, solicit, encourage (including by providing information) or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, an “alternative proposal” as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation”

beginning on page 101, and will immediately cease any discussions, negotiations or communications with any party that has made or indicated an intention to make an alternative proposal;

•

engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, an actual or proposed alternative proposal, or otherwise encourage or knowingly facilitate any effort or attempt to make or implement an alternative proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any alternative proposal;

•

approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, or other similar agreement relating to any alternative proposal;

•

amend, terminate, fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement (except that the Company may allow the counterparty thereto to make an alternative proposal and otherwise amend, terminate or fail to enforce (or grant consent under) the provisions thereof in connection with negotiations and discussions permitted by the merger agreement); or

•	resolve to propose or agree to do any of the foregoing.

If, prior to the receipt of the Company shareholder approval and the majority of the minority shareholder approval, (i) the Company receives an unsolicited alternative proposal, (ii) the Company has not breached its obligations under the non-solicitation provisions of the merger agreement (except where such breaches did not contribute to the making of the alternative proposal), (iii) the board (acting through the special committee) determines in good faith that the alternative proposal constitutes or is reasonably likely to result in a “superior proposal,” as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page 101, and (iv) after consultation with its counsel, the board (acting through the special committee) determines in good faith that failure to take action concerning an alternative proposal would be inconsistent with the directors’ fiduciary duties under applicable Ohio law, then the Company may:

•

furnish information to the person making the alternative proposal and its representatives pursuant to a confidentiality agreement on terms no less restrictive than those contained in the existing confidentiality agreement between the Company and the Weiss Family; provided that such confidentiality agreement will not contain any provisions that would prevent the Company from complying with its obligation to provide certain required disclosures to Parent as set forth in this “The Merger Agreement—Other Covenants and Agreements—No Solicitation” section; and

•	participate in discussions or negotiations with that person and its representatives regarding the alternative proposal.

The Company must promptly provide to Parent any non-public information concerning the Company or any of its subsidiaries that is provided to the person making the alternative proposal or its representatives that was not previously provided or made available to Parent.

The Company must promptly (and in any event within 48 hours) advise Parent orally and in writing of (i) any alternative proposal or inquiry with respect to or that would reasonably be expected to lead to any alternative proposal and (ii) any inquiry or request for discussion or negotiation regarding an alternative proposal including, in each case, the identity of the party making the alternative proposal or inquiry and the material terms of the alternative proposal or inquiry (including, if applicable, copies of any document or correspondence evidencing the alternative proposal or inquiry). The Company, upon the request of Parent, will keep Parent reasonably informed of the status (including any material change to the terms) of any such alternative proposal or inquiry.

Except as described below, neither the board of directors nor any committee thereof is permitted to:

•

withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, its recommendation of the merger agreement or fail to recommend against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by Parent or Merger Sub) prior to the earlier of the date of the special meeting and ten business days after the commencement of the tender offer or exchange, or recommend that the shareholders of the Company tender their shares in such tender offer or exchange offer;

•	approve or recommend, or publicly propose to approve, endorse or recommend, any alternative proposal; or

•	approve any letter of intent, agreement in principle, merger agreement, acquisition agreement or similar agreement relating to any alternative proposal.

At any time prior to obtaining the required votes of the Company shareholders, the special committee may:

•

make a recommendation change in response to an event, fact, circumstance, development, occurrence or state of facts relating to the Company’s prospects that was not known to the board of directors or the special committee as of the date of the original merger agreement, but becomes known to the board of directors or the special committee and would have improved the Company’s prospects such that the special committee determines in good faith after consulting with its legal and financial advisors that the transactions contemplated by the merger agreement are less favorable to shareholders than the Company continuing to pursue its business as a publicly traded company (such event, fact, circumstance, development, occurrence or state of facts, as more fully described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page 101, an “intervening event”), if the special committee determines in good faith, after consultation with its counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under Ohio law; or

•

terminate the merger agreement in response to a superior proposal if (i) the superior proposal did not result from a breach by the Company of its covenants under the non-solicitation provisions of the merger agreement as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page 101, (ii) the board of directors (acting through the special committee) determines, in good faith after consultation with counsel, that the failure to terminate the merger agreement would be inconsistent with the directors’ fiduciary duties under Ohio law, (iii) the Company provides Parent five business days prior written notice of its intention to take action, which notice includes the information that is specified in the preceding paragraph of this “Summary Term Sheet—No Solicitation” section, (iv) after providing such notice and prior to terminating the merger agreement and entering into a definitive transaction agreement providing for the consummation of the transaction contemplated by the superior proposal, the Company negotiates in good faith with Parent (to the extent Parent desires to negotiate) during the five business days to make revisions to the terms of the merger agreement as would permit the board of directors and the special committee not to terminate the merger agreement, and (v) the board of directors and the special committee consider in good faith any changes to the merger agreement offered in writing by Parent and determine in good faith, after consultation with outside legal counsel and financial advisors, that the superior proposal would continue to constitute a superior proposal if the changes offered in writing by Parent were implemented, provided that in the event that the superior proposal is then modified by the party making the superior proposal, the Company provides written notice of the modified superior proposal to Parent and again complies with the requirements described in this paragraph of this “Summary Term Sheet—No Solicitation” section, except that the Company’s advance written notice obligation will be reduced to three business days.

Termination (Page 109)

The Company (authorized by the special committee) and Parent may terminate the merger agreement by mutual written consent at any time before the completion of the merger, whether prior to or after receipt of the Company shareholder approval and the majority of the minority shareholder approval. In addition, either the Company (with the prior approval of the special committee) or Parent may terminate the merger agreement if:

•

the merger has not been completed by 11:59 p.m. on September 30, 2013 (the “end date”), provided that this termination right is not available to a party whose failure to perform any of its obligations under the merger agreement has been the primary cause of the failure of the merger to be consummated by the end date;

•

any final nonappealable injunction, order, decision, opinion, decree, ruling or other action of a governmental entity permanently restrains, enjoins or prohibits the merger, provided that the party seeking to terminate the merger agreement pursuant to this provision shall have used its reasonable best efforts to remove such injunction, other legal restraint or order; or

•

if the special meeting of the Company shareholders (including any adjournment or postponement of such special meeting) has concluded, and the Company shareholder approval and the majority of the minority shareholder approval has not been obtained.

The Company (with the prior approval of the special committee) may terminate the merger agreement:

•

if there is a breach of any of the covenants on the part of Parent or if any of the representations or warranties of Parent fail to be true, such that the conditions to each party’s obligation to effect the merger or the conditions to the obligation of the Company to effect the merger would be incapable of fulfillment and the breach or failure is incapable of being cured, or is not cured, by the earlier of the end date and thirty days following written notice to Parent of the breach or failure, so long as the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; or

•

prior to the approval of the merger agreement by our shareholders, in order to concurrently enter into a definitive agreement with respect to a superior proposal, but only if the Company has complied in all material respects with its obligations described in “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page 101.

Parent may terminate the merger agreement:

•

if there is a breach of any of the covenants on the part of the Company or if any of the representations or warranties of the Company fail to be true, such that the conditions to each party’s obligation to complete the merger or the conditions to the obligation of Parent and Merger Sub to complete the merger would be incapable of fulfillment and the breach or failure is incapable of being cured, or is not cured, by the earlier of the end date and thirty days following written notice to the Company of the breach or failure, so long as Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

•

if prior to the approval of the merger agreement by our shareholders, the board of directors or the special committee withdraws or modifies its recommendation of the merger agreement or fails to recommend the merger agreement; or

•

if prior to the approval of the merger agreement by our shareholders, the Company materially breaches (i) its non-solicitation obligations as described in “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page 101 or (ii) its filing obligations as described in “The Merger Agreement—Other Covenant and Agreements—Reasonable Best Efforts” beginning on page 104 and such breach is not cured within five business days following written notice by Parent to the Company.

Expense Reimbursement Provisions (Page 110)

The Company will pay to Parent an amount equal to the sum of Parent’s and Merger Sub’s expenses up to $7.3 million if:

•

the Company, prior to obtaining the Company shareholder approval and the majority of the minority shareholder approval, terminates the merger agreement to enter into a definitive agreement providing for a superior proposal;

•	Parent terminates the merger agreement because of a recommendation change or failure to make a recommendation by the Company’s board of directors or the special committee;

•

Parent, prior to obtaining the Company shareholder approval and the majority of the minority shareholder approval, terminates the merger agreement because the Company materially breaches its non-solicitation covenant under the merger agreement or fails to take necessary steps to obtain approval for the merger and such breach is not cured within five business days following written notice by Parent to the Company;

•	either the Company or Parent terminates the merger agreement because the merger agreement is not approved by the Company’s shareholders at the special meeting; or

•

after an alternative proposal to acquire all or a portion of the Company has been disclosed publicly or has been made directly to the Company’s shareholders or any person has publicly announced an intention (whether or not conditional) to make a bona fide alternative proposal, the merger agreement is terminated by the Company or Parent because the merger has not been completed by the end date or by Parent pursuant to a breach by the Company of its covenants or representations and warranties, and the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any alternative proposal to acquire at least 50% of the Company’s common shares or assets within 12 months of the date the merger agreement is terminated.

In the event the Family Shareholders’ actual expenses exceed the $7.3 million maximum expense reimbursement amount provided for in the merger agreement, the Family Shareholders may submit such additional expenses to the Company and the special committee, in its sole discretion, may decide whether to direct the Company to reimburse any additional expenses.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the merger agreement. If the merger is consummated, the Company will become a privately-held company, wholly owned by Parent. The Family Shareholders will own all of the common stock of Parent.

Q:	What will I receive in the merger?

A:	If the merger is completed and you do not properly exercise dissenters’ rights, you will be entitled to receive $19.00 in cash, without interest and less any applicable withholding taxes, for each common share that you own. You will not be entitled to receive shares in the surviving corporation.

Q:	Why was the original merger agreement amended?

A:	The merger agreement amendment increased the merger consideration to $19.00 per share in cash, without interest. For more information about the background of and reasons for the merger agreement amendment, see “Special Factors—Background of the Merger” beginning on page 18 and “Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 38.

Q:	When and where is the special meeting?

A:	The special meeting will take place on August 7, 2013, starting at 10:00 a.m., Cleveland, Ohio, time, at our world headquarters at One American Road, Cleveland, Ohio 44144.

Q:	Will shareholders receive dividends before the merger is completed or the merger agreement is terminated?

A:	Under the merger agreement, the Company is permitted to declare and pay one quarterly dividend on its common shares up to $0.15 per share, consistent with prior timing. The board has declared a quarterly cash dividend of $0.15 per share to be paid on July 15, 2013 to shareholders of record at the close of business on July 3, 2013.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to vote on the following proposals:

•	to adopt the merger agreement;

•	to approve, on an advisory (non-binding) basis, specified compensation that may be payable to the named executive officers of the Company in connection with the merger;

•

to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company shareholder approval or obtain the majority of the minority shareholder approval; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	The merger cannot be completed unless holders of our issued and outstanding Class A common shares and Class B common shares, voting together as a single class, representing at least two-thirds of the outstanding voting power of the Company, vote in favor of the adoption of the merger agreement. Pursuant to our articles of incorporation, the Class A common shares are entitled to one vote per share and the Class B common shares are entitled to ten votes per share. In addition, the merger agreement makes it a condition to the parties’ obligations to consummate the merger that at least a majority of our issued and outstanding Class A common shares and Class B common shares, excluding all Class A common shares and Class B common shares beneficially owned by the Family Shareholders, the Irving I. Stone Foundation or any director or executive officer of the Company or any of its subsidiaries, voting together as a single class, vote in favor of the adoption of the merger agreement (which we refer to as the “majority of the minority” shareholder approval condition). For purposes of this majority of the minority shareholder approval condition only, Class B common shares will be entitled to one vote per share.

The Family Shareholders and the Irving I. Stone Foundation have voting power with respect to, in the aggregate, 9,368 Class A common shares and 2,510,697 Class B common shares, representing in the aggregate 43.0% of our outstanding voting power as of the record date. As of the record date, there were 29,288,810 Class A common shares issued and outstanding and 2,912,167 Class B common shares issued and outstanding.

The Family Shareholders and the Irving I. Stone Foundation have agreed, subject to certain conditions, to vote all common shares that they beneficially own in favor of adopting the merger agreement, pursuant to the guaranty and voting agreement. See “Agreements Involving Common Shares—Guaranty and Voting Agreement” on page 112.

Each of the directors and executive officers of the Company has informed the Company that as of the date of this proxy statement, he or she intends to vote in favor of the adoption of the merger agreement.

Q:	What vote of our shareholders is required to approve other matters to be presented at the special meeting?

A:	Each of the advisory (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of the Company in connection with the merger, and the proposal regarding adjournment, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company shareholder approval or obtain the majority of the minority shareholder approval, requires the affirmative vote of the majority of the votes cast at the special meeting. The Class A common shares are entitled to one vote per share and the Class B common shares are entitled to ten votes per share on each of these proposals.

Q:	How does the board of directors recommend that I vote?

A:	Based in part on the unanimous recommendation of the special committee, the board of directors (with the Family Shareholder directors abstaining) recommends unanimously that our shareholders vote:

•	“FOR” the adoption of the merger agreement;

•	“FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger; and

•

“FOR” the proposal regarding adjournment, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company shareholder approval or obtain the majority of the minority shareholder approval.

You should read “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 38 for a discussion of the factors that the special committee and the board of directors (with the Family Shareholder directors abstaining) considered in deciding to recommend and/or approve, as applicable, the merger agreement. See also “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 81.

Q:	What effects will the merger have on American Greetings?

A:	The Class A common shares and the Class B common shares are currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Class A common shares are quoted on the New York Stock Exchange (“NYSE”) under the symbol “AM.” As a result of the merger, the Company will cease to be a publicly traded company and will be wholly owned by Parent. Following the consummation of the merger, the registration of the common shares and our reporting obligations with respect to the common shares under the Exchange Act will be terminated upon application to the Securities and Exchange Commission (“SEC”). In addition, upon the consummation of the merger, the Class A common shares will no longer be listed on any stock exchange or quotation system, including the NYSE. We expect, however, that we will continue to file reports with the SEC pursuant to requirements contained in the indenture with respect to our 7.375% senior notes due 2021 (the “2021 senior notes indenture”).

Q:	What will happen if the merger is not consummated?

A:	If the merger is not consummated for any reason, the Company’s shareholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and the Class A common shares will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay Parent and Merger Sub certain expenses, up to a maximum of $7.3 million if the merger is not consummated. In the event the Family Shareholders’ actual expenses exceed the $7.3 million maximum expense reimbursement amount provided in the merger agreement, the Family Shareholders may submit such additional expenses to the Company and the special committee, in its sole discretion, may decide whether to direct the Company to reimburse any additional expenses. On the terms and conditions set forth in the guaranty and voting agreement, the Family Shareholder directors have, jointly and severally, guaranteed to the Company the obligations of Parent and Merger Sub under the merger agreement, subject to a maximum aggregate liability of $7.3 million. See “The Merger Agreement—Termination” beginning on page 109 and “Agreements Involving Common Shares—Guaranty and Voting Agreement” beginning on page 112.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the merger affects you.

If you are a shareholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	telephone, using the toll-free number listed on your proxy and voting instruction card;

•	the Internet, at the address provided on your proxy and voting instruction card; or

•	mail, by completing, signing, dating and mailing your proxy and voting instruction card and returning it in the envelope provided.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

If you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan and you invest in the American Greetings stock fund of the Retirement Profit Sharing and Savings Plan, the plan’s independent trustee, Vanguard Fiduciary Trust Company, will vote the Class A common shares allocated to your account according to your directions. Participants may give voting directions to the plan trustee in any one of the ways set forth above with respect to record shareholders. If you do not timely give voting directions to the trustee, the trustee will vote the shares in your account in the Retirement Profit Sharing and Savings Plan as directed by the Company, based on the direction of the Benefits Advisory Committee, a committee consisting of employees of the Company.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your common shares for the per share merger consideration. If your common shares are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the per share merger consideration. Do not send in your certificates now.

Q:	Can I revoke my proxy and voting instructions?

Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the special meeting. If you are a shareholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing at One American Road, Cleveland, Ohio 44144, by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked, or by attending the special meeting and voting in person (but simply attending the special meeting will not cause your proxy to be revoked). Participants in our Retirement Profit Sharing and Savings Plan may revoke voting instructions in the same manner as shareholders of record, except that they may not do so by attending the special meeting and voting in person.

Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What does it mean if I get more than one proxy and voting instruction card?

A:	If you are both a record shareholder and hold shares through the American Greetings Retirement Profit Sharing and Savings Plan, you will have received one proxy card that shows the common shares registered in your name, and a separate voting instruction card for the shares you have (based on the units credited to your account) under the Retirement Profit Sharing and Savings Plan.

Please note, however, that unless the identical name or names appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one proxy and voting instruction card and must vote each separately.

If your shares are held through a broker, bank or other nominee, you will receive either a voting form or a proxy card from the nominee with specific instructions about the voting methods available to you. As a beneficial owner, in order to ensure your shares are voted, you must provide voting instructions to the broker, bank or other nominee by the deadline provided in the materials you receive from them.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will count the votes and act as an inspector of election.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy and voting instruction card(s), please contact Georgeson Inc., which is acting as the proxy solicitation agent and information agent in connection with the merger.

Georgeson Inc.

480 Washington Blvd.

26th Floor

Jersey City, NJ 07310

Toll Free: (888) 660-8331

If your broker, bank or other nominee holds your shares, you can also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

The Family Shareholders are related to Jacob Sapirstein, who founded the Company’s business over a century ago. From time to time, the Family Shareholders (including Messrs. Morry, Zev, Jeffrey and Gary Weiss, who are actively involved in the Company’s business) evaluate the state and direction of the Company. Similarly, from time to time the senior management of the Company and the board of directors, including the Family Shareholder directors, evaluate options available to the Company, including plans for growth, cost savings measures, the Company’s dividend policy and share repurchases. The Company has returned over $1 billion of capital to its Class A shareholders in dividends and share repurchases since its 2005 fiscal year. At its September 7, 2012 board meeting, the directors reviewed a proposal by management, including the Family Shareholder directors, to consider terminating or substantially reducing the Company’s dividend rate and increasing the Company’s existing share repurchase authorization in light of, among other factors, the low multiple of the Company’s forecasted current fiscal year EBITDA at which the Company’s common shares traded. Based on the average closing price of the Company’s Class A common shares for the 45 trading days prior to September 7, 2012, the Company’s common stock dividend yield was approximately 4.4% and its trading value as a multiple of forecasted current fiscal year EBITDA was 2.4x. It was the consensus of the independent directors that, while such an approach might have financial merit, on balance, the elimination or reduction of the Company’s dividend rate likely would not be well received by institutional and other shareholders in light of the focus on yield in the current capital markets. In addition, at the board’s September 7, 2012 meeting, at which the possible termination or substantial reduction of the Company’s dividend rate was discussed, and at the board’s July 23, 2012 meeting, at which the board authorized up to $75 million of share repurchases, the board considered the operational and financial risks involved in continuing share repurchases indefinitely in light of the Company’s capital investment requirements and the evolution of its business.

Following the September 7, 2012 meeting, the Family Shareholders evaluated the Company’s prospects as a publicly traded company in light of, among other factors, industry conditions, the Company’s capital requirements and conditions in the capital markets. On September 25, 2012, the Family Shareholders determined that the best course of action would be for the Company to return to its roots as a family-owned business. For more information, see “Special Factors—Purposes and Reasons of Family LLC, Parent, Merger Sub and the Family Shareholders for the Merger” beginning on page 64.

On the evening of September 25, 2012, the board received a written, non-binding proposal from Messrs. Zev and Jeffrey Weiss on behalf of the Family Shareholders to acquire all the Class A common shares and Class B common shares not owned by the Family Shareholders for a price of $17.18 per share. In the Family Shareholders’ letter to the board, the Family Shareholders stated that they had no current intention to sell all or any significant part of their common shares. The letter also stated that the Family Shareholders recognized that the independent directors of the Company would need to review the proposal and that the proposal was subject to a determination by the independent directors that the proposal is fair. The letter also stated that the proposal was subject to the finalization of financing (including the entering into of definitive agreements by the Family Shareholders and entering into definitive debt financing documents) and the entry into of definitive transaction documents.

On September 26, 2012, the Company issued a press release announcing the Family Shareholders’ proposal, and certain of the Family Shareholders filed a joint Schedule 13D with the Securities and Exchange Commission, which included as an exhibit the letter to the board that is described in the preceding paragraph.

On September 27, 2012, at a special meeting of the board that included only those directors who are not Family Shareholders, whom we refer to in this proxy statement as the “independent directors,” the independent directors met with representatives of Baker & Hostetler LLP (“Baker & Hostetler”), outside counsel to the Company. Representatives of Baker & Hostetler reviewed with the independent directors their fiduciary duties in respect of the proposal, and discussed with the independent directors the approach for establishing a special committee of independent and disinterested directors to consider and act with respect to the proposal, as well as the standard for independence that should be used to evaluate a director’s ability to serve on the special committee. Representatives of Baker & Hostetler, along with Ms. Catherine Kilbane, then general counsel to the

Company, encouraged the independent directors to discuss any factors that might have a bearing on the independence of a special committee member. Representatives of Baker & Hostetler also reviewed with the independent directors the process for the special committee to consider and select its own counsel and financial advisors and the types of issues the independent directors might expect to encounter in connection with the Family Shareholders’ September 25, 2012 proposal.

Also on September 27, 2012, a shareholder lawsuit was filed against the Company and each of its directors in the Court of Common Pleas in Cuyahoga County, Ohio relating to the Family Shareholders’ proposal. The complaint alleged, among other things, breaches of fiduciary duties by the Company’s directors for pursuing the proposal contemplated by the Family Shareholders’ proposal letter and for putting their personal interests ahead of the interests of the Company.

On September 28, 2012, the Company reported its earnings for the second quarter of its 2013 fiscal year, which included a net loss of $4.3 million, or $0.13 per share (on a fully diluted basis).

On September 30, 2012, at a special meeting of the board at which all but one of the independent directors were in attendance and in which the Family Shareholder directors did not participate, the board established a special committee to consider and act with respect to the Family Shareholders’ proposal. Following disclosure by the directors of any factors that might have a bearing on the independence of a special committee member, the board appointed Dr. Scott S. Cowen and Messrs. William E. MacDonald, III, Jeffrey D. Dunn and Michael J. Merriman, Jr., to the special committee, each of whom the board determined to be independent, with Dr. Cowen appointed to serve as the chair. The special committee was delegated the exclusive power and authority of the board of directors to, among other things: review and evaluate the advisability of the proposal; identify, review and evaluate other alternatives available to the Company; recommend, reject or seek to modify the terms of the proposal or any other alternatives available to the Company; if considered appropriate or advisable by the special committee, negotiate the price, structure, form, terms and conditions of the proposal or any alternative thereto and the form, terms and conditions of any definitive agreements in connection with the proposal or other alternative; determine whether the proposal or any alternative thereto is fair to, and in the best interests of, the Company and its shareholders; and recommend to the full board what action, if any, should be taken by the Company with respect to the proposal or any alternative thereto.

The board also authorized the special committee to retain the services of its own legal, financial and other advisors, at the Company’s expense. At the request of the special committee, the Company’s management (other than any Family Shareholders) evaluated numerous legal and financial advisors for these roles in order to identify firms that could present an actual or perceived conflict of interest if those advisors were engaged by the special committee.

On October 6, 2012, the special committee met with representatives of several law firms in New York City. The representatives of the various firms presented their credentials and preliminary views on the Company, financing and other issues that could arise in connection with the proposal. They also responded to questions from the special committee regarding their experience in advising special committees, their preliminary thoughts on how to position negotiations with the Family Shareholders regarding the Company’s value, their proposed fees, and their independence, objectivity and any relationships that could present an actual or perceived conflict of interest. Following each presentation, the special committee discussed the strengths and weaknesses of the firms, and, after considering all the firms, the special committee selected Sullivan & Cromwell LLP (“Sullivan & Cromwell”) as its legal advisor.

During the period from October 7, 2012, when the special committee selected Sullivan & Cromwell as its legal advisor, through March 29, 2013, when the merger agreement was executed, the special committee met 27 times in person or telephonically and all of those meetings were attended by representatives of Sullivan & Cromwell. All of the meetings were attended by all members of the special committee, with the exception of the meetings held on October 14, 2012, November 1, 2012 and December 15, 2012, at each of which three of the four members of the special committee were present.

On October 8, 2012, the special committee met in New York City with representatives of Sullivan & Cromwell to discuss preliminary steps in connection with the Family Shareholders’ proposal. Later that day, a representative from Sullivan & Cromwell had an introductory conversation with a representative from Jones Day, counsel to the Family Shareholders.

Also on October 8, 2012, the special committee met telephonically with representatives of Sullivan & Cromwell to discuss the initial conversation between representatives of Sullivan & Cromwell and Jones Day and the process of hiring an independent financial advisor.

On October 9, 2012, at the direction of the special committee, representatives of Sullivan & Cromwell participated in a telephone call with Ms. Kilbane, Mr. Christopher Haffke, then the deputy general counsel of the Company, Mr. Stephen Smith, the chief financial officer of the Company, and representatives of Baker & Hostetler. During the call, at the request of the Company’s senior management and the special committee, Sullivan & Cromwell provided guidance to the Company’s management regarding the operation and management of the Company during the pendency of the Family Shareholders’ proposal.

On October 11, 2012, a shareholder of the Company filed a shareholder lawsuit against the Company and its individual directors in the Court of Common Pleas in Cuyahoga County, Ohio. Throughout October and November 2012, five additional shareholder lawsuits were filed against the Company and its directors in the Court of Common Pleas in Cuyahoga County, Ohio, one of which was later dismissed. The complaints alleged, among other things, breaches of fiduciary duties by the Company’s directors for pursuing the proposal contemplated by the Family Shareholders’ letter dated September 25, 2012.

Also on October 11, 2012, Jones Day sent to Sullivan & Cromwell a draft confidentiality agreement for the Family Shareholders to enter into with the Company.

On October 12, 2012 and October 13, 2012, the special committee and representatives of Sullivan & Cromwell met in Chicago and interviewed representatives of several financial advisory firms with the objective of selecting a financial advisor to the special committee. The representatives of the various firms presented their credentials and preliminary views on valuation, financing and other issues that could arise in connection with the proposal. They also responded to questions from the special committee regarding their experience in advising special committees, their preliminary thoughts on how to position negotiations with the Family Shareholders regarding the Company’s value, their proposed fees and their independence, objectivity and any relationships that could present an actual or perceived conflict of interest. Following each presentation, the special committee discussed the strengths and weaknesses of the financial advisory firms.

Later on October 13, 2012, the special committee, after considering all the firms, determined to retain Peter J. Solomon, L.P. (“PJSC”), subject to confirmation of the absence of conflicting interests (which was subsequently confirmed and discussed at a meeting of the special committee held for that purpose on October 14, 2012) and entering into a formal engagement letter. The special committee determined to retain PJSC for a variety of reasons, including PSJC’s experience in comparable situations, its experience in representing special committees, its knowledge of the consumer products, social expressions and gifts and media and IP licensing industries and its objectivity and independence with respect to the Company.

Also on October 13, 2012, the special committee was joined by Mr. Charles Ratner and Dr. Jerry Sue Thornton, the other independent directors of the Company, and Mr. Haffke, and the special committee briefed them on its intention to retain PJSC. The board then convened in a special meeting (which did not include directors who are Family Shareholders), at which it adopted resolutions providing for a quarterly retainer of $25,000, to be paid in advance, for each of Messrs. Dunn, MacDonald and Merriman, and a quarterly retainer of $37,500, to be paid in advance, for Dr. Cowen, in each case for their service on the special committee (see “Interests of the Company’s Directors and Executive Officers in the Merger—Compensation of the Special Committee” on page 83). The board also directed the Company’s management to suspend the Company’s practice of repurchasing Class B common shares when offered to the Company in accordance with its articles of incorporation, consistent with its September 25, 2012 suspension of repurchases of Class A common shares under its Rule 10b5-1 share repurchase program, for so long as the proposal from the Family Shareholders remained outstanding. No Class B common shares had been repurchased since the proposal.

Between October 15, 2012 and October 17, 2012, Sullivan & Cromwell, with guidance from Dr. Cowen on behalf of the special committee, and PJSC negotiated the terms of the PJSC engagement letter, and the engagement letter was entered into on October 17, 2012. The engagement letter provided for a fee to be paid to PJSC as described in “Special Factors—Fees and Expenses” and “Special Factors—Opinion of Peter J. Solomon Company.”

On October 16, 2012, PJSC submitted a preliminary financial due diligence request list to the Company. After the special committee’s October 17, 2012 engagement of PJSC, all of its meetings included representatives of PJSC.

On October 19, 2012, Dr. Cowen (on behalf of the special committee) and representatives of Sullivan & Cromwell and PJSC met with members of the Family Shareholders and representatives of Jones Day at Jones Day’s offices in Cleveland, Ohio. At the meeting, Dr. Cowen stressed the special committee’s commitment to discharge its responsibilities and fiduciary duties in evaluating the Family Shareholders’ proposal and any alternatives available to the Company. Representatives of Jones Day stated that the Family Shareholders agreed with the need for a thorough evaluation process and were prepared to work with the special committee as it evaluated and, if appropriate, negotiated the Family Shareholders’ proposal, including any related financing structure. Mr. Zev Weiss reiterated in response to a question the position noted in the Family Shareholders’ September 25, 2012 letter that the Family Shareholders had no intention to sell all or any significant portion of their shares in the Company. Later on October 19, 2012, a representative of Jones Day sent a revised draft of the confidentiality agreement to Sullivan & Cromwell, and the special committee met telephonically with representatives of Sullivan & Cromwell and PJSC to receive an update on the meeting in Cleveland, the due diligence process and the confidentiality agreement negotiations and to discuss retaining counsel to defend the shareholder lawsuits.

Also on October 19, 2012, representatives of PJSC met telephonically with representatives of the Company’s management (other than any Family Shareholders) as part of PJSC’s due diligence review. During the call, members of senior management discussed and responded to initial diligence questions that PJSC had prepared, including providing a general overview of the Company, its three-year financial plan prepared by the Company's management and its performance during the first half of the fiscal year, as well as overall industry trends.

Also on October 19, 2012, at the direction of the special committee, the Company issued a press release announcing that the board of directors had formed the special committee to evaluate the proposal from the Family Shareholders and that the special committee had engaged PJSC and Sullivan & Cromwell to assist it in that process.

From October 19, 2012 through March 27, 2013, PJSC and Sullivan & Cromwell continued their respective ongoing due diligence reviews of the Company, including participating in multiple in-person and telephonic due diligence meetings with various members of the Company’s management team, the first of which took place at the Company’s headquarters in Cleveland, Ohio on October 22, 2012. Included in many of these diligence calls with PJSC were discussions with the Company’s management regarding adjustments for unusual or nonrecurring items that may be considered as they relate to the Company’s historical, and fiscal year 2013 estimated, EBIT and EBITDA for purposes of PJSC’s analyses.

During the period from October 22, 2012 through November 2, 2012, representatives of Sullivan & Cromwell and Jones Day exchanged several drafts of the confidentiality agreement, and the special committee met telephonically with representatives of Sullivan & Cromwell and PJSC on October 24, 2012 and November 1, 2012 to discuss the negotiations of the confidentiality agreement. The parties discussed in particular the special committee’s requirement that the confidentiality agreement contain a meaningful “standstill” provision pursuant to which the Family Shareholders would be prohibited, for a specified period of time, from pursuing a bid to acquire the Company (or taking certain other related actions) without the cooperation or consent of the special committee. Following the negotiations between representatives of Sullivan & Cromwell and Jones Day, and after discussions between Dr. Cowen and Mr. Zev Weiss, the Family Shareholders agreed to a 22-week standstill provision in the proposed confidentiality agreement, and the confidentiality agreement was entered into on November 2, 2012.

On October 26, 2012, the special committee met with representatives of Sullivan & Cromwell and PJSC in New Orleans. At the meeting, PJSC presented financial information relating to the Family Shareholders’ proposal and provided an overview of the status of the proposal, as well as an overview of the Company and the social expressions industry more generally. PJSC noted that the presentation was based on information provided to date by the Company and would be updated as more information was provided to it in due diligence. Among other things, PJSC explained its understanding of the Company’s internal financial forecasting processes, in particular the Company’s “treasury model,” which is a consolidated view of the Company’s financial forecast covering the current fiscal year and a multi-year period going forward and is prepared annually by the Company’s treasury department and updated on a periodic basis to reflect material changes to the Company’s financial and operating plan. PJSC noted that the Company indicated that, of the Company’s financial models, the “treasury model” was considered the most up-to-date forecasting tool and was the most appropriate model to rely on as the basis on which to evaluate the management financial forecasts. PJSC also described the work it had undertaken to understand any recent Company updates to the Company’s treasury model.

The presentation contained a review of the Company’s historical and projected financial performance (based on the Company’s treasury model) and its stock price trading history. PJSC also presented preliminary valuation analyses, applying various corporate finance methodologies, including comparable companies, selected precedent transactions, sum-of-the-parts, present value of the Company’s future share price, discounted cash flow and leveraged buyout analyses. The presentation also included observations regarding market conditions and financing feasibility for the Family Shareholders. The special committee inquired into the details regarding certain valuation analyses and discussed certain aspects of the Company’s business and the social expression industry that the special committee members thought PJSC should consider. The special committee and PJSC also discussed the possible effect of having three years of projections from the Company, as compared to having projections covering a longer period, on the results of the discounted cash flow analysis. Finally, the special committee and its advisors discussed potential restructuring alternatives that might be available to the Company in lieu of engaging in a potential transaction with the Family Shareholders.

On November 4, 2012, the independent directors participated in a call with representatives of Sullivan & Cromwell and PJSC for an update on actions taken to date by the special committee and PJSC in connection with the Family Shareholders’ proposal. Members of the special committee informed the other independent directors that the special committee was in communication with Mr. Smith regarding the financial performance of the Company, and updated the independent directors on the special committee’s actions to engage counsel to represent the independent directors collectively in connection with the shareholder lawsuits. Following its meeting with the other independent directors, the special committee determined to retain Squire Sanders (US) LLP (“Squire Sanders”) as litigation counsel for the independent directors, based in part on the recommendation of Messrs. MacDonald and Merriman who, on behalf of the special committee, had interviewed representatives of several law firms.

On November 5, 2012, following the execution of the confidentiality agreement between the Family Shareholders and the Company, Jones Day opened a data room for the Family Shareholders’ potential financing sources who executed a confidentiality and standstill agreement, and the data room was maintained for potential financing sources through the execution of the original merger agreement on March 29, 2013. PJSC was granted access to the data room and was provided with copies of all materials provided to potential financing sources, and Jones Day promptly informed PJSC and Sullivan & Cromwell when parties were granted access to the data room, in each case as provided in the confidentiality agreement. By the date the merger agreement was entered into, a total of 35 parties were granted access to the electronic data room.

On November 6, 2012 and November 9, 2012, shareholder lawsuits were filed in the United States District Court for the Northern District of Ohio Eastern Division against the Family Shareholders alleging breach of fiduciary duty and lack of independence of the special committee.

During the week of November 5, 2012, Dr. Cowen had telephone calls with Mr. Morry Weiss to discuss matters unrelated to the Family Shareholders’ proposal and also to discuss the status of the Family Shareholders’ efforts to secure financing in support of their proposal.

The special committee met telephonically on November 8, 2012 with representatives of Sullivan & Cromwell, PJSC and Squire Sanders to discuss the status of the Family Shareholders’ financing activities including the work of the Family Shareholders and KeyBanc Capital Markets (“KeyBanc”) (the Family Shareholders’ financial advisor) on the structure of the financing. The special committee also received an update from Squire Sanders on the status of shareholder litigation filed in connection with the Family Shareholders’ proposal.

During October and November of 2012, the Family Shareholders engaged in discussions with a number of potential financing sources. One of those financing sources was Bank of America, N.A. (“Bank of America”). Bank of America indicated to Zev Weiss that it was interested in providing financing to the Family Shareholders in connection with the proposed transaction but that it wanted to ensure that the Company was not going to view such a role as problematic in light of the fact that Bank of America acted as the second-lead underwriter for the Company’s 7.375% senior notes due 2021 and is a co-syndication agent and a lender under the Company’s Amended and Restated Credit Agreement.

On November 16, 2012, the Company received a request from Bank of America for a waiver to engage in discussions with, and provide advice to, the Family Shareholders with respect to potential senior debt financing options. On November 19, 2012, the special committee, after representatives of Sullivan & Cromwell conferred on its behalf with Messrs. Smith and Haffke, directed the Company to grant the waiver to facilitate the Family Shareholders’ discussions regarding potential senior financing structures, in light of Bank of America’s familiarity with the Company’s capital structure and because the special committee did not believe Bank of America’s assistance to the Family Shareholders, as discussed above, would be detrimental to the Company because Bank of America, as one of several lenders, played a relatively limited role in the Company’s existing financing.

On November 19, 2012, the special committee met telephonically with representatives of Sullivan & Cromwell, PJSC and Squire Sanders. At the meeting, PJSC updated its presentation from October 26, 2012. Among other things, PJSC’s presentation included updated financial analyses of the Company, based on (i) an updated treasury model for fiscal year 2013 provided by the Company’s management to PJSC (with projections in the treasury model for fiscal years 2014 through 2016 remaining the same as those that had been provided to PJSC previously) and (ii) due diligence conducted by PJSC on the Company to date.

The special committee and PJSC then discussed management’s projections for fiscal years 2013 through 2016 and the evolution of management forecasts as reflected in management treasury models over the past three fiscal years. In particular, PJSC noted that management’s expectation for earnings before interest and taxes, or EBIT, in fiscal years 2014 and 2015 had decreased from the expectations expressed in the fiscal year 2012 plan. PJSC also presented other valuation analyses that it had conducted to date, including analyses of comparable companies, selected precedent transactions, sum-of-the-parts, present value of the Company’s future share price, discounted cash flow and potential leveraged buyout scenarios, and the special committee and PJSC discussed at length PJSC’s discounted cash flow analysis. As part of that discussion, PJSC noted that it had revised its range of terminal multiples downward because PJSC determined that based on further consideration of the trading valuations of selected relevant comparable companies, a 5.0x trading multiple that had been included for illustrative purposes in PJSC’s October 26, 2012 presentation was no longer deemed appropriate.

At various times in November 2012, the special committee and its advisors also discussed the Company’s plans to finalize its commitment to a new world headquarters building in December 2012 and the potential impact of the financial commitments associated with the headquarters project on the Family Shareholders’ financing for the proposed transaction and ability to increase the proposed per share merger consideration. The special committee determined that they would raise this issue with the board committee overseeing the headquarters project.

On November 27, 2012, Jones Day informed Sullivan & Cromwell that the Family Shareholders expected to be able to provide a detailed financing plan during the week of December 3, 2012.

On November 28, 2012, the Company issued a press release announcing the temporary delay of its project to move the Company’s world headquarters from Brooklyn, Ohio to Westlake, Ohio pending resolution of the Family Shareholders’ proposal.

On or about November 28, 2012, Dr. Cowen and Mr. Zev Weiss, and on November 29, 2012, representatives of Sullivan & Cromwell and Jones Day, respectively, discussed the Family Shareholders’ intention to provide updated information concerning financing arrangements for a potential transaction within a matter of weeks. On November 29, 2012, the special committee met telephonically with representatives of Sullivan & Cromwell, PJSC and Squire Sanders to discuss the conversations with Mr. Zev Weiss and representatives of Jones Day. Representatives of PJSC also informed the special committee that they understood that the Company’s management was in the process of making further revisions to its forecasts, and that it had produced a five-year treasury model, which would be shared with PJSC and the Family Shareholders’ potential financing sources when finalized. This updated treasury model was provided to PJSC and the potential financing sources on November 30, 2012.

On December 5, 2012, Jones Day sent to Sullivan & Cromwell (i) a preliminary draft commitment letter for a senior credit facility of up to $542.0 million, (ii) a “highly confident” letter from KeyBank National Association regarding a potential junior holding company facility of at least $150.0 million that would consist of either equity or debt and (iii) a letter from the Family Shareholders reiterating their proposal to acquire the Company at $17.18 per share, in cash. The letter from the Family Shareholders expressed the view that the $17.18 per share offer was a compelling price given the high volatility in the equity markets and the fact that it represented a 20% premium over the trading price for the Company’s Class A common shares immediately prior to the time of the Family Shareholders’ proposal on September 25, 2012.

On December 6, 2012, representatives of Sullivan & Cromwell, PJSC, Jones Day and KeyBanc, had a telephone call during which representatives of Jones Day and KeyBanc answered questions from representatives of Sullivan & Cromwell and PJSC regarding the draft financing commitment papers and proposed structure of the financing. The representatives of Jones Day and KeyBanc requested that representatives of the special committee provide guidance as to the special committee’s view on valuation inasmuch as it was difficult to progress financing when the price was undetermined.

On December 7, 2012, the Company held a regularly scheduled board meeting and the special committee met with representatives of Sullivan & Cromwell, PJSC and Squire Sanders at the Company’s headquarters in Cleveland, Ohio. PJSC provided financial analyses of the Company, updated since PJSC’s telephonic presentation to the special committee on November 19, 2012 to reflect certain pro forma adjustments to fiscal year 2013 EBIT based on estimates that the Company’s management had provided to PJSC after the November 19, 2012 special committee meeting. The special committee determined, in consultation with PJSC, that the valuation work that had been completed by PJSC to date supported a higher offer price per share than $17.18 but that the Family Shareholders’ financing package was neither firm nor detailed enough for it to be advisable for the special committee to commence price negotiations. The special committee believed it would be preferable to negotiate price at a time when it understood the Family Shareholders’ financing structure and could be confident that any price agreed would be financeable. The special committee, Sullivan & Cromwell and PJSC then discussed the possible financing alternatives that might be available to the Family Shareholders in order to produce a proposal at a price that might be acceptable to the special committee, including seeking out traditional equity financing sources such as private equity firms. The participants also discussed insolvency risks that may arise in certain highly leveraged transactions and the merits of alternative transactions that might be available to the Company, such as a share repurchase or a divided recapitalization, as well as potential responses from the special committee to the Family Shareholders’ letter of December 5, 2012. The special committee determined at the meeting that given the requests from the Family Shareholders for price guidance and their insistence that such guidance was necessary to move forward with financing, Dr. Cowen would be authorized to express the view that the special committee believed that any transaction per share price should be in the $20s. This indication was authorized to be expressed in response to the Family Shareholders’ request for guidance and did not reflect a determination as to any particular price.

Later on December 7, 2012, Dr. Cowen and representatives of Sullivan & Cromwell and PJSC met with the Family Shareholder directors and representatives from Jones Day and KeyBanc (with some persons present at the Company headquarters and some participating telephonically). During this meeting, Dr. Cowen told the representatives of the Family Shareholders and their advisors that the special committee’s view was that the valuation work that had been completed by PJSC to date supported a higher offer price per share than $17.18. Dr. Cowen argued that PJSC’s analysis supported a price in excess of $20 per share and that the special committee would not be willing to recommend a transaction for less than $20 per share. Dr. Cowen also indicated that the special committee was concerned about the Family Shareholders’ ability to execute a transaction with the financing structure that had been contemplated by the draft commitment letter and highly confident letter that had been provided on December 5, 2012. Dr. Cowen raised the possibility of pursuing alternative transactions, such as a recapitalization, to enhance value. The special committee then reconvened and discussed with its advisors additional due diligence requests that PJSC would submit to the Company.

On December 8, 2012, Messrs. Morry, Zev and Jeffrey Weiss spoke with Dr. Cowen and asked whether he wanted a personal response to the special committee’s position. Dr. Cowen indicated that a response through advisors would be acceptable. The Weisses also indicated that they expected to be in a position to have definitive financing arrangements before final holiday season results would become available in late January or early February, and that they were pursuing financing alternatives in which the Family Shareholders would be in control of the Company after any transaction.

On December 11, 2012 and December 17, 2012, representatives of Sullivan & Cromwell and PJSC, at the request of the special committee, and Jones Day and KeyBanc had teleconferences to discuss issues relating to the financing structure, including the special committee’s view that the financial analyses that had been performed by PJSC supported a higher offer price per share than $17.18.

On December 15, 2012, the special committee met telephonically with representatives of Sullivan & Cromwell, PJSC and Squire Sanders to receive an update on the recent discussions between Sullivan & Cromwell, PJSC, Jones Day, KeyBanc and Macquarie Capital (the lead placement agent for any subordinated debt or preferred equity comprising part of the Family Shareholders’ financing package). Sullivan & Cromwell reported that Jones Day stated that the Family Shareholders (i) recognized the need to propose a viable capital structure on which to obtain financing, including sufficient subordinated debt or preferred equity capital, (ii) wanted to move forward to direct price negotiations as quickly as possible due to the amount of time that had passed since the Family Shareholders’ initial offer was made and because it was difficult to solidify financing without an agreement on transaction price, (iii) were exploring financing based on the value of certain real estate assets as well as equity financing and (iv) were focused solely on the proposed acquisition of the Company and did not wish to discuss a dividend recapitalization or a share repurchase. Sullivan & Cromwell also reported that Jones Day had inquired whether the Family Shareholders’ financial advisors could engage with PJSC on the proposal price, but that Sullivan & Cromwell, based on its instructions from the special committee, stated that PJSC was ready and willing to engage in price negotiations but would do so only once the Family Shareholders presented a firmer and more detailed financing structure. PJSC also reported to the special committee on recent due diligence conversations it had had with the Company’s management, and Squire Sanders provided an update relating to the shareholder litigation.

On December 18, 2012, representatives of Jones Day called representatives of Sullivan & Cromwell to reiterate the request for commencement of price negotiations and were advised that the special committee had determined not to commence price negotiations at this time. Later that day, Mr. Zev Weiss called Dr. Cowen and indicated both that the Family Shareholders would never pay a per share price in the $20s and that the special committee’s refusal to negotiate was making it difficult for the Family Shareholders to solidify financing for a transaction. Dr. Cowen indicated that while the special committee was not prepared to negotiate until financing plans were more advanced, the Family Shareholders were free to submit another proposal at any time. Mr. Weiss requested an in-person meeting and Dr. Cowen agreed.

On December 19, 2012, Dr. Cowen and Mr. Zev Weiss had a meeting in Cleveland during which Dr. Cowen argued that PJSC’s analysis supported a price in excess of $20 per share and that the special committee would not be willing to recommend a transaction for less than $20 per share. Mr. Weiss reiterated that the Family Shareholders would be unable to pay a per share price in the $20s and noted that the Family Shareholders had significant concerns about obtaining financing on terms that were acceptable to them that would support their proposed price of $17.18 per share. Mr. Weiss again requested that the special committee negotiate a price to permit the Family Shareholders to advise their potential financing sources of all requirements. Dr. Cowen and Mr. Weiss discussed the Family Shareholders’ financing efforts in further detail, with Dr. Cowen noting that the Family Shareholders were free to present the special committee with an improved proposal, or withdraw their existing proposal, at any time. Mr. Weiss told Dr. Cowen that the Family Shareholders would continue to work with their financing sources, and Dr. Cowen and Mr. Weiss agreed to speak again at the beginning of January 2013.

Also on December 19, 2012, the special committee met telephonically with representatives of Sullivan & Cromwell, PJSC and Squire Sanders and discussed the status of the Family Shareholders’ financing structure and arrangements, as well as the recent conversations between the advisors and between Mr. Zev Weiss and Dr. Cowen.

On December 20, 2012, the Company reported its earnings for the third quarter of its 2013 fiscal year, which included a net loss of $0.8 million, or $0.03 per share (on a fully diluted basis). The Company also announced an amendment to its Credit Agreement to exclude from the definition of consolidated EBITDA up to

$40 million of certain cash and non-cash fees, costs and expenses incurred by the Company in connection with its acquisition of the Clinton Cards business in the United Kingdom.

In early January, a number of additional potential sources of financing for the Family Shareholders were given access to the online data room to perform due diligence on the Company. On January 11, 2013, Mr. Zev Weiss called Dr. Cowen to report that the Family Shareholders were making progress on potential financing, albeit at high funding costs. Mr. Weiss inquired about Dr. Cowen’s view of next steps, and Dr. Cowen said that it was incumbent upon the Family Shareholders to provide a revised proposal that was supported by solid financing commitments.

On January 15, 2013, a representative of Jones Day told representatives of Sullivan & Cromwell that Jones Day expected that the Family Shareholders would provide a revised proposal within a couple of days.

On January 17, 2013, Dr. Cowen and Mr. Zev Weiss had a telephone conversation during which Mr. Weiss informed Dr. Cowen that the Family Shareholders would be sending a revised proposal to the special committee that afternoon. Mr. Weiss told Dr. Cowen that the Company’s share price had decreased over the previous several days and that although the Family Shareholders had considered reducing their offer in light of this and other factors, the revised proposal would reflect an increased price per share. Mr. Weiss also told Dr. Cowen that the Family Shareholders had no ability or intention to pay more than the amount that would be included in the revised proposal, and that they were not interested in further negotiations beyond that price. Later on January 17, the special committee received a letter from representatives of the Family Shareholders with a stated increased proposed price of $17.50 per share. The letter was filed by the Family Shareholders with the Securities and Exchange Commission on the afternoon of January 17 as a publicly available exhibit to an amendment to their Schedule 13D. On the night of January 17, the special committee met telephonically with representatives of Sullivan & Cromwell, PJSC and Squire Sanders to discuss the revised proposal. PJSC informed the special committee that it would be receiving updated financial due diligence (which would include information regarding the performance of the Company during the holiday season) within the next week and therefore would be able to update its financial analysis of the Company within 10 to 14 days. The special committee and its advisors discussed next steps, which the special committee determined would include: (i) awaiting the updated financial analysis of the Company that would be prepared by PJSC, (ii) reviewing the Family Shareholders’ proposed merger agreement, once received from Jones Day and (iii) awaiting more detailed information on the Family Shareholders’ financing structure.

On January 18, 2013, representatives of Jones Day spoke with representatives of Sullivan & Cromwell and stated that the financing structure for the Family Shareholders had become more costly and that, while the Family Shareholders believed that they ultimately would have fully committed financing for the proposed transaction, they needed to agree to a price with the special committee before the lenders would commit to provide financing or agree to the terms of the financing. Jones Day also stated that the Family Shareholders felt that the process was “dragging” and either wanted to agree to a transaction now or terminate the negotiations. Sullivan & Cromwell conveyed Jones Day’s message via e-mail to the special committee.

On January 19, 2013, Jones Day sent a draft merger agreement to Sullivan & Cromwell.

On January 22, 2013, the special committee met telephonically with representatives of Sullivan & Cromwell, PJSC and Squire Sanders to discuss the draft merger agreement and the upcoming special committee meeting scheduled for January 27, 2013. Sullivan & Cromwell noted for the special committee, among other things, that the draft merger agreement provided that the Company would not be permitted to pay its regular quarterly dividend, which was currently $0.15 per share, between the signing and closing of any transaction. In the view of the members of the special committee, assuming two regular quarterly dividend dates would occur between signing and closing of a transaction, the Family Shareholders’ revised proposal of $17.50 per share was the economic equivalent of $17.20 per share.

On January 25, 2013, Dr. Cowen called Mr. Zev Weiss to inform him that the special committee would be meeting in person on January 27, 2013 to consider the Family Shareholders’ revised proposal and to express disappointment with what the special committee viewed as effectively a nominal $0.02 price increase in the latest proposal.

On January 27, 2013, the special committee met in person with representatives of Sullivan & Cromwell and PJSC at Sullivan & Cromwell’s offices in New York. Representatives of Squire Sanders participated in the meeting telephonically. The special committee discussed and concluded that the price proposed by the Family Shareholders in their letter dated January 17, 2013 would effectively be $17.20 per share, if two regular dividend dates occurred between the date of any definitive agreement and the closing of the merger if the Company were prohibited from paying regular quarterly dividends as provided in the draft merger agreement. No negotiation of the terms of the merger agreement had been conducted at this time.

Representatives of PJSC gave a presentation to the special committee, which updated the financial information and analyses in the PJSC presentation from December 7, 2012. PJSC began by providing the special committee with an overview of the Company’s recent share trading profile and the inbound communications from shareholders. PJSC then reviewed certain elements of the Company’s recent financial performance based on information and materials provided to PJSC by the Company’s management. PJSC (i) reviewed updated financial analyses of the Company based on Company management’s five-year treasury model, taking into account a number of adjustments for unusual or nonrecurring items that the Company’s management had discussed with PJSC and (ii) noted that in updating and refining its financial analyses of the Company, PJSC had revised its range of terminal multiples slightly downward as compared to its last presentation. The financial analyses presented by PJSC included a discounted cash flow analysis, a sum-of-the-parts analysis, an analysis of the present value of the Company’s future share price and an illustrative leveraged buyout analysis. In addition to these financial analyses, PJSC reviewed selected comparable public companies, but PJSC discussed with the special committee the limitations of such an analysis with respect to the Company and explained that the Company had no directly comparable publicly traded companies.

Mr. Smith, the chief financial officer of the Company, then joined the meeting telephonically at the invitation of the special committee. Mr. Smith discussed holiday results, expectations for the balance of fiscal year 2013, confidence levels in fiscal year 2014 projections and risks that, if realized, could hinder the Company’s performance so that it might not meet management’s projections of future performance. The special committee also discussed with Mr. Smith ways in which the Company might increase operating earnings and profitability over the next several years.

After Mr. Smith left the meeting, Sullivan & Cromwell reviewed with the special committee the draft merger agreement received from Jones Day. The discussions focused particularly on the terms related to conditions to closing, the extent of the Family Shareholders’ obligations to obtain financing, the absence in the draft merger agreement of a “majority of the minority” shareholder approval condition and the overall value of the offer (including the proposed suspension of quarterly dividends between signing and closing of the proposed transaction).

During the meeting the special committee also discussed with its advisors the communications it had received from various shareholders, some of which urged the special committee to respond to the Family Shareholders’ proposal in a way that would permit shareholders to choose whether or not to accept the proposal, and others of which expressed the view that the price proposed by the Family Shareholders was too low and that the Company should continue as a standalone business or pursue other alternatives.

The special committee determined that it would respond by letter to the Family Shareholders to express disappointment with respect to the Family Shareholders’ revised proposal, both as to value and proposed contract terms. The special committee also determined that the letter should state that, based upon the information currently available to the special committee, the special committee did not intend to accept an offer below $18.75 per share, with no suspension of quarterly dividends, and that any transaction would require closing certainty (including with respect to efforts to obtain financing and a reverse break fee to be paid by the Family Shareholders if financing could not be obtained or commitments fell through) and a majority of the minority shareholder approval condition in the merger agreement.

On January 29, 2013, Dr. Cowen telephoned Mr. Zev Weiss to inform him of the status of the special committee’s response to the Family Shareholders’ revised proposal.

At various times in January 2013, Dr. Cowen had conversations with Mr. Ratner and Dr. Thornton to update them on the general status of the special committee’s review of the Family Shareholders’ revised proposal.

On January 30, 2013, the special committee met telephonically with representatives of Sullivan & Cromwell, PJSC and Squire Sanders to discuss and agree on the text of the letter to be sent from the special committee to the Family Shareholders, a draft of which had been provided by Sullivan & Cromwell, setting forth the special committee’s counterproposal of not less than $18.75 per share. Later in the day on January 30, 2013, Sullivan & Cromwell sent Mr. Zev Weiss and Jones Day the letter from the special committee setting forth its counterproposal. The full text of the letter was as follows:

January 30, 2013

Via E-mail

Mr. Zev Weiss

Mr. Jeffrey Weiss

American Greetings Corporation

One American Road

Cleveland, Ohio 44144

Dear Zev and Jeff:

I am writing on behalf of the Special Committee of the Board of Directors of American Greetings Corporation. We are responding to your letter of January 17, 2013 and the draft merger agreement provided by your counsel. We thought that it would be helpful to do so in writing to bring the matter to closure as soon as possible.

I must express the Special Committee’s disappointment with your amended proposal both as to value and proposed contract terms. On value, despite your stated intention to enhance your offer “meaningfully”, the actual increase was only $0.02 per share because the draft merger agreement provides for a suspension of dividends (which we estimate to include two quarterly dividends that otherwise would be paid between signing and closing of a transaction, or $0.30 per share).

In order to address your stated need to settle on a price to obtain your financing, and based upon the information currently available to the Special Committee, I can advise you that the Special Committee does not intend to accept an offer below $18.75 per share. There would be no dividend suspension in any transaction. The financial materials we have considered, with the assistance of our financial advisors, support this price.

Although, as is typical at this stage of the process, we have a number of concerns with the terms of the draft merger agreement that your counsel has prepared, there are two issues that we want to highlight as an essential and integral part of the Special Committee’s response to your proposal.

First, a transaction must be conditioned on a “majority of the minority” approval vote by the shareholders to preserve the shareholders’ basic franchise rights.

Second, a transaction should provide at least a customary level of transaction certainty, including no financing condition to closing, customary covenants to obtain financing pursuant to the commitments (or replacement financing), and a reverse break fee should you not be able to obtain the financing necessary to complete the transaction. As you will appreciate, if financing fails to materialize, with the result that a transaction does not close, American Greetings could experience economic loss and reputational damage and will have incurred significant out-of-pocket expenses in the process. We also, of course, need to understand the terms associated with the holdco mezzanine debt financing you have said you intend to use in lieu of additional equity contributions to fund the transaction.

Please call me after you have had an opportunity to discuss this letter with your advisors. We look forward to hearing from you at your earliest convenience.

Very truly yours,

/s/ Scott S. Cowen

Scott S. Cowen,

on behalf of the Special Committee

of the Board of Directors of

American Greetings Corporation

On February 1, 2013, the special committee received an e-mail from Mr. Zev Weiss on behalf of the Family Shareholders, requesting the assistance of the Company’s Treasurer, Assistant Treasurer and Manager of Treasury Operations in the Family Shareholders’ evaluation of the Company’s 7.375% senior notes due 2021 and the Company’s working capital and cash flow trends.

On February 4, 2013, the special committee received a letter from Mr. Zev Weiss on behalf of the Family Shareholders formally requesting the assistance of the Company’s Treasurer, Assistant Treasurer and Manager of Treasury Operations in the Family Shareholders’ evaluation of the Company’s 7.375% Senior Notes due 2021 and the Company’s working capital and cash flow trends to help facilitate the Family Shareholders’ financing package, and stating that any such assistance would not impede such individuals’ abilities to perform their regular duties for the Company. The letter from Mr. Weiss also stated that PJSC would be provided with copies of any materials given to those individuals by the Family Shareholders. Based on its view that it would be in the Company’s best interest for the Family Shareholders to be positioned to make a concrete proposal on the best possible terms, the special committee gave its permission on the evening of February 4 for the designated Company employees to provide the requested assistance, so that the Family Shareholders could finalize their potential financing structure as promptly as practicable.

On February 6, 2013, at the request of the special committee, representatives of PJSC had telephone conversations with representatives of KeyBanc and Macquarie Capital regarding the status of the Family Shareholders’ financing. In particular, the Family Shareholders’ financial advisors discussed the percentage of traditional equity that was contemplated to be part of the financing structure, and indicated that a financing involving preferred shares to be issued by a new holding company that would become the parent of the Company would be treated as equity financing by the lenders for a senior facility to be entered into between the Company and sources of senior debt financing, along the lines described in the senior debt commitment papers that were provided to the special committee and its advisors on December 5, 2012.

During the week of February 10, 2013, Dr. Cowen had several telephone calls with Mr. Zev Weiss. During these calls, Dr. Cowen reiterated the special committee’s disappointment with the $17.50 headline price in the Family Shareholders’ revised proposal and with certain of the transaction terms contained in the draft merger agreement, particularly the provision providing for the suspension of dividends between signing and closing and the absence of a majority of the minority shareholder approval condition. Mr. Weiss told Dr. Cowen that the Family Shareholders viewed their proposal as fair to the unaffiliated shareholders, but understood that the special committee may have different views of the proposed terms and that, in order for a transaction to occur, there would need to be mutual agreement on all open items. Mr. Weiss expressed the belief that financing commitments would be far advanced by late February, and Dr. Cowen and Mr. Weiss agreed to meet in person on February 27, 2013 for further discussions.

On February 14, 2013, the shareholder lawsuits filed in the United States District Court for the Northern District of Ohio, Eastern Division against the Family Shareholders and the Company were dismissed for lack of subject matter jurisdiction.

On February 17, 2013, the special committee met telephonically with representatives of Sullivan & Cromwell, PJSC and Squire Sanders to discuss Dr. Cowen’s recent conversations with Mr. Zev Weiss and to receive an update from PJSC regarding its earlier telephone calls with KeyBanc and Macquarie Capital regarding the Family Shareholders’ financing.

Between February 18, 2013 and February 25, 2013, Dr. Cowen and Mr. Zev Weiss had several telephone conversations regarding the objectives and limitations of their in-person meeting scheduled for February 27, 2013. During the conversations, Mr. Weiss conveyed to Dr. Cowen that the Family Shareholders anticipated reaching an agreement with the special committee at the meeting, and Dr. Cowen informed Mr. Weiss that he would be the only member of the special committee present and therefore would not have the authority to agree on a transaction. In light of the inability to agree on transaction terms on February 27, 2013, the Family Shareholders initially cancelled the meeting. However, after further discussions, Mr. Weiss and Dr. Cowen determined that it could nonetheless be productive for the parties to meet, obtain more information on financing, better understand the basis for the parties’ respective perspectives on price, discuss the transaction terms and determine what differences remained on significant issues. Dr. Cowen and Mr. Weiss agreed that the meeting would take place, with Mr. Weiss representing the Family Shareholders and Dr. Cowen representing the special committee, together with their respective legal and financial advisors.

On February 24, 2013, the special committee met telephonically with representatives of Sullivan & Cromwell, PJSC and Squire Sanders. During the meeting, representatives of PJSC gave a presentation to the special committee that updated financial information and analyses from PJSC’s presentation of January 27, 2013. PJSC reviewed a summary of the valuation analyses it performed and noted that some of the analyses had been revised slightly based on updated management estimates of the amounts of certain adjustments being considered with respect to fiscal 2013 for purposes of the analyses. The special committee asked PJSC questions about the updated analyses and discussed with PJSC the valuation complexities associated with the lack of companies directly comparable to the Company.

The special committee and PJSC reviewed and discussed various offer price scenarios and implied trading multiples for the proposed transaction. The special committee and PJSC discussed the level at which the Company shares might trade if no transaction were agreed upon and alternative transactions available to the Company, such as a dividend recapitalization transaction, with the special committee concluding, on balance, that the potential economic benefits of such a transaction were not likely to provide a superior value to the per share merger consideration currently offered by the Family Shareholders and that the risks of realizing any such value were considerable. The members of the special committee expressed the view that, while they were interested in continuing to explore a potential recapitalization of the Company, it was currently in the best interests of the Company’s shareholders to focus on exploring whether a transaction with the Family Shareholders could be agreed upon on terms acceptable to the special committee. The special committee and its advisors also discussed the goals of Dr. Cowen’s upcoming meeting with Mr. Zev Weiss on February 27, 2013.

On February 25, 2013, representatives of Sullivan & Cromwell sent representatives of Jones Day an agenda of discussion items for the upcoming meeting on February 27, 2013. The agenda included an overview of financing components and commitment papers, the parties’ perspectives on valuation and dividend continuation and certain conditions and covenants contained in the draft merger agreement.

On February 27, 2013, Mr. Zev Weiss and representatives of Jones Day and KeyBanc met with Dr. Cowen and representatives of Sullivan & Cromwell and PJSC in New Orleans. Mr. Weiss informed the group that the Family Shareholders had made considerable progress with their potential financing sources and felt comfortable that they would obtain sufficient financing for a transaction, but that it was likely to take several more weeks for the terms to be finalized. Representatives of PJSC then provided an overview of financial analyses that supported the special committee’s position that a price of $18.75 per share would be fully justified based on a number of financial metrics. Mr. Weiss noted that the Company’s stock had been trading below the $17.50 headline price in the Family Shareholders’ revised proposal and that the market does not value the stock above $17.50 per share, and that $17.50 is likely substantially greater than the trading price of the stock in the absence of a proposal. The parties then discussed certain key transaction terms, particularly the special committee’s requirement that the transaction be conditioned upon a majority of the minority shareholder approval.

Dr. Cowen and Mr. Weiss then met separately to discuss the offer price. Mr. Weiss stated that he believed the $17.50 price was more than fair but that the Family Shareholders might be willing to consider an offer of $18 per share as well as the payment of regular quarterly dividends between the signing and closing of a transaction, consistent with the Company’s past practice, but only if the special committee would be willing to support these terms. Dr. Cowen told Mr. Weiss that he would relay that message to the other special committee members, but that he thought $18 per share and those terms would not be acceptable to the special committee. Mr. Weiss also reiterated that the Family Shareholders were committed to pursuing a transaction that the special committee would recommend to the Company’s shareholders. Dr. Cowen and Mr. Weiss agreed they would attempt to finalize price negotiations around the next regularly scheduled board meeting on March 7, 2013.

While Dr. Cowen and Mr. Weiss were meeting, representatives of Jones Day indicated to representatives of Sullivan & Cromwell that the Family Shareholders would like to receive assistance from Messrs. Haffke and Smith with respect to the evaluation of the Family Shareholders’ potential financing arrangements. The Sullivan & Cromwell representatives indicated that they would relay the requests to the special committee.

On February 28, 2013, Mr. Zev Weiss, on behalf of the Family Shareholders, sent the special committee a letter requesting the cooperation of Mr. Smith to assist with the evaluation of the Family Shareholders’ potential financing arrangements.

Later on February 28, 2013, the special committee met telephonically with representatives of Sullivan & Cromwell, PJSC and Squire Sanders to discuss the February 27, 2013 meeting between Dr. Cowen and Mr. Zev Weiss and their respective advisors, and to discuss the Family Shareholders’ request for access to Mr. Smith. The special committee noted that while Mr. Smith could be allowed to advise the Family Shareholders regarding the structure and terms of their proposed financing package, it would require him to continue to be available to provide information to the special committee in his role as chief financial officer of the Company. On this basis, the special committee granted the request in order to facilitate the Family Shareholders’ ability to obtain financing to support a higher offer price and, ultimately, put the Family Shareholders in a position to make their best proposal to the special committee.

On March 2, 2013, representatives from Sullivan & Cromwell, Baker & Hostetler and Mr. Haffke discussed the draft merger agreement. Later that day, Sullivan & Cromwell sent a revised draft merger agreement to Jones Day.

On March 5, 2013, Sullivan & Cromwell and Jones Day had a telephone call to negotiate the draft merger agreement.

On March 6, 2013, representatives of Sullivan & Cromwell and Jones Day met in New York to continue to negotiate the draft merger agreement, and discussed in particular: (i) the Family Shareholders’ financing obligations; (ii) the majority of the minority shareholder approval condition; (iii) a reverse break fee that would become payable by the Family Shareholders in certain circumstances and, as an alternative to a reverse break fee, the possibility of a personal guaranty from the Family Shareholder directors of the obligations of Parent and Merger Sub under the draft merger agreement and (iv) the reimbursement by the Company of the expenses of Parent and Merger Sub (up to an agreed cap, to be determined) if the agreement were terminated under certain circumstances. Sullivan & Cromwell said that it would be critical for the Family Shareholders to fully negotiate definitive agreements for any preferred financing at a holding company level before a transaction was entered into, as opposed to proceeding on the basis of term sheets with commitment letters, in order to give the special committee sufficient comfort that such financing (together with senior debt commitments) would be likely to be funded to close a transaction.

On March 7, 2013, Dr. Cowen and Mr. Zev Weiss had a telephone conversation during which Mr. Weiss stated that the Family Shareholders anticipated they would receive their financing commitment letters during the week of March 18, 2013. Mr. Zev Weiss also related that as part of continuing discussions with several potential investors regarding a non-voting preferred equity financing, the Family Shareholders were currently considering Koch AG Investment, LLC (which we refer to in this proxy statement as “Koch AG Investment”), a subsidiary of Koch Industries, Inc., as the most likely investor in the non-voting preferred equity facility. Dr. Cowen and Mr. Zev Weiss agreed to defer price discussions until financing was closer to completion.

Later on March 7, 2013, the special committee met in Cleveland with representatives of Squire Sanders, with representatives of Sullivan & Cromwell and PJSC participating telephonically, to discuss the status of negotiations regarding the draft merger agreement and the status of the Family Shareholders’ financing. After the meeting, Dr. Cowen spoke to Mr. Zev Weiss regarding the status of the Family Shareholders’ financing. Around the same time, Dr. Cowen stated to Mr. Smith that the special committee was concerned that the process for the Family Shareholders to obtain financing and for the parties to negotiate a transaction was taking longer than expected and that it wanted a resolution no later than the end of the month. Dr. Cowen also relayed this concern to Mr. Zev Weiss at various times leading up to the meetings between the parties at the end of March.

On March 10, 2013, Jones Day sent Sullivan & Cromwell a revised draft merger agreement and draft rollover and contribution agreement providing for the contribution of the Family Shareholders’ common shares to Parent.

On March 12, 2013, the special committee received a letter from Mr. Zev Weiss on behalf of the Family Shareholders requesting the assistance of the Company’s Treasurer in the evaluation of the Family Shareholders’

financing arrangements. On the same day, the special committee gave its permission to the request for assistance, similar to the arrangement with Mr. Smith, in order to facilitate the Family Shareholders’ ability to obtain financing to support a higher offer price and, ultimately, put the Family Shareholders in a position to make their best proposal to the special committee.

On March 13, 2013, Sullivan & Cromwell sent a revised draft rollover and contribution agreement and a draft guaranty and voting agreement to Jones Day, pursuant to which (i) the Family Shareholder directors would guarantee the obligations of Parent and Merger Sub under the merger agreement and (ii) the Family Shareholders would agree to vote their common shares to adopt the merger agreement.

Between March 14, 2013 and March 23, 2013, Sullivan & Cromwell and Jones Day continued to negotiate the draft merger agreement and related agreements.

On March 22, 2013 and March 23, 2013 Jones Day sent Sullivan & Cromwell a draft of the senior debt commitment letter (which had been updated from the draft provided on December 5, 2012) and a redacted draft of the fee letter relating to the senior debt commitment.

On March 23, 2013, the special committee met telephonically with representatives of Sullivan & Cromwell, PJSC and Squire Sanders. During the meeting, Sullivan & Cromwell updated the special committee on the negotiations of the draft merger agreement and related agreements, and the special committee and Sullivan & Cromwell discussed in particular the special committee’s requirement that the draft merger agreement contain the majority of the minority shareholder approval condition, the Family Shareholders’ financing commitments, the “no shop” and “change in recommendation” provisions and the conditions to closing in the draft merger agreement, and the limited guaranty in favor of the Company to be provided by certain Family Shareholders. PJSC also reviewed with the special committee updated financial information and analyses from its February 24, 2013 presentation. In addition, PJSC reviewed with the special committee preliminary “sources and uses” of funds information that had been provided by the Family Shareholders. The special committee also discussed with PJSC the significance of historical adjusted last twelve months to January 2013 EBITDA amounts being provided by the Family Shareholders to potential financing sources. The special committee and PJSC discussed the differences between the $211 million last 12 months EBITDA identified to financing sources and the $201 million fiscal year 2013 EBITDA used in PJSC’s most recent analyses. Differences included the time period referenced (the last 12 months ended January 2013, as compared to the Company’s 2013 fiscal year ended February 28, 2013) and the treatment of selected pro forma adjustments to EBITDA. Representatives of PJSC also noted that PJSC had adjusted its range of terminal multiples slightly in the financial presentation based on refinements to its financial model.

During the meeting, Dr. Cowen told the meeting participants that he had raised with Mr. Zev Weiss reimbursement of the Company by the Family Shareholders for the time spent by Mr. Smith and certain other Company employees in advising the Family Shareholders on their financing, and that Mr. Weiss had agreed that the Family Shareholders would provide such reimbursement.

Later on March 23, 2013 and continuing through March 28, 2013, representatives from Sullivan & Cromwell and Jones Day continued to negotiate the draft merger agreement and related agreements and the senior debt commitment letter. On March 24, 2013, representatives from Sullivan & Cromwell and Baker & Hostetler and Mr. Haffke had a telephone conversation to discuss the draft merger agreement. On March 25, 2013 Jones Day sent to Sullivan & Cromwell drafts of the agreements with Koch AG Investment relating to the non-voting preferred equity financing, which Sullivan & Cromwell and Jones Day continued to negotiate during the week of March 25. Jones Day also negotiated the financing documents with counsel to the senior lenders and Koch AG Investment during this period.

On the evening of March 27, 2013, the special committee and the other independent directors met in Cleveland (with Messrs. MacDonald and Ratner participating telephonically) with representatives of Sullivan & Cromwell, PJSC and Squire Sanders and Mr. Haffke, general counsel to the Company. Representatives of Sullivan & Cromwell gave a presentation to the independent directors regarding the fiduciary duties of the directors generally, as well as specifically with respect to the revised proposal from the Family Shareholders. PJSC then gave a presentation to the independent directors, updating the financial information and analyses in the PJSC presentation from February 24, 2013, and providing Mr. Ratner and Dr. Thornton with an explanation of the various financial analyses that the special committee had been reviewing throughout its evaluation of the Family Shareholders’ proposal.

Mr. Smith then joined the meeting telephonically at the invitation of the special committee. He first confirmed that since the announcement of the Family Shareholders’ proposal he had not had any discussions with any Family Shareholder or any representative of the Family Shareholders regarding his compensation or continued employment with the Company following the closing of any transaction. Mr. Smith answered questions from the special committee regarding fiscal year 2013 results, fiscal year 2014 expectations, EBITDA adjustments included in information provided to financing sources and regarding the Family Shareholders’ financing arrangements. Mr. Smith and Mr. Ratner then left the meeting.

After Mr. Smith left the meeting, representatives of Sullivan & Cromwell reviewed with the independent directors the terms of the drafts of the merger agreement, the guaranty and voting agreement, the rollover and contribution agreement and the financing commitments. The special committee members and Dr. Thornton asked the representatives of Sullivan & Cromwell questions and discussed the provisions of the agreements. Dr. Thornton and Mr. Haffke then left the meeting. The special committee then discussed issues related to value and price negotiations, including (i) the fact that although the Company’s estimated EBITDA for fiscal year 2013 was greater than previously expected by management, adjusted EBITDA had decreased significantly from year to year during the previous several years, (ii) how the changes in the Company’s estimated EBITDA should affect negotiations with the Family Shareholders and the special committee’s determination of a fair price for the Company’s shares and (iii) the price that the Family Shareholders might be capable of paying in light of the cost of the financing they had obtained.

On March 28, 2013, the special committee and representatives of Sullivan & Cromwell, PJSC and Squire Sanders met in Cleveland with representatives of the Family Shareholders and Jones Day and KeyBanc to negotiate price and certain open terms in the various transaction agreements. In a morning meeting of the parties, Dr. Cowen, Mr. Zev Weiss and their respective advisors discussed the current negotiations relating to price, the draft merger agreement and the related agreements. The meeting recessed and the special committee and the Family Shareholders met with their respective legal and financial advisors to discuss the status of the negotiations. Following these discussions, the special committee concluded that it was appropriate and prudent to continue to negotiate for a higher price and decided to reiterate its prior counterproposal of not less than $18.75 per share. Dr. Cowen conveyed this message in a meeting with Mr. Zev Weiss. Mr. Weiss responded that the Family Shareholders had no ability and no intention to pay more than $18.00 per share, plus the one regular quarterly dividend that likely would be paid in the period between signing and closing of a transaction. Following a break during which Dr. Cowen conferred with the special committee, Dr. Cowen reiterated the special committee’s request for $18.75 per share plus ordinary course dividends.

Following the meeting between Dr. Cowen and Mr. Weiss, the special committee determined that Dr. Cowen should tell Mr. Weiss that, absent an indication from the Family Shareholders that they were willing increase the offer price above $18.00 per share, the discussions should be terminated or, alternatively, a meeting of all special committee members and the Family Shareholder directors could be convened to evaluate whether to continue discussions. The special committee members and Messrs. Morry, Zev and Jeffrey Weiss then met and discussed the status of the negotiations. During that meeting the Family Shareholders indicated that they would pay $18.25 per share with no dividend, but that they would pay no more.

Following that meeting, the special committee met with its advisors and considered the position of the Family Shareholders. They discussed the current terms of the transaction, the risks and consequences of not accepting the proposal, particularly in light of the impending expiration of the standstill provision governing the Family Shareholders, the risk that the Family Shareholders would commence a tender offer at prices lower than those currently being offered and the benefits of affording the Company’s shareholders the opportunity and ability to review, evaluate and consider the transaction on their own as a result of adopting the majority of the minority shareholder approval condition, which had been agreed to by the Family Shareholders earlier in the March 28 meetings. The special committee then agreed that Dr. Cowen should communicate an offer of $18.20 plus one quarterly dividend (in addition to payment of the regular quarterly dividend that had been declared on March 8, 2013 for payment on April 8, 2013), which offer was accepted by the Family Shareholders.

At the request of the special committee, PJSC then reviewed with the special committee its financial analyses and delivered to the special committee an oral opinion, confirmed by delivery of a written opinion dated March 28, 2013, that as of that date and based on, and subject to, various assumptions and limitations described in its opinion, the $18.20 per share merger consideration to be received by holders of common shares (other than the Family Shareholders, Parent, Merger Sub and holders of dissenting shares) pursuant to the original merger agreement was fair, from a financial point of view, to those holders.

The special committee then unanimously resolved that the merger pursuant to the original merger agreement (which we refer to herein as the “original merger”) was fair to and in the best interests of the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub) and recommended that the board (i) determine that the original merger agreement was advisable and in the best interests of the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub), (ii) approve the original merger agreement and (iii) resolve to recommend that the Company’s shareholders adopt the original merger agreement.

Promptly thereafter a meeting of the board was convened. A representative of Baker & Hostetler reviewed for the directors their fiduciary duties in connection with their consideration of the proposed transaction. Next, the board reviewed the final proposed terms of the original merger agreement, representatives of PJSC described PJSC’s financial analysis of the proposal and delivered to the board PJSC’s oral opinion as to the fairness of the merger consideration set forth in the original merger agreement, in identical form to the oral opinion that was delivered to the special committee as described above (which was confirmed by delivery of a written opinion dated March 28, 2013), and representatives of Sullivan & Cromwell described the terms of the original merger agreement and other transaction documents. The board, with the unanimous vote of the independent directors, and based in part on the unanimous recommendation of the special committee, adopted resolutions (i) determining and declaring that the original merger agreement and the transactions contemplated thereby, including the original merger, were advisable and were fair to, and in the best interests of, the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub), (ii) approving the execution, delivery and performance of the original merger agreement and the transactions contemplated thereby, including the original merger, (iii) recommending that the Company’s shareholders vote to approve and adopt the original merger agreement and the transactions contemplated thereby, including the original merger and (iv) addressing various other Company matters. The Family Shareholder directors recused themselves from the vote of the board on these matters.

The parties executed the original merger agreement and related agreements on March 29, 2013. On April 1, 2013, before the opening of trading on the next NYSE trading day after March 28, 2013, the Company issued a press release and filed a Current Report on Form 8-K with the SEC announcing the transaction.

Also on April 1, 2013, the Family Shareholders filed an amendment to their Schedule 13D with the Securities and Exchange Commission reflecting their entering into definitive agreements for the transaction and attaching a copy of the original merger agreement and related agreements.

During the period from the public announcement of the Family Shareholders’ proposal on September 26, 2012 through the execution of the original merger agreement on March 29, 2013 and thereafter through the date of this proxy statement, no third party provided any indication of interest to the Company or its advisors or the special committee or its advisors that it might be willing to pursue a transaction involving the Company.

During a telephonic meeting of the special committee held on June 12, 2013, PJSC informed the special committee based on very preliminary information received from the Company’s finance staff that Company financial results for the first fiscal quarter ended May 31, 2013 may come in above expectations, but that the Company continued to see operating challenges in its core business and meaningful weakness at Clinton Cards. After discussion, the special committee asked PJSC to determine when firmer financial information would be available and to ask Mr. Smith to present that information as well as his views on fiscal year 2014 to the special committee at a future meeting.

During a telephonic meeting of the special committee held on June 23, 2013, Mr. Smith discussed the Company’s fiscal year 2013 EBITDA and the factors that caused it to be $11.3 million greater than had been projected in the November 2012 treasury model that is described below under “Special Factors—Projected Financial Information”. He also discussed preliminary EBIT and adjusted EBITDA amounts for the first quarter of the Company’s 2014 fiscal year and a preliminary estimate of fiscal year 2014 EBITDA and deviations from prior expectations. Also during the June 23, 2013 meeting, PJSC presented information regarding the trading of companies used in its comparable company analysis since March 28, 2013, trading in the S&P 400 Consumer Discretionary Index and trading in the Dow Jones Industrial Average constituent companies. PJSC also presented information showing a low correlation between the trading prices of each of these comparable companies and the Company and a low correlation between the S&P 400 Consumer Discretionary Index and the Company. After discussion of the foregoing information, the special committee concluded that the cumulative effect of the fiscal year 2013 adjusted EBITDA amount, the Company’s preliminary first quarter results, the development of a significant new customer relationship (the “New Customer”) that is discussed in “Special Factors—Recent Developments” below and the outlook for fiscal year 2014 meant that the special committee would need to further deliberate as to whether to withdraw or modify its recommendation of the merger. For additional information regarding these developments and the fiscal 2014 outlook, see “Special Factors—Recent Developments” beginning on page 70 and “Projected Financial Information” beginning on page 71. The special committee determined to request that Mr. Smith consider the impact of the expected fiscal year 2014 performance on the Company’s outlook in later years and the special committee also determined to communicate to the Family Shareholders that the special committee was having significant discomfort with its recommendation.

Following the special committee meeting on June 23, 2013, Dr. Cowen called Mr. Zev Weiss to advise him that the special committee had received new financial information that had caused the special committee to have significant discomfort with its recommendation, but that no decision to modify or withdraw the recommendation had been made at that time. Mr. Weiss expressed disappointment in the special committee’s position and said that his own view was that the financial improvements cited by the special committee were neither material nor reflective of any fundamental improvement in the trajectory of the Company’s business. After Dr. Cowen spoke with Mr. Weiss, a representative of Sullivan & Cromwell communicated the same message to representatives of Jones Day and received a response similar to that expressed by Mr. Weiss.

On June 24, 2013, the special committee’s advisors had a telephone call to listen to views of the valuation expert retained by plaintiffs in the In re American Greetings Corp. shareholder litigation filed in connection with the merger. The special committee’s advisors conveyed those views to the special committee during a telephonic special committee meeting held on June 26, 2013.

On June 25, 2013, Mr. Zev Weiss called Dr. Cowen to reiterate the Family Shareholders’ disappointment over the June 23rd communication by Dr. Cowen on behalf of the special committee. Mr. Weiss indicated that the Family Shareholders were not prepared to propose a higher transaction price at that time, but would be willing to consider making a proposal at $19.00 per share if the special committee would unanimously support such a proposal and act on that proposal by June 26, 2013 and if the expense reimbursement provisions of the merger agreement were modified to increase the expenses payable if the merger was not approved by shareholders (and in the other circumstances where the expense reimbursement would become payable) from $7.3 million to $20 million, with any excess over out-of-pocket expenses of the Family Shareholders payable to the American Greetings Foundation. Dr. Cowen indicated he did not believe that timing was feasible in light of the special committee’s desire to obtain additional financial information from Mr. Smith and the need for PJSC to consider the fairness of any revised consideration in light of the updated financial forecasts. Dr. Cowen and Mr. Weiss agreed that it was in all constituents’ interests to reach a conclusion as quickly as possible. Mr. Weiss later called Dr. Cowen and advised him that Mr. Smith had informed Mr. Weiss that the updated information was expected to be available during the morning of June 26, 2013.

On June 26, 2013, Jones Day sent to Sullivan & Cromwell a number of observations prepared by the Family Shareholders and their advisors concerning the discussion materials prepared by PJSC for the special committee on June 23, 2013. Among other things, the Family Shareholders observed that:

•

For the six months prior to the Family Shareholders’ initial proposal, the Company’s stock had traded, on average, at 3.0x LTM EBITDA, and that, immediately prior to the Family Shareholders’ initial proposal, the Company’s share price had a 15-year compound annual growth rate of negative 5.7% and there was short interest of 40% of the Company’s outstanding shares.

•

In the Family Shareholders’ opinion, of the 18 companies discussed in the PJSC presentation, only two of the companies are engaged in the Company’s core cards business, and both of those companies in fact experienced a decline in share prices in the period between the signing of the merger agreement and the June 23, 2013 presentation.

•

In the Family Shareholders’ opinion, contrary to the description contained in the PJSC presentation, Company management had not “revised” its fiscal year 2014 forecast, but rather identified a number of factors that could positively or negatively affect performance against the forecast during the remainder of the fiscal year.

•

In the Family Shareholders’ opinion, the potential positive variance against plan in the first quarter, excluding timing impact of expenses, was 60% attributable to a single customer order in the Company’s fixtures business, which was exceptionally large and non-recurring.

•

In the Family Shareholders’ opinion, the valuation matrix contained in the PJSC presentation, showing the implied premia or discounts to the $18.20 per share price given “illustrative EBITDA”, showed illustrative EBITDA levels that were not supported by any forecast or plan, and only portrayed unsupported illustrative outperformance of the fiscal year 2014 forecast without also describing a situation where the Company’s performance fails to meet the fiscal year 2014 forecast.

•

The PJSC presentation showed an increase of $11.3 million between the “original” estimate of fiscal year 2013 adjusted EBITDA of $201.0 million and the actual fiscal year 2013 adjusted EBITDA of $212.3 million. However, during negotiations on March 28, 2013, the special committee and its advisors indicated that, based on their due diligence review, fiscal year 2013 adjusted EBITDA was likely to be approximately $211 million.

Later on June 26, 2013, the special committee met telephonically with its advisors and received an update from Dr. Cowen on his communications with Mr. Zev Weiss and updates from PJSC and Sullivan & Cromwell on work streams necessary to put the special committee in a position to make a decision as to recent developments. Later that day, representatives of Jones Day advised representatives of Sullivan & Cromwell that they had determined that bank consents would be required for any increase in the per share merger consideration and the Family Shareholders would not be in a position to make a decision on any modification to the existing terms until they had bank consents, which would not be earlier than the following afternoon.

Also on June 26, 2013, Jones Day sent a draft amendment to the merger agreement (which we refer to herein as the “merger agreement amendment”) to Sullivan & Cromwell.

On June 27, 2013, Jones Day advised Sullivan & Cromwell that necessary bank consents would not be obtained until the following day, at the earliest, and that the Family Shareholders had decided to reduce their requested reimbursement of expenses to a maximum of $15 million, with a reciprocal amount to be the cap on the Family Shareholders’ liability under the guaranty and voting agreement. Also on June 27, 2013, the special committee met telephonically to hear a presentation from Mr. Smith on updated financial forecasts for the first quarter of fiscal year 2014 as well as the full fiscal year 2014, and fiscal years 2015 through 2018. PJSC presented information showing the impact of the updated financial information and projections on its preliminary financial analyses, the members of the special committee discussed with its advisors a range of possible increases to the per share merger consideration, and also discussed next steps. After discussion, the special committee authorized Dr. Cowen to inform Mr. Zev Weiss that the special committee would be willing to recommend an increase in the merger consideration to $19.50 per share and a reciprocal increase in the amount of the expense reimbursement proportionate to the increase in the per share merger consideration. Mr. Weiss indicated that the Family Shareholders would not be supportive of an increase to $19.50.

Also on June 27, 2013, Sullivan & Cromwell sent drafts of an amended and restated merger agreement, amended and restated guaranty and voting agreement and amended and restated rollover and contribution agreement to Jones Day. Later on June 27, 2013, representatives of Sullivan & Cromwell and Jones Day had a telephone call to discuss the appropriate approach for amending the agreements, and Jones Day then sent a revised draft of the merger agreement amendment to Sullivan & Cromwell.

On June 28, 2013, the special committee (with Mr. Dunn absent) met telephonically with its legal and financial advisors. Mr. Ratner and Dr. Thornton attended this meeting at the special committee’s invitation. During the meeting Dr. Cowen updated Mr. Ratner and Dr. Thornton on recent developments, PJSC summarized the current information on the Company’s financial performance and provided an overview of their financial analyses, the results of those analyses and described how they compared to the March 27, 2013 PJSC presentation. The special committee members described their intended plan to bring the decision on their recommendation to a conclusion as promptly as practicable and received the observations of Mr. Ratner and Dr. Thornton on the issue. Later in the day on June 28, 2013, Jones Day advised Sullivan & Cromwell that the bank consents would not be in place until Monday, July 1, 2013, at the earliest.

Also on June 28, 2013, Sullivan & Cromwell sent a revised draft of the merger agreement amendment to Jones Day, and representatives from Sullivan & Cromwell and Jones Day had telephone calls to discuss the draft merger agreement amendment and an amendment to the guaranty and voting agreement (which we refer to herein as the “guaranty and voting agreement amendment”).

On July 1, 2013, Sullivan & Cromwell and Jones Day exchanged drafts of the merger agreement amendment and the guaranty and voting agreement amendment.

Also on July 1, 2013, the special committee received a letter from Mr. Zev Weiss on behalf of the Family Shareholders stating that the Family Shareholders were prepared to offer an increase in the merger consideration to $19.00 per share, but that this increase would need to be accompanied by an increase in the Company’s obligation to reimburse expenses of the Family Shareholders if the merger was not approved by shareholders (and in the other circumstances where the expense reimbursement would become payable under the merger agreement) to a maximum of $14.6 million (with a reciprocal amount to be the cap on the Family Shareholders’ liability under the guaranty and voting agreement), subject to confirmation that the special committee would unanimously recommend such revised offer to the Company’s shareholders. The letter stated that all consents from the Family Shareholders’ financing sources required by such an increase in the merger consideration had been obtained.

During the morning of July 2, 2013, the special committee met telephonically with its legal and financial advisors. At this meeting, PJSC provided an update of its preliminary financial analyses presented during the telephonic special committee meeting on June 27, 2013 and representatives from Sullivan & Cromwell summarized the latest drafts of the merger agreement amendment and guaranty and voting agreement amendment. After discussion, the special committee authorized Dr. Cowen to inform the Family Shareholders that the special committee continued to be willing to recommend an increase in the merger consideration to $19.50 per share together with a reciprocal increase in the amount of the expense reimbursement that would be proportionate to the increase in the per share merger consideration and that a scheduled noon board meeting to approve a revision could be held if they agreed to this price. In a telephone conversation following this special committee meeting, Mr. Zev Weiss indicated that no further price increase would be considered by the Family Shareholders. The scheduled noon board meeting was cancelled. Later that day, Dr. Cowen spoke with Messrs. Morry and Zev Weiss and they again indicated to Dr. Cowen that they would not be supportive of any increase in the merger consideration above the proposed $19.00, but did say that they would be willing to keep the Company’s reimbursement of expenses in certain circumstances unchanged from the maximum amount of $7.3 million reflected in the original merger agreement if the special committee agreed to consider in its sole discretion expense reimbursements in excess of that amount for documented expenses at a time when its expense reimbursement obligation would be triggered. Messrs. Morry and Zev Weiss also told Dr. Cowen during this discussion that the transaction finance markets had become less favorable than they had been when the debt commitments had been entered into in March 2013 and, having just obtained approvals to increase the purchase price to $19.00 per share, they were concerned that their financing sources would not support a further increase.

During the afternoon of July 2, 2013, the special committee met again telephonically with its legal and financial advisors. After discussion, the special committee authorized Dr. Cowen to inform the Family Shareholders that the special committee continued to request additional consideration to shareholders above the offered $19.00 per share. In telephone conversations following this special committee meeting, Mr. Zev Weiss indicated to Dr. Cowen the firm position that the Family Shareholders would not pay any additional consideration above the proposed $19.00 per share.

During the morning of July 3, 2013 the special committee met telephonically with its legal and financial advisors. Dr. Cowen reported on his conversations with Mr. Zev Weiss from the previous day, including the firm position that the Family Shareholders would not pay any additional consideration above the proposed $19.00 per share. At the request of the special committee, PJSC delivered to the special committee an oral opinion, confirmed by delivery of a written opinion dated July 3, 2013, that as of that date and based on, and subject to, various assumptions and limitations described in its opinion, the $19.00 per share merger consideration to be received by holders of common shares (other than the Family Shareholders, Parent, Merger Sub and holders of dissenting shares) pursuant to the merger agreement was fair, from a financial point of view, to those holders. After discussion, the special committee then unanimously resolved that the merger was fair to and in the best interests of the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub) and recommended that the board (i) determine that the merger agreement was advisable and in the best interests of the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub), (ii) approve the merger agreement amendment, and (iii) resolve to recommend that the Company’s shareholders adopt the merger agreement.

Promptly thereafter a meeting of the board was convened, which Messrs. Morry, Zev and Jeff Weiss, and Mr. William E. McDonald, III, did not attend. The board reviewed the final proposed terms of the merger agreement amendment and guaranty and voting agreement amendment, representatives of PJSC described PJSC’s financial analysis of the Family Shareholders’ revised proposal and delivered to the board PJSC’s oral opinion as to the fairness of the merger consideration set forth in the merger agreement, in identical form to the oral opinion that was delivered to the special committee as described above (which was confirmed by delivery of a written opinion dated July 3, 2013). The board, with the unanimous vote of the independent directors participating, and based in part on the unanimous recommendation of the special committee, adopted resolutions (i) determining and declaring that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and were fair to, and in the best interests of, the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub), (ii) approving the execution and delivery of the merger agreement amendment and performance of the merger agreement and the transactions contemplated thereby, including the merger, (iii) recommending that the Company’s shareholders vote to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and (iv) approving the execution and delivery of the guaranty and voting agreement amendment.

The parties executed the merger agreement amendment and guaranty and voting agreement amendment on July 3, 2013. Also on July 3, 2013, the Company issued a press release announcing the entry into the merger agreement amendment.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger

The special committee, acting with the advice and assistance of its legal and financial advisors, evaluated and negotiated the merger, including the terms and conditions of the merger agreement, and determined that the merger is fair to and in the best interests of the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub), including the unaffiliated shareholders. Since the members of the special committee were independent non-employee directors, neither the special committee nor the other non-employee directors retained a separate unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the merger or preparing a report concerning the fairness of the merger. The special committee unanimously recommended to the board of directors that the board:

•	determine that the merger agreement is advisable and in the best interests of the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub);

•	approve the merger agreement; and

•	resolve to recommend that the Company’s shareholders adopt the merger agreement.

Overview

The special committee held more than 30 meetings to discuss the Family Shareholders’ proposed acquisition of all of the outstanding Class A common shares and Class B common shares not currently owned by them (the “Family Shareholders’ proposal”), as it was revised from time to time. On more than 15 occasions the special committee discussed the price that was proposed and other substantive issues raised by the Family Shareholders’ proposal. The special committee found that the special circumstances of the Company gave rise to unusual considerations and significant complexity that made it particularly challenging to analyze the Family Shareholders’ proposal. These factors included:

•

That the Company’s dual class voting structure gives the Family Shareholders effective control over the election of directors of the Company and, while historically the Family Shareholders have supported having a majority of independent directors on the board (and the Family Shareholders gave the special committee no indication this position would change), there was no assurance this support would continue;

•	The special committee viewed this as a potential limitation on effecting and maintaining significant changes in business strategy that were not supported by the Family Shareholders.

•

That the Family Shareholders have effective control of the Company, and that other shareholders acquired their equity interests with knowledge of that control (or ready access to that knowledge), which supported the Family Shareholders’ position that public shareholders should not anticipate a “control premium” in a sale of the Company;

•

That the Company’s dual class voting structure gives the Family Shareholders an effective veto over any alternative sale transaction and the Family Shareholders stated in their initial September 25, 2012 proposal, and reiterated to members of the Special Committee in subsequent discussions, that their ownership in the Company was a strategic investment and that they had no current intention to sell all or any significant portion of it or support a transaction that would have that effect;

•

That the Company’s financial results in recent years have been significantly affected by non-recurring, one-time and other special items, which makes it difficult to identify clear trends in the Company’s business and the Company’s likely future financial performance;

•	The advice of PJSC that there were no publicly traded companies or precedent transactions that are directly comparable to the Company for purposes of valuation;

•	That some, but not all, of PJSC financial analyses suggested possible values for the Company in excess of the $19.00 per share merger consideration;

•

These financial analyses gave the special committee pause in analyzing the Family Shareholders’ proposal, but the special committee considered, in addition to financial analyses that suggested lower values, (i) that the risks of realizing the forecasts underlying these more positive financial analyses were substantial in light of the challenges facing the Company’s business, (ii) that the Company’s recent results have underperformed compared to the Company’s forecasts in recent years and (iii) the special committee’s belief that the potential for an adverse secular change in the business trends affecting the greeting card and social expression industry, which has existed for several years, is likely greater than the potential for a favorable secular change, suggesting, in the special committee’s view, a greater risk on the downside than foregone opportunity on the upside with respect to the Company’s value.

•

That PJSC’s present value of projected future stock prices produced as many valuations below the $19.00 per share merger consideration as above it even though this analysis assumes that the Company’s financial forecasts will be realized and, while this valuation methodology requires a view that as publicly traded the Class A common shares will continue to trade in an EBITDA multiple range of 3.4x to 4.8x (which the special committee recognized may or may not prove to be the case), it is the analysis that seeks to predict the value that the Company’s shareholders could realize for their common shares if the Company continued as a public company; and

•

That under some circumstances a significant dividend/recapitalization transaction (which the special committee recognized could be effected in some forms, such as through borrowings to pay a special dividend, without the support of the Family Shareholders) could potentially create value comparable to the $19.00 per share merger consideration, while leaving public shareholders with the opportunity to share in increases in equity value created through the operation of a more highly leveraged Company.

•

The special committee was concerned, however, based on the advice of PJSC, that the common equity of a recapitalized, more indebted Company might trade at lower multiples of EBITDA than it has traded in the recent past and that the Company’s small equity capitalization could impair the liquidity and trading value of the Company’s Class A common shares.

•

The special committee also was concerned that substantially greater debt levels at the Company would reduce the Company’s flexibility and ability to respond to adverse business developments and potentially jeopardize the equity value of the Company.

•

The special committee concluded, on balance, that the potential economic benefits of such a dividend/recapitalization transaction were not likely to provide a value superior to the $19.00 per share merger consideration and that the risks to realizing any superior value were considerable. See “Special Factors—Reasons for the Merger—Additional Considerations.”

After taking into account the foregoing, as well as the factors described below, and in particular the majority of the minority shareholder approval condition, the special committee determined unanimously to recommend the merger to the board.

The special committee determined to recommend the $19.00 per share merger price after requesting additional consideration on several occasions after the $19.00 price was suggested. Its recommendation is primarily premised on three beliefs. The first is that the $19.00 price represents a meaningful premium to the likely unaffected trading price of Company Class A common shares in the event a merger is not consummated. The second is that Company shareholders unaffiliated with the Family Shareholders should have an opportunity to decide whether to approve the merger. Finally, it was the special committee’s view that the $19.00 per share consideration was advisable based on its assessment of all the information available to it regarding the Company’s business, financial results, prospects, management, risks and opportunities.

In reaching this last view, the special committee took into consideration that the $19.00 per share merger consideration represents a multiple of 4.0x fiscal year 2013 adjusted EBITDA (the latest completed financial information available) and also represents a 4.4% increase over the $18.20 price, compared to a 5.6% increase in fiscal year 2013 adjusted EBITDA and a 6.3% increase in forecast fiscal year 2014 adjusted EBITDA, as previously disclosed on March 27, 2013. The special committee also recognized that the transaction adjusted LTM EBITDA multiple at 3.9x (based on preliminary first quarter information) is lower than the 4.1x LTM EBITDA multiple expected as of March 27, 2013 and that the improvement in the Company’s reported financial performance likely would cause the Company Class A common shares to trade in the absence of the merger at a higher level than the special committee would have expected on March 27, 2013.

The special committee viewed favorably the Family Shareholders’ withdrawal of a request made in conjunction with the price increase for a substantial increase in the termination fee payable in the event the merger is not approved by shareholders. The special committee also is of the view that there has been no change to the fundamental risks to the business that led the special committee to believe that there is more downside risk than upside opportunity in respect of the Company’s business. The special committee also observed that the development of the full fiscal year 2013 results and first fiscal quarter 2014 results illustrates many of the challenges of identifying clear trends in the Company’s financial results due to the significance of non-recurring, one time and other special items.

Reasons for the Merger—Additional Considerations

In the course of reaching its determination and recommendation, the members of the special committee considered the following factors and potential benefits of the merger, each of which the special committee believed supported its decision:

•	management’s and their own views and opinions on the current industry environment of greeting cards and other social expression products;

•

their understanding of the business, operations, financial condition, earnings, strategy and prospects of the Company (including the risks involved in achieving those prospects), as well as the Company’s historical and projected financial performance;

•

the current and historical market prices of the Class A common shares and that the $19.00 per share merger consideration in cash, without interest, to be received by Company shareholders for each common share represented a 32.5% premium over the unaffected closing price of Class A common shares as of September 25, 2012, the date on which the Family Shareholders announced their initial proposal to acquire the common shares, and an 18.0% premium to the closing price of Class A common shares on March 28, 2013, the date on which the special committee made its recommendation of the original merger and a 5.0% premium to the closing price of Class A common shares on July 1, 2013, the last trading day before the Family Shareholders made their proposal to increase the per share merger consideration from $18.20 to $19.00 and such proposal became publicly available;

•

that the $19.00 per share merger consideration indicates an implied valuation multiple of 4.0x the Company’s adjusted EBITDA for fiscal year 2013, as compared to (i) the valuation multiple of 3.2x the Company’s adjusted EBITDA for fiscal year 2013 implied by the unaffected closing price of Class A common shares on September 25, 2012 and (ii) the one-year mean last 12 months valuation EBITDA multiple of 3.1x for the 12-month period prior to September 25, 2012, the date on which the Family Shareholders made their initial proposal;

•

the opinion of PJSC, dated July 3, 2013, that as of that date and based on, and subject to, various assumptions and limitations described in its opinion, the $19.00 per share merger consideration to be received by holders of common shares (other than the Family Shareholders, Parent, Merger Sub and holders of dissenting shares) was fair, from a financial point of view, to such holders;

•	the various analyses undertaken by PJSC, each of which is described below under “Special Factors—Opinion of Peter J. Solomon Company” beginning on page 46;

•

the negotiations that took place between the parties that resulted in an approximately 5.9% increase in the per share merger consideration from the stated value of the initial Family Shareholders’ proposal of $17.18 per share to the $18.20 per share price in the original merger agreement and approximately 10.6% to the $19.00 per share price in the merger agreement;

•

the special committee’s belief that the $19.00 per share merger consideration represented, after prolonged negotiations, including negotiations resulting in the merger agreement amendment, the highest per share consideration that they could obtain from the Family Shareholders;

•

that under the merger agreement, the Company is permitted to declare and pay one regular quarterly dividend on its common shares of up to $0.15 per share, consistent with prior timing (which the board has declared, in the amount of $0.15 per share, to be paid on July 15, 2013 to shareholders of record at the close of business on July 3, 2013), which had been prohibited under an earlier proposal by the Family Shareholders, and which is in addition to the dividend declared by the Company on March 8, 2013 and paid on April 8, 2013;

•

the special committee’s belief that the all-cash merger consideration will allow the Company’s shareholders (other than the Family Shareholders) to realize in the near term a fair value, in cash, for their shares, while avoiding medium- and long-term business risk and the risk associated with realizing current expectations for the Company’s future financial performance, while also providing shareholders certainty of value for their shares;

•

the special committee’s belief that it was unlikely that any alternative sales transaction could be consummated at this time, or in the immediate future, in light of (i) the position of the Family Shareholders (contained in the letters, dated September 25, 2012 and January 17, 2013, from certain Family Shareholders to the special committee and subsequently confirmed to the special committee) that they have no intention to sell all or any significant portion of their shares in the Company and (ii) certain provisions of Ohio law and the Company’s charter documents that, together or separately, make it unlikely that a third party could acquire control of the Company without the support of the Family Shareholders;

•

the potential adverse earnings and cash flow impact on the Company as a result of expenses and investments it may make over the next several years, including by expanding Internet and other channels of electronic distribution, restructuring the Clinton Cards business, the modernization of the Company’s information technology systems and the construction of and relocation to a new world headquarters or a significant rehabilitation of the existing headquarters;

•

all of the terms and conditions of the merger agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, the conditions to closing of the merger, the form and structure of the merger consideration and the termination rights, and that the merger agreement was negotiated by the special committee over the course of several months;

•

the majority of the minority shareholder approval condition in the merger agreement, in which each Class B common share will have only one vote, rather than the ten votes to which the relevant holder otherwise would be entitled;

•

that while the merger agreement contains a covenant prohibiting the Company from soliciting third-party acquisition proposals, the merger agreement permits the Company, prior to the time that Company shareholders and the majority of the minority shareholders adopt the merger agreement, to discuss and negotiate, under specified circumstances, an unsolicited acquisition proposal should one be made and, if the special committee determines in good faith, after consultation with its legal and financial advisors, that the unsolicited acquisition proposal constitutes a superior offer within the meaning of the merger agreement, the special committee is permitted, after taking certain steps, to terminate the merger agreement in order to enter into a definitive agreement for that superior offer, subject to reimbursement by the Company of Parent’s and Merger Sub’s expenses up to $7.3 million;

•

that, although the Family Shareholders’ proposal has been public since September 26, 2012, and the special committee and its advisors were named in a press release on October 19, 2012, no third party provided any indication of interest to the special committee or its advisors;

•

that the merger agreement allows the special committee to change or withdraw its recommendation of the merger agreement if any event, change, development, effect, occurrence or state of facts (other than, in certain circumstances, a potential leveraged recapitalization of the Company) becomes known to the board or the special committee before the Company shareholders or the majority of the minority shareholders adopt the merger agreement, and the special committee determines in good faith, after consultation with its legal advisors, that the failure to do so would be inconsistent with the directors’ fiduciary duties under Ohio law;

•

the special committee’s belief, after extensive deliberations, that the merger was likely to be more favorable to shareholders unaffiliated with the Family Shareholders than the value likely to be realized from other alternatives available to the Company, including remaining a public company and pursing the current strategic plan or engaging in a significant dividend/recapitalization transaction, in light of the potential rewards, risks and uncertainties associated with those alternatives;

•

that the Family Shareholders had in place committed senior debt financing and non-voting preferred equity financing and the level of effort that Parent and Merger Sub must use under the merger agreement to obtain the proceeds of the financing on the terms and conditions described in the Family Shareholders’ senior debt financing commitment letter and non-voting preferred equity financing agreements; and

•

that the Family Shareholders have entered into a guaranty pursuant to which they will guarantee to the Company the due and punctual payment of any obligation or liability of Parent and Merger Sub as a result of a breach of their obligations under the merger agreement, up to a maximum liability under the guaranty of $7.3 million.

The special committee also considered a variety of risks and potentially negative factors concerning the merger and the merger agreement, including the following:

•

the possibility that the Family Shareholders will be unable to obtain the financing proceeds, including obtaining the senior debt financing proceeds from the senior lenders and the preferred financing from the preferred investor, and that the merger is expressly conditioned upon the receipt of the financing proceeds;

•

that there is no reverse termination fee payable by Parent to the Company if Parent or Merger Sub is unable to consummate the merger, even if it is because of their inability to consummate the financing transactions;

•

that the Company’s shareholders, with the exception of the Family Shareholders, will have no ongoing equity participation in the Company following the merger and that those shareholders will cease to participate in the Company’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of the common shares;

•

that because of (i) the Family Shareholders’ ownership of a significant percentage of the voting power of the common shares and their firm, expressed unwillingness to consider alternative sale transactions, (ii) certain provisions of Ohio law and the Company’s charter documents that, together or separately, make it unlikely that a third party could acquire control of the Company and (iii) the widespread press concerning the Family Shareholders’ proposal, there was no reason to contact, and in light thereof, no attempt was made to contact, third parties that might otherwise consider an acquisition of the Company; the special committee recognized that, absent the refusal of the Family Shareholders to entertain an alternative transaction, it was possible that a sale process open to all possible bidders might result in a higher sale price than the cash consideration payable in the merger;

•

the possibility that, at some future time, the Family Shareholders could sell some or all of the surviving corporation or its businesses or assets to one or more purchasers at a valuation higher than that available in the merger, and that the current shareholders of the Company (other than the Family Shareholders) would not be able to participate in such a sale;

•

the risk of incurring substantial expenses related to the merger, including in connection with the litigation that has arisen since the announcement of the Family Shareholders’ proposal and any litigation that may arise in the future;

•

the significant costs involved in connection with negotiating the merger agreement and completing the merger, the substantial management time and effort required to effectuate the merger and the related disruption to the Company’s day-to-day operations during the pendency of the merger;

•	that the Company may be required to bear certain costs and expenses involved in connection with negotiating the merger agreement and attempting to close the merger if the merger is not consummated;

•

the risk, if the merger is not consummated, that the pendency of the merger could affect adversely the relationship of the Company and its subsidiaries with their respective customers, employees, suppliers, agents and others with whom they have business dealings;

•

the risk that the merger will be delayed or will not be completed, including the risk that the approval of the majority of the minority shareholders or the required regulatory approvals may not be obtained, as well as the potential loss of value to the Company’s shareholders and the potential negative impact on the operations and prospects of the Company if the merger is delayed or is not completed for any reason;

•

the terms of the merger agreement that place restrictions on the conduct of the Company’s business prior to completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger, and the resultant risk if the merger is not consummated;

•	that the receipt of cash in exchange for common shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes for many Company shareholders;

•

that the Company’s officers and directors may have interests in the merger that are different from, or in addition to, the interests of the Company’s shareholders, including the conversion of stock awards held by officers and directors, the payment of severance to officers party to employment agreements with the Company if a termination of employment were to occur in connection with the merger, and the interests of the Company’s directors and officers in being entitled to continued indemnification and insurance coverage from the surviving corporation under the merger agreement; and

•	that Parent and Merger Sub are newly formed corporations with essentially no assets.

The special committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the merger, including those discussed below, each of which it believed supported its determination and recommendation and provided assurance of the fairness of the merger to the shareholders of the Company unaffiliated with the Family Shareholders:

•

that the special committee consists solely of disinterested and independent directors who are not officers or controlling shareholders of the Company, or affiliated with the Family Shareholders, and who do not otherwise have a conflict of interest or lack independence with respect to the merger;

•

that the special committee was delegated the exclusive power and authority to review and evaluate the advisability of the Family Shareholders’ proposal and any other alternatives available to the Company;

•

that the Family Shareholders agreed to a “standstill” agreement in connection with the Company’s agreement to provide confidential information to the Family Shareholders’ advisors and financing sources, thus limiting until April 5, 2013 the ability of the Family Shareholders to make an offer directly to shareholders;

•

that the special committee received the advice and assistance of PJSC, as its financial advisor, and Sullivan & Cromwell, as its legal advisor, and requested and received from PJSC an opinion, dated July 3, 2013, that as of such date and based on, and subject to, various assumptions and limitations described in its opinion, the $19.00 per share merger consideration to be received by holders of common shares (other than the Family Shareholders, Parent, Merger Sub and holders of dissenting shares) was fair, from a financial point of view, to such holders;

•

the majority of the minority shareholder approval condition in the merger agreement, in which each Class B common share will have only one vote, rather than the ten votes to which the relevant holder otherwise would be entitled;

•

that the special committee was involved in extensive deliberations since the time of the submission of the Family Shareholders’ proposal in September 2012 until the execution of the merger agreement amendment and was provided with access to the Company’s management (other than any Family Shareholders) in connection with the due diligence conducted by it and its advisors;

•

that the financial and other terms and conditions of the merger agreement were the product of negotiations that took place over the course of several months between the special committee and its independent legal and financial advisors, on the one hand, and the Family Shareholders and their representatives, on the other hand;

•

that the Company is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and, upon reimbursement by the Company of Parent’s and Merger Sub’s expenses up to $7.3 million, to terminate the merger agreement in order to accept a superior proposal; and

•	that under Ohio law dissenting shareholders have the right to demand appraisal of their shares.

The above discussion of the information and factors considered by the special committee is not intended to be exhaustive, but indicates the material matters considered. In reaching its determination and recommendation, the special committee did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the special committee may have considered various factors differently. The special committee did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the special committee may have given differing weights to differing factors. The special committee based its unanimous recommendation on the totality of the information presented.

The special committee did not consider the liquidation value of the Company in determining the fairness of the merger to the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub), including the unaffiliated shareholders, because of its belief that liquidation value does not present a meaningful valuation for the Company and its business, as the Company’s value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation. Accordingly, the valuation analyses presented by PJSC to the special committee (as described under “Special Factors—Opinion of Peter J. Solomon Company” beginning on page 46) were based on the operation of the Company as a continuing business, and, to that extent, such analyses could be characterized collectively as forms of going concern valuations.

The special committee also did not consider net book value, which is an historical accounting measure, in determining the fairness of the merger to the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub), including the unaffiliated shareholders, because of its belief that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical acquisition costs, and does not take into account the prospects of the Company, market conditions, trends in the industries in which the Company operates or the business risks inherent in those industries. Further, the special committee did not believe that net book value accurately reflects the Company’s present market value. The Company’s net book value per share as of May 31, 2013 was approximately $22.01 (calculated based on 32,310,638 common shares outstanding), which is higher than the $19.00 per share merger consideration and higher than the $14.34 closing price of the Class A common shares on September 25, 2012, the last trading date prior to the announcement of the Weiss Family proposal.

The special committee did not view the prices paid by the Company for the open market purchases or privately negotiated transactions of Class A common shares and Class B common shares detailed in the “Important Information Regarding American Greetings—Transactions in Common Shares” section beginning on page 124 as relevant beyond indicating the trading price of Class A common shares during such periods. Further, since the Company has not received any offer concerning a potential acquisition of the Company or similar fundamental transaction during the past two years from any party (other than the proposals from the Family Shareholders that led to the merger agreement), the consideration of any alternative or recent offers was not a factor available for the special committee to consider.

Recommendation of the Board of Directors

The board of directors consists of nine directors. On July 3, 2013, based in part on the unanimous recommendation of the special committee, as well as on the basis of the other factors described above, the board (with the Family Shareholder directors abstaining) on behalf of the Company unanimously by all directors participating (which included a majority of directors who are not employees of the Company):

•

determined that the merger agreement and the merger are advisable and are fair to, and in the best interests of, the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub), including the unaffiliated shareholders;

•	approved the merger agreement and the merger; and

•	resolved to recommend that the Company’s shareholders vote “FOR” the proposal to adopt the merger agreement and approve the merger.

In reaching these determinations, the board of directors (with the Family Shareholder directors abstaining) considered a number of factors, including the following material factors:

•

the special committee’s analysis (as to both substantive and procedural aspects of the transaction), conclusions and unanimous determination, which the board adopts, that the merger is fair to and in the best interests of the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub), including the unaffiliated shareholders, and the special committee’s unanimous recommendation that the board determine the advisability of the merger agreement, approve the merger agreement and recommend that the Company’s shareholders adopt the merger agreement;

•

the procedural fairness of the transaction, including that the transaction was negotiated over a period of months by a special committee consisting of four independent directors who are not affiliated with the Family Shareholders and are not employees of the Company or any of its subsidiaries, that the members of the special committee do not have an interest in the merger different from, or in addition to, that of the Company’s unaffiliated shareholders other than their interests described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 81, and that the special committee was advised by its own legal and financial advisors; and

•

the financial analyses of PJSC, financial advisor to the special committee, and the opinion of PJSC, dated July 3, 2013, to the special committee and the board that as of that date and based on, and subject to, various assumptions and limitations described in its opinion, the $19.00 per share merger consideration to be received by holders of common shares (other than the Family Shareholders, Parent, Merger Sub and holders of dissenting shares) was fair, from a financial point of view, to those holders, as described under “Special Factors—Opinion of Peter J. Solomon Company” beginning on page 46.

The board of directors (with the Family Shareholder directors abstaining) recommends unanimously that you vote “FOR” the adoption of the merger agreement.

Opinion of Peter J. Solomon Company, L.P.

The special committee has retained PJSC to act as its financial advisor in connection with the merger. On July 3, 2013, at a meeting of the special committee held to evaluate the merger, PJSC delivered to the special committee an oral opinion, subsequently delivered to the board of directors, confirmed by delivery of a written opinion dated July 3, 2013 to the special committee and the board of directors, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the $19.00 per share merger consideration to be received by holders of the common shares (other than Family Shareholders, the Company, Merger Sub and holders of dissenting shares) was fair, from a financial point of view, to such holders.

The full text of PJSC’s written opinion, dated July 3, 2013, to the special committee and the board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of PJSC’s opinion is qualified in its entirety by reference to the full text of the opinion. PJSC delivered its opinion to the special committee for the benefit and use of the special committee (in its capacity as such) and the board of directors for the benefit and use of the board of directors (in its capacity as such). PJSC’s opinion did not address any aspect of the merger except as expressly identified in its opinion and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. PJSC also expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any related matter.

In arriving at its opinion, PJSC, among other things:

•	reviewed certain publicly available financial statements and other information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

•	reviewed certain financial projections for the Company;

•	discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

•	reviewed the reported prices and trading activity of the Class A common shares;

•

compared the financial performance and condition of the Company and the reported prices and trading activity of the Class A common shares with that of certain other publicly traded companies that PJSC deemed relevant;

•	reviewed publicly available information regarding the financial terms of certain transactions, in whole or in part, that PJSC deemed relevant;

•	participated in certain discussions among representatives of each of Parent and the Company;

•	reviewed the merger agreement, the rollover and contribution agreement, the original guaranty and voting agreement and a draft of the guaranty and voting agreement amendment; and

•	performed such other analyses as PJSC deemed appropriate.

In arriving at its opinion, PJSC was not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets.

In arriving at its opinion, PJSC assumed and relied upon the accuracy and completeness of the information reviewed by PJSC for the purposes of its opinion and PJSC did not assume any responsibility for independent verification of such information and relied on such information being complete and correct. PJSC relied on assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to PJSC’s opinion. With respect to the financial projections, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. PJSC did not conduct a physical inspection of the facilities or property of the Company. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax, accounting or legal effects of the merger or the transaction structure on any person or entity.

PJSC assumed that the final form of the merger agreement amendment would be substantially the same as the last draft dated July 1, 2013 reviewed by PJSC prior to delivering the opinion and would not vary in any respect material to PJSC’s analysis. PJSC also assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the consideration proposed to be received by the holders of common shares (other than the Family Shareholders, Parent and Merger Sub and the holders of dissenting shares) in connection with the merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company. PJSC further assumed that all representations and warranties set forth in the merger agreement are and will be true and correct as of the dates made or deemed made for purposes of the merger agreement as set forth in the merger agreement and that all parties to the merger agreement will comply with all covenants of such parties thereunder as set forth in the merger agreement.

PJSC’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, July 2, 2013, one business day before the day the opinion was delivered. In particular, PJSC did not express any opinion as to the prices at which common shares may trade at any future time. Furthermore, PJSC’s opinion did not address the Company’s underlying business decision to undertake the merger, and PJSC’s opinion did not address the relative merits of the merger as compared to any alternative transactions that might be available to the Company. PJSC’s opinion did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise except as expressly identified in the opinion. PJSC did not express a view to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of persons, relative to the consideration to be received by the holders of the common shares (other than the Family Shareholders, Parent, Merger Sub and the holders of dissenting shares) pursuant to the merger agreement.

The following summarizes the significant financial analyses performed by PJSC and reviewed with the special committee and the board of directors on July 3, 2013 in connection with the delivery of PJSC’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

Selected Publicly Traded Company Analysis

PJSC reviewed and compared selected financial information of the Company with similar information using publicly available information of the following publicly traded companies that share similar business characteristics to the Company or its operating segments, and that PJSC deemed relevant, including publicly traded companies selected as operating in the following segments similar to individual business segments in which the Company operates: social expression, print media, directories, e-commerce and licensing, as well as publicly traded companies selected as low-growth retailers with similar growth patterns to that of the Company:

Social Expression

CSS Industries Inc.

Blythe, Inc.

Print Media

Quad/Graphics, Inc.

R.R. Donnelley & Sons Company

Scholastic Corporation

Selected Low-Growth Retailers

Barnes & Noble, Inc.

hhgregg, Inc.

Best Buy Company, Inc.

GameStop Corporation

Directories

Solocal Group SA (f/k/a PagesJaunes Groupe)

Eniro AB

Yellow Media Limited

Selected E-Commerce

Shutterfly, Inc.

1-800-Flowers.com

CaféPress Inc.

Licensing

Iconix Brand Group, Inc.

Cherokee Inc.

Meredith Corporation

These companies are referred to herein as the “selected companies”.

PJSC calculated and compared various financial multiples and ratios, including, among other things:

•

the enterprise value (which represents equity value plus book values of total debt, including preferred stock and minority interest less cash) of the selected companies based on closing share prices on July 2, 2013, as a multiple of: (i) revenue, (ii) earnings before interest and taxes, excluding non-recurring items (“EBIT”), as calculated from publicly reported data and (iii) estimated earnings before interest, taxes, depreciation and amortization, excluding non-recurring items (“EBITDA”), as calculated from publicly reported data, in each case for each of the selected companies for each of the latest twelve months (“LTM”), from the latest month of information available to PJSC as of July 2, 2013, and calendar year 2013, as applicable.

•

the most recent share price as a multiple of earnings per share (“EPS”), for the calendar year 2013 based upon (i) the closing share prices as of July 2, 2013 and (ii) the median of Wall Street analysts’ estimates for calendar year 2013 EPS as reported by Thomson Reuters on July 2, 2013.

Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected companies as of July 2, 2013, PJSC developed the following reference ranges of trading valuation multiples and ratios for the selected companies:

Enterprise Value as a Ratio of:	Range of Multiples
FY2013A Revenue	0.25x – 0.45x
LTM Revenue	0.25x – 0.45x
FY2014E Revenue	0.25x – 0.45x
FY2013A EBITDA	3.4x – 4.8x
LTM EBITDA	3.4x – 4.8x
FY2014E EBITDA	3.4x – 4.8x
FY2013A EBIT	4.0x – 7.5x
LTM EBIT	4.0x – 7.5x
FY2014E EBIT	4.0x – 7.0x
FY2014E EPS	9.0x – 13.5x

For the purposes of the selected public company analysis, PJSC used financial results reported for the Company on its public filings for the fiscal year ending February 28, 2013, certain financial results prepared by the management of the Company for the LTM period ending May 31, 2013, as well as certain adjustments thereto prepared with the guidance of the Company’s management, and certain financial forecasts prepared by management of the Company for the fiscal year ending February 28, 2014, as well as certain adjustments thereto prepared as described in “Projected Financial Information—June 2013 Treasury Model—Projected Financial Performance—Fiscal Years 2014-2018.” See “Projected Financial Information” beginning on page 71.

Using the reference ranges described above, PJSC estimated ranges of the implied equity value per share and applied them to the Company’s corresponding financial metrics as of the end of its fiscal year on February 28, 2013, both excluding and including a “control premium.” For these purposes, PJSC used a control premium of 25%, which reflects the median premium paid in certain cash transactions selected based on PJSC’s professional judgment.

Based on PJSC’s professional judgment and after taking into consideration, among other things, the observed data, PJSC selected a valuation range for the common shares of $15.25 – $25.00 excluding a control premium, and a valuation range for the common shares of $19.06 – $31.25 including a control premium, in each case compared to the $19.00 per share merger consideration to be received by holders of the common shares (other than Family Shareholders, the Company, Merger Sub and holders of dissenting shares) in connection with the merger.

No company used in this analysis is identical to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis

PJSC reviewed and compared selected publicly available financial information relating to the following six selected transactions announced between January 1, 2005 and July 2, 2013, which transactions generally were selected because they were transactions involving companies with low-growth characteristics similar to the Company, companies operating in similar segments and experiencing similar sector trends as compared to the Company, transactions reflecting companies experiencing changes or evolution of their business model in connection with evolving macro trends, or transactions that PJSC, based on its experience and judgment as a financial advisor, deemed relevant to consider in relation to the transaction:

Announcement Date	Acquirer	Target
August 2012	Dex One Corporation	SuperMedia Inc.
May 2012	Berkshire Hathaway, Inc.	Media General, Inc.’s Newspaper Operations
March 2009	BCE, Inc.	The Source (Bell) Electronics Inc.
March 2009	Barnes & Noble, Inc.	Barnes & Noble College Booksellers, Inc.
July 2005	Berkshire Partners LLC	National Vision, Inc.
January 2005	Movie Gallery, Inc.	Hollywood Entertainment Corporation

These transactions are referred to herein as the “selected precedent transactions.”

PJSC calculated and compared various financial multiples and ratios, including, among other things:

•

enterprise value (which represents equity value plus book values of total debt, including preferred stock and minority interest less cash) of the selected transactions, as a multiple of: (i) revenue, (ii) EBIT, as calculated from publicly reported data and (iii) EBITDA, as calculated from publicly reported data, in each case for each of the companies above for the LTM, from the latest applicable month of information available to PJSC as of July 2, 2013.

Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected precedent transactions and PJSC’s analysis of such data, PJSC developed the following reference ranges of precedent transaction valuation multiples and ratios for the selected precedent transactions:

Enterprise Value as a Ratio of:	Range of Multiples
FY2013A Revenue	0.3x – 0.6x
LTM Revenue	0.3x – 0.6x
FY2013A EBITDA	3.0x – 4.5x
LTM EBITDA	3.0x – 4.5x
FY2013A EBIT	4.5x – 6.5x
LTM EBIT	4.5x – 6.5x

For the purposes of the selected precedent transactions analysis, PJSC used financial results reported for the Company on its public filings for the fiscal year ending February 28, 2013, and certain financial results prepared by the management of the Company for the LTM period ending May 31, 2013, in each case as well as certain adjustments thereto prepared with the guidance of the Company’s management. See “Projected Financial Information” beginning on page 71.

Based on PJSC’s professional judgment and after taking into consideration, among other things, the observed data measured across all identified valuation multiples and ratios for the selected precedent transactions and PJSC’s analysis of such data, PJSC selected a valuation range for the common shares of $13.00 – $22.50, compared to the $19.00 per share merger consideration to be received by holders of the common shares (other than Family Shareholders, the Company, Merger Sub and holders of dissenting shares) in connection with the merger.

No company, business or transaction used in this analysis is identical to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Sum-of-the-Parts Analysis

In light of the segmented nature of the Company’s business, PJSC also conducted a sum-of-the-parts analysis. PJSC applied the Company EBITDA by segment for the fiscal year ending February 28, 2013, provided to PJSC by the management of the Company, including selected adjustments for certain items based on Company management guidance, for each segment of the Company’s business to the following range of multiples selected from a review by PJSC of the companies referred to in the section above titled “Selected Publicly Traded Company Analysis,” based on PJSC’s professional judgment.

The “unallocated overhead” segment discussed below refers to corporate costs that are deducted from EBITDA for the Company for the fiscal year ending February 28, 2013. PJSC selected an “unallocated overhead” multiple equal to a weighted average of the multiples for each of the other segments, prior to the allocation of overhead expenses.

Segment	Range of Multiples
North American Greeting Cards Division	3.4x – 4.8x
International	3.4x – 4.8x
Retail Operations	3.4x – 4.8x
AG Interactive	6.0x – 8.0x
In-Store	3.4x – 4.8x
Properties	8.0x – 10.0x
Unallocated Overhead	3.61x – 5.06x

Based on PJSC’s professional judgment and after taking into consideration, among other things, the observed data measured across all multiples and PJSC’s analysis of such data, PJSC selected a valuation range for common shares of $16.75 – $25.50, compared to the $19.00 per share merger consideration to be received by holders of common shares (other than Family Shareholders, the Company, Merger Sub and holders of dissenting shares) in connection with the merger.

Discounted Cash Flow Analysis

PJSC performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the period beginning on May 31, 2013 through the full fiscal year ending February 28, 2018 based on the financial forecasts prepared by management of the Company that are disclosed in “Projected Financial Information” beginning on page 71. PJSC believed it appropriate to utilize a range of terminal values from 3.0x to 4.0x for the Company, applied to the estimated EBITDA of the Company for the fiscal year ending February 28, 2018. The cash flows and terminal values were then discounted to present value as of May 31, 2013, using discount rates ranging from 10.5% to 12.5%, which range was selected based on PJSC’s professional judgment and after taking into consideration, among other things, an estimate of the Company’s weighted average cost of capital. Based on this data, PJSC selected a valuation range for common shares of $17.00 – $23.00, compared to the $19.00 per share merger consideration to be received by holders of the common shares (other than Family Shareholders, the Company, Merger Sub and holders of dissenting shares) in connection with the merger.

Present Value of Future Stock Price Analysis

PJSC performed an illustrative analysis of the implied present value of future prices per common share based on a range of multiples selected from a review of the companies referred to in the section above titled “Selected Publicly Traded Company Analysis” and the projected EBITDA, net debt and diluted share count for the LTM period ending May 31, 2013 and the fiscal years 2014 through 2018 from financial forecasts prepared by management of the Company that are disclosed in “Projected Financial Information” beginning on page 71 to calculate future share prices at each multiple for each fiscal year 2014 through 2018. The future per share prices of Company common shares were then discounted to present values utilizing a discount rate of 13.5%, reflecting an estimate of the Company’s cost of equity. In order to illustrate total value to shareholders, PJSC incorporated the present value of a $0.15 quarterly dividend every quarter in each fiscal quarter beginning with the second quarter of the fiscal year 2014 through the end of fiscal year 2018. The values of these dividends were discounted to the present value utilizing a discount rate of 13.5%, reflecting an estimate of the Company’s cost of equity. Based on the addition of the present value of future share prices and present value of future dividends, PJSC selected a valuation range for Company common shares of $16.00 – $23.25, compared to the $19.00 per share merger consideration to be received by holders of the Company common shares) (other than Family Shareholders, the Company, Merger Sub and holders of dissenting shares) in connection with the merger.

Other

PJSC reviewed the historical closing trading prices and volumes for the Class A common shares for the one-year period ended September 25, 2012. PJSC noted that this review of historical share trading is not a valuation methodology but was presented for informational purposes.

Date	Closing Share Price
9/25/12 (last trading date prior to the announcement of the Weiss Family’s proposal to acquire the Company)	$14.34
52-Week Low (prior to 9/25/2012)	$12.50
52-Week High (prior to 9/25/2012)	$19.50

Other Written Presentations by Peter J. Solomon Company, L.P.

In addition to the presentation made to the special committee on July 3, 2013 described above, PJSC also made written presentations to the special committee on October 26, 2012, November 19, 2012, December 7, 2012, January 27, 2013, February 24, 2013, March 27, 2013, March 28, 2013, June 23, 2013, June 27, 2013, and July 2, 2013 as well as delivering a written opinion to the special committee and the board of directors on March 28, 2013, which we refer to as the “prior opinion”. Each of these presentations and the prior opinion has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the transaction for informational purposes and because they provide background with respect to the final July 3, 2013 presentation and opinion. None of these other written presentations by PJSC, alone or together, constitute an opinion of, or recommendation by, PJSC with respect to a possible transaction or otherwise, and were presented solely for discussion purposes. The prior opinion was based on the information available to PJSC as of March 28, 2013, including financial information, and market, economic and other conditions as they existed as of such date, as well as PJSC’s preliminary working assumptions at such time, and the observed data and multiples analyzed by PJSC in connection with such preliminary valuation analyses, and is superseded in its entirety by the opinion delivered on July 3, 2013.

Information contained in these other written presentations is substantially similar to the information provided in PJSC’s written presentation to the special committee on July 3, 2013 described above, including that, among other things, PJSC’s analyses were based on financial information and management’s treasury model, which is management’s consolidated view of the Company’s financial forecast prepared annually by the Company’s treasury department and updated on a periodic basis to reflect material changes to the Company’s financial and operating plan, as they existed as of the dates of the respective presentations, and pro forma adjustments to the Company’s historical, fiscal year 2013 estimated and actual, as applicable, LTM ended May 31, 2013 and fiscal year 2014 estimated EBIT and EBITDA that the Company’s management discussed with PJSC, as well as on other information that was available at those times, including information from the due diligence conducted by PJSC on the Company to each such date, and on PJSC’s preliminary working assumptions at those times.

The October 26, 2012 materials contained an overview of transaction process, an overview of the work performed by PJSC as of such date, initial observations on the Company, which included the performance of the Company’s stock price over the last five years and subsequent to the initial Weiss family non-binding proposal, an ownership profile of the Company, financial information of the Company, which included financial information based on the Company’s treasury model, and preliminary valuation analyses. These preliminary valuation analyses were based on the information available to PJSC as of October 26, 2012, including financial information, and market, economic and other conditions as they existed as of such date, as well as PJSC’s preliminary working assumptions at such time, and the observed data and multiples analyzed by PJSC in connection with such preliminary valuation analyses. Based on the preliminary valuation analyses in which PJSC observed a range of values, PJSC observed a preliminary range of values for the common shares of $18.01 –$24.08 in connection with the sum-of-the-parts analysis, $13.50 – $23.48 in connection with the present value of future equity analysis, $13.43 – $26.74 (including an assumed $8.96 dividend paid on February 28, 2013) in connection with the present value of future equity analysis, and $14.23 – $22.62 in connection with the discounted cash flow analysis. Such preliminary valuation ranges were solely for informational and discussion purposes and the special committee did not rely on such preliminary ranges of offer prices in making its recommendation to the board or the shareholders.

The November 19, 2012 materials contained an update on the transaction process, the performance of the Company’s stock price over the last two years and subsequent to the initial Weiss family non-binding proposal, changes in institutional ownership subsequent to the initial Weiss family non-binding proposal, financial information of the Company, which reflected the updated treasury model including management’s expectations for EBIT in fiscal years 2014 and 2015 which had decreased from expectations expressed in the fiscal year 2012 plan, and preliminary valuation analyses, which reflected a downward revised range of terminal multiples based on further consideration by PJSC of the trading valuations of selected relevant publicly traded companies. These preliminary valuation analyses were based on the information available to PJSC as of November 19, 2012, including financial information, and market, economic and other conditions as they existed as of such date, as well as PJSC’s preliminary working assumptions at such time, and the observed data and multiples analyzed by PJSC in connection with such preliminary valuation analyses. Based on the preliminary valuation analyses in which PJSC observed a range of values, PJSC observed a preliminary range of values for the common shares of $14.81 – $23.50 in connection with the discounted cash flow analysis, $14.16 – $22.73 in connection with the discounted cash flow sensitivity analysis, $10.85 – $20.93 in connection with the present value of future equity analysis (assuming full value of certain expenses are added back), $10.40 – $20.93 in connection with the present value of future equity analysis (assuming certain value of certain expenses are added back), $10.79 – $24.18 (including an assumed $9.02 dividend paid on February 28, 2013) in connection with the present value of future equity analysis, and $13.71 – $21.80 in connection with the sum-of-the-parts analysis. Such preliminary valuation ranges were solely for informational and discussion purposes and the special committee did not rely on such preliminary ranges of offer prices in making its recommendation to the board or the shareholders.

The December 7, 2012 materials contained an overview of the December 5, 2012 Weiss family proposal, updated review of the Company’s management’s financial forecast, the performance of the Company’s stock price over the last two years and subsequent to the initial Weiss family non-binding proposal, observations regarding the Company’s treasury model presented to PJSC to date and preliminary valuation analyses. These preliminary valuation analyses were based on the information available to PJSC as of December 7, 2012, including financial information, and market, economic and other conditions as they existed as of such date, as well as PJSC’s preliminary working assumptions at such time, and the observed data and multiples analyzed by PJSC in connection with such preliminary valuation analyses. Based on the preliminary valuation analyses in which PJSC observed a range of values, PJSC observed a preliminary range of values for the common shares of $17.38 – $25.98 in connection with the discounted cash flow analysis, $14.11 – $28.26 in connection with the discounted cash flow sensitivity analysis, $10.69 – $20.02 in connection with the present value of future equity analysis, $11.30 – $25.51 (including an assumed $10.13 dividend paid on February 28, 2013) in connection with the present value of future equity analysis, and $14.29 – $21.65 in connection with the sum-of-the-parts analysis. Such preliminary valuation ranges were solely for informational and discussion purposes and the special committee did not rely on such preliminary ranges of offer prices in making its recommendation to the board or the shareholders.

The January 27, 2013 materials contained an overview of the Weiss family proposal to date, which included the January 17, 2013 Weiss family proposal, the performance of the Company’s stock price over the last two years and between the initial Weiss family proposal and the revised proposal, an updated review of the financial information of the Company, which included updated financial analyses of the Company based on Company management’s five-year treasury model, taking into account a number of adjustments for unusual or nonrecurring items that the Company’s management had discussed with PJSC, and preliminary valuation analyses, which reflected a slightly downward revised range of terminal multiples and included illustrative preliminary valuation ranges across a variety of measures for information and discussion purposes. These preliminary valuation analyses were based on the information available to PJSC as of January 27, 2013, including financial information, and market, economic and other conditions as they existed as of such date, as well as PJSC’s preliminary working assumptions at such time, and the observed data and multiples analyzed by PJSC in connection with such preliminary valuation analyses. Based on the preliminary valuation analyses, for which PJSC developed a valuation range, PJSC selected a preliminary valuation range for the common shares of $6.12 – $11.12 based on LTM EBITDA in connection with the selected publicly traded company analysis, $11.66 – $17.58 based on estimated EBITDA for fiscal year 2013 in connection with the selected publicly traded company analysis, $7.95 – $13.34 based on LTM EBITDA in connection with the selected publicly traded company analysis including an assumed change of control premium, $15.16 – $21.09 based on estimated EBITDA for fiscal year 2013 in connection with the selected publicly traded company analysis including an assumed change of control premium, $17.21 – $18.64 based on applying a change of control premium to the unaffected price of the common stock as of September 25, 2012, $10.73 – $14.05 in connection with the present value of future equity analysis at a 3.0x EBITDA multiple, $16.45 – $17.99 in connection with the present value of future equity analysis at a 4.0x EBITDA multiple, $16.93 – $23.22 in connection with the discounted cash flow analysis at selected EBITDA multiples, $13.72 – $18.90 in connection with the discounted cash flow sensitivity analysis, $10.10 – $21.64 in connection with the sum-of-the-parts analysis, and $11.57 – $22.77 (including an assumed $8.00 dividend paid on February 28, 2013) in connection with the present value of future equity analysis at selected EBITDA multiples. Such preliminary ranges of offer prices were solely for informational and discussion purposes and the special committee did not rely on such preliminary ranges of offer prices in making its recommendation to the board or the shareholders.

The February 24, 2013 materials contained the performance of the Company’s stock price subsequent to the initial Weiss family proposal, an updated review of the financial information of the Company, which included a review of PJSC’s discussion with Company management, and preliminary valuation analyses, which included revisions from prior analyses based on updated management estimates of the amounts of certain adjustments being considered with respect to fiscal 2013 for purposes of the analyses and included illustrative preliminary valuation ranges across a variety of measures for information and discussion purposes. These preliminary valuation analyses were based on the information available to PJSC as of February 24, 2013, including financial information, and market, economic and other conditions as they existed as of such date, as well as PJSC’s preliminary working assumptions at such time, and the observed data and multiples analyzed by PJSC in connection with such preliminary valuation analyses. Based on the preliminary valuation analyses, for which PJSC developed a valuation range, PJSC selected a preliminary valuation range for the common shares of $6.12 – $11.12 based on LTM EBITDA in connection with the selected publicly traded company analysis, $11.66 – $17.58 based on estimated EBITDA for fiscal year 2013 in connection with the selected publicly traded company analysis, $7.95 – $13.34 based on LTM EBITDA in connection with the selected publicly traded company analysis including an assumed change of control premium, $15.16 – $21.09 based on estimated EBITDA for fiscal year 2013 in connection with the selected publicly traded company analysis including an assumed change of control premium, $17.21 – $18.64 based on applying a change of control premium to the unaffected price of the common stock as of September 25, 2012, $10.73 – $14.05 in connection with the present value of future equity analysis at a 3.0x EBITDA multiple, $16.45 – $17.99 in connection with the present value of future equity analysis at a 4.0x EBITDA multiple, $16.93 – $23.22 in connection with the discounted cash flow analysis at selected EBITDA multiples, $13.72 – $18.90 in connection with the discounted cash flow sensitivity analysis, $10.89 – $23.01 in connection with the sum-of-the-parts analysis, and $11.57 – $22.77 (including an assumed $8.00 dividend paid on February 28, 2013) in connection with the present value of future equity analysis at selected EBITDA multiples. Such preliminary ranges of offer prices were solely for informational and discussion purposes and the special committee did not rely on such preliminary ranges of offer prices in making its recommendation to the board or the shareholders.

The March 27, 2013 materials contained an overview of the transaction, updated financial information, the performance of the Company’s stock price over the last five years and over the last two years, and preliminary valuation analyses. These preliminary valuation analyses were based on the information available to PJSC as of March 27, 2013, including financial information, and market, economic and other conditions as they existed as of such date, as well as PJSC’s preliminary working assumptions at such time, and the observed data and multiples analyzed by PJSC in connection with such preliminary valuation analyses. Based on the preliminary valuation analyses, for which PJSC developed a valuation range, PJSC selected a preliminary valuation range for the common shares of $11.25 – $19.00 in connection with the selected publicly traded company analysis, $14.06 –

$23.75 in connection with the selected publicly traded company analysis including an assumed change of control premium, $11.75 – $20.50 in connection with the selected precedent transaction analysis, $12.50 – $20.75 (including assumed future quarterly dividend payments of $0.15 per share) in connection with the present value of future equity analysis, $14.33 – $20.47 in connection with the sum-of-the-parts analysis, and $16.01 – $21.96 in connection with the discounted cash flow analysis. Such preliminary ranges of offer prices were solely for informational and discussion purposes and the special committee did not rely on such preliminary ranges of offer prices in making its recommendation to the board or the shareholders.

A description of the prior opinion delivered in connection with the March 28, 2013 materials is provided below in the section titled “Other Written Opinions by Peter J. Solomon Company, L.P.”.

The June 23, 2013 materials contained a review of the stock performance and valuation of certain comparable companies from and after the close of the last trading day prior to the initial Weiss family proposal, performance of the Company’s stock price compared to the S&P 400 Consumer Discretionary Index over selected time periods, a review of the correlation of the share price of certain comparable companies with the Company’s share price, a review of the stock performance of companies constituting the Dow Jones Industrial Average, performance of the Company’s stock price and volume of trading activity over selected time periods, an illustrative share price and discount/premium matrix across various EBITDA levels and EBITDA multiples, and a discussion of certain factors that may impact trading in the Company’s common stock and the share price in the absence of a transaction.

The June 27, 2013 materials contained an overview of a hypothetical potential increase by the Weiss family of its proposed offer to $19.00 per share, updated financial information, the performance of the Company’s stock price compared to the S&P 400 Consumer Discretionary Index over selected time periods, the performance of the Company’s stock price over the last five years and over the last two years, the performance of the Company’s stock price and volume of trading activity over selected time periods, and preliminary valuation analyses. These preliminary valuation analyses were based on the information available to PJSC as of June 26, 2013, including financial information, and market, economic and other conditions as they existed as of such date, as well as PJSC’s preliminary working assumptions at such time, and the observed data and multiples analyzed by PJSC in connection with such preliminary valuation analyses. Based on the preliminary valuation analyses, for which PJSC developed a valuation range, PJSC selected a preliminary valuation range for the common shares of $14.50 – $24.50 in connection with the selected publicly traded company analysis, $18.13 – $30.63 in connection with the selected publicly traded company analysis including an assumed change of control premium, $13.00 – $22.50 in connection with the selected precedent transaction analysis, $15.50 – $23.00 (including assumed future quarterly dividend payments of $0.15 per share) in connection with the present value of future equity analysis, $15.75 – $25.00 in connection with the sum-of-the-parts analysis, and $17.00 – $23.00 in connection with the discounted cash flow analysis. Such preliminary ranges of offer prices were solely for informational and discussion purposes and the special committee did not rely on such preliminary ranges of offer prices in making its recommendation to the board or the shareholders.

The July 2, 2013 materials provided an update to the June 27, 2013 materials and contained an overview of the transaction, updated performance of the Company’s stock price over the last five years and over the last two years, updated performance of the Company’s stock price and volume of trading activity over selected time periods, and preliminary valuation analyses. These preliminary valuation analyses were based on the information available to PJSC as of July 1, 2013, including financial information, and market, economic and other conditions as they existed as of such date, as well as PJSC’s preliminary working assumptions at such time, and the observed data and multiples analyzed by PJSC in connection with such preliminary valuation analyses. Based on the preliminary valuation analyses, for which PJSC developed a valuation range, PJSC selected a preliminary valuation range for the common shares of $15.25 – $25.00 in connection with the selected publicly traded company analysis, $19.06 – $31.25 in connection with the selected publicly traded company analysis including an assumed change of control premium, $13.00 – $22.50 in connection with the selected precedent transaction analysis, $16.00 – $23.25 (including assumed future quarterly dividend payments of $0.15 per share) in connection with the present value of future equity analysis, $16.75 – $25.50 in connection with the sum-of-the-parts analysis, and $17.00 – $23.00 in connection with the discounted cash flow analysis. Such preliminary ranges of offer prices were solely for informational and discussion purposes and the special committee did not rely on such preliminary ranges of offer prices in making its recommendation to the board or the shareholders.

The valuation analyses contained in these other written presentations made by PJSC included, depending on the presentation and among other things, the following types of valuation analyses: selected publicly traded company analysis, selected precedent transaction analysis, present value of future equity analysis, discounted cash flow analysis, sum-of-the-parts analysis, and leveraged buyout sensitivity analysis. PJSC did not include an illustrative leveraged buyout sensitivity analysis, which represents an illustration of what a hypothetical potential buyer for the Company may offer in a specific base-case scenario for a typical leveraged buyout with a specifically assumed capital structure, in its preliminary presentations after February 24, 2013 or in its final presentation because PJSC determined, based on PJSC’s professional judgment, that the transaction proposed by the Family Shareholders and contemplated by the merger agreement was not similar enough to the base-case scenario for a typical leveraged buyout to make such illustrative leveraged buyout sensitivity analysis a relevant analysis. Furthermore, PJSC also determined, based on PJSC’s professional judgment, that in light of, among other things, the position of the Family Shareholders (contained in the letters, dated September 25, 2012 and January 17, 2013, from certain Family Shareholders to the special committee and subsequently confirmed to the special committee) that they had no intention to sell all or any significant portion of their shares in the Company, the base-case scenario for a typical leveraged buyout involving a hypothetical third-party potential buyer would not be relevant.

The financial analyses in these other written presentations were based on the Company’s treasury model, as in effect and provided to PJSC as of the date of the respective presentation, certain pro forma adjustments that the Company’s management had discussed with PJSC through the date of the respective presentation, publicly available information, including financial information, and market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times, including information from the due diligence conducted by PJSC, and PJSC’s preliminary working assumptions at those times. Accordingly, the results of these financial analyses differed due to changes in those conditions. Among other things, the selected publicly traded companies and selected precedent transactions changed as new and updated information became available to PJSC to use in selecting the publicly traded companies and precedent transactions. Multiples attributable to selected comparable companies changed as those companies’ stock prices and future earnings estimates changed. The discounted cash flows analyses changed as the Company’s financial results became known and the Company’s treasury model and the adjustments being made for unusual or nonrecurring items were updated to reflect the Company’s actual results. The applicable ranges of discount rates used by PJSC in performing the discounted cash flow analyses contained in its presentations were selected by PJSC based on PJSC’s professional judgment and after taking into consideration, among other things, an estimate of the Company’s weighted average cost of capital as of the date of each applicable presentation. The applicable ranges of discount rates changed over the time period represented by the presentations and were not the same in such presentations due to, among other factors, changes in market-based interest rates, changes in capitalization of certain of the comparable companies and changes in measures of volatility of certain of the comparable companies relative to overall equity markets. Further, the assumed market risk and size premiums changed based on the publication of new market research by an industry standard data source for these measures relied on by PJSC. Finally, PJSC continued to refine various aspects of its financial analyses with respect to the Company over time.

Copies of PJSC’s written presentations to the special committee on October 26, 2012, November 19, 2012, December 7, 2012, January 27, 2013, February 24, 2013, March 27, 2013, March 28, 2013, June 23, 2013, June 27, 2013, July 2, 2013 and July 3, 2013, are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company or representative who has been so designated in writing.

PJSC’s prior opinion was incorporated by reference under Item 16(c)(i) of the Schedule 13E-3 filed on April 17, 2013 by the Company and the other filing persons thereto.

Other Written Opinions by Peter J. Solomon Company, L.P.

On March 28, 2013, at a meeting of the special committee held to evaluate the original merger, PJSC delivered to the special committee an oral opinion, subsequently delivered to the board of directors, confirmed by delivery of the written opinion dated March 28, 2013 to the special committee and the board of directors, to the effect that, as of such date and based on and subject to various assumptions and limitations described in such opinion, the $18.20 per share merger consideration to be received by holders of the common shares (other than Family Shareholders, the Company, Merger Sub and holders of dissenting shares) in connection with the original merger was fair, from a financial point of view, to such holders.

The following summary of PJSC’s prior opinion is qualified in its entirety by reference to the full text of the opinion copies of which, as described below, are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company or representative who has been so designated in writing. PJSC delivered its prior opinion to the special committee for the benefit and use of the special committee (in its capacity as such) and the board of directors for the benefit and use of the board of directors (in its capacity as such). PJSC’s prior opinion did not address any aspect of the original merger or the merger except as expressly identified in its prior opinion and no opinion or view was expressed as to the relative merits of the original merger or the merger in comparison to other strategies or transactions that might be, or have been, available to the Company or in which the Company might engage, or might have engaged, or as to the underlying business decision of the Company to proceed with or effect the original merger or the merger. PJSC also expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the original merger, the merger or any related matter.

In arriving at its opinion, PJSC, among other things:

•	reviewed certain publicly available financial statements and other information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

•	reviewed certain financial projections for the Company;

•	discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

•	reviewed the reported prices and trading activity of the Class A common shares;

•

compared the financial performance and condition of the Company and the reported prices and trading activity of the Class A common shares with that of certain other publicly traded companies that PJSC deemed relevant;

•	reviewed publicly available information regarding the financial terms of certain transactions, in whole or in part, that PJSC deemed relevant;

•	participated in certain discussions among representatives of each of Parent and the Company;

•	reviewed the original merger agreement and drafts of the rollover and contribution agreement and the original guaranty and voting agreement; and

•	performed such other analyses as PJSC deemed appropriate.

In arriving at its prior opinion, PJSC was not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets.

In arriving at its prior opinion, PJSC assumed and relied upon the accuracy and completeness of the information reviewed by PJSC for the purposes of its prior opinion and PJSC did not assume any responsibility for independent verification of such information and relied on such information being complete and correct. PJSC relied on assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to PJSC’s prior opinion. With respect to the financial projections, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. PJSC did not conduct a physical inspection of the facilities or property of the Company. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax, accounting or legal effects of the merger or the transaction structure on any person or entity.

PJSC assumed that the final form of the original merger agreement would be substantially the same as the last draft dated March 27, 2013 reviewed by PJSC prior to delivering the prior opinion and would not vary in any respect material to PJSC’s analysis. PJSC also assumed that the original merger will be consummated in accordance with the terms of the original merger agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the consideration proposed to be received by the holders of common shares (other than the Family Shareholders, Parent and Merger Sub and the holders of dissenting shares) in connection with the original merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the original merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company. PJSC further assumed that all representations and warranties set forth in the original merger agreement are and will be true and correct as of the dates made or deemed made for purposes of the original merger agreement as set forth in the original merger agreement and that all parties to the original merger agreement will comply with all covenants of such parties thereunder as set forth in the original merger agreement.

PJSC’s prior opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, March 28, 2013, the day the prior opinion was delivered. In particular, PJSC did not express any opinion as to the prices at which common shares may trade at any future time. Furthermore, PJSC’s prior opinion did not address the Company’s underlying business decision to undertake the original merger, and PJSC’s prior opinion did not address the relative merits of the original merger as compared to any alternative transactions that might be available to the Company. PJSC’s prior opinion did not address any other aspect or implication of the original merger or any other agreement, arrangement or understanding entered into in connection with the original merger or otherwise except as expressly identified in the prior opinion. PJSC did not express a view to, and its prior opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the original merger, or any class of persons, relative to the consideration to be received by the holders of the common shares (other than the Family Shareholders, Parent, Merger Sub and the holders of dissenting shares) pursuant to the original merger agreement.

The following summarizes the significant financial analyses performed by PJSC and reviewed with the special committee and board of directors on March 28, 2013 in connection with the delivery of PJSC’s prior opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

Selected Publicly Traded Company Analysis

PJSC reviewed and compared selected financial information of the Company with similar information using publicly available information of the following publicly traded companies that share similar business characteristics to the Company or its operating segments, and that PJSC deemed relevant, including publicly traded companies selected as operating in the following segments similar to individual business segments in which the Company operates: social expression, print media, directories, e-commerce and licensing, as well as publicly traded companies selected as low-growth retailers with similar growth patterns to that of the Company:

Social Expression

CSS Industries Inc.

Blythe, Inc.

Print Media

Quad/Graphics, Inc.

R.R. Donnelley & Sons Company

Scholastic Corporation

Selected Low-Growth Retailers

Barnes & Noble, Inc.

hhgregg, Inc.

Best Buy Company, Inc.

GameStop Corporation

Directories

PagesJaunes Groupe (n/k/a Solocal Group SA)

Eniro AB

Yellow Media Limited

Selected E-Commerce

Shutterfly, Inc.

1-800-Flowers.com

CaféPress Inc.

Licensing

Iconix Brand Group, Inc.

Cherokee Inc.

Meredith Corporation

These companies are referred to herein as the “selected companies”.

PJSC calculated and compared various financial multiples and ratios, including, among other things:

•

the enterprise value (which represents equity value plus book values of total debt, including preferred stock and minority interest less cash) of the selected companies based on closing share prices on March 28, 2013, as a multiple of: (i) revenue, (ii) earnings before interest and taxes, excluding non-recurring items (“EBIT”), as calculated from publicly reported data and (iii) estimated earnings before interest, taxes, depreciation and amortization, excluding non-recurring items (“EBITDA”), as calculated from publicly reported data, in each case for each of the selected companies for each of the latest twelve months (“LTM”), from the latest month of information available to PJSC as of March 28, 2013, and calendar year 2012, as applicable.

•

the most recent share price as a multiple of earnings per share (“EPS”), for the LTM period and the projected calendar year 2013 based upon (i) the closing share prices as of March 28, 2013 and (ii) the median of Wall Street analysts’ estimates for calendar year 2013 EPS as reported by Thomson Reuters on March 28, 2013.

Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected companies as of March 28, 2013, PJSC developed the following reference ranges of trading valuation multiples and ratios for the selected companies:

Enterprise Value as a Ratio of:	Range of Multiples
LTM Revenue	0.2x – 0.4x
FY2013E Revenue	0.2x – 0.4x
LTM EBITDA	3.3x – 4.3x
FY2013E EBITDA	3.3x – 4.3x
LTM EBIT	3.6x – 7.0x
FY2013E EBIT	3.6x – 7.0x
FY2014E EPS	7.7x – 11.4x

For the purposes of the selected public company analysis, PJSC used certain financial forecasts prepared by management of the Company for the fiscal year ending February 28, 2013, as well as certain adjustments thereto prepared with the guidance of the Company’s management. See “Projected Financial Information” beginning on page 71.

Using the reference ranges described above, PJSC estimated ranges of the implied equity value per share and applied them to the Company’s corresponding estimated financial metrics as of the end of its fiscal year on February 28, 2013, both excluding and including a “control premium.” For these purposes, PJSC used a control premium of 25%, which reflects the median premium paid in certain cash transactions selected based on PJSC’s professional judgment.

Based on PJSC’s professional judgment and after taking into consideration, among other things, the observed data, PJSC selected a valuation range for the common shares of $11.50 – $20.00 excluding a control premium, and a valuation range for the common shares of $14.38 – $25.00 including a control premium, in each case compared to the $18.20 per share merger consideration to be received by holders of the common shares (other than Family Shareholders, the Company, Merger Sub and holders of dissenting shares) in connection with the original merger.

No company used in this analysis is identical to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis

PJSC reviewed and compared selected publicly available financial information relating to the following six selected transactions announced between January 1, 2005 and March 28, 2013, which transactions generally were selected because they were transactions involving companies with low-growth characteristics similar to the Company, companies operating in similar segments and experiencing similar sector trends as compared to the Company, transactions reflecting companies experiencing changes or evolution of their business model in connection with evolving macro trends, or transactions that PJSC, based on its experience and judgment as a financial advisor, deemed relevant to consider in relation to the transaction:

Announcement Date	Acquirer	Target
August 2012	Dex One Corporation	SuperMedia Inc.
May 2012	Berkshire Hathaway, Inc.	Media General, Inc.’s Newspaper Operations
March 2009	BCE, Inc.	The Source (Bell) Electronics Inc.
March 2009	Barnes & Noble, Inc.	Barnes & Noble College Booksellers, Inc.
July 2005	Berkshire Partners LLC	National Vision, Inc.
January 2005	Movie Gallery, Inc.	Hollywood Entertainment Corporation

These transactions are referred to herein as the “selected precedent transactions.”

PJSC calculated and compared various financial multiples and ratios, including, among other things:

•

enterprise value (which represents equity value plus book values of total debt, including preferred stock and minority interest less cash) of the selected transactions, as a multiple of: (i) revenue, (ii) EBIT, as calculated from publicly reported data and (iii) EBITDA, as calculated from publicly reported data, in each case for each of the companies above for the LTM, from the latest applicable month of information available to PJSC as of March 28, 2013.

Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected precedent transactions and PJSC’s analysis of such data, PJSC developed the following reference ranges of precedent transaction valuation multiples and ratios for the selected precedent transactions:

Enterprise Value as a Ratio of:	Range of Multiples
FY2013E Revenue	0.3x – 0.6x
FY2013E EBITDA	3.0x – 4.5x
FY2013E EBIT	4.5x – 6.5x

For the purposes of the selected precedent transactions analysis, PJSC used certain financial forecasts prepared by the management of the Company for the fiscal year ending February 28, 2013, as well as certain adjustments thereto prepared with the guidance of the Company’s management. See “Projected Financial Information” beginning on page 71.

Based on PJSC’s professional judgment and after taking into consideration, among other things, the observed data measured across all identified valuation multiples and ratios for the selected precedent transactions and PJSC’s analysis of such data, PJSC selected a valuation range for the common shares of $11.75 – $20.50, compared to the $18.20 per share merger consideration to be received by holders of the common shares (other than Family Shareholders, the Company, Merger Sub and holders of dissenting shares) in connection with the original merger.

No company, business or transaction used in this analysis is identical to the Company or the original merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the original merger were compared.

Sum-of-the-Parts Analysis

In light of the segmented nature of the Company’s business, PJSC also conducted a sum-of-the-parts analysis. PJSC applied the estimated Company EBITDA by segment for the fiscal year ending February 28, 2013, provided to PJSC by the management of the Company, including selected adjustments for certain items based on Company management guidance, for each segment of the Company’s business to the following range of multiples selected from a review by PJSC of the companies referred to in the section above titled “Selected Publicly Traded Company Analysis,” based on PJSC’s professional judgment.

The “unallocated overhead” segment discussed below refers to corporate costs that are deducted from estimated EBITDA for the Company for the fiscal year ending February 28, 2013. PJSC selected an “unallocated overhead” multiple equal to a weighted average of the multiples for each of the other segments, prior to the allocation of overhead expenses.

Segment	Range of Multiples
North American Greeting Cards Division	3.25x – 4.25x
International	3.25x – 4.25x
Retail Operations	3.25x – 4.25x
AG Interactive	6.00x – 8.00x
In-Store	3.25x – 4.25x
Properties	8.00x – 10.00x
Unallocated Overhead	3.46x – 4.53x

Based on PJSC’s professional judgment and after taking into consideration, among other things, the observed data measured across all multiples and PJSC’s analysis of such data, PJSC selected a valuation range for common shares of $14.25 – $20.50, compared to the $18.20 per share merger consideration to be received by holders of common shares (other than Family Shareholders, the Company, Merger Sub and holders of dissenting shares) in connection with the original merger.

Discounted Cash Flow Analysis

PJSC performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the fiscal year ending February 28, 2014 through the full fiscal year ending February 28, 2018 based on the financial forecasts prepared by management of the Company that are disclosed in “Projected Financial Information” beginning on page 71. PJSC believed it appropriate to utilize a range of terminal values from 3.0x to 4.0x for the Company, applied to the estimated EBITDA of the Company for the fiscal year ending February 28, 2018. The cash flows and terminal values were then discounted to present value as of February 28, 2013, using discount rates ranging from 10.5% to 12.5%, which range was selected based on PJSC’s professional judgment and after taking into consideration, among other things, an estimate of the Company’s weighted average cost of capital. Based on this data, PJSC selected a valuation range for common shares of $16.00 – $22.00, compared to the $18.20 per share merger consideration to be received by holders of the common shares (other than Family Shareholders, the Company, Merger Sub and holders of dissenting shares) in connection with the original merger.

Present Value of Future Stock Price Analysis

PJSC performed an illustrative analysis of the implied present value of future prices per common share based on a range of multiples selected from a review of the companies referred to in the section above titled “Selected Publicly Traded Company Analysis” and the projected EBITDA, net debt and diluted share count for fiscal years 2014 through 2018 from financial forecasts prepared by management of the Company that are disclosed in “Projected Financial Information” beginning on page 71 to calculate future share prices at each multiple for each fiscal year 2014 through 2018. The future per share prices of Company common shares were then discounted to present values utilizing a discount rate of 13%, reflecting an estimate of the Company’s cost of equity. In order to illustrate total value to shareholders, PJSC incorporated the present value of a $0.15 quarterly dividend every quarter in each fiscal year 2014 through 2018. The values of these dividends were discounted to the present value utilizing a discount rate of 13%, reflecting an estimate of the Company’s cost of equity. Based on the addition of the present value of future share prices and present value of future dividends, PJSC selected a valuation range for Company common shares of $12.75 – $20.00, compared to the $18.20 per share merger consideration to be received by holders of the Company common shares) (other than Family Shareholders, the Company, Merger Sub and holders of dissenting shares) in connection with the original merger.

Other

PJSC reviewed the historical closing trading prices and volumes for the Class A common shares for the one-year period ended September 25, 2012. PJSC noted that this review of historical share trading is not a valuation methodology but was presented for informational purposes.

Date	Closing Share Price
9/25/12 (last trading date prior to the announcement of the Weiss Family’s proposal to acquire the Company)	$14.34
52-Week Low (prior to 9/25/2012)	$12.50
52-Week High (prior to 9/25/2012)	$19.50

PJSC’s prior opinion was incorporated by reference under Item 16(c)(i) of the Schedule 13E-3 filed on April 17, 2013 by the Company and the other filing persons thereto.

Miscellaneous

In arriving at PJSC’s opinion and prior opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion and prior opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all such analyses, could create an incomplete view of the process underlying PJSC’s opinion or prior opinion. In addition, PJSC may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be PJSC’s view of the actual value of the Company.

In performing its analyses, PJSC relied on numerous assumptions made by the Company’s management and made judgments of its own with regard to current and future industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in PJSC’s analyses are not necessarily indicative of future results or actual values of the Company, which may be significantly more or less favorable than those suggested by such estimates. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness, from a financial point of view, of the consideration or original consideration, as applicable, to be received by holders of common shares (other than Family Shareholders, Parent, Merger Sub and holders of dissenting shares) and were provided to the Company’s special committee and board of directors in connection with the delivery of PJSC’s oral opinion and prior oral opinion, as applicable. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, neither the Company nor PJSC, nor any other person, can guarantee that future results or actual values of the Company will not differ materially from those indicated in PJSC’s analyses. With regard to the publicly traded company analysis and the precedent transaction analysis summarized above, PJSC selected public companies on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is fully comparable to the Company or the merger. Accordingly, an analysis of the foregoing was not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected public companies and other factors that could affect the acquisition or public trading value of the selected public companies and transactions to which the Company and the merger or original merger, as applicable, were being compared.

PJSC provided advice to the special committee during the negotiations between the special committee and the Family Shareholders to determine the per share merger consideration and original per share merger consideration, which were recommended to the board by the special committee and approved by the board. PJSC did not, however, recommend any specific amount of consideration to the Company or the special committee or the board or that any specific amount of consideration constituted the only appropriate consideration for the merger or the original merger.

The special committee retained PJSC based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger and original merger. During the two years preceding the date of PJSC’s written opinion, PJSC had not been engaged by or received any compensation from the Company, Parent or any other parties to the merger or original merger (other than amounts that were paid to PJSC under the engagement letter pursuant to which PJSC was retained as financial advisor to the special committee in connection with the potential acquisition of the Company). Under the terms of PJSC’s engagement letter, dated October 17, 2012, the Company has agreed to pay PJSC for its services in connection with the merger aggregate fees of up to $6.0 million, which include a $500,000 retainer fee, a fee of $1.5 million payable in connection with PJSC’s delivery of its prior opinion, a $2 million transaction fee to be paid contingent upon consummation of the merger, and a potential additional discretionary fee of up to $2 million to be paid by the Company at the special committee’s sole discretion, of which the special committee has instructed the Company to pay $1 million to-date. The Company also has agreed to reimburse PJSC for its reasonable and documented out-of-pocket expenses (including any reasonable fees and disbursements of PJSC’s counsel) incurred in connection with PJSC’s engagement, and to indemnify PJSC and its affiliates, and their respective directors, officers, members, partners, controlling persons, agents and employees against specified liabilities.

In the future PJSC may provide financial advisory services to the Company and its affiliates and in the future PJSC may receive compensation for rendering these services. The issuance of PJSC’s opinion and prior opinion were authorized by PJSC’s fairness opinion committee.

Purposes and Reasons of Family LLC, Parent, Merger Sub and the Family Shareholders for the Merger

Under the SEC rules governing “going-private” transactions, each of Family LLC, Parent, Merger Sub and the Family Shareholders is an affiliate of the Company and, therefore, required to express their purposes and reasons for the merger to the unaffiliated shareholders of the Company, as defined in Rule 13e-3 of the Exchange Act. Family LLC, Parent, Merger Sub and the Family Shareholders are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

As stated in their initial proposal letter for the merger, the Weiss Family decided to pursue the merger because after careful consideration it has concluded that, at this time in the Company’s operating history, the best course of action for the Company is to return to its roots as a family owned business. The Weiss Family believes that the Company can be operated more effectively as a privately owned company for a number of reasons, including the Family Shareholders’ belief that:

•

the Company will have greater operating flexibility, allowing management to concentrate on long-term growth and reduce the focus on the quarter-to-quarter performance often emphasized by the public markets;

•

management will benefit from eliminating certain costs and duties associated with managing a publicly traded company, enabling it to devote more of its time, energy and financial resources to focus on the Company’s long-term growth strategies;

•	as unit sales in paper greetings cards have been flat to declining, the Company needs to substantially redirect capital toward reinvestment in the business;

¡	versus an historical capital expenditures rate of approximately $50 million per year, up to approximately $446 million will be required over the next five years to:

•	invest in emerging channels of distribution for social expressions products such as the Company’s Cardstore business or other emerging channels of distribution;

•	invest in information systems technology; and

•	upgrade the current world headquarters, which is approximately 60 years old, or invest in a new world headquarters;

¡	for information concerning the Company’s financial projections, see “Special Factors—Projected Financial Information” beginning on page 71;

•	the Company’s largest competitor is privately held and able to invest and reinvest in its business without the pressure to produce period-over-period earnings and cash flow growth.

For Family LLC, Parent, Merger Sub and the Family Shareholders, the purpose of the merger is to benefit from any future earnings and growth of the Company after the merger of Merger Sub with and into the Company, making the Company privately held and wholly owned by Parent. Family LLC, Parent, Merger Sub and the Family Shareholders believe that structuring the transaction in the manner described in this proxy statement is preferable to other transaction structures because it will enable Parent to acquire all of the common shares while, at the same time enabling the public shareholders to realize immediately the value of their investment in the Company through their receipt of the $19.00 per share merger consideration in cash, without interest. In addition, the merger will (i) allow the Family Shareholders to maintain their investment in the Company through their equity investment in Parent via the rollover of all of their existing holdings of Class A common shares and Class B common shares as described in the “Special Factors—Financing—Rollover Financing” section beginning on page 74, and (ii) enable the Weiss Family to maintain a leadership role with the surviving corporation. For these reasons, Family LLC, Parent, Merger Sub and the Family Shareholders believe that private ownership is in the best interests of the business and that the merger is in the best interests of the Company’s shareholders.

Position of Family LLC, Parent, Merger Sub and the Family Shareholders as to Fairness of the Merger

Under the SEC rules governing “going-private” transactions, the Family Shareholders are affiliates of the Company and, therefore, required to express their beliefs as to the substantive and procedural fairness of the merger to the unaffiliated shareholders of the Company. The Family Shareholders are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

As described below, the Family Shareholders believe that the merger is fair to the unaffiliated shareholders of the Company on the basis of (i) the factors described in the “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” section beginning on page 38, which factors Family LLC, Parent, Merger Sub and the Family Shareholders agree with and adopt, and (ii) the additional factors described below. In this section, when we refer to the “board of directors” and “board,” we are referring to the board of directors other than the Family Shareholder directors (who recused themselves from the board’s vote on the merger).

None of Family LLC, Parent, Merger Sub or the Family Shareholders participated in the deliberations of the special committee or the vote of the board of directors regarding, or received advice from the Company’s legal advisor or the special committee’s legal or financial advisors as to, the fairness of the merger. As described in the “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” section beginning on page 81, the Family Shareholders have interests in the merger different from those of the unaffiliated shareholders of the Company by virtue of the Family Shareholders’ obligation to make an equity investment in Parent via the rollover of all of their existing holdings of Class A common shares and Class B common shares and the Weiss Family’s continuing leadership role in the surviving corporation.

The unaffiliated shareholders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of the special committee’s legal and financial advisors. None of Family LLC, Parent, Merger Sub or the Family Shareholders have performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the merger to the unaffiliated shareholders of the Company. The Weiss Family and Parent engaged KeyBanc Capital Markets as a financial advisor in connection with negotiating the terms of the merger and the financing for the merger. However, KeyBanc Capital Markets did not provide any opinion with respect to the fairness of the merger consideration.

Based on the Family Shareholders’ knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the board of directors and the special committee described in the “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” section beginning on page 38 (including, without limitation, the board’s and special committee’s analysis with respect to the Company’s going concern value), with which Family LLC, Parent, Merger Sub and the Family Shareholders agree and which analysis and resulting conclusions Family LLC, Parent, Merger Sub and the Family Shareholders adopt, Family LLC, Parent, Merger Sub and the Family Shareholders believe that the merger is substantively fair to the unaffiliated shareholders of the Company. In particular, Family LLC, Parent, Merger Sub and the Family Shareholders considered the following:

•

other than their receipt of board of directors and special committee fees (which are not contingent upon the consummation of the merger or the special committee’s or the board’s recommendation or approval of the merger) and their interests described in the “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” section beginning on page 81, no member of the board or the special committee has a financial interest in the merger that is different from, or in addition to, the interests of the unaffiliated shareholders generally, although the merger agreement does include customary provisions for indemnity and the continuation of liability insurance for the Company’s officers and directors;

•

the board of directors determined, by the unanimous vote of the board (with the Family Shareholder directors abstaining), based in part on the unanimous recommendation of the special committee, that the merger is fair to, and in the best interests of, the Company and its unaffiliated shareholders;

•

the $19.00 per share merger consideration represents a 32.5% premium to the closing price of the Company’s Class A common shares on September 25, 2012, the last trading day before the announcement by the Weiss Family of their initial proposal to acquire the Company;

•

the $19.00 per share merger consideration represents an approximately 33.1% premium over the average closing price of the Company’s Class A common shares for the 45 trading days prior to September 25, 2012, the last trading day before the announcement by the Weiss Family of their initial proposal to acquire the Company;

•

the merger will provide consideration to the unaffiliated shareholders of the Company entirely in cash, allowing the unaffiliated shareholders of the Company to realize immediately a certain and fair value for their Class A common shares and eliminating any uncertainty in valuing the consideration to be received by those shareholders; and

•

that there are no unusual requirements or conditions to the merger, and Merger Sub has received a Debt Commitment Letter and Parent has entered into the Preferred Stock Purchase Agreement in connection with the Non-Voting Preferred Equity Investment, in each case, as described in the “Special Factors—Financing” section beginning on page 74, to provide the financing necessary to consummate the merger expeditiously, each increasing the likelihood that the merger will be consummated and that the consideration to be paid to the unaffiliated shareholders of the Company in the merger will be received.

Family LLC, Parent, Merger Sub and the Family Shareholders did not establish, and did not consider, a pre-merger public company going concern value of Class A common shares for the purposes of determining the per share merger consideration or the fairness of the per share merger consideration to the unaffiliated shareholders of the Company because, following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement per share price of Class A common shares, the $19.00 per share merger consideration represented a premium to the going concern value of the Company. In addition, Family LLC, Parent, Merger Sub and the Family Shareholders did not consider the net book value of Class A common shares because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, either the market trading prices of Class A common shares or the Company’s value as a going concern. Family LLC, Parent, Merger Sub and the Family Shareholders did not consider liquidation value in determining the fairness of the merger to the unaffiliated shareholders of the Company because of their belief that liquidation sales generally result in proceeds substantially less than sales of a going concern, because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, because they considered the Company to be a viable, going concern and because the Company is expected to continue to operate its business following the merger.

Family LLC, Parent, Merger Sub and the Family Shareholders believe that the merger is procedurally fair to the unaffiliated shareholders of the Company based upon the following:

•

the special committee, consisting solely of directors who are not officers or employees of the Company and who are not affiliated with the Family Shareholders, Family LLC, Parent, or Merger Sub, and who have no financial interest in the merger that is different from, or in addition to, the interests of the unaffiliated shareholders generally, other than their receipt of board of directors and special committee fees (which are not contingent upon the consummation of the merger or the special committee’s or the Board’s recommendation or approval of the merger) and their interests described in the “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” section beginning on page 81, was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the proposed merger, to decide whether or not to engage in the merger and to consider alternatives to the merger;

•	the special committee retained its own nationally recognized independent legal and financial advisors;

•

the special committee and its advisors conducted an extensive due diligence investigation of the Company before commencing negotiations, which the Family Shareholders believe provided the special committee with the information necessary to represent effectively the interests of the unaffiliated shareholders;

•

the $19.00 per share merger consideration, and the other terms and conditions of the merger agreement, resulted from extensive negotiations between the Family Shareholders and its advisors, on the one hand, and the special committee and its advisors, on the other hand;

•

the special committee was deliberate in its process, taking approximately six months to analyze and evaluate the Weiss Family’s initial proposal and consider alternatives and to negotiate with the Family Shareholders the terms of the proposed merger, ultimately resulting in a $1.82 increase in the per share merger consideration to be paid in connection with the merger over that initially proposed by the Family Shareholders;

•

the special committee requested and received from PJSC an opinion, dated July 3, 2013, that as of such date and based on, and subject to, various assumptions and limitations described in its opinion, the $19.00 per share merger consideration to be received by holders of common shares (other than the Family Shareholders, Parent, Merger Sub and holders of dissenting shares) was fair, from a financial point of view, to such holders;

•	the merger was approved by the unanimous vote of the board of directors (with the Family Shareholder directors abstaining), based in part on the unanimous recommendation of the special committee; and

•

the merger is subject to a condition requiring an affirmative vote of the holders of issued and outstanding common shares (with each Class B common share entitled to only one vote) held by shareholders other than the Family Shareholders, the Irving I. Stone Foundation and directors or executive officers of the Company, voting together as a single class.

While members of the Weiss Family are officers and directors of the Company, because of their participation in the transaction as described in the “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” section beginning on page 81, they did not serve on the special committee, nor did they participate in, or vote in connection with, the special committee’s evaluation or recommendation of the merger agreement and the merger or the board’s approval of the merger agreement and the merger. For these reasons, the Weiss Family does not believe that their or any other Family Shareholders’ interests in the merger influenced the decision of the special committee or the board with respect to the merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by Family LLC, Parent, Merger Sub and the Family Shareholders in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by them. Family LLC, Parent, Merger Sub and the Family Shareholders did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. Rather, each of Family LLC, Parent, Merger Sub and the Family Shareholders made its fairness determination after considering all of the foregoing as a whole. Family LLC, Parent, Merger Sub and the Family Shareholders believe these factors provide a reasonable basis upon which to form their belief that the merger is fair to the unaffiliated shareholders of the Company. This belief should not, however, be construed as a recommendation to any Company shareholder to approve the merger or adopt the merger agreement. None of Family LLC, Parent, Merger Sub or any Family Shareholder makes any recommendation as to how shareholders of the Company should vote their common shares relating to the merger.

Certain Effects of the Merger

If the Company shareholder approval and majority of the minority shareholder approval are obtained and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation. If the merger is completed, all of our equity interests will be owned by Parent. Except for the Family Shareholders and any other person who may have a beneficial ownership interest in the Company as of the closing of the merger, through their interest in Parent, none of our current shareholders will have any ownership interest in, or be a shareholder of, the Company after the completion of the merger. As a result, our current shareholders (other than the Family Shareholders and any other person who may have an ownership interest in Parent) will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the merger, Parent will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Upon the consummation of the merger:

•

each issued and outstanding common share held by shareholders (other than the Family Shareholders and holders of dissenting shares) immediately prior to the effective time of the merger will be converted automatically into and will represent the right to receive the $19.00 per share merger consideration in cash, without interest, and each such share will otherwise cease to be outstanding and will otherwise automatically be cancelled and cease to exist;

•

each issued and outstanding common share that is held by the Family Shareholders (all of which shares will, immediately prior to the effective time of the merger, be held by Parent pursuant to the rollover and contribution agreement, as defined below and described in the “Agreements Involving Common Shares—Rollover and Contribution Agreement” section beginning on page 112) immediately prior to the effective time of the merger, will cease to be outstanding and will automatically be cancelled and will cease to exist;

•

each option to purchase common shares, if any, held by the Family Shareholders immediately prior to the closing of the merger will be cancelled at the closing of the merger without the payment of any consideration;

•

each other option to purchase common shares outstanding immediately prior to the closing of the merger will be cancelled at the closing of the merger in exchange for a cash payment (for any such option with a per share exercise price less than $19.00, the cash payment will equal the product of (x) the excess of $19.00 over the per share exercise price and (y) the number of Company common shares subject to that option immediately prior to its cancellation, and for any such option with a per share exercise price that equals or exceeds $19.00, the amount of the cash payment will be based on the Black-Scholes value of the option using certain assumptions described below under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Mergers—Company Stock Options, Company Restricted Stock Units and Company Performance Shares” beginning on page 81;

•

each restricted stock unit and each performance share relating to common shares, if any, held by the Family Shareholders immediately prior to the closing of the merger will be cancelled at the closing of the merger without the payment of any consideration;

•

each restricted stock unit held by a member of the board of directors (other than the Family Shareholder directors) and outstanding immediately prior to the closing of the merger will fully vest and be settled for a cash payment equal to $19.00 and paid at the time provided under the applicable restricted stock unit award agreement and/or Company equity plan; and

•

each other restricted stock unit and each performance share outstanding immediately prior to the closing of the merger will continue to be subject to the same terms and conditions (including vesting terms) as applied immediately before the closing of the merger, except that the applicable award will represent only the right to receive an amount of cash, instead of common shares, calculated by reference to a per share reference price of $19.00.

The Company does not expect to grant any equity awards under the existing Company equity plans following the closing of the merger.

Following the merger, all of the equity interests in the surviving corporation will ultimately be owned by Parent. If the merger is completed, the Weiss Family and the other beneficial owners of Parent will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Company following the merger. Similarly, the Weiss Family and the other shareholders of Parent will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by the surviving corporation of additional debt as described below under “Special Factors—Financing” beginning on page 74.

If the merger is completed, the Company’s shareholders other than the Family Shareholders and any other person who may have a beneficial ownership interest in Parent will have no interest in the Company’s net book value or net earnings.

As a result of and upon consummation of the merger, the Company will be 100% owned by Parent. Following the merger, the Weiss Family and the other Family Shareholders will hold their interests in the Company indirectly through Family LLC, and Family LLC (and thereby indirectly the Family Shareholders) will own 100% of the common equity and voting equity of Parent. The following table sets forth, among other things, the percentage ownership of the Company by Family LLC and each of the Family Shareholders pre- and post-merger, as well as the interest in the net book value and net earnings of the Company of Family LLC and each of the Family Shareholders pre- and post-merger.

Ownership Prior to the Merger
	Net Book Value				Net Income
	2/29/12		2/28/13		2/29/12		2/28/13
	%	$(000’s)%		$(000’s)%		$(000’s)%		$(000’s)
Family Shareholders	6.0	43,647	7.2	49,095	6.0	3,432	7.2	3,594

Ownership Immediately After the Merger
	Net Book Value				Net Income
	2/29/12		2/28/13		2/29/12		2/28/13
	%	$(000’s)%		$(000’s)%		$(000’s)%		$(000’s)
Family Shareholders	100	727,458	100	681,877	100	57,198	100	49,918

At the closing, Koch AG Investment will hold between $215.6 million and $254.8 million in aggregate stated value of non-voting preferred stock of Parent. The preferred stock is non-voting and does not include a right to any board seats in Parent or the Company, but does have limited consent rights with respect to certain significant corporate actions proposed to be taken by Parent and the Company. Subject to certain conditions, all or part of the preferred stock can be redeemed by the Family Shareholders, at their election, at any time and from time to time, by paying a specified preference amount. For more information, see “Special Factors—Financing—Koch AG Investment Non-Voting Preferred Equity Financing” beginning on page 75.

The primary benefit of the merger to the unaffiliated shareholders of the Company will be the right of those shareholders to receive a cash payment of $19.00, without interest, for each Class A common share held by those shareholders as described above, representing a premium of 32.5% to the closing price of the Class A common shares on September 25, 2012, the last trading day before the announcement by the Weiss Family of its proposal to acquire all outstanding common shares not owned by it, and a premium of approximately 33.1% over the average closing price of the Company’s Class A common shares for the 45 trading days prior to that date.

The primary detriments of the merger to the unaffiliated shareholders of the Company will include the lack of interest of such shareholders in our potential future earnings, growth or value. Additionally, the receipt of cash in exchange for common shares pursuant to the merger will generally be a taxable sale transaction for U.S. federal income tax purposes to many of our shareholders who surrender their common shares in the merger.

In connection with the merger, the Family Shareholders and their permitted assignees or designees will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by our shareholders generally. The primary benefits of the merger to the Family Shareholders, based on their indirect ownership of all of the common equity interests in Parent, will include their interest in our potential future earnings and growth which, if they successfully execute their business strategies, could be substantial. Additionally, following the merger, the Company will be a private company, and as such will be relieved of the burdens imposed on companies with publicly traded equity, including the requirements and restrictions on trading that our directors, officers and beneficial owners of more than 10% of our common shares face as a result of the provisions of Section 16 of the Exchange Act and the requirement of furnishing a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act. Termination of registration of the Company’s common shares under the Exchange Act also will reduce substantially the information required to be furnished by the Company to the Company’s shareholders and the SEC; the Company expects, however, that it will continue to file reports with the SEC pursuant to requirements contained in the 2021 senior notes indenture. It is estimated that the Company will have reduced expenses of approximately $1.4 million per year as a result of no longer being a publicly traded company. Additionally, following the merger, the Weiss Family will control the surviving corporation. Additional anticipated benefits to the Weiss Family include receiving tax-free treatment with respect to the contribution of common shares in the transaction pursuant to the rollover and contribution agreement discussed under “Agreements Involving Common Shares—Rollover and Contribution Agreement” beginning on page 112.

The primary detriments of the merger to the Family Shareholders include that all of the risk of any possible decrease in the Company’s earnings, growth or value, and all of the risks related to the Company’s additional indebtedness, following the merger will be borne by Parent. Additionally, the investment by the Weiss Family and the other investors in Parent and the Company will not be liquid, with no public trading market for such securities, and the equity securities of Parent and the Company will be subject to contractual restrictions on transfer.

In connection with the merger, certain members of the Company’s management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the Company’s shareholders generally, as described in more detail under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 81. Those incremental benefits are expected to include, among others, certain executive officers continuing as executive officers of the surviving corporation.

The Class A common shares and the Class B common shares are currently registered under the Exchange Act and the Class A common shares are quoted on the NYSE under the symbol “AM.” As a result of the merger, the Company will be a privately held corporation and there will be no public market for its shares. After the merger, the Class A common shares will cease to be quoted on the NYSE and price quotations with respect to sales of Class A common shares in the public market will no longer be available. In addition, registration of the Class A common shares and the Class B common shares under the Exchange Act will be terminated.

At the effective time of the merger, the articles of incorporation and code of regulations of the Company will be amended and restated to be in the form of (except with respect to the name of the Company) the articles of incorporation and code of regulations of Merger Sub and, as so amended, will be the articles of incorporation and code of regulations of the Company following the merger until thereafter amended in accordance with their respective terms and Ohio law.

Parent anticipates that the Company’s executive officers as of the effective time of the merger will continue as the initial officers of the Company following the merger.

Recent Developments

The following describes certain recent Company developments since the date of the original merger agreement:

•

The Company’s adjusted EBITDA for fiscal year 2013 was approximately $11 million greater than its estimated fiscal 2013 adjusted EBITDA calculated at the time the merger agreement was entered into, resulting primarily from lower expenditures due to delays in the information systems refresh project, the impact of favorable foreign exchange rate movements and the impact of intercompany eliminations related to the sale of products from the Company’s International Social Expression Products segment to the Clinton Cards business;

•

The Company’s first quarter financial results for the period ended May 31, 2013 will be released before the special meeting, but it appears that adjusted EBITDA will be approximately $13 million greater than adjusted EBITDA in the prior year first quarter ended May 25, 2012. Due to the Company’s fiscal calendar cycle, the current year first quarter has six additional days, or 7% more selling days than the prior year first quarter. Although this timing will not impact the Company’s full year fiscal 2014 operating results, the Company estimates that slightly less than 50% of the quarter-over-quarter adjusted EBITDA increase was related to the additional selling days. The remaining improvement was primarily the result of (1) increased sales in the Company’s fixtures business resulting from a new third party customer contract that is expected to be completed during the current year second fiscal quarter; (2) net sales increases in seasonal cards and gift packaging products; and (3) lower costs related to product refresh initiatives. Slightly offsetting these improvements to adjusted EBITDA was an operating loss in the Clinton Cards retail operations that were acquired in the prior year second fiscal quarter.

•

The Company is in the final stages of completing a contract to distribute greeting cards in over 1,000 stores of a major national retailer. The Company expects that while this agreement would contribute approximately $150 million of revenue over the life of the agreement, there will be significant upfront costs and competitive terms associated with this contract. As a result, this contract is expected to have a negative net present value during the initial five-year term but the Company believes that if renewed, the contract will result in a positive net present value to the Company.

•

The Company continues to see significant adverse trends in card unit volumes within the industry and certain of the Company’s card categories and reductions in card purchases even from the Company’s heaviest card purchasers. The Company continues to believe that a digital strategy is important to long-term success and intends to continue to incur expenses and deploy capital to support the Company’s Cardstore business and/or other electronic channels of distribution, although the timing and amount of this spending and/or capital deployment are difficult to estimate and will be affected by consumer response to these efforts.

For additional information on the Company’s updated projections as a result of these developments and other factors, see “Projected Financial Information” below.

Projected Financial Information

As part of its annual financial planning process, the Company prepares management projections and budgets for its upcoming fiscal year and multi-year treasury models, which the Company then updates from time to time. At the time of its receipt of the Family Shareholders’ proposal in September 2012, the Company did not have a consolidated set of projections that would suit the needs of the special committee or its advisors or otherwise be useful for purposes of evaluating a potential transaction. Management does not generally update multi-year projections throughout the year, and the projections established earlier in the year were no longer accurate because of intervening significant changes resulting from the Company’s acquisition of the Clinton Cards business. The Company’s management determined that the treasury model was the most up to date and, together with PJSC, determined that it was the appropriate basis for preparing consolidated projections for purposes of the special committee’s evaluation of a potential transaction. From October through the end of November 2012, the Company’s financial management worked to update the model for recent events, incorporate information from the Company’s fiscal 2013 operating and financial plan, and otherwise confirm that the various assumptions underlying the model were appropriate for purposes of presenting a consolidated set of projections useful for purposes of evaluating a potential transaction. The Company’s management also extended the model to five years from the previously existing three years. On November 30, 2012, the updated treasury model (the “November 2012 treasury model”) was provided to the special committee and its advisors, and the projections derived therefrom are included below under “Summary Projected Financial Performance—November 2012 Treasury Model.” The November 2012 treasury model was also provided to the advisors to the Family Shareholders and their potential financing sources. From November 2012 through February 2013, the Company’s management provided the special committee with information and estimates regarding developments with respect to fiscal 2013 that may affect PJSC’s analyses, which are reflected in the November 2012 treasury model projections set forth below for fiscal 2013 EBITDA and EBIT and discussed in the accompanying footnote.

In June 2013, as part of its review of recent developments involving the Company and its ongoing evaluation of its recommendation to shareholders with respect to the merger agreement, the special committee requested that Company management update the November 2012 treasury model. Members of the Company’s financial management updated the treasury model to account for, among other things, the Company’s actual results for fiscal 2013, which were reported in May 2013, preliminary information available with respect to the Company’s performance during the first quarter of fiscal 2014, which ended May 31, 2013, and other recent developments, including those described under “Special Factors—Recent Developments” beginning on page 70. This updated treasury model (the “June 2013 treasury model”), including information with respect to actual 2013 results and projected results for fiscal years 2014 through 2018, was provided to the special committee and its advisors during the last week of June 2013 in connection with the evaluation and negotiation of the merger agreement amendment, and the projections derived therefrom are included below under “Summary Projected Financial Performance—June 2013 Treasury Model.” The Company’s management also provided the special committee with information and estimates regarding certain adjustments from the actual fiscal 2013 and projected 2014 results for unusual or nonrecurring items or events that may affect PJSC’s analyses, which are reflected in the information provided below and discussed in the accompanying footnotes. The June 2013 treasury model was also provided to the Family Shareholders and their advisors.

All financial documentation and information referenced above with respect to the November 2012 treasury model and the June 2013 treasury model also was provided to the special committee’s financial advisor, PJSC. The Company does not, as a matter of course, publicly disclose projected financial information.

We have included these projections solely for the purpose of giving our shareholders access to certain nonpublic information considered by the special committee in evaluating the merger. The projections are, in general, prepared solely for internal use in assessing strategic direction, related capital and resource needs and allocations and other management decisions. Projections of this type are based on estimates and assumptions that, in many cases, reflect subjective judgment, and which are subject to significant uncertainties and contingencies, including greeting card and other social expression industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition and results of operations of the Company. In addition, the Company’s financial results in recent years have been significantly affected by non-recurring, one-time and other special items, which makes it difficult to identify clear trends in the Company’s business and the Company’s financial future. These factors, which may prevent the financial projections or underlying assumptions from being realized, are difficult to predict, and many of them are beyond the Company’s control. Therefore, the projections are forward-looking statements and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information,” beginning on page 87.

The projections cover multiple years and such information is necessarily less predictive with each successive year. Consequently, there can be no assurance that the underlying assumptions will prove to be accurate, that the projected results will be realized or that actual results will not be significantly different than projected. These projections were prepared solely for internal use and not for publication or with a view toward complying with the published guidelines of the SEC regarding projections or with guidelines established by the American Institute of Certified Public Accountants or any other organization for preparation and presentation of prospective financial information. Our independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the financial projections presented herein and, accordingly, has not, and does not, express an opinion or any other form of assurance with respect to them. The merger agreement includes no representations by the Company or its management as to this projected financial information. In light of the uncertainties inherent in projections of this type, neither the Company nor any other person has expressed any opinion or assurance to shareholders on this information or its achievability, and the inclusion of this information should not be regarded as an indication that the Company, the special committee, the Family Shareholders, any of their representatives or anyone who received this information then considered, or now considers, it necessarily to be predictive of actual future events.

The projections do not reflect any impact of the merger, nor do they take into account the effect of any failure of the merger to occur. None of the Company, the special committee, the Family Shareholders or any of their respective representatives intends to update or revise the summary projected financial information set forth below to reflect circumstances existing after the date when made, except as may be required by applicable securities laws.

Summary Projected Financial Performance—November 2012 Treasury Model

(Amounts in Millions)
	Projected Fiscal Year Ended February 28,
	2013E	2014E	2015E	2016E	2017E	2018E
Total Revenue	$1,840.6	$1,935.1	$1,939.9	$1,944.8	$1,949.6	$1,954.5
Gross Profit	1,028.9	1,083.6	1,088.3	1,093.0	1,097.6	1,102.3
EBITDA(a)	201.0	208.5	221.4	230.5	238.0	244.2
EBIT(a)	155.5	150.8	157.0	163.3	169.5	175.8
Net Income	$37.3	$83.4	$87.8	$91.4	$95.4	$99.4
Depreciation and Amortization	$45.5	$57.7	$64.4	$67.2	$68.4	$68.4
Capital Expenditures(b)	(127.8)	(169.2)	(139.1)	(46.0)	(46.0)	(46.0)
Operating Free Cash Flow(c)	16.4	(9.5)	34.7	137.1	137.9	142.0

a)	In connection with the analyses performed by the special committee and its advisors, adjustments were made from the model projections for fiscal 2013 to account for the estimated impacts of certain unusual or nonrecurring items or events. The total amount of such adjustments increased projected earnings by $75.7 million, which adjustments, together with the associated projected increase in earnings, are reflected in estimated fiscal 2013 EBITDA and EBIT in the above table. The material adjustments include certain charges associated with the Clinton Cards transaction, an estimated loss associated with the potential sale of the world headquarters (which had been assumed for purposes of the treasury model), the impact of scan-based trading conversions and certain legal expenses.
(b)	The projections assume the completion of the Company’s world headquarters project. Capital expenditures in this table include $91.5 million (2014) and $65.5 million (2015) of estimated capital expenditures for a new world headquarters. On November 28, 2012, the Company published a press release announcing that it was temporarily delaying the project in light of the proposal from the Family Shareholders, but that it still intends to develop the headquarters. The projections do not include capital expenditures that would be required to refurbish and update the current headquarters facility if the new headquarters were not pursued.
(c)	Defined as Cash Flow from Operating Activities Less Capital Expenditures.

Summary Projected Financial Performance—June 2013 Treasury Model

Actual Financial Performance—Fiscal Year 2013

(Amounts in Millions)

2013A
Total Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . .	$1,868.7
Gross Profit . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1,051.0
EBITDA(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	212.3
EBIT(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	162.9
Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$49.9
Depreciation and Amortization . . . . . . . . . . . . . .	$49.4
Capital Expenditures . . . . . . . . . . . . . . . . . . . . .	(114.1)
Operating Free Cash Flow(b) . . . . . . . . . . . . . . . .	48.6

(a)	In connection with the analyses performed by the special committee and its advisors, adjustments were made from the actual 2013 results to account for the impacts of certain unusual or nonrecurring items or events. For fiscal 2013, the total amount of such adjustments increased EBIT by $68.7 million, which adjustments are reflected in fiscal 2013 EBITDA and EBIT in the above table. The material adjustments include certain charges associated with the Clinton Cards transaction, the impact of scan-based trading conversions, costs associated with the going private transaction and certain legal expenses.
(b)	Defined as Cash Flow from Operating Activities Less Capital Expenditures.

For additional information on the Company’s actual results for fiscal 2013, which were reported in May 2013, see “Historical Selected Financial Information” beginning on page 115 and “Where You Can Find Additional Information” beginning on page 135.

Projected Financial Performance—Fiscal Years 2014 – 2018

(Amounts in Millions)

	Fiscal Year Ended February 28,
	2014E	2015E	2016E	2017E	2018E
Total Revenue	$2,017.5	$2,014.5	$2,019.6	$2,024.9	$2,030.5
Gross Profit	$1,169.3	$1,167.0	$1,170.7	$1,177.5	$1,183.9
Unadjusted EBITDA(a).	196.5	218.8	230.9	238.7	245.5
Adjusted EBITDA (Pre- SBT and D&O)(b)	213.5	—	—	—	—
Adjusted EBITDA (Post- SBT and D&O)(c)	221.5	—	—	—	—
Net Income	$77.3	$88.4	$92.8	$97.8	$103.9
Depreciation and Amortization	$56.0	$60.1	$65.8	$65.7	$64.8
Capital Expenditures(d)	(76.4)	(114.2)	(149.8)	(62.8)	(46.0)
Operating Free Cash Flow(e)	47.2	60.9	40.4	127.8	155.2

(a)	Represents unadjusted EBITDA pursuant to the June 2013 treasury model. The estimated fiscal year 2014 unadjusted EBITDA includes an estimated $18.5 million loss associated with the sale of the existing world headquarters.
(b)	The Company traditionally does not forecast adjustments to EBITDA in its treasury model. In connection with the June 2013 treasury model, which for fiscal year 2014 included management’s assessment of the preliminary results for the first quarter and estimated results for the remainder of the fiscal year, adjustments to estimated EBITDA were made for unusual or nonrecurring events both during the historic period as well as in the forecast period. These adjustments for the fiscal year were an $18.5 million adjustment for the loss associated with the sale of the existing world headquarters, a $(1.8) million adjustment for Other Non-operating Income and a $0.3 million adjustment for certain charges associated with Clinton Cards.
(c)	Additional adjustments were made from estimated fiscal 2014 EBITDA in connection with the analyses performed by the special committee and its advisors. These adjustments were a $5 million adjustment for the impact of scan-based trading conversions and a $3 million adjustment for incremental D&O insurance costs.
(d)	The projections assume the completion of the Company’s world headquarters project. Capital expenditures in this table include $9.75 million (2014), $42.2 million (2015), $102.8 million (2016) and $16.8 million (2017) of estimated capital expenditures for a new world headquarters. As noted above, the Company announced in November 2012 that it was temporarily delaying the project, but that it still intends to develop the headquarters. The projections do not include capital expenditures that would be required to refurbish and update the current headquarters facility if the new headquarters were not pursued.
(e)	Defined as Cash Flow from Operating Activities Less Capital Expenditures.

Financing

The Company and Parent estimate that the total amount of funds (including rollover equity) required to complete the merger and related transactions and pay related fees and expenses will be approximately $743.5 million. Parent expects this amount to be provided through a combination of the proceeds of:

•

the rollover of the Class A common shares and Class B common shares held by the Family Shareholders immediately prior to the merger (representing approximately 2,311,499 common shares, the equivalent of an investment of approximately $43.9 million based upon the $19.00 per share merger consideration), which is described in the “Special Factors—Financing—Rollover Financing” section beginning on page 74;

•

a non-voting preferred equity investment in Parent by Koch AG Investment, in an amount between $215.6 million and $254.8 million, referred to herein as the “Non-Voting Preferred Equity Investment”, which is described in the “Special Factors—Financing—Koch AG Investment Non-Voting Preferred Equity Financing” section beginning on page 75; and

•

debt financing in the form of a $350.0 million term loan and a $250.0 million revolving credit facility, referred to herein as the “Debt Financing”, which is described in the “Special Factors—Financing—Debt Financing” section beginning on page 78;

together with cash of the Company at the closing of the merger.

Rollover Financing

On March 29, 2013, the Family Shareholders entered into the rollover and contribution agreement with Family LLC and Parent (the “rollover and contribution agreement”), pursuant to which the Family Shareholders collectively committed to contribute, immediately prior to the consummation of the merger, an aggregate amount of 2,311,499 Class A common shares and Class B common shares (including 30,432 Class A common shares and Class B common shares issued on May 2, 2013 and May 3, 2013, to Morry Weiss, Zev Weiss, Jeffrey Weiss and Gary Weiss in respect of 55,889 restricted stock units granted to them under the 2007 plan) to Family LLC (the equivalent of a $43.9 million investment based on the $19.00 per share merger consideration) in exchange for certain equity securities of Family LLC. Also pursuant to the rollover and contribution agreement, Family LLC agreed to contribute the shares described above to Parent, in exchange for all of the common shares of Parent.

The obligations of the Family Shareholders, Family LLC and Parent pursuant to the rollover and contribution agreement are conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent, Merger Sub and the Company under the merger agreement described in the “Merger Agreement—Conditions to the Merger” section beginning on page 108. If the transactions provided for in the rollover and contribution agreement are consummated but the merger agreement is terminated in accordance with its terms as described in the “Merger Agreement—Termination” section beginning on page 109, then the transactions provided for in the rollover and contribution agreement will be void and deemed not to have occurred.

The Company is an express third-party beneficiary of the rollover and contribution agreement solely with respect to a right to seek specific performance of the rollover and contribution agreement by Parent if (i) the conditions to Parent’s and Merger Sub’s obligations under the merger agreement have been satisfied, (ii) the conditions to funding under each of the Non-Voting Preferred Equity Investment and the Debt Financing have been satisfied, (iii) Parent and Merger Sub fail to complete the closing of the merger in accordance with the merger agreement and (iv) the Company has irrevocably confirmed that if specific performance is granted and the Non-Voting Preferred Equity Investment and the Debt Financing is funded then the Company will take the actions required of it by the merger agreement to cause the closing of the merger to occur.

Koch AG Investment Non-Voting Preferred Equity Financing

On March 29, 2013, Koch AG Investment entered into a Series A Preferred Stock Purchase Agreement, which we refer to as the “Preferred Stock Purchase Agreement,” with Parent, and with Morry Weiss, Zev Weiss and Jeffrey Weiss as the guarantors of certain of Parent’s obligations thereunder and with Koch Industries, Inc. as the guarantor of certain of Koch AG Investment’s obligations thereunder. Pursuant to the Preferred Stock Purchase Agreement, Koch AG Investment committed to purchase, immediately prior to the consummation of the merger, between $215.6 million and $254.8 million of non-voting preferred equity securities of Parent. The amount of the non-voting preferred equity securities to be sold to Koch AG Investment will be elected at the discretion of Parent at least 15 days prior to the anticipated closing date of the merger, but in no event will be less than $215.6 million nor greater than $254.8 million without the consent of Koch AG Investment.

The obligations of Koch AG Investment and Parent to consummate the Non-Voting Preferred Equity Investment are subject to satisfaction or waiver by Koch AG Investment and Parent at or prior to the closing of the condition that no restraining order, preliminary or permanent injunction or other order, decision, opinion, decree or ruling issued by a court of competent jurisdiction or other governmental entity be in effect, and no laws have been enacted, entered or enforced since the date of the Preferred Stock Purchase Agreement, preventing, or making illegal, the issuance and sale of the non-voting preferred stock of Parent and the consummation of the other transactions contemplated by the Preferred Stock Purchase Agreement.

The obligation of Parent to consummate the transactions contemplated by the Preferred Stock Purchase Agreement is further subject to the satisfaction or waiver in writing by Parent at or prior to the closing of the following conditions:

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A stockholders agreement (in the form previously agreed between Parent and Koch AG Investment, which we refer to as the “Stockholders Agreement”) will have been executed and delivered by Koch AG Investment (with such changes as are agreed to by Parent and the other parties thereto);

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All of (i) the conditions to closing of the merger and the other transactions expressly contemplated by the merger agreement will have been satisfied or waived in accordance with the terms of the merger agreement and (ii) the merger and the other transactions contemplated by the merger agreement (other than those transactions that by their nature are to be consummated following the closing of the merger) will be consummated concurrently with the closing in accordance with the terms of the merger agreement;

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The representations and warranties of Koch AG Investment contained in Article IV of the Preferred Stock Purchase Agreement will be true and correct in all material respects (other than representations and warranties that are qualified by materiality, material adverse effect or words of similar import, which representations and warranties will be true and correct in all respects) at and as of the date of the Preferred Stock Purchase Agreement and at and as of the closing date as though made at and as of the closing date, and Koch AG Investment will have delivered to Parent a certificate, dated as of the closing date and signed by its Chief Executive Officer or another senior executive officer of Koch AG Investment, certifying that this condition has been satisfied; and

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Koch AG Investment will have in all material respects performed all obligations and complied with all covenants required by the Preferred Stock Purchase Agreement to be performed or complied with by it at or prior to the closing, and Koch AG Investment will have delivered to Parent a certificate, dated as of the closing date and signed by its Chief Executive Officer or another senior executive officer of Koch AG Investment, certifying that this condition has been satisfied.

The obligation of Koch AG Investment to consummate the transactions contemplated by the Preferred Stock Purchase Agreement is further subject to the satisfaction or waiver in writing by Koch AG Investment at or prior to the closing of the following conditions:

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The Stockholders Agreement will have been executed and delivered by Parent and the other parties thereto (other than Koch AG Investment) (with such changes as are agreed to by Koch AG Investment and the other parties thereto);

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The amended and restated certificate of incorporation of Parent, in the form previously agreed between Parent and Koch AG Investment, which we refer to as the “Charter” will have been filed with the Secretary of State of the State of Delaware;

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Koch AG Investment will have received from Parent (i) a copy of the Charter, certified by the Secretary of State of the State of Delaware to be true and complete as of a date no more than five days prior to the closing date; (ii) a certificate, dated not more than five days prior to the closing date, of the Secretary of State of the State of Delaware as to Parent’s good standing; and (iii) certificates representing the non-voting preferred shares of Parent purchased by Koch AG Investment, signed in accordance with the bylaws of Parent;

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Koch AG Investment will have received from Jones Day a favorable opinion (in the form previously agreed between Parent and Koch AG Investment), dated as of the closing date, concerning certain aspects of the Non-Voting Preferred Equity Investment;

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The representations and warranties of Parent contained in Article III of the Preferred Stock Purchase Agreement (excluding (a) those regarding certain violations, authorizations, investigations and litigation, (b) the representations of the Company, Parent and Merger Sub in the merger agreement and (c) certain representations regarding the Company’s SEC filings, internal controls, compliance with certain laws and absence of changes, which will not have any effect on Koch AG Investment’s obligation to consummate the transactions contemplated by the Preferred Stock Purchase Agreement with respect to the condition described in this paragraph) will be true and correct in all material respects (other than representations and warranties that are qualified by materiality, material adverse effect or words of similar import, which representations and warranties will be true and correct in all respects) at and as of the date of the Preferred Stock Purchase Agreement and at and as of the closing date as though made at and as of the closing date; provided, however, that the representations and warranties regarding capital stock of Parent will be so true and correct in all respects; provided, further, however, that representations and warranties that are made as of a specified date or period will be so true and correct as described above only as of such specified date or period, and Parent will have delivered to Koch AG Investment a certificate, dated as of the closing date and signed by its Chief Executive Officer or another senior executive officer of Parent, certifying that this condition has been satisfied;

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Parent will have in all material respects performed all obligations and complied with all covenants required by the Preferred Stock Purchase Agreement to be performed or complied with by it at or prior to the closing, and Parent will have delivered to Koch AG Investment a certificate, dated as of the closing date and signed by its Chief Executive Officer or another senior executive officer of Parent, certifying that this condition has been satisfied;

•	Since March 29, 2013, there will not have been any material adverse effect with respect to the Company, subject to certain exceptions contained in the disclosure schedules to the merger agreement;

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(i) All of the conditions to closing of the merger and the other transactions contemplated by the merger agreement will have been satisfied in accordance with the terms of the merger agreement, without any amendment or waiver of any provision thereof that has not been consented to by Koch AG Investment, (ii) the merger will be consummated concurrently with the closing in accordance with the terms of the merger agreement, without any amendment or waiver of any provision thereof that has not been consented to by Koch AG Investment, and (iii) (x) all of the Class A common shares and Class B common shares subject to the rollover and contribution agreement will have been contributed to Parent in accordance with the terms of the rollover and contribution agreement or otherwise and (y) the Family Shareholders will own all of the issued and outstanding membership units in Family LLC;

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The proceeds of the Debt Financing will have been received by Parent and Merger Sub (or will be received concurrently with the closing and the consummation of the merger) in all material respects on the terms set forth in the Debt Commitment Letter as in effect on March 29, 2013 (or as amended with the consent of Koch AG Investment) and pursuant to such documentation in the form contemplated by the Debt Commitment Letter or pursuant to any alternate financing entered into in accordance with the merger agreement without regard to any Parent approval that would result in such alternative financing otherwise failing to be in accordance with the merger agreement;

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Either (i) after giving pro forma effect to the consummation of the merger and the other transactions contemplated by the merger agreement, the net leverage ratio of the Company (as determined pursuant to the 2021 senior notes indenture) will not be greater than 3.0 to 1.0, and Koch AG Investment will have received a certificate from the chief financial officer (or other responsible officer reasonably satisfactory to Koch AG Investment) of Parent certifying (and demonstrating to the reasonable satisfaction of Koch AG Investment) that this condition has been satisfied, or (ii) the Company will have obtained a waiver, consent or amendment under the 2021 senior notes indenture so as to permit the consummation of the merger and the other transactions contemplated by the merger agreement in a manner that does not result in a breach of Section 4.11(b)(vi) of the 2021 senior notes indenture; and

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Koch AG Investment will have received certification (in the form previously agreed between Parent and Koch AG Investment) as to the financial condition and solvency of Parent, Merger Sub, the Company and the Company’s subsidiaries (determined on a consolidated basis after giving effect to the transactions contemplated by the Preferred Stock Purchase Agreement, the merger agreement, the rollover and contribution agreement and the Debt Commitment Letter (and the incurrence of indebtedness related thereto) from the chief financial officer (or other responsible officer reasonably satisfactory to Koch AG Investment) of Parent.

The Preferred Stock Purchase Agreement will automatically terminate if the merger agreement is terminated in accordance with its terms as described in the “Merger Agreement—Termination” section beginning on page 109. In addition, the Preferred Stock Purchase Agreement may be terminated at any time prior to the closing:

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by either Koch AG Investment or Parent if the closing has not occurred on or before 11:59 p.m. on September 30, 2013, but this right to terminate the Preferred Stock Purchase Agreement is not available to any party whose failure to perform any of its obligations under the Preferred Stock Purchase Agreement has been the primary cause of the failure of the closing to have occurred by that time;

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by either Koch AG Investment or Parent if any governmental entity of competent jurisdiction enters an order or takes other action, or any law becomes enacted, entered or enforced after March 29, 2013, that has the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Preferred Stock Purchase Agreement and, in the case of any such order or other action, that order or other action has become final and non-appealable; or

•	by the mutual written consent of Koch AG Investment and Parent.

Pursuant to the merger agreement and subject to certain additional terms and exceptions as further described in “Merger Agreement—Other Covenants and Agreements—Financing” beginning on page 105, each of Parent and Merger Sub is obligated to use its reasonable best efforts to do all things reasonably necessary, proper or advisable to arrange and obtain the Non-Voting Preferred Equity Investment on the terms and conditions described in the Preferred Stock Purchase Agreement, and to (A) maintain in effect the Preferred Stock Purchase Agreement until the merger is consummated, (B) negotiate and enter into definitive agreements with respect to the Preferred Stock Purchase Agreement (where applicable) on the terms and conditions contemplated by the Preferred Stock Purchase Agreement subject to certain limitations, (C) satisfy on or prior to the closing all of the conditions precedent applicable to Parent in the Preferred Stock Purchase Agreement, (D) consummate the Non-Voting Preferred Equity Investment at or prior to the closing, (E) enforce the rights of Parent under the Preferred Stock Purchase Agreement and (F) comply in all material respects with Parent’s covenants and other obligations under the Preferred Stock Purchase Agreement.

Debt Financing

In connection with Parent’s entry into the merger agreement, Parent received a debt commitment letter, referred to (including as amended) as the “Debt Commitment Letter,” dated March 29, 2013, from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., PNC Bank, National Association, PNC Capital Markets LLC, KeyBank National Association, Macquarie Capital (USA), Inc. and MIHI LLC, referred to, together, as the “Debt Commitment Parties.” On July 3, 2013, in connection with Parent’s entry into the merger agreement amendment, Parent received an amendment to the Debt Commitment Letter, dated July 3, 2013, from the Debt Commitment Parties. The Debt Commitment Letter provides an aggregate of $600.0 million in debt financing to Merger Sub, consisting of a $350 million senior secured term loan facility (all of which is expected to be used for the merger) and a $250 million senior secured revolving credit facility, referred to, together, as the “Senior Secured Facilities.”

The Debt Commitment Parties may invite other financial institutions to participate in the debt financing described in the Debt Commitment Letter and to undertake portions of the Debt Financing.

Interest under the senior term loan facility will be payable, at the option of the borrower, either at LIBOR (subject to a floor of 0.75%) plus an applicable margin rate of 3.25%, or at a base rate (based on the highest of the prime rate, the Federal Funds rate plus 0.50% and LIBOR plus 1.0%, in each case subject to a floor of 1.75%) plus an applicable margin rate of 2.75%. Interest under the senior revolving credit facility will be payable, at the option of the borrower, either at LIBOR plus an applicable margin rate of 3.0%, or at a base rate (based on the highest of the prime rate, the Federal Funds rate plus 0.50% and LIBOR plus 1.0%) plus an applicable margin rate of 2.0%. The borrower may select interest periods of one, two, three or six months for LIBOR borrowings.

The senior secured term loan facility will mature six years from the closing of the Senior Secured Facilities. The senior secured revolving credit facility will mature five years from the closing of the Senior Secured Facilities.

The borrower under the Senior Secured Facilities will be Merger Sub, and upon consummation of the merger, the Company. The Senior Secured Facilities will be guaranteed by Parent and each of the existing and future direct and indirect material domestic subsidiaries of Parent including, after the consummation of the merger, certain of the Company’s applicable subsidiaries. The Senior Secured Facilities will be secured by first-priority liens and security interests (subject to certain customary exceptions) in substantially all the assets of the borrowers and the guarantors.

The Debt Financing provided for by the Senior Secured Facilities is subject to the following conditions precedent:

•	The merger will be consummated pursuant to the merger agreement concurrently with the consummation of the Debt Financing;

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Parent will receive not less than $240.0 million in gross cash proceeds under the Non-Voting Preferred Equity Investment (subject to certain exceptions) pursuant to the Preferred Stock Purchase Agreement, and those cash proceeds will have been contributed to Merger Sub in cash as common equity, concurrently with the consummation of the Debt Financing;

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The merger agreement and the Preferred Stock Purchase Agreement will not have been altered, amended or otherwise changed or supplemented or any condition therein waived without the prior written consent of the Debt Commitment Parties to the extent any such alteration, amendment, or other change would be adverse to the lending syndicate;

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Since March 1, 2012, there will not have been any facts, circumstances, events, changes, effects or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the Company, subject to certain exceptions;

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The Debt Commitment Parties will have received certification as to the financial condition and solvency of Parent, Merger Sub, the Company and the other guarantors (determined on a consolidated basis after giving effect to the merger and the incurrence of indebtedness related thereto) from a responsible officer of Parent;

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The Debt Commitment Parties will have received (a) customary opinions of counsel to the borrower and the other guarantors customary for financings of the type and reasonably acceptable to the lead arrangers and such corporate resolutions, customary secretary certificates, officer’s certificates and other corporate documents as the lenders will reasonably require and (b) satisfactory evidence that (subject to certain customary exceptions) the lenders will have a valid and perfected first priority lien and security interest in the collateral of the Senior Secured Facilities;

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Subject to certain customary exceptions, all customary filings, recordations and searches necessary or desirable in connection with the liens and security interests in the collateral will have been duly made. The lenders will be reasonably satisfied that the amount, types and terms and conditions of all insurance maintained by the borrower and its subsidiaries comply with the requirements of the final documentation of the Senior Secured Facilities, and, subject to certain customary exceptions, the lenders will have received endorsements naming the administrative agent, on behalf of the lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the borrower and its subsidiaries forming part of the collateral;

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The Debt Commitment Parties will have received: (A) audited consolidated financial statements of the Company for the three fiscal years ended at least 90 days prior to the closing date of the merger, unaudited consolidated financial statements of the Company for any interim quarterly periods that have ended at least 45 days prior to the closing date of the merger since the most recent of such audited financial statements, and pro forma financial statements as to the borrowers giving effect to the merger for the most recently completed fiscal year and the period commencing with the end of the most recently completed fiscal year and ending with the most recently completed month; (B) forecasts prepared by management of the the Company, each in form satisfactory to the lead arrangers, of balance sheets, income statements and cash flow statements for each year commencing with the first fiscal year following the closing date of the merger for the term of the Senior Secured Facilities, presented both on an annual and, with respect to the fiscal year ending February 28, 2014, on a quarterly basis consistent with certain projections; and (C) a certificate from the chief financial officer (or other responsible officer reasonably satisfactory to the lead arrangers) of Parent certifying that the pro forma financial statements delivered pursuant to clause (A) above and the forecasts delivered pursuant to clause (B) above were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the preparer thereof to be reasonable at the time prepared;

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The Debt Commitment Parties will have received satisfactory evidence that concurrently with the closing of the Senior Secured Facilities, the Non-Voting Preferred Equity Investment will be consummated;

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After giving effect to the merger, the borrowers will have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Senior Secured Facilities, (b) the Non-Voting Preferred Equity Investment, (c) the existing 7.375% senior notes due 2021 and 6.10% senior notes due 2028 and (d) other indebtedness in limited amounts to be mutually agreed upon (including, at the borrower’s election, the Company’s existing accounts receivable facility);

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The administrative agent will have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the closing date of the merger and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the definitive documentation of the Senior Secured Facilities;

•	Parent will have assisted in the preparation of certain information relating to the syndication of the Senior Secured Facilities in accordance with the terms of the Debt Commitment Letter;

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Either (i) after giving pro forma effect to the merger, the net leverage ratio of the Company (as determined pursuant to the 2021 senior notes indenture) will not be greater than 3.0 to 1.0, and the lead arrangers will have received a certificate from the chief financial officer (or other responsible officer reasonably satisfactory to the lead arrangers) of Parent certifying (and demonstrating to the reasonable satisfaction of the lead arrangers) that such condition has been satisfied, or (ii) the Company will have obtained a waiver, consent or amendment under the 2021 senior notes indenture so as to permit the consummation of the Non-Voting Preferred Equity Investment in a manner that does not result in a breach of Section 4.11(b)(vi) of the 2021 senior notes indenture;

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Parent will have paid, or caused to be paid, all applicable fees and expenses (including the reasonable fees and disbursements of the Debt Commitment Parties’ counsel) that are due pursuant to the fee letter delivered with the Debt Commitment Letter; and

•	Parent and the Debt Commitment Parties will have negotiated, executed and delivered definitive documentation with respect to the Senior Secured Facilities.

The Debt Commitment Letter will expire on the earliest of (a) September 30, 2013, unless the closing date of the merger occurs on or prior thereto, (b) the closing of the merger and (c) the acceptance by Parent or the Company or any of their affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Company other than as part of the merger and related transactions contemplated by the merger agreement.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Pursuant to the merger agreement and subject to certain additional terms and exceptions as further described in “Merger Agreement—Other Covenants and Agreements—Financing” beginning on page 105, each of Parent and Merger Sub is obligated to use its reasonable best efforts to do all things reasonably necessary, proper or advisable to arrange and obtain the Senior Secured Facilities on the terms and conditions described in the Debt Commitment Letter, and to (A) maintain in effect the Debt Commitment Letter until the merger is consummated, (B) negotiate and enter into definitive agreements with respect to the Senior Secured Facilities on the terms and conditions contemplated by the Debt Commitment Letter, subject to certain limitations, (C) satisfy on or prior to the closing of the merger all of the conditions precedent applicable to Parent or Merger Sub in the Debt Commitment Letter, (D) consummate the funding of the applicable portions of the Senior Secured Facilities at or prior to the closing of the merger, (E) enforce the rights of Parent and Merger Sub under the Debt Commitment Letter and (F) comply in all material respects with its covenants and other obligations under the Debt Commitment Letter.

According to (i) the most recent Form 13F disclosure by Bank of America Corporation, the parent company of Bank of America, N.A and Merrill Lynch, Pierce, Fenner & Smith Incorporated (two of the Debt Commitment Parties), on March 31, 2013, affiliates of Bank of America Corporation had voting power over 84,285 Class A common shares as at that date, of which Bank of America, N.A. had voting power over 70,519 Class A common shares, Merrill Lynch, Pierce, Fenner & Smith Incorporated had voting power over 7,193 Class A common shares and Merrill Lynch International had voting power over 6,573 Class A common shares; and (ii) the most recent Form 13F disclosure by Deutsche Bank AG, the parent company of Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. (two of the Debt Commitment Parties), on March 31, 2013, affiliates of

Deutsche Bank AG had voting power over 112,188 Class A common shares as at that date, of which Deutsche Bank AG had voting power over 90,183 Class A common shares, Deutsche Bank Securities Inc. had voting power over 705 Class A common shares and Deutsche Investment Management Americas Inc. had voting power over 21,300 Class A common shares.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors that you vote to adopt the merger agreement, you should be aware that aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders of the Company generally. The members of the special committee were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the board of directors, which was also aware of and took into account these interests, among other matters, when making its recommendation to the shareholders of the Company that the merger agreement be adopted. See “Special Factors—Background of the Merger” beginning on page 18, and “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 38.

The Company’s shareholders should take these interests into account in deciding whether to vote “FOR” the adoption of the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Family Shareholders

As of the closing of the merger, the Company will be owned by Parent. The Family Shareholders will own all of the common stock of Parent, and Koch AG Investment will own between $215.6 million and $254.8 million in non-voting preferred stock of Parent. For a description of the treatment of the common shares held by the Family Shareholder directors in the merger, a discussion of the cancellation without consideration of the Family Shareholder directors’ Company stock options, restricted stock units and performance units and a discussion of their continuing interest in the Company, see “Special Factors—Certain Effects of the Merger” beginning on page 67.

Although he is not a Family Shareholder, Erwin Weiss, an executive officer of the Company, is the brother of Morry Weiss and the uncle of Zev Weiss and Jeffrey Weiss.

Company Stock Options, Company Restricted Stock Units and Company Performance Shares

If the merger is completed, each Company stock option, restricted stock unit and performance share held by any Family Shareholder that has not otherwise been cancelled, forfeited or exercised prior to or as of the effective time of the merger will, without any further action on the part of that holder, be cancelled at the effective time of the merger without the payment of any consideration. Other than with respect to a Company stock option, restricted stock unit or performance share held by a Family Shareholder:

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Each Company stock option held by a director or executive officer that is outstanding immediately prior to the closing of the merger will be cancelled at the closing of the merger in exchange for a cash payment. For any such option with a per share exercise price less than $19.00, the cash payment will equal the product of the excess of $19.00 over the per share exercise price and the number of common shares subject to that option immediately prior to its cancellation, and for any such option with a per share exercise price that equals or exceeds $19.00 (which we refer to as an “out-of-the-money option”), the amount of the cash payment will be based on the Black-Scholes value of the option based on a value calculated promptly after the closing of the merger by a valuation advisor to be selected by the special committee and Parent. The valuation of the out-of-the-money options will use the following assumptions:

•	an assumed price of $19.00 per common share;

•	the actual exercise price under each out-of-the-money option;

•	an option term equal to 50% of the remaining contractual term of the particular out-of-the-money option as of the effective time (as defined below) (which we refer to as the “remaining option term”);

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the expected volatility of the Class A common shares over the remaining option term of the particular out-of-the-money option, estimated using the historical volatility of the Class A common shares over a period beginning on the grant date of the respective out-of-the-money option and ending on March 29, 2013;

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a risk-free rate of interest over the remaining option term of the particular out-of-the-money option equal to the United States Treasury Note rate as of March 29, 2013, as reported in The Wall Street Journal (interpolated between reported rates where applicable); and

•	an expected dividend rate over the remaining option term of the particular out-of-the-money option equal to the quotient of the most recent periodic annualized dividend payment, divided by $19.00.

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Each restricted stock unit held by a director (other than a Family Shareholder director) and outstanding immediately prior to the closing of the merger will fully vest and be settled for a cash payment equal to $19.00 and paid at the time provided under the applicable restricted stock unit award agreement and/or Company equity plan.

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Each restricted stock unit and performance share held by an executive officer will continue to be subject to the same terms and conditions (including vesting terms) as applied immediately before the closing of the merger, except that the applicable award will represent only the right to receive an amount of cash calculated by reference to a per share reference price of $19.00.

We estimate that the aggregate amount that will be payable to the Company’s executive officers (other than the Family Shareholders) on settlement of their stock options as a result of the merger is $1,322,143. This amount includes $754,130 as a result of cash payments for “in-the-money” vested stock options and $568,013 as a result of cancellation payments for “out-of-the-money” vested stock options. While the merger agreement provides for accelerated vesting of outstanding options, none of our executive officers currently holds unvested stock options.

We estimate the aggregate amount that would be payable to the Company’s directors (other than the Family Shareholder directors) as a result of the full vesting and settlement of outstanding restricted stock units is $882,930.

For additional information about beneficial ownership of common shares by directors and executive officers, see “Important Information Regarding American Greetings—Security Ownership of Management and Certain Beneficial Owners” beginning on page 119.

Benefits to Executive Officers Pursuant to Employment Plans and Agreements

Certain of the Company’s named executive officers (as defined under SEC rules) may be entitled additional benefits under the Company’s Supplemental Executive Retirement Plan and/or individual employment agreements as a result of the merger. For a description of these additional benefits and quantification of their value, see “Advisory Vote on Merger Related Compensation” below.

In October and November 2012, the Company entered into retention agreements with Christopher W. Haffke, Vice President, General Counsel and Secretary, and Robert D. Tyler, Corporate Controller and Chief Accounting Officer. Pursuant to these agreements, Mr. Haffke and Mr. Tyler are entitled to retention payments of $125,000 and $75,000, respectively, payable on the earlier of June 1, 2013 or the completion of the merger, subject only to continued employment as of that earlier date.

Continuing Employment

The Company’s executive officers as of the effective time of the merger will become the initial officers of the surviving corporation until their successors are duly elected or appointed and qualified.

Indemnification/ Insurance

The Company’s Code of Regulations provides for indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification from Parent and the surviving corporation and coverage under directors’ and officers’ liability insurance policies. The indemnification and insurance provisions in the merger agreement are further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification; Directors’ and Officers’ Insurance” on page 104.

Compensation of the Special Committee

The special committee consists of four independent members of the board of directors, Dr. Cowen and Messrs. Dunn, MacDonald and Merriman. At a meeting of the board of directors held on October 13, 2012, the board of directors adopted resolutions providing for the following compensation structure for the special committee:

•	A quarterly retainer of $37,500, paid in cash in advance, for the chair of the special committee (Dr. Cowen); and

•	A quarterly retainer of $25,000, paid in cash in advance, for each member of the special committee other than the chair (Messrs. Dunn, MacDonald and Merriman).

In recommending and approving the compensation structure, the board of directors considered, among other things, precedent compensation structures for special committees formed for purposes comparable to those for which the special committee was formed. The board considered the nature and scope of the proposed transaction and the time expected to be required by the special committee members and chair. The board of directors also considered the advantages and disadvantages of alternative arrangements, including flat fees, retainers and per-meeting fees, and determined that the fee structure chosen was consistent with the precedent for comparable transactions that it reviewed with counsel.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of common shares whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to non-U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and therefore could be subject to challenge, which could be sustained. We do not intend to seek any ruling from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common shares that is:

•	a citizen or individual resident of the United States;

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a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of common shares who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S.

holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, U.S. holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold common shares as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and U.S. holders who acquired their common shares through the exercise of employee stock options or other compensation arrangements.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common shares, the tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your tax advisor.

Holders of common shares are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for common shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for common shares pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in those shares.

If a U.S. holder’s holding period in the common shares surrendered in the merger is greater than one year as of the effective date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of common shares at different times and different prices, that holder must determine its adjusted tax basis and holding period separately with respect to each block of common shares.

Medicare Tax on Unearned Income

For taxable years beginning after December 31, 2012, certain taxable U.S. holders who are individuals, trusts, or estates with adjusted gross income in excess of certain thresholds are subject to a 3.8% tax on all or a portion of “net investment income,” which includes gains recognized upon a disposition of stock. U.S. holders who are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to any gain recognized pursuant to the merger.

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for common shares pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying the holder is a U.S. person, the taxpayer identification number provided is correct and the holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, if that holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be consummated until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be consummated until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on April 18, 2013 and requested early termination of the waiting period. The request for early termination of the waiting period was granted effective May 6, 2013.

Fees and Expenses

Except as described under “The Merger Agreement—Fees and Expenses—Expense Reimbursement Provisions,” if the merger is not completed, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses, except that the Company will pay the costs of proxy solicitation and printing and mailing this proxy statement and the Schedule 13E-3 and all SEC filing fees with respect to the transaction, and Parent and Merger Sub will pay the filing fees associated with the Company’s, Parent’s, and Merger Sub’s filings under the HSR Act. If the merger is completed, all costs and expenses incurred by Parent or Merger Sub in connection with the transaction will be paid by the surviving corporation. Total fees and expenses incurred or to be incurred by the Company in connection with the merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fee and expenses	$5,000,000
Legal, accounting and other professional fees	$4,200,000
SEC filing fees	$84,536
Proxy solicitation, printing and mailing costs	$100,000
Paying agent fees and expenses	$80,000

Total	$9,464,536

Anticipated Accounting Treatment of the Merger

The merger will be accounted for in accordance with U.S. generally accepted accounting principles. The Company is currently researching whether the merger constitutes a change of control under U.S. generally accepted accounting principles, which will impact whether the purchase method of accounting or historical book values will be used to account for the transaction.

Litigation

On September 26, 2012, the Company announced that the board of directors had received a non-binding proposal dated September 25, 2012 from Zev Weiss, our Chief Executive Officer, and Jeffrey Weiss, our President and Chief Operating Officer, on behalf of themselves and certain other members of the Weiss Family and related parties, to acquire all of the outstanding Class A common shares and Class B common shares not then owned by them for $17.18 per share. On September 27, 2012, Dolores Carter, a purported shareholder, filed a putative shareholder derivative and class action lawsuit (the “Carter Action”) in the Court of Common Pleas in Cuyahoga County, Ohio (the “Cuyahoga County Court”), against American Greetings Corporation and all of the members of the board of directors. The Carter Action alleged, among other things, that the directors of the Company breached their fiduciary duties owed to shareholders in evaluating and pursuing the proposal. The Carter Action further alleged claims for aiding and abetting breaches of fiduciary duty. Among other things, the Carter Action sought declaratory, injunctive, and other equitable relief.

Subsequently, six more lawsuits were filed in the Cuyahoga County Court purporting to advance substantially similar claims on behalf of American Greetings against the members of the board of directors and, in certain cases, additional direct claims against American Greetings. One lawsuit was voluntarily dismissed. The other lawsuits were consolidated by Judge Richard J. McMonagle on December 6, 2012 (amended order dated December 18, 2012) as In re American Greetings Corp. Shareholder Litigation, Lead Case No. CV 12 792421. Lead plaintiffs and lead plaintiffs’ counsel also were appointed.

Lead plaintiffs filed a Consolidated Class Action Complaint on April 30, 2013 against the members of the American Greetings board of directors for alleged breaches of fiduciary duty and aiding and abetting alleged breaches of fiduciary duty in connection with the merger agreement announced on April 1, 2013 and the alleged omission of material information from the preliminary proxy statement filed on April 18, 2013. The Consolidated Class Action Complaint seeks, among other things, declaratory, injunctive, and other equitable relief. On June 13, 2013, defendants filed motions to dismiss the Consolidated Class Action Complaint based on plaintiffs’ failure to properly plead their claims as derivative actions, exercise their statutory appraisal rights as the sole remedy for dissatisfaction with the proposed share price, and overcome the business judgment rule with respect to their breach of fiduciary duty claims. The motions to dismiss remain pending.

On November 6, 2012, R. David Wolfe, a purported shareholder, filed a putative class action (the “Wolfe I Action”) in the United States District Court for the Northern District of Ohio (the “Federal Court”) against certain members of the Weiss Family and the Irving I. Stone Oversight Trust, the Irving Stone Limited Liability Company, the Irving I. Stone Support Foundation, and the Irving I. Stone Foundation (the “Stone Entities”) alleging breach of fiduciary duties in proposing and pursuing the proposal, as well as against American Greetings, seeking, among other things, declaratory, injunctive, and other equitable relief. Shortly thereafter, on November 9, 2012, the Louisiana Municipal Police Employees’ Retirement System also filed a purported class action in the Federal Court (the “LMPERS Action”) asserting substantially similar claims against the same defendants and seeking substantially similar relief.

Plaintiffs in the Wolfe I and LMPERS Actions filed motions (1) to consolidate the Wolfe I and LMPERS Actions, (2) for appointment as co-lead plaintiffs, (3) for appointment of co-lead counsel, and, in the Wolfe I Action only, (4) for partial summary judgment. Defendants responded to plaintiffs’ motions, answered the complaints, and moved to dismiss the complaints on jurisdictional grounds. On February 14, 2013, the Federal Court dismissed both the Wolfe I and LMPERS Actions for lack of subject matter jurisdiction. On March 15, 2013, plaintiffs in both the Wolfe I and LMPERS Actions filed notices of appeal with the Sixth Circuit Court of Appeals. On April 18, 2013, plaintiff Wolfe moved to dismiss his appeal, which motion was granted on April 19, 2013. On May 8, 2013, plaintiff LMPERS’s appeal also was dismissed.

Plaintiffs in the Wolfe I and LMPERS Actions had alleged, in part, that Article Seventh of the Company’s articles of incorporation prohibited the special committee from, among other things, evaluating the merger. The Company considered these allegations and concluded that the Article is co-extensive with Ohio law and thus allows the Company to engage in any activity authorized by Ohio law. The Company also has consistently construed Article Seventh as permitting directors to approve a transaction so long as they are both disinterested and independent.

On April 17, 2013, R. David Wolfe filed a new putative shareholder derivative and class action lawsuit in the Federal Court (the “Wolfe II Action”) against certain members of the Weiss Family, the Stone Entities and the members of the Company’s board of directors, as well as American Greetings as nominal defendant, challenging the merger as financially and procedurally unfair to the Company and its minority shareholders. The complaint alleged, among other things, that Article Seventh of the Company’s articles of incorporation prohibited the special committee from, among other things, evaluating the merger, that the board breached its fiduciary duties in considering and approving the merger, and that certain members of the Weiss Family and related entities breached fiduciary duties owed to the Company’s minority shareholders. On April 29, 2013, an amended complaint was filed incorporating additional allegations and a claim that the director defendants also have breached their fiduciary duties by failing to disclose certain information to shareholders. Among other things, the Wolfe II Action seeks substantially the same declaratory, injunctive, and other equitable relief as the Wolfe I Action, the LMPERS Action, and the In re American Greetings Corp. Shareholder Litigation. Defendants filed their motions to dismiss the Wolfe II Action Amended Complaint on July 8, 2013.

The Company believes that the allegations in these actions, including the claims in the litigation concerning the Company’s articles of incorporation, are without merit.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” “Special Factors,” and “Important Information Regarding American Greetings,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against the Company or others relating to the merger agreement;

•

the inability to complete the merger because of the failure to obtain shareholder approval, failure by Parent and Merger Sub to receive the proceeds of the financing as contemplated by the financing commitments or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	the risk that the pendency of the merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

and other risks detailed in our filings with the SEC, including our most recent filing on Form 10-K. See “Where You Can Find Additional Information” beginning on page 135. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

American Greetings

For information about the Company, see “Important Information Regarding American Greetings—Company Background” beginning on page 113 and “Where You Can Find Additional Information” beginning on page 135.

Century Intermediate Holding Company

Parent is a Delaware corporation. Parent is currently a wholly owned subsidiary of Family LLC, which is currently owned by Zev Weiss, a Director and the Chief Executive Officer of the Company. Neither Parent nor Family LLC has engaged in any business other than in connection with the merger and related transactions. For more information, see “Important Information Regarding the Family Shareholders, Parent, Merger Sub and Family LLC” beginning on page 128. In connection with the closing of the merger, Koch AG Investment will make an investment in Parent of between $215.6 million and $254.8 million in non-voting preferred stock of Parent. For more information, see “Special Factors—Financing—Koch AG Investment Non-Voting Preferred Equity Financing” beginning on page 75.

Century Merger Company

Merger Sub is an Ohio corporation. Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. For more information, see “Important Information Regarding the Family Shareholders, Parent, Merger Sub and Family LLC” beginning on page 128.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on August 7, 2013, starting at 10:00 a.m., Cleveland, Ohio time, at our world headquarters, which are located at One American Road, Cleveland, Ohio 44144, or at any adjournment or postponement thereof.

The purpose of the special meeting is for our shareholders to consider and vote upon the adoption of the merger agreement. Both the Company shareholder approval and the majority of the minority shareholder approval must be obtained for the merger to occur. Copies of the original merger agreement and merger agreement amendment are attached to this proxy statement as Annexes A-1 and A-2, respectively. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about July 10, 2013.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the proxy statement entitled “Advisory Vote on Merger Related Compensation” beginning on page 132. The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, a shareholder may vote to approve the executive compensation and vote not to approve the merger, or vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the Company is contractually obligated to pay the compensation if the merger is approved, the compensation will become payable if the merger closes, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Record Date and Quorum

The holders of record of common shares as of the close of business on June 10, 2013, the record date for the determination of shareholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, 29,288,810 Class A common shares and 2,912,167 Class B common shares were issued and outstanding.

The presence at the special meeting, in person or by proxy, of the holders of common shares entitled to exercise at least 25% of the outstanding voting power of the Company on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes, as described below under “The Special Meeting—Required Vote—Broker Non-Votes,” will not be considered to be present for purposes of determining whether a quorum exists.

Required Vote

The merger cannot be completed unless holders of our issued and outstanding Class A common shares and Class B common shares, voting together as a single class, representing at least two-thirds of the outstanding voting power of the Company, vote in favor of the adoption of the merger agreement. Pursuant to our articles of incorporation, the Class A common shares are entitled to one vote per share and the Class B common shares are entitled to ten votes per share. In addition, the merger agreement makes it a condition to the parties’ obligations to consummate the merger that at least a majority of our issued and outstanding Class A common shares and Class B common shares, excluding all Class A common shares and Class B common shares beneficially owned by the Family Shareholders, the Irving I. Stone Foundation or any director or executive officer of the Company or any of its subsidiaries, voting together as a single class, vote in favor of the adoption of the merger agreement. For purposes of this majority of the minority shareholder approval condition only, Class B common shares will be entitled to one vote per share. A failure to vote your common shares on the merger or an abstention from voting on the merger will have the same effect as a vote against the merger.

Each of the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company shareholder approval or obtain the majority of the minority shareholder approval, requires the affirmative vote of the majority of the votes cast at the special meeting. The Class A common shares are entitled to one vote per share, and the Class B common shares are entitled to ten votes per share on each of these proposals. Abstentions will not count as votes cast, and therefore will have no effect on the outcome of either of these proposals.

The Family Shareholders and the Irving I. Stone Foundation have voting power with respect to, in the aggregate, 9,368 Class A common shares and 2,510,697 Class B common shares, representing in the aggregate 43.0% of our outstanding voting power as of the record date.

Except in their capacities as members of the board of directors or the special committee, as applicable, no executive officer or director of the Company has made any recommendation either in support of or in opposition to the merger or the merger agreement or the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger. Based in part on the unanimous recommendation of the special committee, the board of directors (with the Family Shareholder directors abstaining) voted to approve and recommend the merger agreement and the merger.

Each of the directors and executive officers of the Company has informed the Company that, as of date of this proxy statement, he or she intends to vote in favor of the adoption of the merger agreement.

Broker Non-Votes

In accordance with the rules of the NYSE, banks, brokers and other nominees who hold common shares in “street name” for their customers do not have discretionary authority to vote those shares with respect to the adoption of the merger agreement, the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger, or the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company shareholder approval or obtain the majority of the minority shareholder approval. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owners of those shares, they are not permitted to vote those shares with respect to any of the proposals to be presented at the special meeting (this is known as a “broker non-vote”). As a result, if you hold your common shares in “street name” and you do not provide voting instructions, your common shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the approval of the merger agreement. Assuming a quorum is present, however, “broker non-votes” will have no effect on the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger or the adjournment proposal.

Abstentions

Abstentions will be included in the calculation of the number of common shares represented at the special meeting for purposes of determining whether a quorum is present. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Abstentions will not count as votes cast, and therefore will have no effect on the outcome of the advisory (non-binding) vote on the compensation that may be payable to the named executive officers in connection with the merger or the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company shareholder approval or obtain the majority of the minority shareholder approval.

Voting; Proxies; Revocation

Attendance

All holders of common shares as of the close of business on June 10, 2013, the record date for voting at the special meeting, including shareholders of record and beneficial owners of common shares registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Shareholders of record will be able to vote in person at the special meeting. If you are not a shareholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting. If you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan, because your plan shares are held in a qualified plan, you are not able to vote the shares allocated to your account in the plan in person at the special meeting. However, you may provide voting instructions as described below.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Record Holders

If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet.    This proxy statement is accompanied by a proxy and voting instruction card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy and voting instruction card by the deadlines set forth on the card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy and voting instruction card, as described below.

Submit a Proxy and Voting Instruction Card.    If you complete, sign, date and return the enclosed proxy and voting instruction card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy and voting instruction card.

If you sign, date and return your proxy and voting instruction card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement, the proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company shareholder approval or obtain the majority of the minority shareholder approval. If you fail to return your proxy and voting instruction card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote against the approval of the merger agreement, but will not affect the vote regarding the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger or the vote regarding the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company shareholder approval or obtain the majority of the minority shareholder approval.

If you sign, date and return the proxy and voting instruction card, the proxies named on the proxy and voting instruction card will be authorized to take any action, in their discretion, upon any other business that may properly come before the special meeting, or any reconvened meeting following an adjournment or postponement of the special meeting, so long as the board of directors is not aware of any such other business a reasonable time before the special meeting. The board of directors is not aware of any such other business as of the date of this proxy statement.

“Street Name” Shares

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

American Greetings Retirement Profit Sharing and Savings Plan

If you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan and you invest in the American Greetings stock fund of the Retirement Profit Sharing and Savings Plan, the plan’s independent trustee, Vanguard Fiduciary Trust Company, will vote the Class A common shares allocated to your account according to your directions. Participants may give voting directions to the plan trustee in any one of the ways set forth above under “Providing Voting Instructions by Proxy—Record Holders.” Participants should be refer to the proxy and voting instruction card for specific instructions, including the deadlines for submitting voting directions. The trustee will vote shares for which it has not received instructions in accordance with instructions that it receives from us. We will direct the trustee based on the direction of the plan’s administrative committee, which is a committee consisting of our employees.

Revocation of Proxies

Your proxy is revocable. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•

submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy and voting instruction card by mail to the Company;

•	attending the special meeting and voting in person; or

•	giving written notice of revocation to the Secretary of the Company at One American Road, Cleveland, Ohio 44144 or by giving notice of revocation in open meeting.

Attending the special meeting without taking one of the actions described above will not revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy and voting instruction card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy and voting instruction card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by it in order to revoke your proxy or submit new voting instructions.

If you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan and you invest in the American Greetings stock fund of the Retirement Profit Sharing and Savings Plan, you may revoke a proxy in the manner described above with respect to shareholders of record, except that you may not revoke a proxy by voting in person at the special meeting.

Adjournments and Postponements

The special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company shareholder approval or obtain the majority of the minority shareholder approval, although this is not currently expected. If there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to adopt the merger agreement, the Company does not anticipate that it will adjourn or postpone the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on the adjournment proposal will be voted in favor of adjournment, if the proposal is introduced.

Solicitation of Proxies

We will bear the cost of our solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common shares. We may solicit proxies by mail, personal interview, e-mail, telephone, or via the Internet. The Company has retained Georgeson Inc. (“Georgeson”), a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and will pay Georgeson a fee of $12,500, plus reimbursement of out-of-pocket expenses. In addition, the Company has agreed to indemnify Georgeson against certain liabilities including liabilities arising under the federal securities laws. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. Copies of the original merger agreement and the merger agreement amendment are attached to this proxy statement as Annexes A-1 and A-2, respectively, and are incorporated by reference into this proxy statement. The provisions of the merger agreement are extensive and not easily summarized. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties to the merger agreement are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. In addition, you should read “Agreements Involving Common Shares” beginning on page 112, which summarizes the guaranty and voting agreement and rollover and contribution agreement, as certain provisions of these agreements relate to certain provisions of the merger agreement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copies of the original merger agreement and the merger agreement amendment attached as Annexes A-1 and A-2, respectively, to this proxy statement, are intended to provide information regarding the terms of the merger agreement. The merger agreement contains representations and warranties by the Company, Parent and Merger Sub, which were made for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosure. The Company acknowledges that the SEC has taken the position that the merger agreement (when included in filings made with the SEC) and the related summary constitute public disclosures, and will provide additional disclosure as necessary to comply with its obligations under federal securities laws. The representations and warranties in the merger agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in this proxy statement and the other reports, statements and filings the Company files publicly with the SEC.

The description of the merger agreement below does not purport to describe all of the terms of that agreement, and is qualified in its entirety by reference to the full text of the original merger agreement and the merger agreement amendment, copies of which are attached as Annexes A-1 and A-2, respectively, and are incorporated in this proxy statement by reference.

Additional information about the Company may be found elsewhere in this proxy statement and in the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page 135.

Merger Agreement Amendment

The description that follows is of the original merger agreement as amended by the merger agreement amendment. The merger agreement amendment increased the merger consideration from $18.20 per share in cash, without interest, to $19.00 per share in cash, without interest. For more information about the background of and reasons for the amendment of the original merger agreement, see “Special Factors—Background of the Merger” beginning on page 18 and “Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 38.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue to be an Ohio corporation after the merger. At the closing of the merger, the articles of incorporation and code of regulations of the Company, as amended and restated pursuant to the merger agreement, will be the articles of incorporation and code of regulations of the surviving corporation.

The directors of the Company immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and will serve until their resignations become effective as contemplated by the merger agreement (which is expected to occur on the effective date of the merger) or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the surviving corporation. The officers of the Company immediately prior to the effective time will be the initial officers of the surviving corporation and will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the surviving corporation.

When the Merger Becomes Effective

The closing of the merger will take place on the third business day after the satisfaction or waiver of the conditions to closing provided for in the merger agreement (other than any condition that by its nature cannot be satisfied until the closing of the merger, but subject to satisfaction of any such condition), or at such other place, date and time as the Company and Parent may agree in writing. The merger will become effective at the time (which we refer to as the “effective time”) when the parties file a certificate of merger with the Secretary of State of the State of Ohio, to be executed, acknowledged and filed in accordance with the relevant provisions of Ohio law, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the certificate of merger in accordance with Ohio law.

Effect of the Merger on the Common Shares of the Company and Merger Sub

At the effective time, each outstanding common share of the Company (other than any cancelled shares (as described below), any dissenting shares and any rolled shares) will be converted automatically into and will represent the right to receive $19.00 in cash, without interest. At the effective time, all common shares of the Company will be cancelled automatically and will cease to exist.

Each common share of the Company that is held by the Company or Merger Sub immediately prior to the effective time (which we refer to as a “cancelled share”) will be cancelled automatically and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

Each common share of the Company that is issued and outstanding immediately prior to the effective time that is held by any shareholder who delivers to the Company, in accordance with Ohio law, a written demand for payment of the fair cash value for that dissenting share will not be converted into the right to receive the per share merger consideration, unless and until the shareholder loses its rights as a dissenting shareholder.

At the effective time, each issued and outstanding common share of the Company that is owned by Family LLC, Parent or any Family Shareholder (all of which will, immediately prior to the effective time, be held by Parent pursuant to the rollover and contribution agreement) immediately prior to the effective time, will cease to be outstanding and will be cancelled automatically and will cease to exist, and no consideration will be delivered in exchange for that cancellation.

At the effective time, each common share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one common share of the surviving corporation.

Treatment of Company Equity Awards

The description under this “The Merger Agreement—Treatment of Company Equity Awards” section does not address certain equity awards held by certain Family Shareholders and certain members of the board of directors. For a description of that treatment, see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Company Stock Options, Company Restricted Stock Units and Company Performance Shares” beginning on page 81.

Each outstanding stock option held by a person who is, as of the effective time, an officer, director or employee of the Company or any of its subsidiaries and that has not otherwise been cancelled, forfeited or exercised prior to or as of the effective time will, without any further action on the part of that holder, vest.

Other than with respect to stock options, restricted stock units and performance shares held by a Family Shareholder or member of the board of directors (discussed under Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Company Stock Options, Company Restricted Stock Units and Company Performance Shares” beginning on page 81), as of the effective time:

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All stock options and any other stock options that have not otherwise been cancelled, forfeited or exchanged prior to the effective time will be, without any further action, cancelled in consideration of payment of the option value. With respect to any stock option with a per share exercise price that is less than the $19.00 per share merger consideration, the option value will equal (i) the excess of $19.00 over the per share exercise price multiplied by (ii) the number of common shares subject to that stock option immediately prior to its cancellation. With respect to any stock option with a per share exercise price that equals or exceeds $19.00, the option value will be calculated as promptly as practicable after the effective time by a valuation advisor to be reasonably agreed upon by the special committee and Parent, based on the application of a Black-Scholes option valuation methodology and applying certain valuation assumptions.

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Each restricted stock unit issued under the Company’s equity plans that is outstanding immediately prior to the effective time will continue to have, and be subject to, the same terms and conditions (including vesting terms) as were applicable to that restricted stock unit immediately before the effective time, except that each such restricted stock unit will represent only the right to receive an amount of cash calculated by reference to a per common share reference price of $19.00.

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Each grant of performance shares under the Company’s equity plans that is outstanding immediately prior to the effective time will continue to have, and be subject to, the same terms and conditions (including vesting terms) as were applicable to that grant of performance shares immediately before the effective time, except that (i) each such grant of performance shares will represent only the right to receive an amount of cash equal to (A) the number of common shares that would have been delivered as of the end of the applicable performance period under any applicable terms and conditions multiplied by (B) $19.00, and (ii) subject to the Company’s equity plans, the board of directors (or a committee of the board of directors) of the surviving corporation may modify or adjust any performance goals relating to a grant of performance shares following the closing date of the merger.

All amounts payable with respect to stock options, restricted stock units and performance shares will be subject to any required withholding of taxes and will be paid by the surviving corporation (i) with respect to stock options with a per share exercise price that is less than $19.00, no later than 30 days after the closing date of the merger, (ii) with respect to stock options with a per share exercise price that equals or exceeds $19.00, no later than December 31, 2013 and (iii) with respect to restricted stock units and performance shares, on the date the applicable amounts become payable pursuant to their terms.

Payment for the Common Shares in the Merger

At the effective time, Parent will deposit, or will cause to be deposited, with a U.S. bank or trust company appointed by Parent (with the Company’s prior approval) as the paying agent, in trust for the benefit of holders of the common shares (other than any cancelled shares, dissenting shares and rolled shares), cash in U.S. dollars in immediately available funds sufficient to pay the $19.00 per share merger consideration.

As soon as reasonably practicable and not later than the third business day following the effective time, the paying agent will mail to each holder of record of common shares whose common shares were converted into the right to receive the per share merger consideration a letter of transmittal and instructions for use in effecting the surrender of certificates (or affidavits of loss in lieu of certificates) that formerly represented common shares or non-certificated shares represented by book-entry in exchange for the per share merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties of the Company as to, among other things:

•	corporate organization, existence and good standing, including with respect to the Company’s subsidiaries;

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the capitalization of the Company, including in particular the number of Class A common shares and Class B common shares outstanding and the number of stock options, restricted stock units and performances shares outstanding;

•	ownership of the Company’s subsidiaries;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by it (other than Parent’s and Merger Sub’s financing transactions);

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the absence of certain defaults under certain contracts, including arising out of the execution and delivery of, and the consummation of the transactions contemplated by, the merger agreement (other than Parent and Merger Sub’s financing transactions);

•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

•	the accuracy of the Company’s and its subsidiaries’ filings with the SEC and of the financial statements included in the SEC filings;

•	the absence of certain undisclosed liabilities of the Company and its subsidiaries;

•	compliance with laws and possession of the necessary permits and authorizations by the Company and its subsidiaries;

•	environmental matters and compliance with environmental laws by the Company and its subsidiaries;

•	the Company’s employee benefit plans;

•	the absence of certain events or changes since November 23, 2012 and the absence of any material adverse effect with respect to the Company since March 1, 2012;

•	the absence of certain investigations, proceedings, actions, suits, inquiries, orders judgments or decrees with respect to the Company and its subsidiaries;

•	matters relating to information to be included in required filings with the SEC in connection with the merger;

•	material contracts of the Company and its subsidiaries;

•	the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;

•	labor matters relating to the Company and its subsidiaries;

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title to all owned real property and title to all of the personal property owned by the Company or its subsidiaries, leasehold interests under enforceable leases in all of the properties leased by the Company or its subsidiaries and other matters pertaining to real and personal property;

•	intellectual property owned, licensed or used by the Company or its subsidiaries;

•	insurance policies covering the Company and its subsidiaries;

•	the receipt by the special committee and the board of directors of an opinion of the financial advisor to the special committee;

•	the shareholder vote required under Ohio law to adopt the merger agreement;

•	the absence of any fees or commission owed to investment bankers, finders or brokers in connection with the merger, other than the fee to be paid to PJSC;

•	the absence of any Company rights agreements; and

•	the Company’s use of all necessary action to ensure that anti-takeover provisions of applicable law will not apply to the merger.

The merger agreement also contains representations and warranties of Parent and Merger Sub as to, among other things:

•	corporate (or limited liability company) organization and good standing, including with respect to Family LLC;

•	power and authority to enter into the merger agreement and, including with respect to Family LLC, to consummate the transactions contemplated by it;

•	the absence of certain defaults under certain contracts, including arising out of the execution and delivery of, and the consummation of the transactions contemplated by, the merger agreement;

•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

•	matters relating to information to be included in required filings with the SEC in connection with the merger;

•	the valid and binding nature of the rollover and contribution agreement and the guaranty and voting agreement;

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the valid and binding nature of the Debt Commitment Letter and the Preferred Stock Purchase Agreement (which we refer to collectively as the “financing commitments”) and other matters pertaining to the financing commitments;

•	the absence of any fees or commission owed to investment bankers, finders or brokers in connection with the merger, other than KeyBanc Capital Markets Inc. and Macquarie Capital (USA) Inc.;

•	the fees and expenses incurred by the Family Shareholders, Family LLC or Parent incurred prior to signing the merger agreement and expected to be incurred prior to the closing of the merger;

•	the solvency of Family LLC, Parent and the surviving corporation as of the effective time and immediately after consummation of the merger;

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the absence of arrangements between Family LLC, Parent, Merger Sub or any of their respective affiliates and any member of the Company’s management or directors related to the Company or any of its subsidiaries or the merger;

•	the absence of arrangements though which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the $19.00 per share of merger consideration;

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the absence of arrangements through which any Company shareholder agrees to vote to adopt the merger agreement or the merger or to vote against any superior proposal (other than as provided in the guaranty and voting agreement);

•	the absence of certain investigations, proceedings, actions, suits, inquiries, orders judgments or decrees with respect to Family LLC, Parent or Merger Sub;

•	the ownership and operation of Family LLC, Parent and Merger Sub; and

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the acknowledgement of uncertainties inherent in Company estimates, projections, forecasts and other forward-looking information regarding the Company and its business and operations and agreement that neither Parent nor Merger Sub will have any claim against the Company, any of its subsidiaries or any other person with respect to those matters.

Many of the representations and warranties in the merger agreement are qualified by knowledge or materiality qualifications or a “material adverse effect” clause.

For purposes of the merger agreement, a “material adverse effect,” with respect to the Company and its subsidiaries means any fact, circumstance, event, change, effect or occurrence (whether or not constituting any breach of a representation, warranty, covenant or agreement set forth in the merger agreement) that (i) has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, business, results of operation or financial condition of the Company and its subsidiaries, taken as a whole, but will not include facts, circumstances, events, changes, effects or occurrences to the extent, or to the extent attributable to:

(A) generally affecting the greeting card or social expressions industry in the geographies in which the Company operates, (B) generally affecting the economy, credit or financial markets in the geographies in which the Company operates, (C) changes after the date of the original merger agreement in law or in generally accepted accounting principles or in accounting standards, or any regulatory and political conditions or developments, (D) the announcement of the original merger agreement or the consummation of the merger (other than for purposes of any representation or warranty contained in sections 3.3(b)-(c) of the merger agreement), (E) acts of war or military action, sabotage or terrorism, or any escalation or worsening of any such acts of war or military action, sabotage or terrorism, (F) earthquakes, hurricanes, tornados or other natural disasters, except, in the case of each of clauses (A), (B), (C), (E) and (F), to the extent any fact, circumstance, event, change, effect or occurrence disproportionately impacts the assets, properties, business, results of operation or financial condition of the Company and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its subsidiaries operate (G) any action taken by the Company or its subsidiaries (1) that is expressly required by the merger agreement (other than with respect to the Company’s obligations to comply with section 5.1(a) or section 5.5 of the merger agreement), (2) taken with Parent’s written consent, or (3) resulting from any action taken at the written request of Parent, (H) resulting from any change in the market price or trading volume of securities of the Company in and of itself, except that a fact, circumstance, event, change, effect or occurrence causing or contributing to the change in market price or volume will not be disregarded from the determination of a Company material adverse effect, or (I) the fact of any failure to meet revenue or earnings projections, forecasts, estimates or guidance for any period, whether relating to financial performance or business metrics, including revenues, net incomes, cash flows or cash positions, except that a fact, circumstance, event, change, effect or occurrence causing or contributing to such failure will not be disregarded from the determination of a Company material adverse effect; or (ii) that would reasonably be expected to prevent or materially delay or impair the ability of the Company to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby (other than Parent’s and Merger Sub’s financing transactions).

For the purpose of the merger agreement, a “material adverse effect,” with respect to Parent or Merger Sub, means circumstances that would, individually or in the aggregate, prevent or materially delay or materially impair the ability of Family LLC, Parent or Merger Sub to consummate the merger and the other transactions contemplated thereby.

The merger agreement amendment includes certain representations and warranties of the Company and Parent and Merger Sub as to corporate power and authority to enter into the merger agreement amendment and to consummate the transactions contemplated by original merger agreement as amended by the merger agreement amendment, and of Parent and Merger Sub as to receipt of necessary consents under the financing commitments in connection with the merger agreement amendment.

Conduct of Business Pending the Merger

The merger agreement provides that, subject to certain exceptions or Parent’s consent, during the period from the signing of the original merger agreement to the effective time, the Company must, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice, use commercially reasonable efforts to maintain its business organization and advantageous business relationships and to retain the services of its key officers and key employees, and take no action that would materially and adversely affect or delay the ability of any of the parties to the merger agreement to obtain any necessary governmental approvals or otherwise materially delay or prohibit the merger and transactions related to the merger. In addition, subject to certain exceptions or Parent’s written consent, the Company must not and shall cause each of its subsidiaries not to:

•	adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

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make, declare or pay any dividend or other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, subject to certain exceptions, including one regular quarterly dividend paid by the Company on its common shares not to exceed $0.15 per share, declared and paid consistent with prior timing;

•	grant any rights to acquire any shares of its capital stock;

•	issue any shares of its capital stock, subject to certain exceptions;

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purchase, sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $1,000,000 in the aggregate (other than to a wholly owned Company subsidiary), other than pursuant to existing contracts or in the ordinary course of business consistent with past practice;

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incur, assume, guarantee, prepay or become obligated with respect to any indebtedness for borrowed money (other than as is already in existence at the signing of the original merger agreement, is in the ordinary course of business consistent with past practice and would not reasonably be expected to delay, adversely affect or impede Parent’s ability to obtain the financing);

•	make any investment in excess of $5,000,000 in the aggregate, other than in accordance with certain exceptions;

•	make any acquisitions, whether by purchase of stock or securities or contributions to capital in excess of $5,000,000 in the aggregate, other than pursuant to existing contracts;

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except in the ordinary course of business consistent with past practice, enter into, renew, extend, amend or terminate any material contract or contract that if entered into prior to the date of the original merger agreement would be a material contract; or enter into, renew, extend, amend or terminate any contracts not in the ordinary course, involving the commitment or transfer of value in excess of $1,000,000 in the aggregate in any year;

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except to the extent required by law or any Company benefit plan in effect as of the date of the merger agreement: increase in any manner the compensation or benefits of any employees, officers, directors, consultants or independent contractors of the Company or any of its subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice; pay any severance or retirement benefits to any employees, directors, consultants or independent contractors of the Company or any of its subsidiaries, except with respect to officers, directors and consultants in the ordinary course of business consistent with past practice; accelerate the vesting of, or the lapsing of forfeiture restrictions or conditions with respect to, any equity or equity-based awards; establish or cause the funding of any “rabbi trust” or similar arrangement; establish, adopt, amend or terminate any arrangement that would be a benefit plan of the Company if in effect on the date of the original merger agreement; or enter into, amend, alter, adopt, implement or otherwise make any commitment to do any of the foregoing;

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except in the ordinary course of business consistent with past practice, waive, release, assign, settle or compromise any claim, action or proceeding, other than those that involve only the payment of monetary damages not in excess of $1,000,000, or any obligation or liability of the Company in excess of that amount;

•	amend or waive any provision of its articles of incorporation or regulations;

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take any action that is intended or would reasonably be expected to result in any of the conditions described in “The Merger Agreement—Conditions to the Merger” beginning on page 108 not to be satisfied;

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enter into any “non-compete” or similar agreement that would materially restrict the businesses of the surviving corporation, its subsidiaries or its current or future affiliates following the effective time;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

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implement or adopt any material change in its tax or financial accounting principles, practices or methods, other than as may be required by GAAP or applicable law; make, change or revoke any material tax election; change any method of reporting for tax purposes; settle or compromise any material tax claim, audit or dispute in excess of $1,000,000; or make or surrender any claim for a material refund of taxes in excess of $1,000,000;

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other than in the ordinary course of business consistent with past practice, enter into any new, or materially amend or otherwise materially alter any current, agreement or obligation with any affiliate of the Company; or

•	agree or commit to do any of the foregoing.

For the purposes of the foregoing, the consent of any Family Shareholder director will be deemed to be the consent of Parent.

Other Covenants and Agreements

Access and Information

During normal business hours throughout the period prior to the effective time and subject to the requirements of applicable law and the confidentiality agreement between the Company and certain of the Family Shareholders, the Company must provide Parent, Parent’s financing sources and their respective representatives, reasonable access to the Company’s offices, properties, books and records and such other information as Parent reasonably requests. Prior to the effective time, the Company must provide to Parent, Parent’s financing sources and their respective representatives, consolidated financial statements of the Company and its subsidiaries for each month through the effective time, as prepared by management for internal use, and any update of quarterly projections.

No Solicitation

Pursuant to the merger agreement, except as described below, the Company will not, nor will it authorize or permit any of its subsidiaries to, and will use its reasonable best efforts to instruct and cause any of its or their respective officers, directors, employees, agents and representatives, not to, directly or indirectly:

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initiate, solicit, encourage (including by providing information) or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, an “alternative proposal” (as defined below) and will immediately cease any discussions, negotiations or communications with any party that has made or indicated an intention to make an alternative proposal;

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engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, an actual or proposed alternative proposal, or otherwise encourage or knowingly facilitate any effort or attempt to make or implement an alternative proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any alternative proposal;

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approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, or other similar agreement relating to any alternative proposal;

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amend, terminate, fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement (except that the Company may allow the counterparty thereto to make an alternative proposal and otherwise amend, terminate or fail to enforce (or grant consent under) the provisions thereof in connection with negotiations and discussions permitted by the merger agreement); or

•	resolve to propose or agree to do any of the foregoing.

If, prior to the receipt of the Company shareholder approval and the majority of the minority shareholder approval, (i) the Company receives an unsolicited alternative proposal, (ii) the Company has not breached its obligations under the non-solicitation provisions of the merger agreement (except where such breaches did not contribute to the making of the alternative proposal), (iii) the board (acting through the special committee) determines in good faith that the alternative proposal constitutes or is reasonably likely to result in a “superior proposal” (as defined below), and (iv) after consultation with its counsel, the board (acting through the special committee) determines in good faith that failure to take action concerning an alternative proposal would be inconsistent with the directors’ fiduciary duties under applicable Ohio law, then the Company may:

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furnish information to the person making the alternative proposal and its representatives pursuant to a confidentiality agreement on terms no less restrictive than those contained in the existing confidentiality agreement between the Company and certain of the Family Shareholders; provided that such confidentiality agreement will not contain any provisions that would prevent the Company from complying with its obligation to provide certain required disclosures to Parent as set forth in this “The Merger Agreement—Other Covenants and Agreements—No Solicitation” section; and

•	participate in discussions or negotiations with that person and its representatives regarding the alternative proposal.

The Company must promptly provide to Parent any non-public information concerning the Company or any of its subsidiaries that is provided to the person making the alternative proposal or its representatives that was not previously provided or made available to Parent.

The Company must promptly (and in any event within 48 hours) advise Parent orally and in writing of (i) any alternative proposal or inquiry with respect to or that would reasonably be expected to lead to any alternative proposal and (ii) any inquiry or request for discussion or negotiation regarding an alternative proposal including, in each case, the identity of the party making the alternative proposal or inquiry and the material terms of the alternative proposal or inquiry (including, if applicable, copies of any document or correspondence evidencing the alternative proposal or inquiry). The Company, upon the request of Parent, will keep Parent reasonably informed of the status (including any material change to the terms) of any such alternative proposal or inquiry.

Except as described below, neither the board of directors nor any committee thereof is permitted to:

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withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, its recommendation of the merger agreement or fail to recommend against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by Parent or Merger Sub) prior to the earlier of the date of the special meeting and ten business days after the commencement of the tender offer or exchange, or recommend that the shareholders of the Company tender their shares in that tender offer or exchange offer;

•	approve or recommend, or publicly propose to approve, endorse or recommend, any alternative proposal; or

•	approve any letter of intent, agreement in principle, merger agreement, acquisition agreement or similar agreement relating to any alternative proposal.

At any time prior to obtaining the Company shareholder approval and the majority of the minority shareholder approval, the special committee may:

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make a recommendation change in response to an “intervening event” (as defined below) if the special committee determines in good faith, after consultation with its counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under Ohio law; or

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terminate the merger agreement in response to a superior proposal if (i) the superior proposal did not result from a breach by the Company of its covenants under the non-solicitation provisions of the merger agreement and is not withdrawn, (ii) the board of directors (acting through the special committee) determines, in good faith after consultation with counsel, that the failure to terminate the merger agreement would be inconsistent with the directors’ fiduciary duties under Ohio law, (iii) the Company provides Parent five business days prior written notice of its intention to terminate the merger agreement, which notice includes the information that is specified in the preceding paragraph of this “The Merger Agreement—Other Covenants and Agreements—No Solicitation” section, (iv) after providing such notice and prior to terminating the merger agreement and entering into a definitive transaction agreement providing for the consummation of the transaction contemplated by the superior proposal, (iv) the Company negotiates in good faith with Parent (to the extent Parent desires to negotiate) during the five business days to make revisions to the terms of the merger agreement as would permit the board of directors and the special committee not to terminate the merger agreement, and (v) the board of directors and the special committee consider in good faith any changes to the merger agreement offered in writing by Parent and determine in good faith, after consultation with outside legal counsel and financial advisors, that the superior proposal would continue to constitute a superior proposal if the changes offered in writing by Parent were implemented, provided that in the event that the superior proposal is then modified by the party making the superior proposal, the Company provides written notice of the modified superior proposal to Parent and again complies with the requirements described in this paragraph of this “The Merger Agreement—Other Covenants and Agreements—No Solicitation” section, except that the Company’s advance written notice obligation will be reduced to three business days.

For purposes of this proxy statement:

•	An “alternative proposal” refers to any inquiry, proposal or offer from a third party (other than Parent and its subsidiaries) relating to any:

•	direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net sales, net income or total assets of the Company and its subsidiaries, taken as a whole;

•	direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company;

•	tender offer or exchange offer that if consummated would result in any third party beneficially owning 20% or more of the outstanding shares of any class of equity securities of the Company;

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merger, consolidation, business combination, asset purchase, recapitalization or similar transaction involving the Company, or any of its subsidiaries constituting 20% or more of the value of the Company and its subsidiaries, taken as a whole; or

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related combination of the foregoing types of transactions if the sum of any of the (i) percentage of net sales, (ii) net income, or (iii) total assets, in each case taken separately, of the Company and its subsidiaries (on a consolidated basis) that is subject to the related combination is 20% or more.

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A “superior proposal” refers to any bona fide written alternative proposal (except that the references to “20%” in the definition of alternative proposal will be deemed to be “50%”) that the special committee determines in its good faith judgment (after consulting with outside counsel and its financial advisor), taking into account all legal, financial and regulatory and other aspects of the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), the likelihood and timing of required governmental approvals and consummation and the party making the proposal, would be more favorable to the shareholders of the Company (other than the Family Shareholders, Parent and Merger Sub) (solely in their capacity as such) from a financial point of view than the merger (including any adjustment to the terms and conditions of the merger proposed by Parent in response to the alternative proposal, including with respect to the merger consideration).

•	An “intervening event” refers to any event, change, development, effect, occurrence or state of facts relating to the Company’s prospects that:

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was not known to the board of directors or the special committee on the date of the original merger agreement but becomes known to the board of directors or the special committee before the receipt of the Company shareholder approval and the majority of the minority shareholder approval; and

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if it had occurred prior to the date of the original merger agreement, would have improved the Company’s prospects such that the special committee determines in good faith, after consulting with its legal and financial advisors, that the merger and other transactions contemplated by the merger agreement (other than the financing) are less favorable to the shareholders than the Company continuing to pursue its business as a publicly traded company, but in no event will the receipt, existence of or terms of an alternative proposal or any inquiry relating to an alternative proposal constitute an intervening event, and a potential leveraged recapitalization of the Company will not constitute an intervening event if the conditions in credit markets generally (including interest rates) as of the time in question are substantially similar to those conditions as of the date of the original merger agreement.

Shareholder Approval

The Company will take all action necessary in accordance with Ohio law and its articles of incorporation and code of regulations to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the mailing of this proxy statement for the purpose of obtaining the Company shareholder approval and the majority of the minority shareholder approval and, subject to certain limitations described in “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page 101, use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of the merger agreement.

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of the parties to the merger agreement will use its reasonable best efforts (subject to, and in accordance with, applicable law) to do or cause to be done promptly all things reasonably necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement, including:

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obtaining all necessary actions or nonactions, waivers, consents and approvals from applicable governmental entities, making all necessary registrations and filings and taking all necessary steps to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

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defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement; and

•	executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by the merger agreement.

In addition to the foregoing, subject to the terms and conditions in the merger agreement, the Company and Parent will:

•	promptly make their respective filings and any other required submissions under the HSR Act;

•

cooperate with each other in determining whether any other filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or governmental entities in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement and timely make all such filings or seek all such consents, permits, authorizations or approvals;

•

subject to applicable law, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including promptly furnishing the other with true and complete copies of notices or other material communications sent or received by the Company or Parent or their subsidiaries to or from any third party or governmental entity with respect to those transactions, and permit the other to review in advance any proposed material communication by that party to any supervisory or governmental entity; and

•

give the other reasonable notice of, and, to the extent permitted by such governmental entity, allow the other to attend and participate at any meeting with any governmental entity in respect of any filings, investigation or other inquiry or proceeding relating to the merger.

Each of the Company and Parent will permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any governmental entity.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time until the sixth anniversary of the effective time, Parent and the surviving corporation will indemnify and hold harmless any individual who is a current or former director or officer of the Company or any of its subsidiaries and each such person who serves or served at the request of the Company as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, together with such person’s heirs, executors or administrators (each of whom we refer to as an “indemnified party”) with respect to all losses in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of, in whole or in part, (i) the fact that the indemnified party was a director or officer of the Company or any of its subsidiaries or (ii) acts or omissions by the indemnified party in his or her capacity as a director, officer, employee or agent of the Company or one of its subsidiaries or taken at the request of the Company or one of its subsidiaries, in each case to the fullest extent permitted under Ohio law, to the extent that the indemnified party may be indemnified pursuant to the organizational documents of the Company or its subsidiaries or any written agreement in existence as of the date of the merger agreement.

Parent guarantees, and the surviving corporation will assume, all obligations of the Company and any of its subsidiaries in respect of rights of exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, existing in favor of any indemnified party as provided in the organizational documents of the Company or its subsidiaries or in certain written agreements. From and after the effective time until the sixth anniversary of the effective time, Parent will cause, unless otherwise required by law, the organizational documents of the surviving corporation to contain provisions no less favorable to the indemnified parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of the merger agreement in the organizational documents of the Company or available under Ohio law, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the indemnified parties. In addition, from and after the effective time until the sixth anniversary of the effective time, Parent will, and will cause the surviving corporation to, advance any expenses of any indemnified party to the fullest extent permitted under applicable law, so long as the individual to whom expenses are advanced provides an undertaking to repay those advances if that individual is not entitled to indemnification under the merger agreement.

From and after the effective time until six years from the effective time, Parent will either cause to be maintained the current directors’ and officers’ liability insurance maintained by the Company or will purchase a “tail policy” with the same coverage, scope, amounts and terms as are in effect as of the date of the merger agreement (subject to a price cap of 250% of the cost of the current directors’ and officers’ liability insurance).

Financing

Each of Parent and Merger Sub must use its reasonable best efforts to do all things reasonably necessary, proper or advisable to obtain the financing on the terms and conditions described in the financing commitments, and must use reasonable best efforts to:

•	maintain in effect the financing commitments until the merger is consummated;

•

negotiate and enter into definitive agreements with respect to the financing on the terms and conditions contemplated by the financing commitments or on certain other terms that are acceptable to Parent and could not reasonably be expected to reduce the aggregate amount of net cash proceeds available from the financing, introduce new or additional conditions or otherwise be reasonably likely to prevent, impede, delay or impair the availability of the financing or the ability of Parent or Merger Sub to consummate the merger as of the closing of the merger or adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the financing commitments;

•	satisfy on or prior to the closing of the merger all conditions precedent applicable to Parent and Merger Sub in the financing commitments;

•	consummate the financing at or prior to the closing of the merger;

•	enforce the rights of Parent and Merger Sub under the financing commitments; and

•	comply in all material respects with its covenants and other obligations under the financing commitments.

Neither Parent nor Merger Sub will permit any amendment, supplement or other modification of, or waiver of any provision or remedy under, the financing commitments to the extent that amendment, supplement, other modification or waiver could reasonably be expected to reduce the aggregate amount of net cash proceeds available from the financing, introduce new or additional conditions or otherwise be reasonably likely to prevent, impede, delay or impair the availability of the financing or the ability of Parent or Merger Sub to consummate the merger as of the closing of the merger, or adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the financing commitments.

Upon request, Parent must keep the Company reasonably informed of the status of its efforts to arrange the financing. Parent must give the Company prompt notice of:

•	any actual or alleged breach or default by any party to any financing commitment or definitive document related to the financing;

•

the receipt of any written notice or other written communication from a financing source for the financing with respect to any actual or alleged breach, default, termination or repudiation related to the financing or material dispute or disagreement between or among any parties to any financing commitments or any definitive document related to the financing with respect to the obligation to fund the financing or the amount of the financing to be funded at the closing of the merger; and

•

any determination by Parent and Merger Sub in good faith that they will not be able to satisfy any of the obligations to, or otherwise be able to obtain, all or any portion of the financing on the terms, in the manner or form the sources contemplated by the financing commitments or the definitive documents related to the financing.

If any portion of the financing becomes unavailable on the terms and conditions contemplated by the financing commitments and that portion is reasonably required to fund the amounts contemplated to be paid by Parent or Merger Sub pursuant to the merger agreement, Parent and Merger Sub must promptly (and in any event within two business days) notify the Company and use their respective reasonable best efforts to arrange and obtain replacement alternative financing from alternative sources as promptly as practicable following the occurrence of that event but no later than the business day immediately prior to the end date in an amount sufficient, and on terms that will enable Parent and Merger Sub, to consummate the merger and on terms and conditions, taken as a whole, not materially less favorable to the Company or Parent than the terms set forth in the financing commitments or that are otherwise approved by the Company. Parent and Merger Sub must deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source has committed to provide Parent, Merger Sub or the surviving corporation with any portion of the financing. Any such alternative financing must be in an amount sufficient to consummate the merger and must not impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the financing in a manner that would reasonably be expected to delay or prevent the closing date or make the funding of the financing less likely to occur.

Prior to the closing of the merger, upon the request of Parent, the Company must use reasonable best efforts to provide and cause its subsidiaries and its and their respective officers, directors, managers, employees, accountants, consultants, legal counsel, agents and other representatives to provide all cooperation reasonably requested by Parent that is customary in connection with arranging, obtaining and syndicating the financing (so long as certain confidentiality requirements are met, the Company’s obligations described in this paragraph under any agreement or to incur any cost do not begin until the effective time, the requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries, and the Company will be permitted a reasonable period to comment on documents and information circulated to potential financing sources) including, among other things:

•

participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with prospective lenders and investors and sessions with rating agencies in connection with the financing;

•	furnishing all financial statements required by the financing commitments (as in effect on the date of the merger agreement);

•

assisting with the preparation and entering into as of the effective time of definitive agreements with respect to the financing (including review of any disclosure schedules related to such definitive agreements for completeness and accuracy) or the amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, in each case, on terms reasonably satisfactory to Parent and that are reasonably requested by Parent in connection with the financing, but no such agreements or amendments may take effect until the effective time and no obligation of the Company or any of its subsidiaries under any such agreements or amendments may be effective until the effective time;

•

assisting with the preparation of customary materials for rating agency presentations, offering and syndication documents (including public and private information memoranda and lender presentations), business projections and similar marketing documents required in connection with the financing;

•	furnishing Parent and the financing sources as promptly as practicable following Parent’s request with financial and other pertinent information regarding the Company and its subsidiaries;

•	cooperating reasonably with the financing sources for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001;

•	cooperating reasonably with the financing sources’ due diligence to the extent customary;

•	executing customary authorization letters;

•

reasonably cooperating in respect of the conditions precedent set forth in the financing commitments or any definitive document relating to the financing, subject to the occurrence of the effective time;

•

using commercially reasonable efforts to obtain legal opinions, accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company, in each case to the extent customary for financings similar to the financing and reasonably requested by Parent;

•

executing and delivering any guarantees, pledge and security documents, other definitive financing documents, or other certificates or documents contemplated by the senior commitment letter and hedging agreements as may be reasonably requested by Parent or Merger Sub (none of which may become effective prior to the effective time);

•

using commercially reasonable efforts to obtain consents, approvals, authorizations and instruments that may reasonably be requested by Parent or Merger Sub to be delivered at the closing of the merger to permit the consummation of the financing;

•	cooperating reasonably with the marketing efforts of Parent and its financing sources for any portion of any financing;

•	using commercially reasonable efforts to ensure that the financing sources benefit from the existing lending relationships of the Company and its subsidiaries; and

•

as of the effective time, taking all corporate actions necessary and reasonably requested by Parent to authorize the consummation of the financing and to permit the proceeds of the financing to be made available to the surviving corporation immediately after the effective time.

Except as otherwise set forth in the merger agreement, the Company will promptly take such actions as may be reasonably requested by Parent in respect of the Company’s (i) 2021 senior notes indenture and indenture governing the 6.10% notes due 2028 (which we collectively refer to as the “senior notes indentures”) and the notes issued pursuant to the senior notes indentures and (ii) amended and restated credit agreement (including taking actions necessary to repay in full and terminate all obligations under the credit agreement at the time of the closing of the merger), in each case as directed by and in accordance with the terms and conditions specified in writing by Parent, but (i) no such action may be effective prior to the effective time and all costs in respect of any such action will be borne by Parent, (ii) Parent may not request the Company to take any actions or deliver any notices to repay, refinance, redeem, retire, cancel or terminate, as applicable, the senior notes indentures or the notes issued pursuant to the senior notes indentures and (iii) the Company may obtain a reasonable waiver, consent or amendment under the 2021 senior notes indenture as the Company determines in good faith to be necessary to permit the consummation of the transactions contemplated by the Debt Financing in a manner that does not result in a breach of the 2021 senior notes indenture.

Shareholder Litigation

The Company will give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its directors relating to the merger or any other transactions contemplated by the merger agreement, whether commenced prior to or after the execution and delivery of the merger agreement, and the Company will not settle any such litigation without Parent’s prior written consent.

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the fulfillment or waiver, at or before the effective time, of the following conditions:

•	that the Company shareholder approval has been obtained;

•	that the majority of the minority shareholder approval has been obtained;

•

that no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing, or making illegal, the consummation of the merger and other transactions contemplated by the merger agreement, other than the financing, be in effect; and

•	that any applicable waiting period under the HSR Act has expired or been terminated.

The obligation of the Company to effect the merger is subject to the fulfillment or waiver, at or before to the effective time, of the following conditions:

•

that the representations and warranties of Parent and Merger Sub set forth in the merger agreement are true and correct at and as of the date of the original merger agreement and at and as of the closing date of the merger as though made at and as of the closing date of the merger, except where the failure of such representations and warranties to be true and correct (in each case without giving effect to any materiality or material adverse effect qualifier) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Parent and except that representations and warranties that are made as of a specified date or period need be true and correct only as of that specified date or period;

•

that each of Parent and Merger Sub has in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time; and

•

that Parent has delivered to the Company a certificate, dated the effective time and signed by its chief executive officer or another senior executive officer, certifying that the conditions set forth in the two items described above have been satisfied.

The obligation of Parent and Merger Sub to effect the merger is subject to the fulfillment or waiver, at or before the effective time, of the following conditions:

•

that the representations and warranties of the Company set forth in the merger agreement are true and correct at and as of the date of the original merger agreement and at and as of the closing date of the merger as though made at and as of the closing date of the merger, except where the failure of such representations and warranties to be true and correct (in each case without giving effect to any materiality or material adverse effect qualifier) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the Company and except that representations and warranties that are made as of a specified date or period need be true and correct only as of that specified date or period; and except that that (i) the representations and warranties of the Company pertaining to corporate organization, existence and good standing (with respect to the Company only), finders and brokers and state takeover statutes and rights agreements must be true and correct in all material respects, (ii) the representations and warranties pertaining to the Company’s capitalization must be true and correct in all respects, except for such inaccuracies as are de minimis in nature and amount relative to each such representation and warranty taken as a whole and (iii) the representations and warranties of the Company pertaining to corporate authority, the absence of a material adverse effect on the Company since March 1, 2012, the opinion of the financial advisor to the special committee and the required vote of Company shareholders under Ohio law must be true and correct in all respects;

•

that the Company has in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time;

•

that the Company has have delivered to Parent a certificate, dated the effective time and signed by a senior executive officer of the Company (other than any affiliate of Parent), certifying that the conditions set forth in the two items described immediately above have been satisfied;

•	that Parent and Merger Sub have received the proceeds of the financing as contemplated by the Preferred Stock Purchase Agreement and the Debt Commitment Letter; and

•	that since the date of the original merger agreement, there has not been any material adverse effect on the Company, subject to certain exceptions.

Termination

The Company (authorized by the special committee) and Parent may terminate the merger agreement by mutual written consent at any time before the completion of the merger, whether prior to or after receipt of the Company shareholder approval and the majority of the minority shareholder approval. In addition, either the Company (with the prior approval of the special committee) or Parent may terminate the merger agreement if:

•

the merger has not been completed by the end date, provided that this termination right is not available to a party whose failure to perform any of its obligations under the merger agreement has been the primary cause of the failure of the merger to be consummated by the end date;

•

any final nonappealable injunction, order, decision, opinion, decree, ruling or other action of a governmental entity permanently restrains, enjoins or prohibits the merger, provided that the party seeking to terminate the merger agreement pursuant to this provision shall have used its reasonable best efforts to remove such injunction, other legal restraint or order; or

•

if the special meeting of the Company shareholders (including any adjournment or postponement of such special meeting) has concluded, and the Company shareholder approval and the majority of the minority shareholder approval have not been obtained.

The Company (with the prior approval of the special committee) may terminate the merger agreement:

•

if there is a breach of any of the covenants on the part of Parent or if any of the representations or warranties of Parent fail to be true, such that the conditions to each party’s obligation to effect the merger or the conditions to the obligation of the Company to effect the merger would be incapable of fulfillment and the breach or failure is incapable of being cured, or is not cured, by the earlier of the end date and thirty days following written notice to Parent of the breach or failure, so long as the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; or

•

prior to the approval of the merger agreement by our shareholders, in order to concurrently enter into a definitive agreement with respect to a superior proposal, but only if the Company has otherwise complied in all material respects with its obligations under the merger agreement, including those described in “The Merger Agreement—Other Covenants and Agreements—No Solicitation” above.

Parent may terminate the merger agreement:

•

if there is a breach of any of the covenants on the part of the Company or if any of the representations or warranties of the Company fail to be true, such that the conditions to each party’s obligation to complete the merger or the conditions to the obligation of Parent and Merger Sub to complete the merger would be incapable of fulfillment and the breach or failure is incapable of being cured, or is not cured, by the earlier of the end date and thirty days following written notice to the Company of the breach or failure, so long as Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

•

if prior to the approval of the merger agreement by our shareholders, the board of directors or the special committee withdraws or modifies its recommendation of the merger agreement or fails to recommend the merger agreement; or

•

if prior to the approval of the merger agreement by our shareholders, the Company materially breaches (i) its non-solicitation obligations as described in “The Merger Agreement—Other Covenants and Agreements—No Solicitation” above or (ii) its filing obligations as described in “The Merger Agreement—Other Covenants and Agreements—Shareholder Approval” above and such breach is not cured within five business days following written notice by Parent to the Company.

Fees and Expenses

Except as otherwise provided in the merger agreement, as described in this “The Merger Agreement—Fees and Expenses” section, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger will be paid by the party incurring or required to incur them, but if the merger is consummated, all costs and expenses incurred by Parent or Merger Sub in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the surviving corporation. However, all costs and expenses related to the filing and other fees paid to the SEC in connection with the merger will be borne by the Company and the filing fees under the HSR Act will be borne by Parent.

Expense Reimbursement Provisions

The Company will pay to Parent an amount equal to the sum of Parent’s and Merger Sub’s expenses up to $7.3 million if:

•

the Company, prior to obtaining the Company shareholder approval and the majority of the minority shareholder approval, terminates the merger agreement to enter into a definitive agreement providing for a superior proposal;

•	Parent terminates the merger agreement because of a recommendation change or failure to make a recommendation by the board of directors or the special committee;

•

Parent, prior to obtaining the Company shareholder approval and the majority of the minority shareholder approval, terminates the merger agreement because the Company materially breaches its non-solicitation covenant under the merger agreement or fails to take necessary steps to obtain approval for the merger and that breach is not cured within five business days following written notice by Parent to the Company;

•	either the Company or Parent terminates the merger agreement because the merger agreement is not approved by the Company’s shareholders at the special meeting; or

•

after an alternative proposal to acquire all or a portion of the Company has been disclosed publicly or has been made directly to the Company’s shareholders or any person has publicly announced an intention (whether or not conditional) to make a bona fide alternative proposal, the merger agreement is terminated by the Company or Parent because the merger has not been completed by the end date or by Parent pursuant to a breach by the Company of its covenants or representations and warranties, and the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any alternative proposal to acquire at least 50% of the Company’s common shares or assets within 12 months of the date the merger agreement is terminated.

The merger agreement amendment provides that in the event the Family Shareholders’ actual expenses exceed the $7.3 million maximum expense reimbursement amount provided for in the merger agreement, the Family Shareholders may submit such additional expenses to the Company and the special committee, in its sole discretion, may decide whether to direct the Company to reimburse any additional expenses.

Amendments and Waivers

Except as described in the next paragraph, at any time prior to the effective time, any provision of the merger agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective, but after receipt of the Company shareholder approval and the majority of the minority shareholder approval, if any amendment or waiver, by applicable law or in accordance with the rules and regulations of the NYSE, requires further approval of the shareholders of the Company, the effectiveness of that amendment or waiver will be subject to the approval of the shareholders of the Company.

However, no amendment, waiver or other modification may be made to certain sections of the merger agreement that would be adverse to Parent and Merger Sub’s financing sources without the consent of the Parent and Merger Sub’s financing sources (which consent may not be unreasonably withheld, delayed or conditioned).

Equitable Remedies and Specific Performance

The parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of its terms without proof of damages or otherwise, in addition to any other remedies to which they are entitled at law or in equity. Except as otherwise provided in the merger agreement, all remedies, at law or otherwise, will be cumulative and not alternative or exclusive of other remedies.

Each party waives any defenses in any action for specific performance. However, the Company’s right to seek specific performance of Parent’s obligation to cause the transactions contemplated by the rollover and contribution agreement to be effected and to consummate the merger is subject to the requirements that:

•	all of the conditions to Parent’s and Merger Sub’s obligations to effect the merger, as described in “The Merger Agreement—Conditions to the Merger” above have been satisfied;

•	the conditions to the funding of the financing have been satisfied (other than any conditions related to Parent or its obligations under the financing);

•	Parent and Merger Sub have failed to complete the closing of the merger in accordance with the terms of the merger agreement; and

•

the Company has irrevocably confirmed that if specific performance is granted and the financing is funded, then it will take the actions required of it by the merger agreement to cause the closing of the merger to occur.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the State of Ohio without reference to that state’s principles of conflict of laws.

AGREEMENTS INVOLVING COMMON SHARES

Guaranty and Voting Agreement

In connection with the merger agreement, the Family Shareholders, the Irving I. Stone Foundation and the Company entered into the guaranty and voting agreement. Pursuant to the guaranty and voting agreement, the Family Shareholder directors, jointly and severally, guaranteed to the Company certain obligations of Parent and Merger Sub under the merger agreement, subject to a maximum aggregate liability of $7.3 million. In addition, subject to certain terms and conditions in the guaranty and voting agreement, the Family Shareholders and the Irving I. Stone Foundation agreed to vote the common shares over which they have voting power (representing 43.0% of the Company’s total outstanding voting power as of the record date) in favor of the adoption of the merger agreement and, upon the request of the board of directors (acting through a majority of all directors other than the Family Shareholder directors), any adjournment, postponement or recess of the special meeting and have waived any rights of appraisal or rights of dissent from the merger that are available under applicable law. The obligation to vote those common shares will terminate upon the occurrence of certain events, including a change of recommendation or failure to make a recommendation regarding the merger by the board or the special committee and the termination of the merger agreement.

The votes in respect of the common shares voted by the Family Shareholders and the Irving I. Stone Foundation will be excluded for purposes of tabulating the vote with respect to the majority of the minority shareholder approval.

Rollover and Contribution Agreement

On March 29, 2013, the Family Shareholders entered into the rollover and contribution agreement with Family LLC and Parent, pursuant to which the Family Shareholders collectively committed to contribute, immediately prior to the consummation of the merger, an aggregate amount of 2,311,499 shares of Class A common shares and Class B common shares (including 30,432 Class A common shares and Class B common shares issued on May 2, 2013 and May 3, 2013, to Morry Weiss, Zev Weiss, Jeffrey Weiss and Gary Weiss in respect of 55,889 restricted stock units granted to them under the 2007 plan) to Family LLC (the equivalent of a $43.9 million investment based on the $19.00 per share merger consideration) in exchange for certain equity securities of Family LLC. Also pursuant to the rollover and contribution agreement, Family LLC agreed to contribute the shares described above to Parent in exchange for all of the common shares of Parent.

The rollover and contribution agreement is further described in the section “Special Factors—Financing—Rollover Financing” beginning on page 74.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made (i) to grant the Company’s unaffiliated shareholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, or any other such party or affiliate.

IMPORTANT INFORMATION REGARDING AMERICAN GREETINGS

Company Background

Founded in 1906, American Greetings operates predominantly in a single industry: the design, manufacture and sale of everyday and seasonal greeting cards and other social expression products. We manufacture and sell greeting cards, gift packaging, party goods, stationery and giftware in North America, primarily in the United States and Canada, and throughout the world, primarily in the United Kingdom, Australia and New Zealand. In addition, our subsidiary, AG Interactive, Inc., distributes social expression products, including electronic greetings and a broad range of graphics and digital services and products, through a variety of electronic channels, including Web sites, Internet portals and electronic mobile devices. We also engage in design and character licensing and manufacture custom display fixtures for our products and products of others. We also operate approximately 400 card and gift retail stores throughout the United Kingdom. If the merger agreement is adopted by American Greetings shareholders at the special meeting and the merger is completed as contemplated, American Greetings will survive the merger and will continue its operations as a private company and a wholly owned subsidiary of Parent. The Company’s principal offices are located at One American Road, Cleveland, Ohio 44144.

During the past five years, neither the Company nor any of the Company directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither the Company nor any of the Company directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the individuals listed below is a citizen of the United States and can be reached care of American Greetings, One American Road, Cleveland, Ohio 44144.

Directors and Executive Officers

The board of directors presently consists of nine members. The persons listed below are the directors and executive officers of American Greetings as of the date of this proxy statement.

Name	Age	Current Position and Office
Morry Weiss	73	Director, Chairman of the Board
Zev Weiss	46	Director, Chief Executive Officer
Jeffrey Weiss	49	Director, President and Chief Operating Officer
Scott S. Cowen	66	Director
Jeffrey D. Dunn	58	Director
William E. MacDonald, III	66	Director
Michael J. Merriman, Jr.	57	Director
Charles A. Ratner	71	Director
Jerry Sue Thornton	66	Director
John W. Beeder	53	Senior Vice President, Executive Sales and Marketing Officer
Christopher W. Haffke	43	Vice President, General Counsel and Secretary
Thomas H. Johnston	65	Senior Vice President, Creative/Merchandising
Brian T. McGrath	62	Senior Vice President, Human Resources
Douglas W. Rommel	57	Senior Vice President, Chief Information Officer
Stephen J. Smith	49	Senior Vice President and Chief Financial Officer
Robert D. Tyler	48	Corporate Controller and Chief Accounting Officer
Erwin Weiss	64	Senior Vice President

Morry Weiss and Erwin Weiss are brothers. Jeffrey Weiss and Zev Weiss are the sons of Morry Weiss.

Morry Weiss joined American Greetings in 1961 and has had various responsibilities with American Greetings, including Group Vice President of Sales, Marketing and Creative. In June 1978, Mr. Weiss was

appointed President and Chief Operating Officer. From 1987 until 2003, Mr. Weiss was Chief Executive Officer of American Greetings. In 1992, Mr. Weiss became our Chairman. Mr. Weiss served as a director of National City Corporation (a publicly-held financial holding company) from 1991 until its sale in 2008.

Zev Weiss became Chief Executive Officer of American Greetings in 2003. Prior to becoming Chief Executive Officer, Mr. Weiss had various responsibilities with American Greetings since joining in 1992, including most recently, Executive Vice President, A.G. Ventures and Enterprise Management from 2001 to 2003.

Jeffrey Weiss is President and Chief Operating Officer of American Greetings, a position he has held since 2003. Prior to becoming President and Chief Operating Officer, Mr. Weiss has had various responsibilities with American Greetings since joining in 1988, including most recently, Executive Vice President, North American Greeting Card Division of American Greetings from 2000 until 2003.

Scott S. Cowen is President and Seymour S Goodman Professor of Management and Professor of Economics, Tulane University, a position he has held since 1998. Dr. Cowen has served as a director of Forest City Enterprises, Inc. (a publicly-held conglomerate corporation engaged in real estate development, sales, investment and construction) since 1989 and Newell Rubbermaid Inc. (a publicly-held consumer home products company) since 1999. He was a director of Jo-Ann Stores, Inc. (a publicly-held specialty store retailer) from 1987 until its sale in 2011. Dr. Cowen has been a member of the Board of Overseers of TIAA-CREF (a private financial services company) since 2010.

Jeffrey D. Dunn served as president and chief executive officer and was a director of HIT Entertainment Limited (a children’s entertainment company), from 2008 until the company was sold in February 2012.

William E. MacDonald, III, was Vice Chairman and a member of the Office of the Chairman of National City Corporation from 2001 until his retirement in 2006. Prior to that, Mr. MacDonald held various management positions within National City over more than 30 years, including Senior Executive Vice President of National City Corporation and President and Chief Executive Officer of National City’s Ohio Bank. Mr. MacDonald has served as a director of Lincoln Electric Holdings, Inc. (a publicly-held manufacturer and reseller of welding and cutting products) since 2007.

Michael J. Merriman, Jr. has been an operating advisor with Resilience Capital Partners, LLC (a private equity firm) since 2008, and has been the chairman of CR Brands, Inc. (a manufacturer and marketer of household cleaning and laundry products and a portfolio company of Resilience Capital Partners) since October 2012. Mr. Merriman served as a director of RC2 Corporation (a publicly-held manufacturer of pre-school toys and infant products) from 2004 until its sale in 2011. Mr. Merriman has served as a director of Nordson Corporation (a publicly-held manufacturer of equipment used for precision dispensing, testing and inspection, surface preparation and curing) since 2008; OMNOVA Solutions Inc. (a publicly-held innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces) since 2008; and Regis Corporation (a publicly-held operator of beauty salons in North America and Europe, including Supercuts, Smart Style Salons in Wal-Mart stores and Regis Salons in malls) since 2011.

Charles A. Ratner is the Chairman of the Board of Forest City Enterprises, Inc., a position that he has held since 2011, and has been a member of its board of directors since 1972. Prior to 2011, Mr. Ratner was Chief Executive Officer and President of Forest City Enterprises, Inc., positions he held for 15 and 17 years, respectively. Mr. Ratner has served as a director of RPM International, Inc. (a publicly-held specialty coatings manufacturer) since 2005.

Jerry Sue Thornton is the President of Cuyahoga Community College, Cleveland, Ohio (the largest community college in northeast Ohio), a position she has held since 1992. Dr. Thornton has announced that she will retire from Cuyahoga Community College in June 2013. Dr. Thornton served as a director of National City Corporation from 2004 until its sale in December 2008. Dr. Thornton has served as a director of Applied Industrial Technologies, Inc. (a publicly-held distributor of industrial products and services) since 1994 and RPM International, Inc. since 1999.

John W. Beeder held various positions with Hallmark Cards, Inc. from 1983 to 2006, most recently as Senior Vice President and General Manager–Greeting Cards from 2002 to 2006. Thereafter, Mr. Beeder served as the President and Chief Operating Officer of Handleman Corporation (international music distribution company) in 2006 and the Managing Partner and Chief Operating Officer of Compact Clinicals (medical publishing company) in 2007. He became Senior Vice President, Executive Sales and Marketing Officer of the Corporation in April 2008.

Christopher W. Haffke joined American Greetings in October 2004 as Executive Director, Assistant General Counsel and Assistant Secretary. He was promoted to the position of Vice President, Deputy General Counsel and Assistant Secretary in June 2010 and served in that capacity until his promotion in December 2012 to Vice President, General Counsel and Secretary of the Company.

Thomas H. Johnston was Managing Director of Gruppo, Levey & Co., an investment banking firm focused on the direct marketing and specialty retail industries, from November 2001 until May 2004, when he became Senior Vice President and President of Carlton Cards Retail, a position he held until May 2009, shortly after the sale of the Company’s Retail Operations segment in April 2009. Mr. Johnston became Senior Vice President, Creative/Merchandising in December 2004.

Brian T. McGrath has held various positions with the Company since joining in 1989, including most recently Vice President, Human Resources from November 1998 until July 2006, when he became Senior Vice President, Human Resources.

Douglas W. Rommel has held various positions with the Company since joining in 1978, including most recently Vice President, Information Services from November 2001 until March 2010, when he became Senior Vice President, Chief Information Officer.

Stephen J. Smith was Vice President and Treasurer of General Cable Corporation, a wire and cable company, from 1999 until 2002. He became Vice President, Treasurer and Investor Relations of the Corporation in April 2003, and became Senior Vice President and Chief Financial Officer in November 2006.

Robert D. Tyler joined American Greetings in 2004 as Director, Corporate Accounting and Reporting. In 2005, Mr. Tyler was promoted to Assistant Corporate Controller and held that position until he was promoted to Corporate Controller in 2010. In 2012, Mr. Tyler assumed the additional role of Chief Accounting Officer.

Erwin Weiss has held various positions with the Company since joining in 1977, including serving in various senior vice president roles since 1991, including most recently Senior Vice President, Program Realization from June 2001 to June 2003, and Senior Vice President, Specialty Business from June 2003 and Senior Vice President, Enterprise Resource Planning from February 2007 until February 2012.

Prior Public Offerings

During the past three years, the Company has not made any underwritten public offering of common shares for cash that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

Historical Selected Financial Information

Set forth below is certain historical selected financial information relating to the Company. The historical selected financial data as of and for the fiscal years ended 2013, 2012, 2011, 2010 and 2009 have been derived from the Company’s historical audited consolidated financial statements, and the historical selected financial data as of and for the three months ended May 31, 2013 and May 25, 2012 are derived from the Company’s unaudited condensed consolidated financial statements. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended February 28, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2013, each of which is incorporated by reference into this proxy statement. More comprehensive financial information is included in those reports, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by reference to those reports and all of the financial information and notes contained therein. For additional information, see “Where You Can Find Additional Information” beginning on page 135. Historical results are not necessarily indicative of results to be expected in any future period.

	Three Months Ended		Fiscal Year Ended
	May 31, 2013	May 25, 2013	Feb 28, 2013	Feb 29, 2012	Feb 28, 2011	Feb 28, 2010	Feb 28, 2009
	(unaudited)
	(In thousands except per share amounts)
Consolidated Statement of Operations
Net sales	$490,545	$389,253	$1,842,544	$1,663,281	$1,565,539	$1,603,285	$1,646,399
Total revenue	497,303	393,106	1,868,739	1,695,144	1,597,894	1,640,851	1,690,738
Goodwill impairment	—	—	—	27,154	—	—	290,166
Interest expense	4,312	4,376	17,896	53,073	25,389	26,311	22,854
Net income (loss)	33,393	7,250	49,918	57,198	87,018	81,574	(227,759)
Earnings (loss) per share:
Earnings (loss) per share	1.04	0.20	1.50	1.44	2.18	2.07	(4.89)
Earnings (loss) per share – assuming dilution	1.02	0.20	1.47	1.42	2.11	2.03	(4.89)
Cash dividends declared per share	0.15	0.15	0.60	0.60	0.56	0.36	0.60
Period end market price per share	18.40	14.27	16.20	15.00	21.65	19.07	3.73
Average number of shares outstanding	32,115,319	35,505,749	33,225,354	39,624,694	39,982,784	39,467,811	46,543,780

	As of		As of end of Fiscal Year Ended
	May 31, 2013	May 25, 2012	Feb 28, 2013	Feb 29, 2012	Feb 28, 2011	Feb 28, 2010	Feb 28, 2009
	(unaudited)
	(In thousands except per share amounts and percentages)
Consolidated Statement of Financial Position
Inventories	$237,824	$214,588	$242,447	$208,945	$179,730	$163,956	$194,945
Working capital	304,382	250,000	293,310	331,679	380,555	331,803	241,149
Total assets	1,547,854	1,488,471	1,583,463	1,549,464	1,547,249	1,544,498	1,462,895
Property, plant and equipment additions	15,472	16,432	114,149	78,207	39,762	29,065	61,266
Long-term debt	260,281	225,181	286,381	225,181	232,688	328,723	389,473
Shareholders’ equity	711,040	679,434	681,877	727,458	763,758	650,911	544,035
Shareholders’ equity per share	22.01	19.87	21.33	19.74	18.90	16.49	13.42
Net return on average shareholders’ equity from continuing operations	4.8%	1.0%	7.1%	7.7%	12.3%	13.7%	(30.3)%

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated.

	Three Months Ended		Fiscal Year Ended
	May 31, 2013	May 25, 2012	Feb 28, 2013	Feb 29, 2012	Feb 28, 2011	Feb 28, 2010	Feb 28, 2009
	(In thousands)
Earnings
Pretax income from continued operations before adjustment for income or loss from equity investees	$52,546	$10,420	$85,914	$97,815	$156,007	$120,954	$(274,933)
Fixed charges	11,796	6,301	39,945	60,647	31,087	33,838	38,811
Amortization of capitalized interest	—	—	—	—	—	—	—
Distributed income of equity investees	—	—	—	—	—	—	—
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—	—

Subtotal	64,342	16,721	125,859	158,462	187,094	154,792	(236,122)
Less: Interest capitalized	(1,054)	(403)	(2,355)	(1,138)	(10)	—	—
Less: Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—	—
Less: Non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—	—	—

Total Earnings	63,288	16,318	123,504	157,324	187,084	154,792	(236,122)
Fixed Charges
Interest capitalized	1,054	403	2,355	1,138	10	—	—
Interest expense, amortized premiums, discounts and capitalized expenses related to indebtedness	4,312	4,376	17,896	53,073	25,389	26,311	22,854
Interest portion of rental expense	6,430	1,522	19,694	6,436	5,688	7,527	15,957
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—	—

Total Fixed Charges	11,796	6,301	39,945	60,647	31,087	33,838	38,811
Ratio of earnings to fixed charges	5.37	2.59	3.09	2.59	6.02	4.57	*

*	The ratio is less than one to one coverage. The deficiency was $274,933.

Book Value Per Share

Our net book value per share as of May 31, 2013 was approximately $22.01 (calculated based on 32,310,638 common shares outstanding).

Market Price of the Company’s Common Shares

The Class A common shares are traded on the NYSE under the symbol “AM.” The following table sets forth the high and low sales prices per share of Class A common shares for the fiscal years ended February 29, 2012 and February 28, 2013 and first and second quarters of the fiscal year ending February 28, 2014:

	Market Price
	High	Low
2014
First Quarter	$18.50	$15.96
Second Quarter (through July 8, 2013)	$19.20	$16.95
2013
First Quarter	$16.55	$13.96
Second Quarter	$15.16	$12.53
Third Quarter	$17.44	$13.98
Fourth Quarter	$17.49	$15.06
2012
First Quarter	$24.75	$21.11
Second Quarter	$24.84	$17.81
Third Quarter	$21.68	$15.20
Fourth Quarter	$17.85	$12.47

The closing price of our Class A common shares on July 1, 2013, which was the last trading day before the announcement by the Weiss family of their offer to increase the merger consideration to $19.00 per share, was $18.10 per share. The closing price of our Class A common shares on March 28, 2013, which was the last trading day before the original merger agreement was publicly announced, was $16.10 per share. The closing price of our Class A common shares on September 25, 2012, which was the last trading day before the announcement by the Weiss Family of their initial proposal to acquire the Company, was $14.34 per share.

There is no public market for our Class B common shares.

Dividends

The following table sets forth the dividends on our Class A common shares and Class B common shares declared by us in the fiscal years ended February 28, 2013 and February 29, 2012, respectively.

Dividends per share declared in	2013	2012
1st Quarter	$0.15	$0.15
2nd Quarter	0.15	0.15
3rd Quarter	0.15	0.15
4th Quarter	0.15	0.15

Total	$0.60	$0.60

Our borrowing arrangements, including our senior secured credit facility and the 2021 senior notes indenture, restrict our ability to pay dividends. Under the merger agreement, the Company is permitted to declare and pay one quarterly dividend on its common shares up to $0.15 per share, consistent with prior timing. The board has declared a quarterly cash dividend of $0.15 per share to be paid on July 15, 2013 to shareholders of record at the close of business on July 3, 2013. For further information, see the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 99. Our borrowing arrangements also contain certain other restrictive covenants that are customary for similar credit arrangements. There are also financial covenants that require us to maintain a maximum leverage ratio (consolidated indebtedness minus unrestricted cash over consolidated EBITDA) and a minimum interest coverage ratio (consolidated EBITDA over consolidated interest expense).

Security Ownership of Management and Certain Beneficial Owners

Security Ownership of Management

At the close of business on June 10, 2013, our directors, the named executive officers and the directors and executive officers as a group beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of our common shares as set forth in the following table:

Name	Title of Class	Amount & Nature of Beneficial Ownership		Percent of Class Outstanding	Deferred Compensation Plan Share Equivalents(5)
Scott S. Cowen	Class A common	68,443	(1)	¿	—
	Class B common	2,069	(6)	¿	—

Jeffrey D. Dunn	Class A common	50,643	(1)	¿	—
	Class B common	—		¿	—

William E. MacDonald, III	Class A common	51,715	(1)	¿	—
	Class B common	—		¿	—

Michael J. Merriman, Jr.	Class A common	57,715	(1)	¿	—
	Class B common	—		¿	—

Charles A. Ratner	Class A common	83,047	(1)	¿	—
	Class B common	16,219		¿	—

Jerry Sue Thornton	Class A common	67,643	(1)	¿	—
	Class B common	14,317	(6)	¿	—

Morry Weiss	Class A common	—		¿	—
	Class B common	292,078	(1)(2)	9.81%	—

Zev Weiss	Class A common	—		¿	—
	Class B common	572,847	(1)(4)	16.85%	49,540

Jeffrey Weiss	Class A common	4,602	(3)	¿	—
	Class B common	370,697	(1)(4)	11.52%	—

Stephen J. Smith	Class A common	117,230	(1)	¿	—
	Class B common	—		¿	—

John W. Beeder	Class A common	26,295	(1)	¿	65,307
	Class B common	—		¿	—

Michael L. Goulder	Class A common	—		¿	—
	Class B common	—		¿	—

All Directors & Executive	Class A common	1,181,800	(1)(3)	3.92%	65,307
Officers as a group (17 including the above)	Class B common	1,268,227	(1)(2)(4)(6)	33.61%	49,540

¿  less than 1.0% of class outstanding

(1)	Includes the following shares for the following individuals who under Rule 13d-3 of the Exchange Act are deemed to be beneficial owners of those shares by having the right to acquire ownership thereof within 60 days of June 10, 2013 pursuant to outstanding stock options or RSUs:

Scott S. Cowen	Class A common	61,000
	Class B common	—
Jeffrey D. Dunn	Class A common	44,000
	Class B common	—
William E. MacDonald, III	Class A common	44,000
	Class B common	—
Michael J. Merriman, Jr.	Class A common	51,000
	Class B common	—
Charles A. Ratner	Class A common	61,000
	Class B common	—
Jerry Sue Thornton	Class A common	61,000
	Class B common	—
Morry Weiss	Class A common	—
	Class B common	66,159
Zev Weiss	Class A common	—
	Class B common	487,639
Jeffrey Weiss	Class A common	—
	Class B common	306,942
Stephen J. Smith	Class A common	91,750
	Class B common	—
John W. Beeder	Class A common	21,875
	Class B common	—

All Directors & Executive	Class A common	892,225
Officers as a group (17 including the above)	Class B common	860,740

(2)	Excludes the following shares with respect to which Mr. Morry Weiss disclaims beneficial ownership: 78,800 Class B common shares beneficially owned by Mr. Weiss’s wife, Judith Weiss; 203,964 Class B common shares owned by the Irving I. Stone Foundation, of which Mr. Weiss is a trustee; and 200,000 Class B common shares owned by the Irving I. Stone Support Foundation, of which Mr. Weiss is a trustee. Includes RSUs with respect to 3,159 Class B common shares that were granted but have not yet vested, such shares being issuable upon Mr. Weiss’s retirement in accordance with the terms of the respective grant agreements.

(3)	One of the investment alternatives in the American Greetings Retirement Profit Sharing and Savings Plan is a fund consisting of our Class A common shares. As of June 10, 2013 the Retirement Profit Sharing and Savings Plan held 940,532 Class A common shares. Participants investing in the American Greetings stock fund are allocated units that correspond to their investment in our common shares. The plan purchases or sells Class A common shares in the open market to reflect changes in participant investments in the American Greetings stock fund. Although the actual number of common shares in which a participant is invested directly corresponds to the participant’s investment in the fund, the number of Class A common shares that is allocated to a participant is proportionate to the participant’s investment in the fund relative to all participant investments in the fund. Accordingly, the amounts include the following shares which, under Rule 13d-3 of the Exchange Act, are deemed to be beneficially owned by the individuals as participants in the American Greetings stock fund of the Retirement Profit Sharing and Savings Plan: 4,602 Class A common shares held for the benefit of Jeffrey Weiss; and 14,530 Class A common shares held for the benefit of all Directors and Executive Officers as a group. Each participant has voting power with respect to the shares allocated to his or her account.

(4)	The amounts exclude the following shares with respect to which each of Messrs. Zev and Jeffrey Weiss disclaims beneficial ownership: 203,964 Class B common shares owned by the Irving I. Stone Foundation, of which each of Messrs. Zev and Jeffrey Weiss is a trustee; 200,000 Class B common shares owned by the Irving I. Stone Support Foundation, of which each of Messrs. Zev and Jeffrey Weiss is a trustee; and 1,818,182 Class B common shares beneficially owned by the Irving I. Stone Limited Liability Company and the Irving I. Stone Oversight Trust. Each of Messrs. Zev and Jeffrey Weiss is a trustee of the Irving I. Stone Oversight Trust and each own, in their individual capacities, membership interests representing 24.5% of the non-voting equity interests in the Irving I. Stone Limited Liability Company.

(5)	Represents share equivalents credited to the accounts of the named individual with respect to shares deferred under American Greetings deferred compensation programs. These individuals have neither voting power with respect to the shares allocated to the individuals’ accounts, nor do the individuals have the dispositive power or the right to acquire ownership of those shares within 60 days. As a result, under Rule 13d-3 of the Exchange Act, the shares are not considered to be beneficially owned by the applicable individuals.

(6)	Includes the following common shares (including dividend equivalents, if any) that have been deferred by the following individuals that, in accordance with the terms of the applicable plan and their deferral election with respect to the deferred shares issuable to non-employee directors, would be distributed within 60 days of June 10, 2013 if such non-employee director retired as a director on June 10, 2013.

Scott S. Cowen: 2,069 Class B common shares

William E. MacDonald: 3,872 Class A common shares

Michael J. Merriman: 3,872 Class A common shares

Charles A. Ratner: 7,404 Class A common shares

Jerry Sue Thornton: 14,317 Class B common shares

Security Ownership of Certain Beneficial Owners

In addition to Morry Weiss, Zev Weiss and Jeffrey Weiss, each of whose business address is One American Road, Cleveland, Ohio 44144 and whose share ownership is presented above, the following table presents certain information regarding other shareholders who are known to us to be beneficial owners of more than 5% of our voting securities as of the close of business on June 10, 2013:

Name and Address	Title of Class	Amount & Nature of Beneficial Ownership		Percent of Class Outstanding
Dimensional Funds Advisors LP	Class A common	3,037,068	(1)	10.37%
Palisades West, Building One,	Class B common	—		¿
6300 Bee Cave Road
Austin, Texas 78746
BlackRock Inc.	Class A common	2,446,746	(2)	8.35%
40 East 52nd Street New York, New York 10022	Class B common	—		¿
AQR Capital Management, LLC	Class A common	2,172,470	(3)	7.42%
Two Greenwich Plaza, 3rd Floor	Class B common	—		¿
Greenwich, Connecticut 06830
LSV Asset Management	Class A common	1,794,073	(4)	6.13%
155 North Wacker Drive, Suite 4600	Class B common	—		¿
Chicago, Illinois 60606
The Vanguard Group, Inc.	Class A common	1,901,475	(5)	6.49%
100 Vanguard Blvd.	Class B common	—		¿
Malvern, Pennsylvania 19355
Tower View LLC	Class A common	1,795,700	(6)	6.13%
500 Park Avenue	Class B common	—		¿
New York, New York 10022
Irving I. Stone Limited Liability Company	Class A common	—		¿
Irving I. Stone Oversight Trust	Class B common	1,818,182	(7)	62.43%
One American Road
Cleveland, Ohio 44144
Irving I. Stone Foundation	Class A common	—		¿
One American Road	Class B common	203,964	(8)	7.00%
Cleveland, Ohio 44144
Irving I. Stone Support Foundation	Class A common	—		¿
One American Road	Class B common	200,000	(9)	6.87%
Cleveland, Ohio 44144

¿  less than 1.0% of class outstanding

(1)	Information is as of December 31, 2012 and is based on an amended report on Schedule 13G filed with the SEC on February 11, 2013 by Dimensional Funds Advisors LP (percentage ownership has been recalculated based on the number of outstanding Class A common shares on June 10, 2013). According to the Schedule 13G, Dimensional Funds Advisors LP is a registered investment advisor and serves as investment advisor to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts that own the shares reported in the Schedule 13G, and Dimensional Funds Advisors LP reported sole voting power with respect to 3,030,267 Class A common shares and sole dispositive power with respect to 3,037,068 Class A common shares, but disclaims beneficial ownership of such shares.

(2)	Information is as of December 31, 2012 and is based on an amended report on Schedule 13G filed with the SEC on February 1, 2013 by BlackRock Inc. (percentage ownership has been recalculated based on the number of outstanding Class A common shares on June 10, 2013). According to the Schedule 13G, Blackrock Inc. has sole voting and dispositive power with respect to 2,446,746 Class A common shares.

(3)	Information is as of December 31, 2012 and is based on a report on Schedule 13G filed with the SEC on February 14, 2013 by AQR Capital Management, LLC (percentage ownership has been recalculated based on the number of outstanding Class A common shares on June 10, 2013). According to the Schedule 13G, such entity has shared voting and dispositive power with respect to 2,172,470 Class A common shares.

(4)	Information is as of December 31, 2012 and is based on a report on Schedule 13G filed with the SEC on February 13, 2013 by LSV Asset Management (percentage ownership has been recalculated based on the number of outstanding Class A common shares on June 10, 2013). According to the Schedule 13G, such entity has sole voting and dispositive power with respect to 1,794,073 Class A common shares.

(5)	Information is as of December 31, 2012 and is based on an amended report on Schedule 13G filed with the SEC on February 22, 2013 by The Vanguard Group, Inc. (percentage ownership has been recalculated based on the number of outstanding Class A common shares on June 10, 2013). According to the Schedule 13G, such entity has sole voting power with respect to 53,696 Class A common shares and sole dispositive power with respect to 1,848,979 Class A common shares, and is deemed to be the beneficial owner of 1,901,475 Class A common shares. According to the Schedule 13G, Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 52,496 Class A common shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,200 Class A common shares as a result of its service as investment manager of Australian investment offerings, and VFTC directs the voting of these shares.

(6)	Information is as of April 18, 2013 and is based on an amended report on Schedule 13D filed with the SEC on May 30, 2013 by TowerView LLC (percentage ownership has been recalculated based on the number of outstanding Class A common shares on June 10, 2013). According to the Schedule 13D, such entity has sole voting and dispositive power with respect to 1,795,700 Class A common shares.

(7)	Information is based on an amended report on Schedule 13D filed with the SEC on July 1, 2013. The shares are held by the Irving I. Stone Limited Liability Company and are voted at the direction of the Irving I. Stone Oversight Trust. Messrs. Zev, Jeffrey, Gary and Elie Weiss, who are brothers, are the sole trustees of the Irving I. Stone Oversight Trust, and each owns, in his individual capacity, membership interests representing 24.5% of the non-voting equity interests in the Irving I. Stone Limited Liability Company. Each of Messrs. Zev, Jeffrey, Gary and Elie Weiss disclaims beneficial ownership of shares held by the Irving I. Stone Limited Liability Company. Mr. Gary Weiss is an employee and non-executive officer of American Greetings and Mr. Elie Weiss is not employed by American Greetings.

(8)	Information is based on an amended report on Schedule 13D filed with the SEC on April 1, 2013. The shares are held by the Irving I. Stone Foundation and are voted at the direction of its board of trustees, consisting of eight members. Messrs. Zev, Morry, Jeffrey, Gary and Elie Weiss and Ms. Judith Stone Weiss are trustees of this foundation and each disclaims beneficial ownership of shares held by this foundation.

(9)	Information is based on a report on Schedule 13G filed with the SEC on April 15, 2010. The shares are held by the Irving I. Stone Support Foundation and are voted at the direction of its board of trustees, consisting of seven members. Messrs. Zev, Morry, Jeffrey, Gary and Elie Weiss and Ms. Judith Stone Weiss are trustees of this foundation and each disclaims beneficial ownership of shares held by this foundation.

Security Ownership of Family Shareholders

Information regarding the beneficial ownership of common shares by Morry Weiss, Zev Weiss, Jeffrey Weiss and Irving Stone LLC is set forth in the preceding tables. As of June 10, 2013, Gary Weiss is the beneficial owner of 29,266 Class A common shares representing 0.10% of the outstanding Class A common shares (includes common shares that may be acquired within 60 days of June 10, 2013 pursuant to 24,500 options) and 11,430 Class B common shares representing 0.39% of the outstanding Class B common shares, Elie Weiss is the beneficial owner of 23,430 Class B common shares representing 0.80% of the outstanding Class B common shares, and Judith Stone Weiss is the beneficial owner of 78,800 Class B common shares representing 2.71% of the outstanding Class B common shares.

Transactions in Common Shares

Transactions During the Past 60 Days

Other than the merger agreement and agreements entered into in connection therewith, including the guaranty and voting agreement and the rollover and contribution agreement discussed in “Agreements Involving Common Shares,” beginning on page 112, the Company, Parent, Merger Sub and the Family Shareholders, and their respective affiliates, have not conducted any transactions with respect to common shares during the past 60 days, except as follows:

Family Shareholders

On May 13, 2013, the Company granted 65,086 restricted stock units to the Family Shareholder directors and Gary Weiss, a Family Shareholder, as part of the Company’s regular annual equity compensation grants. The restricted stock units granted to Zev Weiss and Jeffrey Weiss will vest and shares will be issued equally on the first, second and third anniversaries of the date of grant and the restricted stock units granted to Morry Weiss and Gary Weiss will vest and shares will be issued equally on the first and second anniversaries of the date of grant, in each case subject to continued employment. The restricted stock units granted to the Family Shareholder directors are conditioned upon the approval of an amendment to the 2007 Omnibus Incentive Compensation Plan to increase the number of Class B common shares available thereunder. If the merger is completed, the restricted stock units will be cancelled, without the payment of any consideration.

On May 2, 2013, in order to satisfy applicable tax withholding obligations in connection with the vesting of restricted stock unit awards in accordance with their terms, the Company withheld an aggregate of 11,467 Class B common shares at a price of $18.37 per share from the Family Shareholder directors, and 474 Class A common shares at a price of $18.37 per share from Gary Weiss, another Family Shareholder.

On May 3, 2013, in order to satisfy applicable tax withholding obligations in connection with the vesting of restricted stock unit awards in accordance with their terms, the Company withheld an aggregate of 13,179 Class B common shares at a price of $18.33 per share from the Family Shareholder directors, and 346 Class A common shares at a price of $18.33 per share from Gary Weiss, another Family Shareholder.

On April 26, 2013, an aggregate of 48,684 performance shares were credited to Morry Weiss, Jeffrey Weiss and Gary Weiss. These performance shares were granted on May 25, 2012, and were earned based on fiscal 2013 performance. The Family Shareholder’s right to receive the common shares represented by these performance shares is subject to vesting where the performance shares will vest, and the underlying shares will be issued, on February 28, 2015, subject to continued employment. If the merger is completed, the performance shares will be cancelled, without the payment of any consideration.

Executive Officers and Directors (excluding Family Shareholders)

On May 13, 2013, the Company granted an aggregate of 52,624 restricted stock units to executive officers other than the Family Shareholders as part of the Company’s regular annual equity compensation grants. The restricted stock units will vest and shares will be issued equally on the first and second anniversaries of the date of grant, subject to continued employment. If the merger is completed, it is expected that the restricted stock units granted to these executive officers would remain outstanding and be subject to existing terms and conditions. However, if vested, they would be settled in cash rather than in Class A common shares.

Also on May 13, 2013, the Company granted an aggregate of 29,412 restricted stock units to directors other than the Family Shareholder directors as part of the Company’s regular annual equity compensation grants. The restricted stock units will vest and shares will be issued equally on the first and second anniversaries of the date of grant, subject to continued service as a director. If the merger is completed, these restricted stock units will fully vest and be settled for a cash payment equal to the per share merger consideration for each restricted stock unit.

On May 2, 2013 and May 3, 2013, in order to satisfy applicable tax withholding obligations in connection with the vesting of restricted stock units in accordance with their terms, the Company withheld an aggregate of 9,801 common shares at a price of $18.37 per share and an aggregate of 5,462 common shares at a price of $18.33 per share, respectively, from executive officers other than the Family Shareholders.

On April 26, 2013, an aggregate of 68,839 performance shares were credited to the Company’s executive officers other than the Family Shareholders. These performance shares were granted on May 25, 2012, and were earned based on fiscal 2013 performance. The executive officer’s right to receive the Class A common shares represented by these performance shares is subject to vesting where the performance shares will vest, and the underlying shares will be issued, on February 28, 2015, subject to continued employment. If the merger is completed, it is expected that these performance shares would remain outstanding and be subject to existing terms and conditions, except that the performance shares would represent only the right to receive a cash payment upon vesting rather than Class A common shares.

Transactions in Common Shares by the Company During the Past Two Years

The following table sets forth information regarding purchases of common shares by the Company during the past two years.

The Class A common shares were purchased pursuant to repurchase programs approved by the board of directors. Under these programs, share repurchases were permitted to be made through open market purchases or privately negotiated transactions as market conditions warrant up to specified amounts, at prices the Company deemed appropriate, and subject to applicable legal requirements and other factors

There is no public market for the Class B common shares. Pursuant to the Company’s articles of incorporation, a holder of Class B common shares may not transfer Class B common shares (except to permitted transferees, a group that generally includes members of the holder’s extended family, family trusts and charities) unless the holder first offers those shares to the Company for purchase at the most recent closing price for the Class A common shares. It has been the Company’s general policy to repurchase Class B common shares pursuant to this right of first refusal, unless the repurchase is not otherwise permitted under agreements to which the Company is a party. The Class B common shares included in the table below were repurchased by the Company for cash pursuant to this right of first refusal.

After receipt of the proposal to acquire the Company by the Family Shareholders in September 2012, the Company suspended its repurchase program and its policy to exercise its right of first refusal with respect to Class B common shares. The Company has not purchased any common shares since that time.

	Shares Repurchased		Average Price Per Share ($)	Range of Prices Paid ($)
June 2011	Class A	80,000	22.84	22.53 to 23.20
	Class B	—	—	—
July 2011	Class A	30,000	22.99	22.74 to 23.13
	Class B	21,862	23.85	22.93 to 23.98
August 2011	Class A	434,435	19.86	18.48 to 22.56
	Class B	3	18.81	18.81 to 18.81
September 2011	Class A	470,000	19.93	18.43 to 21.28
	Class B	—	—	—
October 2011	Class A	650,000	17.00	16.44 to 18.26
	Class B	164	17.51	17.51 to 17.51
November 2011	Class A	884,983	15.93	15.33 to 16.58
	Class B	3,216	15.64	15.64 to 15.64
December 2011	Class A	—	—	—
	Class B	—	—	—
January 2012	Class A	825,000	13.90	13.26 to 14.48
	Class B	180	13.78	13.78 to 13.78
February 2012	Class A	1,099,808	15.00	14.34 to 15.28
	Class B	—	—	—
March 2012	Class A	890,000	15.60	15.00 to 16.39
	Class B	408	15.19	15.19 to 15.19
April 2012	Class A	950,000	15.07	14.53 to 15.72
	Class B	—	—	—

	Shares Repurchased		Average Price Per Share ($)	Range of Prices Paid ($)
May 2012	Class A	970,000	14.87	14.18 to 16.13
	Class B	—	—	—
June 2012	Class A	315,431	14.00	13.81 to 14.26
	Class B	1,245	14.22	14.22 to 14.22
July 2012	Class A	—	—	—
	Class B	—	—	—
August 2012	Class A	1,150,000	13.64	12.77 to 14.44
	Class B	4	12.69	12.69 to 12.69
September 2012	Class A	1,050,000	15.12	14.29 to 16.33
	Class B	—	—	—

Transactions in Common Shares by the Family Shareholders, Parent, Merger Sub and Family LLC During the Past Two Years

During the past two years, none of the Family Shareholders, Parent, Merger Sub, or Family LLC purchased any Class A common shares or Class B common shares, except, in the case of Zev Weiss, Gary Weiss, Jeffrey Weiss and Morry Weiss, for ordinary course transactions in respect of compensation-related equity awards. The following table sets forth all such equity award transactions during the past two years:

	RESTRICTED STOCK UNITS
	Applicable Grant			Vesting/Issuance
	Date	Number	Class	Date	Number	Issued (1)
Zev Weiss	5/3/2010	15,625	B	5/3/2011	5,209	2,997
				5/3/2012	5,208	2,997
				5/3/2013	5,208	2,710
	5/3/2011	28,750	B	5/3/2012	9,584	5,515
				5/3/2013	9,583	4,987
				5/3/2014	9,583	(n/a	)
	5/2/2012	37,902	B	5/2/2013	12,634	6,576
				5/2/2014	12,634	(n/a	)
				5/2/2015	12,634	(n/a	)
Gary Weiss	5/3/2010	900	A	5/3/2011	450	303
				5/3/2012	450	303
	5/3/2011	2,070	A	5/3/2012	1,035	699
				5/3/2013	1,035	689
	5/2/2012	2,842	A	5/2/2013	1,421	947
				5/2/2014	1,421	(n/a	)
Jeffrey Weiss	5/3/2010	11,750	B	5/3/2011	3,917	2,254
				5/3/2012	3,917	2,254
				5/3/2013	3,916	2,038
	5/3/2011	21,620	B	5/3/2012	7,207	4,147
				5/3/2013	7,207	3,751
				5/3/2014	7,206	(n/a	)
	5/2/2012	28,428	B	5/2/2013	9,476	5,047
				5/2/2014	9,476	(n/a	)
				5/2/2015	9,476	(n/a	)
Morry Weiss	5/3/2010	2,300	B	5/3/2011	1,150	776
				5/3/2012	1,150	776
	5/3/2011	4,500	B	5/3/2012	2,250	1,519
				5/3/2013	2,250	1,499
	5/2/2012	6,318	B	5/2/2013	3,159	2,179
				5/2/2014	3,159	(n/a	)

	PERFORMANCE SHARES
	Applicable Grant			Vesting/Issuance
	Date	Number	Class	Date	Number	Issued (1)
Zev Weiss	4/15/2009	80,000	B	2/28/2011	20,000	13,510
				2/29/2012	20,000	13,510
				2/29/2012	20,000	13,510
				2/28/2013	20,000	13,350
Gary Weiss	4/15/2009	20,000	A	2/28/2011	5,000	3,251
				2/29/2012	5,000	3,203
				2/29/2012	5,000	3,377
				2/28/2013	5,000	3,130
Jeffrey Weiss	4/15/2009	68,000	B	2/28/2011	17,000	11,483
				2/29/2012	17,000	11,483
				2/29/2012	17,000	11,483
				2/28/2013	17,000	11,339
Morry Weiss	4/15/2009	40,000	B	2/28/2011	10,000	10,000
				2/29/2012	10,000	6,692
				2/29/2012	10,000	6,691
				2/28/2013	10,000	6,562

(1)	Common shares issued in respect of RSU or performance shares, as applicable, on vesting date, net of shares withheld to satisfy tax withholding obligations.

Also, in the past two years, Zev Weiss and Jeffrey Weiss have exercised Company stock options for cash and contemporaneously offered the Class B common shares acquired upon exercise to the Company. The Company repurchased these Class B common shares pursuant to its Second Amended and Restated Articles of Incorporation. On May 2, 2011, Zev Weiss exercised 100,000 stock options with respect to Class B common shares with an exercise price of $18.12 per share and 41,500 stock options with respect to Class B common shares with an exercise price of $7.73 per share. Also on May 2, 2011, Jeffrey Weiss exercised 25,000 stock options with respect to Class B common shares with an exercise price of $18.12 per share and 24,750 stock options with respect to Class B common shares with an exercise price of $7.73 per share.

In addition, on May 3, 2011, Zev Weiss exercised 33,334 stock options with respect to Class A common shares with an exercise price of $13.15 per share.

IMPORTANT INFORMATION REGARDING THE FAMILY SHAREHOLDERS, PARENT, MERGER SUB AND FAMILY LLC

Set forth below are the names, the current principal occupations or employment, telephone number and the name, principal business, and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each of the Family Shareholders, Parent, Merger Sub and Family LLC. During the past five years, none of the persons or entities described have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each person identified is a United States citizen.

Zev Weiss is the sole member of Family LLC. Morry Weiss, Zev Weiss and Jeffrey Weiss are the sole directors and executive officers of Parent and Merger Sub.

Irving Stone LLC is an Ohio limited liability company. Irving Stone LLC was formed primarily as a vehicle to facilitate the business and estate planning goals of the late Irving I. Stone and has held primarily Class B common shares since its formation. Irving Stone LLC’s principal offices and business are located at One American Road, Cleveland, Ohio 44144. Each of Zev Weiss, Jeffrey Weiss, Gary Weiss and Elie Weiss owns membership interests in Irving Stone LLC representing 24.5% of the equity in Irving Stone LLC. Judith Stone Weiss holds 1% of the membership interest in Irving Stone LLC. The Irving I. Stone Oversight Trust (the “Oversight Trust”) holds the remaining 1% interest, and controls Irving Stone LLC’s business and affairs pursuant to Irving Stone LLC’s operating agreement. The Oversight Trust was created to manage the business and affairs of Irving Stone LLC. The Oversight Trust is governed by its four trustees, Zev Weiss, Jeffrey Weiss, Gary Weiss and Elie Weiss.

Name	Business Address & Telephone	Employment History
Century Intermediate Holding Company Century Merger Company Three-Twenty-Three Family Holdings, LLC Irving I. Stone Limited Liability Company	c/o Zev Weiss American Greetings Corporation One American Road Cleveland, Ohio 44144-2398 (216) 252-7300	N/A

Morry Weiss	Morry Weiss c/o American Greetings Corporation One American Road Cleveland, Ohio 44144-2398 (216) 252-7300

Morry Weiss has been the Chairman of the Company since 1992.

Morry Weiss was a director of National City Corporation from 1991 until its sale in December 2008. The principal business address of National City Corporation was located at 1900 East Ninth Street, Cleveland, Ohio.

Zev Weiss	Zev Weiss c/o American Greetings Corporation One American Road Cleveland, Ohio 44144-2398 (216) 252-7300	Zev Weiss has been the Chief Executive Officer of the Company since 2003.

Name	Business Address & Telephone	Employment History
Jeffrey Weiss	Jeffrey Weiss c/o American Greetings Corporation One American Road Cleveland, Ohio 44144-2398 (216) 252-7300	Jeffrey Weiss has been the President and Chief Operating Officer of the Company since 2003.

Gary Weiss	Gary Weiss c/o American Greetings Corporation One American Road Cleveland, Ohio 44144-2398 (216) 252-7300	Gary Weiss has been a Vice President of the Company since 2003.

Elie Weiss	Elie Weiss 28601 Chagrin Blvd., Suite 900, Woodmere, Ohio 44122 (216) 591-1625	Elie Weiss is engaged in real estate development and is a principal in two restaurant development and operating groups, Paladar Latin Kitchen and Rum Bar and Province. The principal business address of Paladar Latin Kitchen and Rum Bar is 28601 Chagrin Blvd., Suite 900, Woodmere, Ohio 44122. The principal business address of Province is 161 N. Jefferson St., Chicago, Illinois 60661.

Judith Stone Weiss	Judith Stone Weiss c/o American Greetings Corporation One American Road Cleveland, Ohio 44144-2398 (216) 252-7300	Judith Stone Weiss is active in the community of Cleveland, Ohio as a private citizen.

DISSENTERS’ RIGHTS

If the merger agreement is adopted, a holder of American Greetings common shares who does not vote in favor of adopting the merger agreement may be entitled to seek relief as a dissenting shareholder under section 1701.85 of the Ohio Revised Code (“ORC”).

The following is a summary of the principal steps a shareholder must take to perfect dissenting shareholders’ rights under the ORC. This summary is qualified by reference to section 1701.85 and other provisions of the ORC. Any shareholder contemplating exercise of dissenting shareholders’ rights is urged to review carefully the provisions of section 1701.85 and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights. A copy of section 1701.85 of the ORC is attached to this proxy statement as Annex C and is incorporated herein by reference.

To perfect dissenting shareholders’ rights, a dissenting American Greetings shareholder must satisfy each of the following conditions and must otherwise comply with section 1701.85:

•

Must be a shareholder of record.    A dissenting shareholder must be a record holder of American Greetings common shares on June 10, 2013, the record date established for determining those shareholders entitled to vote on the proposal to adopt the merger agreement. Because only shareholders of record on the record date may exercise dissenting shareholders’ rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee or other holder and who desires to exercise dissenting shareholders’ rights must, in all cases, instruct the record holder of the shares to satisfy all of the requirements outlined under section 1701.85 of the ORC.

•

Does not vote in favor of adopting the merger agreement.    A dissenting shareholder must not vote his, her or its shares in favor of the proposal to adopt the merger agreement at the special meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to the Company signed but not marked to specify voting instructions will be voted in favor of the proposal to adopt the merger agreement and will constitute a waiver of dissenting shareholders’ rights.

•

File a written demand.    Prior to the shareholder vote upon the adoption of the merger agreement, any shareholder seeking to perfect dissenting shareholders’ rights must make a written demand upon the Company for the fair cash value of the common shares so held by him, her or it. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of the shares. Voting against the adoption of the merger agreement is not a written demand as required by section 1701.85 of the ORC.

•

Deliver certificates for placement of a legend.    If the Company sends a request to the dissenting shareholder at the address specified in the dissenting shareholder’s demand, the dissenting shareholder must submit his, her or its share certificates to the Company within 15 days of such request for endorsement thereon by the Company that a demand for the fair cash value of the shares has been made. Such a request is not an admission by the Company that a dissenting shareholder is entitled to relief. The Company will promptly return the share certificates to the dissenting shareholder. At the option of the Company, a dissenting shareholder who fails to deliver his, her or its certificate upon request may have his, her or its dissenting shareholder’s rights terminated, unless a court for good cause shown otherwise directs.

The Company and a dissenting shareholder may come to an agreement as to the fair cash value of the dissenting shareholder’s common shares. If the Company and any dissenting shareholder cannot agree upon the fair cash value of the common shares, then either the Company or the dissenting shareholder may, within three months after service of the dissenting shareholder’s demand for fair cash value, file a petition in the Court of Common Pleas in Cuyahoga County, Ohio for a determination that the shareholder is entitled to exercise dissenting shareholders’ rights and to determine the fair cash value of the common shares. The cost of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, will be assessed as the court considers equitable.

“Fair cash value” is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder’s demand. Fair cash value is determined as of the day before the meeting to adopt the merger agreement. For purposes of determining fair cash value of a share listed on a national securities exchange (such as the NYSE, on which the Class A common shares are currently listed) immediately before the effective time of the merger, fair cash value will be the closing sale price on the day before the shareholders meeting to adopt the merger agreement. Otherwise, the amount of the fair cash value excludes any appreciation or depreciation in market value of the shares resulting from the merger. The fair cash value of the shares may be higher, the same as, or lower than the value that shareholders would be entitled to receive under the terms of the merger agreement.

Payment of the fair cash value must be made within 30 days after the later of the final determination of that value or the closing date of the merger. Any such payment will be made only upon simultaneous surrender to the Company of the share certificates for which the payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his, her or its common shares will terminate if:

•	the dissenting shareholder has not complied with section 1701.85 of the ORC;

•	the merger is abandoned or is finally enjoined or prevented from being carried out, or shareholders rescind their adoption of the merger agreement;

•	the dissenting shareholder withdraws his, her or its demand with the consent of the board of directors; or

•

the dissenting shareholder and the board of directors have not agreed on the fair cash value per share and neither has filed a timely complaint within three months after the dissenting shareholder delivered his, her or its demand for fair cash value in the Court of Common Pleas of Cuyahoga County, Ohio.

All rights accruing from a dissenting shareholder’s common shares, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes a demand for payment with respect to those shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and the Company arising from that demand. During this period of suspension, any dividend or distribution paid on the common shares will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s dissenters’ rights are terminated other than by purchase by the Company of the dissenting shareholder’s common shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for that suspension, will be made.

ADVISORY VOTE ON MERGER RELATED COMPENSATION

In accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger. The following table and accompanying narrative provide the information about that compensation that is required to be disclosed and subject to the advisory vote pursuant to SEC rules. Pursuant to the SEC rules, the disclosure provided below includes compensation to the named executive officers, whether present, deferred or contingent, that is based on or otherwise relates the merger.

Golden Parachute Compensation

Name	Cash		Equity(1)	Pension/ NQDC(2)	Other		Total
Zev Weiss	—		—	$5,966,552	—		$5,966,552
Jeffrey Weiss	—		—	$4,529,654	—		$4,529,654
Stephen J. Smith	—		$100,628	$1,207,777	—		$1,308,405
John W. Beeder	$579,787	(3)	$50,969	—	—		$630,756
Michael L. Goulder	—		—	—	$185,078	(4)	$185,078

(1)	No equity award held by a named executive officer would be accelerated as to vesting as a result of the merger. The amounts included in the table above under the Equity column for Messrs. Smith and Beeder represent the cancellation payments they would be entitled to under the merger agreement for “out-of-the-money” options based on the Black-Scholes valuation methodology set forth in the merger agreement. This is described in more detail in the narrative below and above under “Special Factors—Interests of the Company’s Directors and Executive Officers.” Equity awards held by Messrs. Zev Weiss and Jeffrey Weiss would be terminated without payment pursuant to the merger agreement.

(2)	The values included in the table above represent the estimated cash value, as of July 31, 2013, of the deferred benefits under the Supplemental Executive Retirement Plan for which vesting would occur as a result of the merger. These benefits will not became payable before the named executive officer reaches age 55, and will be payable in a single life annuity form, as described below. Additional information regarding the Supplemental Executive Retirement Plan is provided in the narrative below.

(3)	This amount will not become payable solely as a result of the merger. It may become payable upon a future termination of employment pursuant to a “double-trigger” severance provision in Mr. Beeder’s employment agreement, as described in the narrative below.

(4)	As the Company has previously disclosed, Mr. Goulder is no longer employed by the Company. He is included in the above table because he was employed through the end of fiscal 2013 and remains a “named executive officer” of the Company under SEC rules as a result of his fiscal 2013 compensation. Pursuant to his separation agreement, Mr. Goulder is entitled to a contingent payment payable as follows: if the merger closes between May 30, 2013 and August 31, 2013, Mr. Goulder will receive the consideration with respect to vested and unexercised stock options that Mr. Goulder would have received in connection with the merger had such options not terminated in accordance with their terms as of May 29, 2013 as a result of his separation. The amount included in the table above reflects this payment based on the 180,250 outstanding “out-of-the-money” options held by Mr. Goulder that expired on May 29, 2013. If the merger does not occur during the time period described above, Mr. Goulder will not receive any payment for his expired options.

Equity Awards

If the merger is completed, each stock option, restricted stock unit and performance share held by Zev Weiss or Jeffrey Weiss (and the other Family Shareholders) will be cancelled at the effective time of the merger without the payment of any consideration.

Each outstanding stock option held by Mr. Smith or Mr. Beeder (or any other individual other than a Family Shareholder) will be cancelled at the closing of the merger in exchange for a cash payment. For any such option with a per share exercise price less than $19.00, the cash payment will equal the product of (x) the excess of $19.00 over the per share exercise price and (y) the number of common shares subject to the option immediately prior to its cancellation, and for any such option with a per share exercise price that equals or exceeds $19.00, the amount of the cash payment will be based on the Black-Scholes value of the option based on certain assumptions set forth in the merger agreement.

Each restricted stock unit and performance share held by Mr. Smith or Mr. Beeder (or any other individual other than a Family Shareholder or a member of the board) will continue to be subject to the same terms and conditions (including vesting terms) as applied immediately before the closing of the merger, except that the applicable award will represent only the right to receive an amount of cash calculated by reference to a per share reference price of $19.00.

See “The Merger Agreement—Treatment of Company Equity Awards” beginning on page 95 for additional information.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (the “SERP”) provides retirement benefits to officers at the Vice President level and above named as participants by the board of directors, which currently includes the named executive officers.

Subject to the terms and conditions of the SERP, upon the occurrence of a change in control (as defined in the SERP), any active participant who has completed 10 or more years of service under the SERP and attained age 45 (but who has not yet attained the SERP's earliest retirement age of 55) will become vested in the participant's SERP benefit and will be entitled to receive benefits upon attaining age 55. Each of Zev Weiss, Jeffrey Weiss and Mr. Smith has completed 10 or more years of service and is between the age of 45 and 55. As a result, each will become vested in his SERP benefit if the merger is consummated and a change of control occurs under the SERP.

The SERP benefit is an annual payment for life equal to 1% of “final average compensation” for each year of service with us, up to a maximum of 20%. Each of Zev Weiss and Jeffrey Weiss has 20 or more years of credited service, and Mr. Smith has 10 years of credited service. Benefits are payable in a single life annuity form, but benefits will be payable to the participant’s beneficiary in the event of the participant’s death until a total of 180 monthly payments have been made under the SERP to or on behalf of the participant. “Final average compensation” under the SERP is defined as the average of the two highest years of annual compensation during the participant’s employment. Annual compensation is defined as actual annual base salary paid to the participant (calculated on a calendar year basis rather than on a fiscal year basis) plus the incentive that would have been paid under any annual incentive plan then in effect if the participant had been paid exactly 50% of his or her target incentive compensation.

Employment Agreement—Mr. Beeder

Pursuant to the employment agreement between the Company and Mr. Beeder, if the Company terminates Mr. Beeder’s employment because of a change in control, or if Mr. Beeder terminates his employment because the Company materially reduces his title, authority, duties or responsibilities following a change in control, then Mr. Beeder is entitled to continued payment of his base salary for up to 12 months. This amount is included in the table above. However, regardless of whether a change in control had occurred, Mr. Beeder would be entitled to this same amount and certain other benefits if the Company terminated him without cause (as defined in the employment agreement), so long as he executed a waiver and release of claims acceptable to the Company.

Severance Benefits Plan

The Company maintains a severance benefits plan to provide benefits to U.S. executive officers (including the named executive officers) who lose their positions other than as a result of a gross violation of their obligations to us. Subject to execution of a waiver and release, the severance benefits would consist of a payment that would generally equal between 12 and 24 months of base salary (depending on length of continuous service to the Company) and certain other benefits. These payments and benefits are not conditioned on the previous occurrence of a change of control or similar transaction, and the amount would not be impacted by such an event. As a result, because the payments and benefits that may be provided under the severance benefits plan are not based on, and do not otherwise relate to, the merger, no amounts have been included in the table above for any of the named executive officers.

Advisory Vote

As required by Section 14A of the Exchange Act, the Company is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the above table entitled ‘Golden Parachute Compensation,’ including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, you may vote to approve the executive compensation and vote not to approve the merger, or vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and consummated and regardless of the outcome of the advisory vote.

Approval of the advisory resolution on executive compensation payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions will not count as votes cast, and therefore will have no effect on the outcome of this proposal.

The board of directors (with the Family Shareholder directors abstaining) recommends a vote “FOR” this proposal.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

The SEC permits a single proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy and voting instruction card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with an earlier notice previously sent to certain beneficial shareholders who share a single address, only one copy of this proxy statement will be sent to beneficial owners who share that address, unless any shareholder residing at that address gave us contrary instructions.

If any beneficial shareholder residing at such an address desires to receive a separate copy of this proxy statement, the shareholder should call Georgeson, or write to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144, with such request, and a copy of the proxy statement will be promptly delivered on our behalf. In addition, if any such shareholder wishes to receive a separate proxy statement in the future, the shareholder should provide those instructions by writing to the Company at the address set forth in the immediately preceding sentence.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting of shareholders in 2013 prior to its completion. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of shareholders, and we will hold a 2013 annual meeting of shareholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2013 annual meeting will be held. If the 2013 meeting is held prior to the completion of the merger, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2013 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our Code of Regulations, as described below.

Any proposal that a shareholder wishes to include in proxy materials for our 2013 annual meeting of shareholders pursuant to SEC Rule 14a-8 must have been received a reasonable time before we print proxy materials and must be submitted in compliance with the rule. Proposals should be directed to American Greetings Corporation, attn: Secretary, One American Road, Cleveland, Ohio 44144.

In addition, if a shareholder intends to present a proposal at our 2013 annual meeting of shareholders, if it is held prior to the completion of the merger, the shareholder must give written notice no less than 60 nor more than 90 days prior to the date of the meeting; however, the proposal will not be included in our proxy materials.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. Those filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. You may also obtain copies of any document filed by us at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our filings, is also available on our website at http://www.corporate.americangreetings.com. The information contained on or accessible through our website is not part of this proxy statement, other than the documents that we file with the SEC that are incorporated by reference into this proxy statement.

Because the merger is a “going private” transaction, the Company, Parent, Merger Sub and the Family Shareholders have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	our Annual Report on Form 10-K for the Fiscal Year Ended February 28, 2013;

•	our Quarterly Report on Form 10-Q for the period ended May 31, 2013; and

•	our Current Reports on Form 8-K filed on April 1, 2013, June 28, 2013 and July 5, 2013.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated July 10, 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

Annex A-1

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger, dated March 29, 2013 (this “Agreement”), among Century Intermediate Holding Company, a Delaware corporation (“Parent”), Century Merger Company, an Ohio corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and American Greetings Corporation, an Ohio corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”).

RECITALS

A. As of the date hereof, the Family Shareholders Beneficially Own, in the aggregate, 3,130 Class A Common Shares and 2,277,937 Class B Common Shares, 325,420 Class B Common Shares of such shares being Beneficially Owned by the Officer Shareholders;

B. Concurrently with the execution and delivery of this Agreement, the Family Shareholders are entering into an agreement with Three-Twenty-Three Family Holdings, LLC, a Delaware limited liability company (“Family LLC”), and Parent, dated the date of this Agreement (the “Rollover and Contribution Agreement”), providing for (i) the contribution to Family LLC immediately prior to the Effective Time of all of the Class A Common Shares and Class B Common Shares Beneficially Owned by the Family Shareholders (the “Rolled Shares”) in exchange for all of the membership interests of Family LLC and (ii) the contribution to Parent by Family LLC immediately prior to the Effective Time of all of the Rolled Shares, on the terms and subject to the conditions provided in the Rollover and Contribution Agreement;

C. Concurrently with the execution and delivery of this Agreement, the Family Shareholders are entering into a guaranty and voting agreement in favor of the Company (the “Guaranty and Voting Agreement”) with respect to certain obligations of Parent and Merger Sub under this Agreement on the terms and subject to the conditions provided in the Guaranty and Voting Agreement, and pursuant to which the Family Shareholders agree to vote their Common Shares in favor of the adoption of this Agreement;

D. The Parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger, on the terms and subject to the conditions set forth in this Agreement;

E. The Board of Directors of the Company (the “Company Board”) (other than the Officer Shareholders, who abstained and recused themselves from all deliberations of the Company Board relating to the Merger), acting upon the unanimous recommendation of a special committee thereof consisting solely of disinterested and independent directors (the “Special Committee”), has unanimously: (i) determined that the Merger is in the best interests of the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub), and declared advisable that the Company enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the Transactions, and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company;

F. The Board of Directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable that Parent and Merger Sub, respectively, enter into this Agreement; and

G. Parent, Merger Sub and the Company desire to make certain representations, warranties and covenants in connection with the Merger and the Transactions and also to prescribe certain conditions to the Merger as specified herein.

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NOW, THEREFORE, the Parties agree as follows:

I.    THE MERGER

1.1 The Merger. At the Effective Time (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Ohio General Corporation Law (“Ohio Law”), Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

1.2 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114 at 10:00 a.m. on the third Business Day after the satisfaction or waiver of all of the conditions set forth in Article VI (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition) (such date, the “Closing Date”), or at such other place, date and time as the Company and Parent may agree in writing.

1.3 Effective Time. On the Closing Date, the Parties will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Ohio in accordance with the relevant provisions of Ohio Law. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with Ohio Law (such time as the Merger becomes effective, the “Effective Time”).

1.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and in the applicable provisions of Ohio Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

1.5 Articles of Incorporation and Code of Regulations of the Surviving Corporation. At the Effective Time, the articles of incorporation and code of regulations of the Company, as in effect immediately prior to the Effective Time, will be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the articles of incorporation and code of regulations of Merger Sub, and as so amended will be the articles of incorporation and code of regulations of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8 hereof).

1.6 Directors and Officers of the Surviving Corporation. The directors of the Company immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until such time as their resignations shall become effective as contemplated by Section 5.11 or, in the case of any directors who do not submit resignations that are effective immediately after the Effective Time, until their earlier death, resignation or removal, in accordance with the articles of incorporation and the code of regulations of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the articles of incorporation and the code of regulations of the Surviving Corporation.

1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as

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may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

II.    CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Common Shares. Subject to Sections 2.1(c), 2.1(e) and 2.1(f), each Common Share (other than any Cancelled Shares, any Dissenting Shares and any Rolled Shares) will thereupon be converted automatically into and will thereafter represent the right to receive $18.20 in cash, without interest (the “Merger Consideration”). At the Effective Time, all Common Shares will be automatically cancelled and will cease to exist, and subject to Section 2.1(f), the holders of certificates which immediately prior to the Effective Time represented such Common Shares, and holders of Book-Entry Shares, will cease to have any rights with respect to Common Shares other than the right to receive the Merger Consideration.

(b) Rolled Shares. Each Rolled Share owned, directly or indirectly, by Family LLC, Parent or the Family Shareholders immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

(c) Company and Merger Sub Owned Shares. Each Common Share that is held by the Company or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

(d) Conversion of Merger Sub Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Corporation and will constitute the only outstanding capital shares of the Surviving Corporation (the “Surviving Shares”). From and after the Effective Time, all certificates representing the common shares of Merger Sub will be deemed for all purposes to represent the number of common shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding capital shares of the Company, or securities convertible or exchangeable into or exercisable for capital shares of the Company, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), the Merger Consideration will be equitably adjusted to reflect such change; provided, however, that nothing herein will be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

(f) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent required by Ohio Law, any Common Shares that are issued and outstanding immediately prior to the Effective Time that are held by any shareholder who was a record holder of Common Shares as to which such shareholder seeks relief as of the date fixed for determination of shareholders entitled to notice of the Company Meeting, and who delivers to the Company, in accordance with Ohio Law (including Section 1701.85 of Ohio Law), a written demand for payment of the fair cash value for such Common Shares that have not been voted in favor of the proposal to adopt this Agreement at the Company Meeting (the “Dissenting Shares”, and together with the Cancelled Shares and the Rolled Shares, the “Excluded Shares”), will not be converted into the right to receive the Merger Consideration, unless and until such holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses any such rights as a dissenting shareholder under Ohio Law. If a holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses any such rights as a dissenting shareholder under Ohio Law, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s

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Common Shares will automatically be converted into and represent only the right to receive the Merger Consideration, without interest, and will no longer be Excluded Shares. The Company will give Parent prompt notice of, and copies of all correspondence from, each shareholder who asserts rights as a dissenting shareholder following receipt of such shareholder’s written demand delivered as provided in Section 1701.85 of Ohio Law. Prior to the Effective Time, the Company may not, except with the prior written consent of Parent given or withheld in its sole discretion, voluntarily make any payment or commit or agree to make any payment, or settle or commit to offer to settle, any rights of a dissenting shareholder.

2.2 Exchange of Certificates. (a) Paying Agent. Concurrently with the Effective Time, Parent will deposit, or will cause to be deposited, with a U.S. bank or trust company appointed by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Common Shares, cash in U.S. dollars in immediately available funds sufficient to pay the aggregate Merger Consideration deliverable pursuant to this Article II, payable upon due surrender of the certificates that immediately prior to the Effective Time represented the Common Shares (“Certificates”) or non-certificated Common Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company.

(b) Payment Procedures. (i)As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Paying Agent will mail to each holder of record of Common Shares whose Common Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (A) a letter of transmittal (which will specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(g)) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company shall reasonably determine) and (B) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(g)) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(g)) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares will be entitled to receive in exchange therefor a payment in an amount equal to the product of (x) the number of Common Shares formerly represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(g)) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Common Shares that is not registered in the transfer or stock records of the Company, the Merger Consideration to be paid upon due surrender of the Certificate formerly representing such Common Shares may be paid to such a transferee if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other Taxes have been paid or are not applicable.

(iii) The Surviving Corporation, Parent and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Common Shares or any holder of Company Stock Options, Company Performance Shares or Company RSUs, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state or local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares, Company Stock Options, Company Performance Shares or Company RSUs in respect of which or whom such deduction and withholding were made.

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(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Common Shares (other than the Surviving Shares) that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than with respect to Surviving Shares) are presented to the Surviving Corporation, Parent or the Paying Agent for transfer, they will be cancelled and exchanged for payment in the proper amount pursuant to and subject to the requirements of this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Common Shares for six months after the Effective Time will be delivered to the Surviving Corporation, and any former holders of Common Shares who have not surrendered their Certificates or Book-Entry Shares in accordance with this Section 2.2 will thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof for payment of their claim for the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.2(b)(iii)), without any interest thereon, upon due surrender of their Certificates (or affidavits of loss in lieu of Certificates) or Book-Entry Shares. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity will become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Common Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent will invest all cash included in the Exchange Fund as directed by Parent; provided, however, that any investment of such cash will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, and, in any such case, no such instrument will have a maturity exceeding three months, and that no such investment or loss thereon will affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments will be paid to the Surviving Corporation pursuant to Section 2.2(d). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent will promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, in each case, as may reasonably be requested by Parent or the Paying Agent, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the number of Common Shares formerly represented by such lost, stolen or destroyed Certificate.

2.3 Treatment of Company Equity Awards. (a)Company Stock Options. Except as set forth on Section 2.3 of the Company Disclosure Schedule, effective as of the Effective Time, (i) each outstanding Company Stock Option held by a person who is then an officer, director or employee of the Company or any of its Subsidiaries and that has not otherwise been canceled, forfeited or exercised prior to or as of the Effective Time will, without any further action on the part of such holder, vest and (ii) all Company Stock Options and any other Company Stock Options that have not otherwise been canceled, forfeited or exchanged prior to the Effective Time will be, without any further action, canceled in the Merger in consideration of the payment of the Option Value. For this purpose, the “Option Value” will equal an amount in cash calculated as follows: (A) with respect to any such

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Company Stock Option with a per share exercise price that is less than $18.20 (an “In-the-Money Option”), the product of (x) the excess of $18.20 over such per share exercise price and (y) the number of Common Shares subject to such In-the-Money Option immediately prior to its cancellation, and (B) with respect to any such Company Stock Option with a per share exercise price that equals or exceeds $18.20 (an “Out-of-the-Money Option”), the Out-of-the-Money Option Value. The Out-of-the-Money Option Value will be calculated as promptly as practicable after the Effective Time by a valuation advisor to be reasonably agreed upon by the Special Committee and Parent (the “Valuation Advisor”), based on the Black-Scholes option valuation methodology and using the Option Valuation Assumptions. For this purpose, the “Option Valuation Assumptions” are: (1) an assumed price of $18.20 per Common Share, (2) the actual exercise price under each Out-of-the-Money Option, (3) an option term equal to 50% of the remaining contractual term of the particular Out-of-the-Money Option as of the Effective Time (the “Remaining Option Term”), (4) expected volatility of the Class A Common Shares over the Remaining Option Term of the particular Out-of-the Money Option, estimated using the historical volatility of the Class A Common Shares over a period beginning on the grant date of the respective Out-of-the Money Option and ending on March 29, 2013, (5) a risk-free rate of interest over the Remaining Option Term of the particular Out-of-the Money Option equal to the United States Treasury Note rate as of the date of the Agreement, as reported in The Wall Street Journal (interpolated between reported rates where applicable), and (6) an expected dividend rate over the Remaining Option Term of the particular Out-of-the Money Option equal to the quotient of the most recent periodic annualized dividend payment, divided by $18.20. The determination of Option Value for Out-of-the-Money Options by the Valuation Advisor will be final and binding absent manifest error. The fees and expenses of the Valuation Advisor will be paid by the Company.

(b) Company RSUs. Except as set forth on Section 2.3 of the Company Disclosure Schedule, effective as of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time will continue to have, and be subject to, the same terms and conditions (including vesting terms) as were applicable to such Company RSU immediately before the Effective Time, except that each such Company RSU will represent only the right to receive an amount of cash calculated by reference to a per Common Share reference price of $18.20, and will no longer represent the right to receive Common Shares or any other shares of capital stock or equity interest in the Company, Parent, the Surviving Corporation or any of their respective Affiliates.

(c) Company Performance Shares. Except as set forth on Section 2.3 of the Company Disclosure Schedule, effective as of the Effective Time, each grant of Company Performance Shares that is outstanding immediately prior to the Effective Time will continue to have, and be subject to, the same terms and conditions (including vesting terms) as were applicable to such grant of Company Performance Shares immediately before the Effective Time, provided that (i) each such grant of Company Performance Shares will represent only the right to receive an amount of cash equal to the product of (A) the number of Common Shares that would have been delivered as of the end of the applicable performance period under the applicable terms and conditions of the arrangements governing such award of Company Performance Shares and (B) $18.20, and will no longer represent the right to receive Common Shares or any other shares of capital stock or equity interest in the Company, Parent, the Surviving Corporation or any of their respective Affiliates, and (ii) subject to the Company Stock Plans, the Board of Directors (or a committee thereof) of the Surviving Corporation may modify or adjust any performance goals relating to a grant of Company Performance Shares as it determines to be necessary or desirable following the Closing Date.

(d) General Provisions. (i)All amounts payable pursuant to this Section 2.3 will be subject to any required withholding of Taxes and will be paid by the Surviving Corporation (A) with respect to In-the-Money Options, by no later than 30 days after the Closing Date, (B) with respect to Out-of-the-Money Options, by no later than December 31, 2013 and (C) with respect to Company RSUs and Company Performance Shares, on the date the applicable amounts become payable pursuant to the existing terms thereof.

(ii) The Company covenants that it will take all such actions as may be reasonably requested by Parent that are necessary to carry out the purposes and intent of this Section 2.3, provided that such actions do not violate applicable law or the terms of any Company Benefit Plan, and would not reasonably be expected to result in adverse tax consequences to the holder of such Company equity award under Section 409A of the Code.

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(iii) The Company will provide Parent with drafts of, and a reasonable opportunity to comment upon, (A) all consents, resolutions and other written actions or materials as may be required to give effect to the provisions of this Section 2.3 and (B) any communications to holders of Company Stock Options, Company RSUs and Company Performance Shares.

III.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the Company SEC Documents filed or furnished on or prior to the Measurement Date (the “Filed SEC Documents”), other than any disclosure set forth in such Filed SEC Documents contained in any risk factor section thereof, in any section relating to forward-looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature, or (ii) in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article III to which the information in such schedule relates, provided that any disclosure set forth in any section of the Company Disclosure Schedule will be deemed set forth for purposes of any other section to the extent that it is reasonably apparent that such disclosure is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Qualification, Organization, Subsidiaries, etc. (a)The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified to do business or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has delivered or made available to Parent a true and correct copy of the articles of incorporation, regulations or similar organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries.

3.2 Capital Stock. (a)The authorized capital stock of the Company consists of 187,600,000 Class A Common Shares and 15,832,968 Class B Common Shares. As of March 27, 2013, (i) 29,008,278 Class A Common Shares were issued and outstanding, (ii) 2,883,083 Class B Common Shares were issued and outstanding, (iii) 54,849,240 Class A Common Shares and 3,174,033 Class B Common Shares were held in treasury, (iv) 1,128,069 Class A Common Shares and 0 Class B Common Shares were reserved for issuance in respect of future awards under the Company’s 1997 Equity and Performance Incentive Plan and 2007 Omnibus Incentive Compensation Plan (together, the “Company Stock Plans”), (v) 3,209,128 Class A Common Shares and 857,581 Class B Common Shares were reserved for issuance in respect of outstanding options under the Company Stock Plans (“Company Stock Options”), (vi) 466,641 Class A Common Shares and 117,601 Class B Common Shares were reserved for issuance in respect of outstanding restricted stock units under the Company Stock Plans (“Company RSUs”), and (vii) 1,279,860 Class A Common Shares and 718,992 Class B Common Shares were reserved for issuance in respect of outstanding performance share awards under the Company Stock Plans (“Company Performance Shares”). All outstanding Common Shares, and all Class A Common Shares and Class B Common Shares reserved for issuance as noted in clauses (iv), (v), (vi) and (vii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights and issued in compliance with all applicable securities Laws.

(b) Except as otherwise provided in Section 3.2(a), there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of the Company, (ii) any securities convertible into or

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exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries, or (iii) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries. Except as otherwise provided in Section 3.2(a) above, there are no outstanding obligations of the Company or any of its Subsidiaries to (A) issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries or (B) repurchase, redeem or otherwise acquire any such securities.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) Section 3.2(e) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company. All equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries are beneficially owned, directly or indirectly, by the Company as described in Section 3.2(e) of the Company Disclosure Schedule, and all such interests have been duly and validly authorized and were validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests).

3.3 Corporate Authority Relative to This Agreement; Noncontravention. (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval and the Minority Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board, acting upon the unanimous recommendation of the Special Committee, and, except for the Company Shareholder Approval and the Minority Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions. The Company Board (acting upon the unanimous recommendation of the Special Committee) has unanimously (with the Officer Shareholders abstaining) determined that this Agreement is in the best interests of the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub) and declared it advisable to enter into this Agreement, has approved this Agreement, and has resolved to recommend that the Company’s shareholders adopt this Agreement (including the Special Committee’s recommendation, the “Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) Other than in connection with or in compliance with (i) Ohio Law, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) rules and regulations of the New York Stock Exchange (“NYSE”), (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or (v) as may otherwise be set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary for the consummation by the Company of the Merger in accordance with applicable Law, other than any authorizations, consents, approvals or filings that, if not obtained, made or given, would not reasonably be

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expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent or materially impair or delay the consummation of the Merger.

(c) The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof by the Company will not, (i) conflict with or result in any violation of any provision of the Charter Documents of (A) the Company or (B) any of its Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3(b) and the Company Shareholder Approval and the Minority Shareholder Approval are obtained and the filings referred to in Section 3.3(b) are made, (x) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, Company Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries, (y) result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries or (z) conflict with or violate any applicable Laws, other than, in the case of clauses (i)(B) and (ii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.4 Reports and Financial Statements. (a)The Company and its Subsidiaries have filed all forms, documents, statements and reports required to be filed prior to the date hereof by them with the Securities and Exchange Commission (the “SEC”) since March 1, 2011 (the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement, as of such respective dates, contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents fairly present in all material respects the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, and the absence of notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or as permitted by Regulation S-X).

3.5 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated statement of financial position (or the notes thereto) included in the Company SEC Documents filed on or prior to the date hereof, (ii) for the Merger and the other transactions contemplated by this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since November 23, 2012, and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Subsidiary of the Company has any liabilities that would be required to be reflected or reserved against on the Company’s consolidated statement of financial position (or described in the notes thereto) prepared in accordance with GAAP, that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Compliance with Law; Permits. (a)The Company and its Subsidiaries are, and since March 1, 2011 have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or

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foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity legally required for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not in violation or breach of, or default under, any Company Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7 Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) since March 1, 2011, neither the Company nor any of its Subsidiaries has received any written notices, demand letters or requests for information from any Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any applicable Environmental Law, (iii) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law (including remedial obligations and corrective action requirements), by the Company or any of its Subsidiaries or from any properties owned by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries, and (iv) neither the Company, its Subsidiaries nor any of their respective properties are, or, to the Company’s Knowledge, threatened to become, subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any applicable Environmental Law or any agreement relating to environmental liabilities. Notwithstanding any other representation or warranty in this Article III, the representations and warranties in this Section 3.7 constitute the sole representations and warranties relating to any Environmental Law or Hazardous Substances.

3.8 Employee Benefit Plans. (a)Except for such claims which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no action, dispute, suit, claim, arbitration or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the Company’s Knowledge, threatened with respect to any Company Benefit Plan.

(b) Each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS which has not been revoked and, to the Company’s Knowledge, no circumstances exist which could adversely affect such qualification.

(c) Neither the Company nor any member of the Controlled Group has any actual or potential liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

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(d) The execution and performance of this Agreement will not (i) constitute an event under any Company Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director or consultant (or dependents of such Persons) or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company.

(e) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Transactions by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is in material documentary compliance with and has been operated in material compliance with Section 409A of the Code or, for the period prior to January 1, 2009, had been operated in good faith compliance with Section 409A of the Code.

3.9 Absence of Certain Changes or Events. Since November 23, 2012, except as otherwise required or contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice. Since March 1, 2012 through the date of this Agreement, there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10 Investigations; Litigation. There are no (i) investigations or proceedings pending (or, to the Company’s Knowledge, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries or (ii) actions, suits, inquiries, investigations or proceedings pending (or, to the Company’s Knowledge, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, any Governmental Entity against the Company or any of its Subsidiaries, in each case of clause (i) or (ii), which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.11 Proxy Statement; Other Information. The Proxy Statement (as hereinafter defined) will not at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, and the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 (as hereinafter defined) to be filed with the SEC concurrently with the filing of the Proxy Statement, will not, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub (including with respect to any of the Family Shareholders, other than solely with respect to any such Person’s capacity as an officer or director of the Company). The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub (including with respect to any of the Family Shareholders, other than solely with respect to any such Person’s capacity as an officer or director of the Company). The letter to shareholders, notice of meeting, proxy statement and forms of proxy to be distributed to shareholders in connection with the Merger to be filed with the SEC in connection with seeking the adoption of this Agreement are collectively referred to herein as the “Proxy Statement.” The Rule 13E-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC in connection with seeking the adoption of this Agreement is referred to herein as the “Schedule 13E-3”.

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3.12 Material Contracts. (a)As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), (ii) which contains covenants that materially limit the ability of the Company, any of its Subsidiaries or any of its current or future Affiliates to compete in any business or with any Person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, (iii) for or relating to indebtedness for borrowed money or obligations reflected as indebtedness on the Company’s consolidated statement of financial position, in each case for or relating to an obligation to any Person other than the Company or any of its Subsidiaries, exceeding $500,000 at any one time outstanding, or under which the Company or any of its Subsidiaries has made advances or loans to any other Person (other than the Company or any of its Subsidiaries) other than advances made to employees with respect to business expenses in the ordinary course of business, or which grants any Liens (other than Permitted Liens) on any property or asset of the Company or any of its Subsidiaries and other than trade payables, advances to customers under customer contracts and other accrued liabilities made or incurred in the ordinary course of business or (iv) concerning the use or licensing of any Company Intellectual Property and is material to the conduct of the business of the Company and its Subsidiaries taken as a whole (each, a “Company Material Contract”).

(b) (i) Each Company Material Contract is valid and binding on the Company and/or its Subsidiaries, as applicable, and in full force and effect (subject to the Bankruptcy and Equity Exception) relative to the Company or its applicable Subsidiary and, to the Company’s Knowledge, is in full force and effect (subject to the Bankruptcy and Equity Exception) relative to the other party thereto, except where the failure to be valid, binding and in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, and (iii) neither the Company nor any of its Subsidiaries has received notice of or, to the Company’s Knowledge, is aware of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract, except where such default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) as of the date hereof, there are not pending or, to the Company’s Knowledge, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries, (iv) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens, and (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

3.14 Labor Matters. Neither the Company nor any of its Subsidiaries is party to, bound by, or in the process of negotiating a collective bargaining agreement, work rules or practices or similar labor-related agreement with any labor union, labor organization or works council. Except for such matters which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date hereof, there are no pending strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Employees”), (ii) to the Knowledge of the Company, as of the date hereof, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, (iv) as of the date hereof, there is no slowdown, or work stoppage pending or, to the Company’s Knowledge, threatened with respect to Employees, and (v) the Company and its

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Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Except for such matters which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1998. Except for such matters which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each individual who renders or has rendered services to the Company or any of its Subsidiaries and who is not or has not been classified by the Company or any of its Subsidiaries as an employee and paid on one of their respective payrolls has, to the Company’s Knowledge, at all times been properly characterized as to his or her relationship to the Company or any of its Subsidiaries to the extent that any erroneous classification would not reasonably be anticipated to result in the failure to satisfy any qualification requirement with respect to any Company Benefit Plan, a violation of ERISA, the imposition of penalties or excise taxes with respect to any Company Benefit Plan, or result in any other liability to the Company or any of its Subsidiaries.

3.15 Real and Personal Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid title to all of its owned real property and good title to all of its personal property and has valid leasehold interests under enforceable leases in all of its leased properties, in the case of each of the foregoing, free and clear of all Liens (except for Permitted Liens). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and effective against the Company or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries or the counterparties thereto, or event which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or the counterparties thereto.

3.16 Company Intellectual Property. (a)Except as has not had and would not reasonably be expected to have (individually or in the aggregate) a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries owns, or has a right or license to use, the Company Intellectual Property necessary for the operation of their respective businesses as currently conducted, (ii) neither the Company nor any of its Subsidiaries has received any written claim from any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property that is currently unresolved and outstanding or, to the Knowledge of the Company, has any such claim been threatened, (iii) neither the Company nor any of its Subsidiaries has received any written notices of infringement or misappropriation by any third party with respect to the Company Intellectual Property, and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed or misappropriated any intellectual property rights of any third parties.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Transactions will not affect the right, title and interest of the Company and its Subsidiaries in and to the Company Intellectual Property and (ii) the Company or one of its Subsidiaries, as the case may be, has taken reasonable steps to maintain and protect the value of the Company Intellectual Property owned by the Company or such Subsidiary.

3.17 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses against such losses and risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries and in amounts as are reasonably adequate to protect them and their businesses. None of the Company or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force on the date hereof and, to the Company’s Knowledge, will be outstanding and duly in force on the Closing Date.

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3.18 Opinion of Financial Advisor. The Special Committee and the Company Board have received the opinion of Peter J. Solomon Company (the “Financial Advisor”) dated March 28, 2013 that based on, and subject to, the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Common Shares (other than the Family Shareholders, Parent, Merger Sub and the holders of Dissenting Shares) in connection with the Merger is fair from a from a financial point of view to such holders. A true, complete and executed copy thereof has been delivered to Parent. It is agreed and understood that such opinion is for the information of the Special Committee and the Company Board and may not be relied on by Parent or Merger Sub

3.19 Required Vote of the Company Shareholders Under Applicable Law. The affirmative vote of the holders of issued and outstanding Class A Common Shares and Class B Common Shares, voting together as a single class, representing at least two-thirds of all the votes entitled to be cast thereupon by holders of Class A Common Shares and Class B Common Shares is the only vote of holders of securities of the Company that is required to adopt this Agreement under applicable Law and the Company’s governing documents (the “Company Shareholder Approval”).

3.20 Finders or Brokers. Except for the Financial Advisor, neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the Merger that might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

3.21 State Takeover Statutes; Rights Agreement. The Company Board and the Company have taken all necessary actions to ensure that the “moratorium,” “fair price,” “control share acquisition” or other similar anti-takeover provisions of Ohio Law or similar Laws of any jurisdiction and any anti-takeover or similar provisions contained in the governing documents of the Company or any of its Subsidiaries do not, and will not, apply to the Transactions. The Company is not party to a rights agreement, “poison pill” or similar agreement or plan that would have the effect of preventing the Transactions.

3.22 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, none of the Company, any of its Subsidiaries or any other Person makes any representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company, its Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company. None of the Company, any of its Subsidiaries, or any other Person, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery or disclosure to Parent or its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing.

IV.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article IV to which the information in such schedule relates, provided that any disclosure set forth in any section of the Parent Disclosure Schedule will be deemed set forth for purposes of any other section to the extent that it is reasonably apparent that such disclosure is relevant to such other section), Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Qualification; Organization. Each of Family LLC, Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has the requisite corporate, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification,

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except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Family LLC, Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby (a “Parent Material Adverse Effect”). Parent has made available to the Company true and correct copies of the articles of incorporation, regulations or similar organizational documents, each as amended to date, of Family LLC, Parent and Merger Sub.

4.2 Corporate Authority Relative to This Agreement; Noncontravention. (a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and, in the case of Family LLC, Parent and Merger Sub, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, in the case of Parent and Merger Sub, and the consummation of the transactions contemplated hereby, in the case of Family LLC, Parent and Merger Sub, have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub, and the members of Family LLC having the authority to authorize such transactions, as applicable, and, except for the adoption of this Agreement by Parent as sole shareholder of Merger Sub (which will occur immediately after the execution and delivery of this Agreement), no other corporate or equivalent proceedings on the part of Family LLC, Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Other than in connection with or in compliance with (i) Ohio Law, (ii) the Exchange Act, (iii) the HSR Act, or (iv) as may otherwise be set forth in Section 4.2(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Family LLC, Parent or Merger Sub of the transactions contemplated by this Agreement in accordance with applicable Law, other than any authorizations, consents or approvals or filings that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and, in the case of Family LLC, Parent and Merger Sub, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of (A) Family LLC, (B) Parent, or (C) any Subsidiaries of Parent, or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.2(b) are obtained and the filings referred to in Section 4.2(b) are made, (x) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Family LLC, Parent or any of its Subsidiaries, (y) result in the creation of any Lien upon any of the properties or assets of Family LLC, Parent or any of its Subsidiaries or (z) conflict with or violate any applicable Laws, other than, in the case of clauses (i)(C) and (ii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.3 Proxy Statement; Other Information. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by Parent or Merger Sub and contained in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading.

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4.4 Rollover Agreement. Parent has delivered to the Company, as of the date hereof a true, accurate and complete copy of the executed Rollover and Contribution Agreement executed by Family LLC, Parent and the Family Shareholders. The Rollover and Contribution Agreement is in full force and effect and is a legal, valid and binding obligation of Family LLC, Parent and the Family Shareholders. It has not been withdrawn or terminated or otherwise amended or modified in any respect, and no withdrawal, termination, amendment or modification is contemplated. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Family LLC, Parent or the Family Shareholders under the Rollover and Contribution Agreement. There are no conditions precedent or other contingencies related to the obligations of the Family Shareholders under the Rollover and Contribution Agreement to contribute to Family LLC or Parent prior to the Effective Time all of the Rolled Shares, other than as expressly set forth in or expressly contemplated by the Rollover and Contribution Agreement.

4.5 Financing. Parent has delivered to the Company, as of the date hereof, true, complete and accurate copies of (i) an executed commitment letter and the Redacted Fee Letter, each dated the date hereof, among Parent, Merger Sub and the financial institutions party thereto, providing for the debt financing described therein (being collectively referred to as the “Senior Financing”) (the “Senior Commitment Letters”) and (ii) an executed Series A Preferred Stock Purchase Agreement, dated the date hereof, between Parent and the investor party thereto, providing for the financing described therein (being collectively referred to as the “Preferred Financing”) (the “Financing Agreement” and, together with the Senior Commitment Letters, the “Financing Commitments”). The Financing Commitments are in full force and effect as of the date hereof, and are legal, valid and binding obligations of Parent, Merger Sub (with respect to the Senior Commitment Letter), and to the Knowledge of Parent, each of the other parties thereto. As of the date hereof, (A) no amendment or modification of the Financing Commitments has been made or is contemplated and (B) the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments (including any “market flex” provisions applicable to the Financing Commitments). Assuming (x) the Financing is funded in accordance with the Financing Commitments and (y) the Company is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions to Closing set forth in Section 6.1 and Section 6.3 are not capable of being satisfied, the net proceeds contemplated from the financing described in the Financing Commitments (the “Financing”), together with cash on hand of the Company and its Subsidiaries on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of all amounts required to be paid pursuant to Article II and the payment of any debt required to be repaid, refinanced, redeemed, retired, cancelled, terminated or otherwise satisfied in connection with the Merger and of all fees, expenses and amounts required to be paid in connection with consummating the Merger and the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other party thereto, under the Financing Commitments, provided that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or breach by the Company of any of its covenants hereunder. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub as of the Effective Time, provided that Parent is not making any representation regarding the accuracy of the representations and warranties set forth in Article III, or compliance by the Company of its covenants hereunder. As of the date of this Agreement, there are no side letters or other Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (1) as expressly set forth in the Financing Commitments, (2) any customary engagement letter(s) and non-disclosure agreements(s), and (3) as do not impact the conditionality, availability or aggregate amount of the Financing. Promptly following the funding thereof, Parent will contribute the proceeds of the Preferred Financing to Merger Sub.

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4.6 Guaranty and Voting Agreement. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guaranty and Voting Agreement. The Guaranty and Voting Agreement is in full force and effect and is the legal, valid, binding and enforceable obligation of each Family Shareholder, subject to the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Family Shareholder under such Guaranty and Voting Agreement.

4.7 Finders or Brokers; Payments. (a)As of the date of this Agreement, except for KeyBanc Capital Markets Inc. and Macquarie Capital (USA) Inc., none of Family LLC, Parent nor Merger Sub has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

(b) Section 4.7(b) of the Parent Disclosure Schedule sets forth a good faith estimate of the fees and expenses incurred by the Family Shareholders, Family LLC or Parent on or prior to the date of this Agreement and expected to be incurred prior to the Closing in connection with the transactions contemplated by this Agreement.

4.8 Solvency. Assuming (a) satisfaction of the conditions to Parent and Merger Sub’s obligation to consummate the Merger, and after giving effect to the Financing and the payment of the aggregate Merger Consideration, (b) any repayment or refinancing of debt as may be contemplated in the Financing Commitments, (c) the accuracy in all material respects of the representations and warranties of the Company set forth in Article III and the Company’s performance of and compliance with, in all material respects, its covenants and agreements contained in this Agreement, (d) all estimates, projections or forecasts of the Company that have been provided to Parent and its representatives prior to the date of this Agreement have been prepared in good faith based upon assumptions that were and continue to be reasonable, (e) payment of all amounts required to be paid in connection with the consummation of the Merger, and (f) payment of all related fees and expenses, each of Family LLC, Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after consummation of the Merger.

4.9 Certain Arrangements. Except as set forth on Section 4.9 of the Parent Disclosure Schedule, there are no Contracts (i) between Family LLC, Parent, Merger Sub or any of their respective Affiliates (other than the Company), on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate to the Company or any of its Subsidiaries or the Merger or (ii) between Family LLC, Parent or Merger Sub and any shareholder of the Company pursuant to which such shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any such shareholder of the Company agrees to vote to adopt this Agreement or the Merger (other than the Guaranty and Voting Agreement) or agrees to vote against any Superior Proposal.

4.10 Investigations; Litigation. There are no (a) investigations or proceedings pending (or, to the Knowledge of Parent or Merger Sub, threatened) by any Governmental Entity with respect to Family LLC, Parent or Merger Sub or (b) actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of Parent or Merger Sub, threatened) against or affecting Family LLC, Parent or Merger Sub, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, any Governmental Entity against Family LLC, Parent or Merger Sub, in each case of clause (a) or (b), which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.11 Ownership and Operations of Merger Sub, Parent and Family LLC. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding stock of Merger Sub is, and as of the Effective Time will be, directly owned by Parent. Section 4.11 of the Parent Disclosure Schedule sets forth a complete and correct statement of the capitalization of Parent as of the date hereof and as of immediately prior to the consummation of the transactions contemplated by the Rollover and Contribution Agreement. As of the date hereof, Zev Weiss owns, and as of the consummation of the transactions contemplated by the Rollover and

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Contribution Agreement, the Family Shareholders will own, all of the membership interests of Family LLC. Parent, Merger Sub and, except as set forth in Section 4.11 of the Parent Disclosure Schedule, Family LLC have each been formed solely for the purpose of engaging in the transactions contemplated hereby. Prior to the Effective Time, none of Parent, Merger Sub or Family LLC will have engaged in other business activities or will have incurred any liabilities or obligations other than as contemplated herein.

4.12 Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub and their Affiliates are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company, any of its Subsidiaries, or any other Person, with respect thereto.

4.13 No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Article IV, Parent and Merger Sub make no representations or warranties, and Parent and Merger Sub hereby disclaim any other representations or warranties, with respect to Family LLC, Parent, Merger Sub, their Affiliates or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by Parent and its Affiliates, notwithstanding the delivery or disclosure to the Company or its affiliates or representatives of any documentation or other information with respect to any one or more of the foregoing.

V.    COVENANTS

5.1 Conduct of Business by the Company and Parent. (a)From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except (i) as may be required by applicable Law or as expressly required by this Agreement or as permitted by Section 5.1(b), (ii) as disclosed in Section 5.1(a) of the Company Disclosure Schedule, or (iii) as otherwise consented to by Parent with respect to clauses (A) and (B) below (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to (A) conduct its business in all material respects in the ordinary course consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees, and (C) take no action which would materially and adversely affect or delay the ability of any of the Parties to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the Transactions or otherwise materially delay or prohibit the Transactions.

(b) Without limiting the generality of the foregoing, between the date hereof and the Effective Time, except (i) as set forth in Section 5.1(b) of the Company Disclosure Schedule, (ii) as Parent may consent in writing (which consent, with respect to any matter referred to in items (v), (vii), (viii), (ix), (x), (xi), (xviii) and (xix) (with respect to any of the foregoing enumerated items) below, shall not be unreasonably withheld, conditioned or delayed) or (iii) as otherwise expressly contemplated by this Agreement, the Company will and will cause each of its Subsidiaries not to:

(i) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations

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convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary, and one regular quarterly dividend paid by the Company on its Common Shares not to exceed $0.15 per share, declared and paid consistent with prior timing and (B) in connection with the cashless exercises pursuant to the exercise of stock options issued and outstanding as of the date hereof under the Company Stock Plans;

(iii) grant any Person any right to acquire any shares of its capital stock;

(iv) issue any shares of capital stock except pursuant to (A) the exercise of Company Stock Options, (B) the vesting of Company RSUs or Company Performance Shares, granted under the Company Stock Plans and outstanding as of the date hereof and in accordance with the terms of such instruments as of the date hereof, and (C) the Company’s deferred compensation plans in accordance with the terms thereof as of the date hereof, and other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary;

(v) purchase, sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $1,000,000 in the aggregate to any Person (other than to a wholly owned Subsidiary), other than encumbrances, acquisitions or dispositions pursuant to Contracts in effect as of the date of this Agreement or in the ordinary course of business consistent with past practice;

(vi) incur, assume, guarantee, prepay or become obligated with respect to any indebtedness for borrowed money or offer, place or arrange any issue of debt securities, other than any of the foregoing that is pursuant to working capital borrowings or letter of credit issuances under existing credit facilities, in each case, in the ordinary course of business consistent with past practice and would not reasonably be expected to delay, adversely affect or impede Parent’s ability to obtain the Financing;

(vii) except as specifically contemplated in Section 5.1(b) of the Company Disclosure Schedule, make any investment in excess of $5,000,000 in the aggregate, whether by purchase of stock or securities of, contributions to capital to, or purchase of any property or assets of any other Person;

(viii) make any acquisition of another Person or business, whether by purchase of stock or securities or contributions to capital in excess of $5,000,000 in the aggregate, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(ix) except in the ordinary course of business consistent with past practice, enter into, renew, extend, amend or terminate (A) any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract or (B) any Contracts not in the ordinary course, involving the commitment or transfer of value in excess of $1,000,000 in the aggregate in any year;

(x) except to the extent required by Law or any Company Benefit Plan in effect as of the date hereof, (A) increase in any manner the compensation or benefits of any employees, officers, directors, consultants or independent contractors of the Company or any of its Subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice, (B) pay any severance or retirement benefits to any employees, directors, consultants or independent contractors of the Company or any of its Subsidiaries, except with respect to officers, directors and consultants in the ordinary course of business consistent with past practice, (C) accelerate the vesting of, or the lapsing of forfeiture restrictions or conditions with respect to, any equity or equity-based awards, (D) establish or cause the funding of any “rabbi trust” or similar arrangement, (E) establish, adopt, amend or terminate any arrangement that would be a Company Benefit Plan if in effect on the date hereof or (F) enter into, amend, alter, adopt, implement or otherwise make any commitment to do any of the foregoing;

(xi) except in the ordinary course of business consistent with past practice, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $1,000,000 or any obligation or liability of the Company in excess of such amount;

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(xii) amend or waive any provision of the Charter Documents;

(xiii) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(xiv) enter into any “non-compete” or similar agreement that would materially restrict the businesses of the Surviving Corporation, its Subsidiaries or its current or future Affiliates following the Effective Time;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(xvi) implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as may be required by GAAP or applicable Law;

(xvii) (A) make, change or revoke any material Tax election, (B) change any method of reporting for Tax purposes, (C) settle or compromise any material Tax claim, audit or dispute, or (D) make or surrender any claim for a material refund of Taxes, in the case of each of (C) or (D) in excess of $1,000,000;

(xviii) other than in the ordinary course of business consistent with past practice, enter into any new, or materially amend or otherwise materially alter any current, agreement or obligations with any Affiliate of the Company; or

(xix) agree to take or make any commitment to take any of the actions prohibited by this Section 5.1(b); provided, that nothing in this Section 5.1(b) will preclude the fiduciaries of the 401(k) Plan from purchasing, or selling or otherwise disposing of, Common Shares in the open market in connection with administering the common stock fund being maintained in connection with said 401(k) Plan.

(c) For purposes of this Section 5.1 and the definition of Company Material Adverse Effect, the consent of any Officer Shareholder will be deemed the consent of Parent.

5.2 Access and Information. From the date hereof until the Effective Time and subject to the requirements of applicable Law and the Confidentiality Agreement, the Company will (a) provide to Parent, its counsel, financial advisors, auditors and other authorized representatives and Financing Sources and their representatives, reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries and to such other information as Parent reasonably requests and (b) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate reasonably with Parent with respect to the foregoing matters. Prior to the Effective Time, the Company will provide to Parent and its representatives and the Financing Sources and their respective representatives, as promptly as practicable when finalized and available for distribution, (i) consolidated financial statements of the Company and its Subsidiaries (including statement of financial position, income statement and statement of cash flows) for each month through the Effective Time, as prepared by management for internal use and (ii) any update of quarterly projections. Any activities pursuant to this Section 5.2 will be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent or Merger Sub pursuant to the activities contemplated by this Section 5.2 will affect or be deemed to modify any representation or warranty made by the Company in Article III.

5.3 No Solicitation. (a)Subject to Section 5.3(c) through Section 5.3(g), the Company will not, nor will it authorize or permit any of its Subsidiaries to, and will use its reasonable best efforts to instruct and cause any of its or their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (“Representatives”) not to, directly or indirectly, (i) initiate, solicit, encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with an actual or proposed Alternative Proposal, or otherwise encourage or knowingly facilitate any effort or attempt to make or implement an Alternative

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Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement (except that the Company may allow the counterparty thereto to make an Alternative Proposal and otherwise amend, terminate or fail to enforce (or grant a consent under) the provisions thereof in connection with negotiations and discussions permitted by this Section 5.3), or (vi) resolve to propose or agree to do any of the foregoing.

(b) The Company will, and will cause each of its Subsidiaries to, and will use its reasonable best efforts to instruct and cause each of its and its Subsidiaries’ respective Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the Parties) that has made or indicated an intention to make an Alternative Proposal.

(c) Notwithstanding anything to the contrary in Section 5.3(a) or 5.3(b), if following the date of this Agreement and prior to obtaining the Company Shareholder Approval and the Minority Shareholder Approval, (i) the Company receives an unsolicited Alternative Proposal, (ii) the Company has not breached Section 5.3(a) or 5.3(b) (except where such breaches, individually or in the aggregate, did not materially contribute to the making of the Alternative Proposal described in the preceding clause (i)), (iii) the Company Board (acting through the Special Committee) determines, in good faith based on the information then available, after consultation with counsel and financial advisors, that such Alternative Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (iv) after consultation with its counsel, the Company Board (acting through the Special Committee, if then in existence) determines in good faith based on the information then available that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Ohio Law, then the Company may (A) furnish information to the Person making such Alternative Proposal and its Representatives pursuant to a confidentiality agreement containing terms no less restrictive than those contained in the Confidentiality Agreement, provided that such confidentiality agreement will not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosures to Parent pursuant to this Section 5.3 and it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Alternative Proposal, and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Alternative Proposal; provided, however, that the Company will promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.

(d) Neither the Company Board nor any committee thereof, including the Special Committee, may (i) (A) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Recommendation or (B) fail to recommend against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by Parent or Merger Sub) prior to the earlier of the date of the Company Meeting and ten Business Days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act or recommend that the shareholders of the Company tender their shares in such tender offer or exchange offer, (ii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal ((i) and (ii), a “Recommendation Change”), or (iii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than, for the avoidance of doubt, entering into a confidentiality agreement as contemplated by Section 5.3(c)) relating to any Alternative Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and the Minority Shareholder Approval, the Special Committee may, in response to an Intervening Event, effect a Recommendation Change, provided that the Special Committee determines in good faith, after consultation with its counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under Ohio Law.

(e) Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval or the Minority Shareholder Approval, the Special Committee may, in response to a Superior Proposal, terminate this

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Agreement pursuant to Section 7.1(c)(ii) if: (i) such Superior Proposal did not result from a breach of Section 5.3 and is not withdrawn, (ii) the Company Board (acting through the Special Committee) determines, in good faith after consultation with counsel, that the failure to terminate this Agreement pursuant to Section 7.1(c)(ii) would be inconsistent with the directors’ fiduciary duties under Ohio Law, (iii) the Company provides Parent five Business Days prior written notice of its intention to take such action, which notice includes the information with respect to such Superior Proposal that is specified in Section 5.3(f), (iv) after providing such notice and prior to taking any action pursuant to Section 7.1(c)(ii), with respect to a Superior Proposal, the Company negotiates in good faith with Parent during such five Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Company Board and the Special Committee not to take such action pursuant to Section 7.1(c)(ii) and (v) the Company Board and the Special Committee have considered in good faith any changes to this Agreement offered in writing by Parent and shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that, for the avoidance of doubt, neither the Company Board nor any committee thereof may take any action pursuant to Section 7.1(c)(ii) with respect to a Superior Proposal prior to the time that is five Business Days after it has provided the written notice required by clause (iii) above, provided further that in the event that the Superior Proposal is thereafter modified by the party making such Superior Proposal, the Company provides written notice of such modified Superior Proposal to Parent and again complies with this Section 5.3(e), except that the Company’s advance written notice obligation will be reduced to three Business Days (rather than the five Business Days otherwise contemplated by this Section 5.3(e)).

(f) The Company will promptly (and in any event within 48 hours) advise Parent orally and in writing of (i) any Alternative Proposal or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal and (ii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal including, in each case, the identity of the Person making any such Alternative Proposal or inquiry and the material terms of any such Alternative Proposal or inquiry (including, if applicable, copies of any document or correspondence evidencing such Alternative Proposal or inquiry). The Company, upon the request of Parent, will keep Parent reasonably informed of the status (including any material change to the terms thereof) of any such Alternative Proposal or inquiry.

(g) Nothing contained in this Agreement prohibits the Company, the Company Board or any committee thereof from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders) in order to comply with federal or state Law or making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that any communication to shareholders other than a “stop, look and listen” of the type contemplated by Rule 14d-9(f) and Rule 14e-2(a) promulgated under the Exchange Act will be deemed to be a Recommendation Change unless such disclosure expressly reaffirms the Company Board’s recommendation in favor of adoption of this Agreement or expressly rejects any applicable Alternative Proposal.

(h) Nothing contained in this Agreement affects the rights of the Family Shareholders in respect of the voting or disposition of their Common Shares, including in respect of any Superior Proposal or other event; provided that this Section 5.3(h) does not affect the rights and obligations under the Guaranty and Voting Agreement of the parties thereto.

5.4 Filings; Shareholder Approval. (a)As promptly as practicable following the date of this Agreement, the Company will prepare the Proxy Statement, and the Company and Parent will prepare the Schedule 13E-3. Parent and the Company will cooperate with each other in connection with the preparation of the foregoing documents. The Company will use its reasonable best efforts to have the Proxy Statement, and Parent and the Company will use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company will as promptly as practicable notify Parent of the receipt of any oral or written comments

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from the SEC relating to the Proxy Statement. The Company will cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and Parent and the Company will cooperate and provide each other with a reasonable opportunity to review and comment in good faith on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub (including with respect to any of the Family Shareholders) for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Meeting, any information should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate Party with the SEC and disseminated by the Company to the shareholders of the Company.

(b) The Company will (i) take all action necessary in accordance with Ohio Law and its articles of incorporation and code of regulations to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval and the Minority Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”) and (ii) subject to Section 5.3, use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 7.2, the Company will take all of the actions contemplated by this Section 5.4 and will submit this Agreement for adoption by the shareholders of the Company at such meeting.

5.5 Reasonable Best Efforts. (a)Subject to the terms and conditions set forth in this Agreement, each of the Parties will use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent will (i) promptly, but in no event later than 20 days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act as promptly as reasonably practicable, (ii) cooperate with each other in (A) determining whether any other filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as

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hereinafter defined)), (iv) subject to applicable Law, keep each other apprised in all material respects of the status of matters relating to the completion of the transactions contemplated by this Agreement including, to the extent permitted by applicable Law, promptly furnishing the other with true and complete copies of notices or other material communications sent or received by the Company or Parent, as the case may be, or any of their Subsidiaries, to or from any third party and/or any Governmental Entity with respect thereto, and permit the other to review in advance any proposed material communication by such party to any supervisory or Governmental Entity, and (v) give the other reasonable notice of, and, to the extent permitted by such Governmental Entity, allow the other to attend and participate at any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry or proceeding relating thereto. The Company and Parent will permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity.

(c) Subject to Section 5.5(d), each of Parent and the Company will use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith and subject to Section 5.5(d), if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company will cooperate in all respects with each other and use their respective reasonable best efforts to contest and resist any such Action (through negotiation, litigation or otherwise), and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each, an “Order”), that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger or the other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of Parent and the Company will use its reasonable best efforts to take such action as may be required to cause the expiration or termination of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company will be required to divest, hold separate (including by trust or otherwise) or otherwise commit to take any action that limits its freedom of action with respect to its respective ability to retain or operate any of its businesses, services or assets; provided, however, that unless Parent or the Company otherwise agree, if necessary to avoid the Federal Trade Commission, Department of Justice or other Governmental Entity instituting an Action under Antitrust Laws challenging the transactions contemplated by this Agreement and seeking an Order, then Parent and the Company will agree collectively to divest or hold separate (including by trust or otherwise) or otherwise take any action that limits Parent’s or the Company’s freedom of action with respect to its respective ability to retain or operate any of its businesses, services or assets, except to the extent such action would reasonably be expected to have a material adverse effect after the Closing on Parent and the Surviving Corporation, taken as a whole, provided further, however, that neither Parent nor the Company may agree, without the other’s prior written consent, to divest or hold separate or take any other action or agree to any limitation that limits its freedom of action with respect to its ability to retain or operate any of its businesses, services or assets unless such actions are conditioned upon the occurrence of the Closing or are effective only on or after the Closing.

(e) Subject to the rights of Parent in Section 5.10, and in furtherance and not in limitation of the covenants of the Parties contained in this Section 5.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent will cooperate in all respects with each other and use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.5 will limit a Party’s right to terminate this Agreement pursuant to

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the terms hereof so long as such Party has, prior to such termination, complied with its obligations under this Section 5.5.

5.6 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors will grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

5.7 Public Announcements. Neither the Company nor Parent will issue any press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby without the prior consent of the other party and each of Parent and the Company will consult with each other prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, in all cases except as a Party may determine in good faith is required by applicable Law, by obligations pursuant to any listing agreement with any national securities exchange, by request of any Governmental Entity or as permitted under Section 5.3. The press release announcing the execution and delivery of this Agreement will be in substantially the form previously approved by the Parties.

5.8 Indemnification and Insurance. (a)From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation will indemnify and hold harmless each Indemnified Party with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (i) the fact that an Indemnified Party was a director or officer of the Company or any of its Subsidiaries or (ii) acts or omissions by such Indemnified Party in the Indemnified Party’s capacity as a director, officer, employee or agent of the Company or a Subsidiary of the Company or taken at the request of the Company or a Subsidiary of the Company (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person), in each case under (i) or (ii), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the Merger or the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under Ohio Law, but only to the extent that such Indemnified Party may be indemnified pursuant to the respective Charter Documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement or in any written agreement in existence as of the date of this Agreement providing for indemnification between an Indemnified Party and the Company or any of its Subsidiaries.

(b) Parent guarantees, and the Surviving Corporation will assume, all obligations of the Company and any of its Subsidiaries in respect of rights of exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing in favor of the Indemnified Parties as provided in the respective Charter Documents of the Company or any of its Subsidiaries or in any written agreement described on the Company Disclosure Schedule or filed as an exhibit to any Filed SEC Document or available under Ohio Law; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period will continue until the disposition of such Action or resolution of such claim. Without limiting the foregoing, Parent, from and after the Effective Time until six years from the Effective Time, will cause, unless otherwise required by Law, the articles of incorporation and code of regulations or similar organizational documents of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Charter Documents and/or available under Ohio Law, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the

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Indemnified Parties. In addition, from the Effective Time until six years from the Effective Time, Parent will, and will cause the Surviving Corporation to, advance any expenses (including fees and expenses of legal counsel) of any Indemnified Party under this Section 5.8 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.8) as incurred to the fullest extent permitted under applicable Law, provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 5.8(b).

(c) For a period of six years from the Effective Time, Parent will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries, or provide substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy” with reputable insurers, in each case of at least the same coverage and scope, and in amounts, and containing terms and conditions, that are no less favorable to such individuals than such policy in effect on the date hereof, with respect to matters arising on or before the Effective Time covering without limitation the Merger and the other transactions contemplated hereby; provided, however, that after the Effective Time, Parent will not be required to pay annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case will purchase as much coverage as reasonably practicable for such amount; and further provided that if the Surviving Corporation purchases a “tail policy” and the same coverage costs (on an annualized basis) more than 250% of such last annual premium, the Surviving Corporation will purchase the maximum amount of coverage that can be obtained (on an annualized basis) for 250% of such last annual premium. The Company may prior to the Effective Time purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions. If such prepaid “tail policy” has been obtained by the Company, it will be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.8(c) and the Surviving Corporation will use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) Parent or the Surviving Corporation will have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.8 (each, a “Claim”), provided that none of Parent or the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of, and no admission of wrongdoing in respect of, such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any Claim and will provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) The provisions of this Section 5.8 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each Indemnified Party, and his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Charter Documents, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 may not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 5.8 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 5.8 applies will be third party beneficiaries of this Section 5.8).

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person,

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then, and in either such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.8.

5.9 Financing. (a)(i)Parent and Merger Sub will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments (including any applicable “market flex” provisions), and use reasonable best efforts to (A) maintain in effect the Financing Commitments until the Merger is consummated, (B) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including any applicable “market flex” provisions) contemplated by the Financing Commitments (or on other terms that are acceptable to Parent and could not reasonably be expected to (1) reduce the aggregate amount of net cash proceeds available from the Financing, (2) introduce new or additional conditions or otherwise be reasonably likely to prevent, impede, delay or impair the availability of the Financing or the ability of Parent or Merger Sub to consummate the Merger as of the Closing or (3) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments, (C) satisfy on or prior to the Closing all conditions precedent applicable to Parent and Merger Sub in the Financing Commitments, (D) consummate the Financing at or prior to the Closing, (E) enforce the rights of Parent and Merger Sub under the Financing Commitments and (F) comply in all material respects with its covenants and other obligations under the Financing Commitments. Notwithstanding anything contained herein to the contrary, neither Parent nor Merger Sub will permit any amendment, supplement or other modification of, or waiver of any provision or remedy under, the Financing Commitments to the extent such amendment, supplement, other modification or waiver could reasonably be expected to (1) reduce the aggregate amount of net cash proceeds available from the Financing, (2) introduce new or additional conditions or otherwise be reasonably likely to prevent, impede, delay or impair the availability of the Financing or the ability of Parent or Merger Sub to consummate the Merger as of the Closing, or (3) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments. Parent and Merger Sub will deliver to the Company copies of any such amendment, modification, replacement or waiver promptly upon its execution thereof.

(ii) Upon request, Parent will keep the Company reasonably informed of the status of its efforts to arrange the Financing and provide to the Company copies of the material definitive documents for the Financing. Parent will give the Company prompt notice (which shall in no event be more than two Business Days from the date of Knowledge): (A) of any actual or alleged breach or default by any party to any Financing Commitments or definitive document related to the Financing, (B) of the receipt of any written notice or other written communication from a financing source for the Financing with respect to any (x) actual or alleged breach, default, termination or repudiation by any party to any Financing Commitments or any definitive document related to the Financing or any provisions of the Financing Commitments or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to any Financing Commitments or any definitive document related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing, and (C) if Parent and Merger Sub determine in good faith that they will not be able to satisfy any of the obligations to, or otherwise be able to obtain, all or any portion of the Financing contemplated by the Financing Commitments on the terms, in the manner or form the sources contemplated by the Financing Commitments or the definitive documents related to the Financing. As soon as reasonably practicable, but in any event within two Business Days after the date the Company delivers a request to Parent or Merger Sub, Parent and Merger Sub will provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. If any portion of the Financing becomes unavailable on the terms and conditions contemplated by the Financing Commitments and such portion is reasonably required to fund the amounts contemplated to be paid by Parent or Merger Sub pursuant to this Agreement, Parent and Merger Sub will promptly (and in any event within two Business Days) notify the Company and will use their respective reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources as promptly as practicable following the occurrence of such event but no later than the Business Day immediately prior to the End Date in an amount sufficient, and on terms that will enable Parent and Merger Sub, to consummate the Merger and on terms and conditions, taken as a whole, not materially less favorable to the Company or Parent than the terms set forth in

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the Financing Commitments (including the flex provisions thereof) or that are otherwise approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed). Parent and Merger Sub will deliver to the Company true and complete copies of all agreements (including any fee letters and engagement letters, provided that amounts in such letters may be redacted unless such redactions are related to provisions that could adversely affect the amount, conditionality, enforceability or availability of the Financing) pursuant to which any such alternative source shall have committed to provide Parent, Merger Sub or the Surviving Corporation with any portion of the Financing. Any alternative financing will (x) be in an amount sufficient to consummate the Merger (including paying the Merger Consideration, and all fees and expenses) and (y) not impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (1) delay or prevent the Closing Date or (2) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur. Upon obtaining any commitment for any alternative Financing, such alternative Financing shall be deemed to be part of the Financing for purposes of this Agreement. The Parties will use their respective reasonable best efforts to market the Financing concurrently with the solicitation of proxies in connection with the Company Meeting, subject to the concurrence of the underwriters and lead arrangers that doing so will not adversely affect the marketing of the Financing, with the objective of completing the Merger as promptly as practicable after the date of the Company Meeting. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.9 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) seek the Preferred Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Financing Agreement or (ii) pay any fees, any interest rates or other amounts applicable to the Senior Financing in excess of those contemplated by the Senior Commitment Letters (including the flex provisions), or agree to any “market flex” term less favorable to Parent or Merger Sub than such corresponding market flex term contained in or contemplated by the Senior Commitment Letters (in either case, whether to secure waiver of any conditions contained therein or otherwise); provided that Parent or Merger Sub, as the case may be, will pay all fees required by the Senior Commitment Letters as they become due. Notwithstanding anything contained herein to the contrary, neither Parent nor the Company will be required to provide any information or notice (i) solely in the case of Parent, to the extent that providing such information or notice is restricted by a confidentiality provision contained in the Financing Commitments as in effect on the date hereof or (ii) would violate applicable Law or would result in the loss of attorney-client privilege.

(b) Prior to the Closing, upon the request of Parent, the Company will use reasonable best efforts to provide and cause its Subsidiaries and its and their respective officers, directors, managers, employees, accountants, consultants, legal counsel, agents and other representatives to provide all cooperation reasonably requested by Parent that is customary in connection with arranging, obtaining and syndicating the Financing, including: (i) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with prospective lenders and investors and sessions with rating agencies in connection with the Financing, including direct contact between senior management (with appropriate seniority and expertise) and representatives (including accountants) of the Company and its Subsidiaries, on the one hand, and the Financing Sources and potential lenders and purchasers of, the Financing, on the other hand, (ii) furnishing all financial statements required by the Financing Commitments (as in effect on the date hereof) as an express condition to the obligations of a Financing Source thereunder within the time periods specified therein, (iii) assisting with the preparation and entering into as of the Effective Time of definitive agreements with respect to the Financing (including review of any disclosure schedules related thereto for completeness and accuracy) or the amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, in each case, on terms reasonably satisfactory to Parent and that are reasonably requested by Parent in connection with the Financing, provided that any such agreements or amendments will not take effect until Closing and no obligation of the Company or any of its Subsidiaries under any such agreements or amendments will be effective until the Effective Time, (iv) assisting with the preparation of customary materials for rating agency presentations, offering and syndication documents (including public and private information memoranda and lender presentations), business projections and similar marketing documents required in connection with the Financing; (v) furnishing Parent and the Financing Sources as promptly as practicable following Parent’s request with financial and other pertinent information regarding the Company and its Subsidiaries of the type required by

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Regulation S-X and Regulation S-K under the Securities Act (excluding pro forma financial statements, pro forma adjustments and information relating specifically to the Financing (but not historical information relating to the Company and its Subsidiaries and forward looking information regarding the Company and its Subsidiaries otherwise required by applicable Law) included in liquidity and capital resources disclosure and risk factors relating to the Financing which shall be the responsibility of Parent and Merger Sub) for registered offerings of unsecured high yield non-convertible debt securities on Form S-1, as at the time during the Company’s fiscal year when such an offering will be made to finance the Merger, to the extent that the same is of the type and form that would be customarily included in offering documents used in private placements of unsecured high yield non-convertible debt securities under Rule 144A of the Securities Act (provided that in no circumstance shall the Company be required to provide subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A Offering Memorandum for high-yield non-convertible debt securities), (vi) cooperating reasonably with the Financing Sources for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, (vii) cooperating reasonably with the Financing Sources’ due diligence to the extent customary, (viii) executing customary authorization letters, (ix) reasonably cooperating in respect of the conditions precedent set forth in the Financing Commitments or any definitive document relating to the Financing (to the extent the satisfaction of such condition requires the cooperation of, and is within the control of, the Company and its Subsidiaries), subject to the occurrence of the Effective Time, (x) using commercially reasonable efforts to obtain legal opinions (it being understood that Parent’s counsel will provide customary opinions as to matters of Delaware corporate law, and Ohio law and New York law, including, in each case, the Uniform Commercial Code, and U.S. federal law and the laws of other jurisdictions as appropriate), accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company, in each case to the extent customary for financings similar to the Financing and reasonably requested by Parent, (xi) executing and delivering, which will not be effective prior to the Effective Time, any guarantees, pledge and security documents, other definitive financing documents, or other certificates or documents contemplated by the Senior Commitment Letter and hedging agreements as may be reasonably requested by Parent or Merger Sub (including a customary certificate of the chief financial officer of the Company with respect to solvency matters substantially in the form attached to the Senior Commitment Letter as at the date hereof and otherwise reasonably facilitating the pledging of collateral or provision of guarantees in connection with the Financing), (xii) using commercially reasonable efforts to obtain such consents, approvals, authorizations and instruments which may reasonably be requested by Parent or Merger Sub to be delivered at the Closing to permit the consummation of the Financing, including collateral arrangements, including obtaining payoff letters, releases, terminations, landlord waivers and access agreements, waivers, consents, estoppels and approvals as may be required in connection therewith, (xiii) reasonably cooperating with the marketing efforts of Parent and its Financing Sources for any portion of any Financing (including consenting to the use of the Company’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries), (xiv) using commercially reasonable efforts to ensure that the Financing Sources benefit from the existing lending relationships of the Company and its Subsidiaries, and (xv) as of the Effective Time, taking all corporate actions necessary and reasonably requested by Parent to authorize the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time; provided, however, that with respect to each of sub-clauses (i) through (xv), (I) all non-public information or other confidential information provided pursuant to this Section 5.9 will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to potential private side syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members, (II) no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument will be effective until the Effective Time, and none of the Company or any of its Subsidiaries will be required to pay any commitment or other similar fee or incur any other liability, cost or expense in connection with the Financing prior to the Effective Time, (III) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (IV) the Company will be permitted a reasonable period to comment on any documents or other information circulated to potential financing sources. Parent will promptly, upon request

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by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.9 and will indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with this Section 5.9.

(c) As may be reasonably requested by Parent, the Company will promptly take such actions in respect of the Senior Notes Indentures and the notes issued pursuant thereto and the Credit Agreement (including taking such actions necessary to repay in full and terminate all obligations under the Credit Agreement at the time of the Closing), in each case as directed by and in accordance with the terms and conditions specified in writing by Parent, and the Company will consult with Parent before taking any action with respect to any of the foregoing, provided that (i) any such action will not be effective prior to the Effective Time and all costs in respect of any such action will be borne by Parent, (ii) Parent shall not request the Company to take any actions or deliver any notices to repay, refinance, redeem, retire, cancel or terminate, as applicable, the Senior Notes Indentures and the notes issued pursuant thereto, and (iii) the Company may obtain a reasonable waiver, consent or amendment under the 2021 Senior Notes Indenture as the Company determines in good faith to be necessary to permit the consummation of the transactions contemplated by the Senior Financing in a manner that does not result in a breach of Section 4.11(b)(vi) of the 2021 Senior Notes Indenture.

5.10 Shareholder Litigation. Prior to the Effective Time, Parent will give prompt notice to the Company, and the Company will give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to the Company’s Knowledge, on the one hand, and Parent’s Knowledge, on the other hand, threatened against such party which relate to this Agreement and the transactions contemplated hereby. The Company will give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Merger or any other transactions contemplated hereby, whether commenced prior to or after the execution and delivery of this Agreement; provided, however, that the Company will not settle any such litigation without Parent’s prior written consent.

5.11 Resignation of Directors of the Company; Nomination of Directors of the Surviving Corporation. Prior to the Effective Time, to the extent requested by Parent, the Company will use reasonable best efforts to cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a member of the Company Board effective immediately after the Effective Time and to nominate a successor director thereto specified by Parent for election to the board of directors of the Surviving Corporation by Parent, in its capacity as the sole shareholder of the Surviving Corporation.

5.12 Notification of Certain Matters. The Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.12 will not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

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5.13 Rule 16b-3. Prior to the Effective Time, the Company will take all steps as may be reasonably requested by any Party to cause dispositions of Company equity securities (including derivative securities) pursuant to the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14 Parent Vote. Immediately following the execution of this Agreement, Parent will execute and deliver, in accordance with Section 1701.54 of Ohio Law and in its capacity as the sole shareholder of Merger Sub, a written consent adopting the Agreement.

5.15 Stock Exchange Delisting. Parent will use commercially reasonable efforts to cause the Company’s securities to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

5.16 Merger Sub and Surviving Corporation. Parent will take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement, as applicable and (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

VI.    CONDITIONS TO THE MERGER

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the fulfillment or waiver by all Parties at or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval shall have been obtained;

(b) The Minority Shareholder Approval shall have been obtained;

(c) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing, or making illegal, the consummation of the Transactions shall be in effect; and

(d) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated.

6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment or waiver in writing by the Company of the following conditions:

(a) The representations and warranties of Parent and Merger Sub shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date except where the failure of such representations and warranties to be so true and correct (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that representations and warranties that are made as of a specified date or period shall be so true and correct as described above only as of such specified date or period;

(b) Each of Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

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6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment or waiver in writing by Parent and Merger Sub of the following conditions:

(a) The representations and warranties of the Company shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualification set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that representations and warranties that are made as of a specified date or period shall be so true and correct as described above only as of such specified date or period; and provided further, however, that (i) the representations and warranties contained in Section 3.1(a) (Qualification, Organization, Subsidiaries, etc.) (with respect to the Company only), Section 3.20 (Finders or Brokers) and Section 3.21 (State Takeover Statutes; Rights Agreement) shall be true and correct in all material respects and (ii) the representations and warranties contained in Section 3.2 (Capital Stock) shall be true and correct in all respects, except for such inaccuracies as are de minimis in nature and amount relative to each such representation and warranty taken as a whole and (iii) the representations and warranties contained in Section 3.3(a) (Corporate Authority Relative to this Agreement; Noncontravention), the second sentence of Section 3.9 (Absence of Certain Changes or Events), Section 3.18 (Opinion of Financial Advisor) and Section 3.19 (Required Vote of the Company Shareholders Under Applicable Law) shall be true and correct in all respects;

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; and

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by a senior executive officer of the Company (other than any Affiliate of Parent), certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(d) Parent and Merger Sub shall have received the proceeds of the Financing as contemplated by the Financing Commitments; and

(e) Since the date of this Agreement, there shall not have been any Company Material Adverse Effect; provided, however, that, for the purposes of this Section 6.3(e), facts, circumstances, events, changes, effects or occurrences that are set forth in the Company Disclosure Schedule (to the extent that it is reasonably apparent that such disclosure is relevant) will not be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred.

6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in Sections 6.1, 6.2, or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use the standard of efforts required from such Party to consummate the Transactions (and, in the case of Parent and Merger Sub, the Financing), including as required by and subject to Section 5.5.

VII.    TERMINATION

7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval and the Minority Shareholder Approval:

(a) by the mutual written consent of the Company (authorized by the Special Committee) and Parent;

(b) by either the Company (with the prior approval of the Special Committee) or Parent, if:

(i) the Effective Time shall not have occurred on or before 11:59 p.m. on September 30, 2013 (the “End Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) is not available to any Party whose failure to perform any of its obligations under this Agreement has been the primary cause of the failure of the Merger to be consummated by such time;

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(ii) any Governmental Entity of competent jurisdiction enters an injunction, order, decision, opinion, decree or ruling or takes other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to remove such injunction, other legal restraint or order in accordance with Section 5.5; or

(iii) if the Company Meeting (including any adjournment or postponement thereof) has concluded, and the Company Shareholder Approval and the Minority Shareholder Approval shall not have been obtained;

(c) by the Company (with the prior approval of the Special Committee):

(i) if there shall have been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of Parent, which breach or failure to be true, either individually or in the aggregate (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (B) which is not cured within the earlier of (1) the End Date and (2) 30 days following written notice to Parent; provided, that (x) the Company shall have given Parent written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the End Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination and (y) the Company will not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii) if, prior to obtaining the Company Shareholder Approval and the Minority Shareholder Approval, the Company (A) has otherwise complied in all material respects with the terms of this Agreement, including Section 5.3 (including having complied fully with the notice and information requirements thereof) and (B) concurrently with the termination of this Agreement, enters into a definitive transaction agreement providing for the consummation of the transaction contemplated by a Superior Proposal;

(d) by Parent:

(i) if there shall have been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of the Company which breach or failure to be true, either individually or in the aggregate (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (B) which is not cured within the earlier of (1) the End Date and (2) 30 days following written notice to the Company; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the End Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) if, prior to obtaining the Company Shareholder Approval and the Minority Shareholder Approval, the Company Board or the Special Committee (A) makes a Recommendation Change or (B) fails to make the Recommendation; or

(iii) if, prior to obtaining the Company Shareholder Approval and the Minority Shareholder Approval, the Company or any of its Subsidiaries or Representatives materially breaches its obligations under Section 5.3 or Section 5.4 and such breach is not cured within five Business Days following written notice by Parent to the Company.

7.2 Specified Expenses. (a)In the event that:

(i) (A) an Alternative Proposal has been publicly disclosed or has been made directly to the Company’s shareholders generally or any Person has publicly announced an intention (whether or not conditional) to make a bona fide Alternative Proposal, (B) thereafter this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or by the Parent pursuant to Section 7.1(d)(i), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Alternative Proposal within 12 months of the date this Agreement is terminated; provided that for purposes of clause (C) of this

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Section 7.2(a)(i), the references to “20%” in the definition of Alternative Proposal will be deemed to be references to “50%”;

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii);

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii); or

(iv) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iii);

then in any such event under clause (i), (ii), (iii) or (iv) of this Section 7.2(a), the Company will pay to Parent an amount equal to the sum of Parent’s and Merger Sub’s expenses up to $7,300,000 (the “Specified Expenses”); provided, however, that the amount of the Specified Expenses payable in connection with a termination pursuant to Section 7.2(a)(i) will be reduced by the amount of any expenses actually paid by the Company to Parent pursuant to Section 8.2.

(b) Any payment required to be made pursuant to Section 7.2(a)(i) will be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by an Alternative Proposal. Any payment required to be made pursuant to Section 7.2(a)(iii) or Section 7.2(a)(iv) will be made to Parent promptly (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment) following termination of this Agreement by Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii) or by either Parent or the Company pursuant to Section 7.1(b)(iii), as applicable, and such payment will be made by wire transfer of immediately available funds to an account to be designated by Parent. Any payment required to be made pursuant to Section 7.2(a)(ii) will be made to Parent simultaneously with such termination by the Company pursuant to Section 7.1(c)(ii).

(c) In the event that the Company fails to pay any amount required pursuant to this Section 7.2 or any other expenses when due, such amounts will accrue interest for the period commencing on the date such amount became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s prime lending rate plus 2%. In addition, if the Company fails to pay such amount when due, the Company will also pay all of Parent and Merger Sub’s costs and expenses (including reasonable and documented attorneys’ fees) in connection with efforts to collect such amounts. Parent and the Company acknowledge that the provisions of this Section 7.2 and Section 8.2 are an integral part of the Merger and that, without these provisions, Parent would not enter into this Agreement.

7.3 Effect of Termination. In the event of termination of this Agreement pursuant to Article VII, this Agreement will terminate, and there will be no other liability on the part of the Company, Parent, Merger Sub or any Financing Source or their respective directors, officers, Affiliates, successors or assigns, except that (a) the provisions of Section 7.2 and Section 7.3, Article VIII, the Confidentiality Agreement and the Guaranty and Voting Agreement, all of which shall survive termination of this Agreement as provided therein and (b) no Party will be relieved or released from liability for damages of any kind, including consequential damages and any other damages (whether or not communicated or contemplated at the time of execution of this Agreement) arising out of, any (i) knowing material breach of any of its representations and warranties contained in this Agreement or (ii) deliberate material breach of any of its covenants contained in this Agreement, in the case of the Company, up to an amount equal to the Specified Expenses, and in the case of Parent and Merger Sub, subject to the terms and limitations of the Guaranty and Voting Agreement. No Party claiming that such breach occurred will have any duty or otherwise be obligated to mitigate any such damages. For purposes of this Section 7.3, (A) a “knowing” breach of a representation and warranty will be deemed to have occurred only if the officers of the Company excluding the Officer Shareholders (in the case of the Company) or the Officer Shareholders (in the case of Parent) had actual knowledge of such breach as of the date of this Agreement (without any independent duty of investigation or verification other than an actual reading of the representations and warranties as they appear in this Agreement by such parties) and (B) a “deliberate” breach of any covenant or agreement will be deemed to have occurred only if the other Party took or failed to take action with actual knowledge that the action so taken or omitted to be taken constituted a breach of such covenant or agreement.

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VIII.    MISCELLANEOUS

8.1 No Survival of Representations and Warranties. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II and Section 5.8 (Indemnification and Insurance) will survive the consummation of the Merger. All other representations and warranties, covenants and agreements set forth in this Agreement will terminate at the Effective Time. This Section 8.1 will not affect any covenant or obligation of the Parties that by its terms contemplates performance after the Effective Time.

8.2 Expenses. Except as expressly set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger shall be paid by the Party incurring or required to incur such expenses; provided, however, if the Merger is consummated, all costs and expenses incurred by Parent or Merger Sub in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the Surviving Corporation. Notwithstanding the foregoing, the costs and expenses of printing and mailing the Proxy Statement and the Schedule 13E-3, and all filing and other fees paid to the SEC in connection with the Merger will be borne by the Company, and the filing fees under the HSR Act will be borne by Parent.

8.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio without reference to such state’s principles of conflict of laws. Each of the Parties irrevocably consents to the exclusive jurisdiction of the state and federal courts located in Cleveland, Ohio (or the appellate courts thereof) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Ohio for such Persons and waives and covenants not to assert or plead any objection that they might otherwise have.

8.4 Specific Performance; Remedies. (a)The Parties agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof (including failing to take such actions as are required of them hereunder to consummate the Merger), that the right of specific performance is an integral part of this Agreement and that without that right neither the Company nor Parent or Merger Sub would have entered into this Agreement and that, except as set forth in Section 8.4(b), the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof without proof of damages or otherwise, in addition to any other remedies to which they are entitled at Law or in equity. Each of the Parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate. Except as otherwise provided herein, all remedies available under this Agreement, at Law or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Party of a particular remedy will not preclude the exercise of any other remedy. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and in each case appellate courts thereof), provided, however that if the action, cause of action, claim, cross-claim or third party claim involves no Financing Sources other than Financing Sources who are party to the Preferred Financing, then such action, cause of action, claim, cross-claim or third-party claim will be subject to the jurisdiction of the Delaware Court of Chancery or, if under applicable law such court does not have jurisdiction, other Delaware state court or any Federal court located in the State of Delaware of other (and in each case appellate courts thereof).

(b) The Company will be entitled to seek specific performance of Parent’s obligation to cause the transactions contemplated by the Rollover and Contribution Agreement to be effected and to consummate the Merger only in the event that (i) the conditions to Closing set forth in Section 6.1 and Section 6.3 have been satisfied, (ii) the conditions to the funding of the Financing have been satisfied (other than any conditions related to Parent or its obligations under the Financing), (iii) Parent and Merger Sub fail to complete the Closing in

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accordance with the terms of this Agreement, and (iv) the Company has irrevocably confirmed that if specific performance is granted and the Financing is funded, then it will take the actions required of it by this Agreement to cause the Closing to occur. For the avoidance of doubt, without prejudice to the provisions of the Guaranty and Voting Agreement, in no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the transactions contemplated by the Rollover and Contribution Agreement to be effected or to complete the Merger if the Financing has not been funded (or will not be funded at the Closing if the transactions contemplated by the Rollover and Contribution Agreement are effected at the Closing). Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement will not be required to provide any bond or other security in connection with such order or injunction. The provisions of Section 7.3, Section 8.4, Section 8.5, Section 8.8 and Section 8.9 will be enforceable by each Financing Source and its successors and assigns.

8.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.6 Notices. Any notice required to be given hereunder must be in writing, and sent by facsimile transmission (which is confirmed) (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or hand delivery (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Century Intermediate Holding Company

c/o American Greetings Corporation

One American Road

Cleveland, Ohio 44114

Facsimile: (216) 252-6741

Attention: Zev Weiss

with copies (which shall not constitute notice) to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Facsimile: (216) 579-0212

Attention: Lyle G. Ganske, Esq.

                     James P. Dougherty, Esq.

and

Jones Day

222 East 41st Street

New York, New York 10017

Facsimile: (212) 755-7306

Attention: Robert A. Profusek, Esq.

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To the Company or the Special Committee:

American Greetings Corporation

One American Road

Cleveland, Ohio 44144

Facsimile: (216) 252-6741

Attention: Scott S. Cowen

                     Chairman, Special Committee

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Facsimile: (212) 291-9337

Attention: Joseph B. Frumkin, Esq.

                     Brian E. Hamilton, Esq.

and

BakerHostetler LLP

PNC Center

1900 East 9th Street, Suite 3200

Cleveland, Ohio 44114

Facsimile: (216) 696-0740

Attention: Robert A. Weible, Esq.

                     John M. Gherlein, Esq.

or to such other address as any Party may specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated or personally delivered or the next Business Day for notices delivered by overnight delivery service. Any Party may notify any other Party of any changes to the address or any of the other details specified in this Section 8.6; provided, however, that such notification will only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and assigns.

8.8 Entire Agreement; Parties in Interest. (a) This Agreement (including the exhibits and schedules hereto), the Rollover and Contribution Agreement, the Financing Commitments, the Confidentiality Agreement and the Guaranty and Voting Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

(b) This Agreement will be binding upon and inure solely to the benefit of each Party and their respective successors, legal representatives and permitted assigns, and, except for the provisions of Section 5.8, which will be enforceable by the beneficiaries contemplated thereby, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for the right of shareholders to receive the Merger Consideration under Article II following the Closing, and the Financing Sources and their respective successors, legal representatives and permitted assigns with respect to their respective rights under Section 7.3, Section 8.4, Section 8.5,

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Section 8.8 and Section 8.9. Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and agrees that (i) the Company derives no contractual rights, whether as third party beneficiary or otherwise, under the Financing Commitments or any financing documents related to the Financing and will not be entitled to enforce the Financing Commitments or any document against any agent, arranger, bookrunner, lender, letter of credit issuer or other financing party that is a party to the Financing Commitments or any financing documents related to the Financing or its Affiliates (collectively, the “Financing Group”), (ii) the Company waives and agrees not to pursue any claim (including any claim under contracts, any claim in tort and any claim for specific performance) it may have against any member of the Financing Group with respect to the failure of the Financing to close, (iii) no member of the Financing Group shall have any liability of Parent or its Affiliates hereunder, and (iv) the members of the Financing Group will have no obligation to provide any Financing except in accordance with the terms and conditions of the Financing Commitments or any definitive agreements with respect to the Financing.

8.9 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after receipt of the Company Shareholder Approval and the Minority Shareholder Approval, if any such amendment or waiver shall, by applicable Law or in accordance with the rules and regulations of NYSE, require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no knowledge, investigation or inquiry, or failure or delay by the Company or Parent in exercising any right hereunder will operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, no amendment, waiver or other modification may be made to Section 7.3, Section 8.4, Section 8.5, Section 8.8 and Section 8.9 that is adverse to the Financing Sources without the consent of the Financing Sources (such consent not to be unreasonably withheld, delayed or conditioned).

8.10 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that achieves, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

8.11 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference will be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All terms defined in this Agreement shall

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have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. References to a Person are also to its permitted assigns and successors.

8.12 Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

8.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by electronic transmission in “portable document format” (“.pdf”) form), each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

8.14 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“2021 Senior Notes Indenture” means the Indenture, dated as of November 30, 2011, by and between the Company and the Trustee, together with the First Supplemental Indenture, dated as of November 30, 2011, by and between the Company and the Trustee.

“2028 Senior Notes Indenture” means the Indenture, dated as of July 27, 1998, by and between the Company and the Trustee, together with the First Supplemental Indenture, dated as of May 25, 2006, by and between the Company and the Trustee.

“Action” means any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net sales, net income or the total assets of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding shares of any class of equity securities of the Company, (iv) merger, consolidation, business combination, asset purchase, recapitalization or similar transaction involving the Company, or any of its Subsidiaries constituting 20% or more of the value of the Company and its Subsidiaries, taken as a whole, other than the Merger, or (v) related combination of the foregoing types of transactions if the sum of any of (A) percentage of net sales, (B) net income, or (C) total assets, in each case taken separately, of the Company and its Subsidiaries (on a consolidated basis) that is subject to the related combination is 20% or more; in each case other than the Merger.

“Antitrust Laws” has the meaning set forth in Section 5.5(c).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

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“Beneficially Own” means ownership in accordance with Section 240.13d-3 of the SEC regulations promulgated under the Exchange Act.

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday, Sunday or a day on which the banks in the City of New York are authorized by law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.1(c).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a).

“Charter Documents” has the meaning set forth in Section 3.1(b).

“Claim” has the meaning set forth in Section 5.8(d).

“Class A Common Shares” means the issued and outstanding class A common shares, par value $1.00 per share, of the Company outstanding immediately prior to the Effective Time.

“Class B Common Shares” means the issued and outstanding class B common shares, par value $1.00 per share, of the Company outstanding immediately prior to the Effective Time.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Common Shares” means the issued and outstanding shares of the Company, including the Class A Common Shares and the Class B Common Shares.

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 3.3(b).

“Company Benefit Plans” means (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company or any of its Subsidiaries that are sponsored or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is required to make payments, transfers, or contributions.

“Company Board” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Intellectual Property” means all of the following that is owned by, issued or licensed to the Company or any of its Subsidiaries or used in the business of the Company or any of its Subsidiaries: (i) all patents, trademarks, trade names, trade dress, assumed names, service marks, logos, copyrights, Internet domain

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names and corporate names together with all applications, registrations, renewals and all goodwill associated therewith, (ii) all trade secrets and confidential information (including know-how, formulae, manufacturing and production processes, research, financial business information and marketing plans), (iii) information technologies (including software programs, data and related documentation), and (iv) other intellectual property rights.

“Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence (whether or not constituting any breach of a representation, warranty, covenant or agreement set forth in this Agreement) that (i) has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, but will not include facts, circumstances, events, changes, effects or occurrences to the extent, or to the extent attributable to: (A) generally affecting the greeting card or social expressions industry in the geographies in which the Company operates, (B) generally affecting the economy, credit or financial markets in the geographies in which the Company operates, (C) changes after the date of this Agreement in Law or in generally accepted accounting principles or in accounting standards, or any regulatory and political conditions or developments, (D) the announcement of this Agreement or the consummation of the Merger (other than for purposes of any representation or warranty contained in Sections 3.3(b)-(c)), (E) acts of war or military action, sabotage or terrorism, or any escalation or worsening of any such acts of war or military action, sabotage or terrorism, (F) earthquakes, hurricanes, tornados or other natural disasters, except, in the case of each of clauses (A), (B), (C), (E) and (F), to the extent any fact, circumstance, event, change, effect or occurrence disproportionately impacts the assets, properties, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, (G) any action taken by the Company or its Subsidiaries (1) that is expressly required by this Agreement (other than with respect to the Company’s obligations to comply with Section 5.1(a) or Section 5.5), (2) taken with Parent’s written consent, or (3) resulting from any action taken at the written request of Parent, (H) resulting from any change in the market price or trading volume of securities of the Company in and of itself; provided that a fact, circumstance, event, change, effect or occurrence causing or contributing to the change in market price or volume will not be disregarded from the determination of a Company Material Adverse Effect, or (I) the fact of any failure to meet revenue or earnings projections, forecasts, estimates or guidance for any period, whether relating to financial performance or business metrics, including revenues, net incomes, cash flows or cash positions, provided that a fact, circumstance, event, change, effect or occurrence causing or contributing to such failure shall not be disregarded from the determination of a Company Material Adverse Effect; or (ii) that would reasonably be expected to prevent or materially delay or impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions.

“Company Material Contract” has the meaning set forth in Section 3.12.

“Company Meeting” has the meaning set forth in Section 5.4(b).

“Company Performance Shares” has the meaning set forth in Section 3.2(a).

“Company Permits” has the meaning set forth in Section 3.6(b).

“Company RSUs” has the meaning set forth in Section 3.2(a).

“Company SEC Documents” has the meaning set forth in Section 3.4(a).

“Company Shareholder Approval” has the meaning set forth in Section 3.19.

“Company Stock Options” has the meaning set forth in Section 3.2(a).

“Company Stock Plans” has the meaning set forth in Section 3.2(a).

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“Confidentiality Agreement” means the letter agreement, dated November 2, 2012, among the Company and certain of the Family Shareholders.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

“Controlled Group” means a trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 11, 2010, by and among the Company, various lending institutions party thereto, as amended from time to time prior to the date hereof, together with the Amended and Restated Pledge and Security Agreement and the Amended and Restated Guaranty of Payment of Debt entered into in connection therewith.

“Dissenting Shares” has the meaning set forth in Section 2.1(f).

“Effective Time” has the meaning set forth in Section 1.3.

“Employees” has the meaning set forth in Section 3.14.

“End Date” has the meaning set forth in Section 7.1(b)(i).

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.3(b).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Excluded Shares” has the meaning set forth in Section 2.1(f).

“Family LLC” has the meaning set forth in the Recitals.

“Family Shareholders” means the Persons listed on Exhibit A.

“Filed SEC Documents” has the meaning set forth in Article III.

“Financial Advisor” has the meaning set forth in Section 3.18.

“Financing” has the meaning set forth in Section 4.5.

“Financing Agreement” has the meaning set forth in Section 4.5.

“Financing Commitments” has the meaning set forth in Section 4.5.

“Financing Group” has the meaning set forth in Section 8.8(b).

“Financing Sources” means the parties to the Financing Commitments other than Parent and Merger Sub, together with, to the extent alternative financing from alternative parties is obtained in accordance with this Agreement, any such alternative parties and, in each case, any joinder agreements relating thereto.

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“GAAP” has the meaning set forth in Section 3.4(b).

“Governmental Entity” has the meaning set forth in Section 3.3(b).

“Guaranty and Voting Agreement” has the meaning set forth in the Recitals.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 3.3(b).

“In-the-Money Option” has the meaning set forth in Section 2.3(a).

“Indemnified Party” means each current and former director or officer of the Company or any of its Subsidiaries and each such person who serves or served at the request of the Company as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, together with such person’s heirs, executors or administrators.

“Intervening Event” means an event, change, development, effect, occurrence or state of facts relating to the Company’s prospects that was not known to the Company Board or the Special Committee on the date of this Agreement, becomes known to the Company Board or the Special Committee before the Company Shareholder Approval or the Minority Shareholder Approval shall have been obtained and, if it had occurred prior to the date of this Agreement, would have improved the Company’s prospects such that the Special Committee determines in good faith, after consulting with its legal and financial advisors, that the Transactions are less favorable to the shareholders than the Company continuing to pursue its business as a publicly traded company; provided, however, that in no event will the receipt, existence of or terms of an Alternative Proposal or any inquiry relating thereto constitute an Intervening Event; and provided, further, that a potential leveraged recapitalization of the Company will not constitute an Intervening Event if the conditions in credit markets generally (including interest rates) as of the time in question are substantially similar to such conditions as of the date of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge after due inquiry of the officers of the Company (other than the Officer Shareholders) and, with respect to Parent or Merger Sub the actual knowledge after due inquiry of the members of Family LLC.

“Law” has the meaning set forth in Section 3.6(a).

“Laws” has the meaning set forth in Section 3.6(a).

“Lien” has the meaning set forth in Section 3.3(c).

“Measurement Date” means 5 P.M., New York City time, on the Business Day immediately preceding the date hereof.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

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“Merger Sub” has the meaning set forth in the Preamble.

“Minority Shareholder Approval” means an affirmative vote of the holders of issued and outstanding Class A Common Shares and Class B Common Shares, in each case not beneficially owned by the Family Shareholders or by any director or executive officer of the Company or any of its Subsidiaries, voting together as a single class, representing at least a majority of all the votes entitled to be cast thereupon by holders of Class A Common Shares and Class B Common Shares, in each case not beneficially owned by the Family Shareholders or by any director or executive officer of the Company or any of its Subsidiaries; provided, however, that for purposes of the Minority Shareholder Approval, each Class B Common Share shall be entitled to one vote.

“NYSE” has the meaning set forth in Section 3.3(b).

“Officer Shareholders” means Zev Weiss, Morry Weiss and Jeffrey Weiss.

“Ohio Law” has the meaning set forth in Section 1.1.

“Option Value” has the meaning set forth in Section 2.3(a).

“Option Valuation Assumptions” has the meaning set forth in Section 2.3(a).

“Order” has the meaning set forth in Section 5.5(c).

“Out-of-the-Money Option” has the meaning set forth in Section 2.3(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.2(b).

“Parent Disclosure Schedule” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

“Parties” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Permitted Liens” means (a) easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (b) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such real property, (c) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the Company SEC Documents, (d) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (e) pledges or deposits by the Company or any of its Subsidiaries under workers’ compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, (f) rights of consignors of goods or bailors of equipment, whether or not perfected by the filing of a financing statement under the Uniform Commercial Code, (g) statutory rights of setoff in favor of depository institutions in funds of the Company and its Subsidiaries held in operating accounts at such institutions, together with Liens that are contractual rights of setoff in such funds relating to the establishment of depository relationships with banks, and

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not given in connection with the issuance of indebtedness, (h) non-exclusive licenses to Company Intellectual Property granted in the ordinary course of business consistent with past practice, (i) other encumbrances securing indebtedness that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted, (j) Liens arising from judgments, decrees or attachments not constituting an Event of Default under the Credit Agreement (as defined thereunder), (k) Liens placed upon fixed or capital assets acquired, constructed or improved by the Company, provided that such Liens satisfy the conditions set forth in Sections 7.03(c) and 7.03(i) of the Credit Agreement, and (l) Liens securing indebtedness under, or otherwise permitted under, the Credit Agreement or under the Company’s accounts receivables program.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Preferred Financing” has the meaning set forth in Section 4.5.

“Proxy Statement” has the meaning set forth in Section 3.11.

“Recommendation” has the meaning set forth in Section 3.3(a).

“Recommendation Change” has the meaning set forth in Section 5.3(d).

“Redacted Fee Letter” means the fee letter from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc., PNC Bank, National Association and PNC Capital Markets LLC, and KeyBank National Association, and Macquarie Capital (USA), Inc. and MIHI LLC, in which the only redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such financing source, except to the extent a reduction from such financing source would be offset by an increase in the debt financing or other funding being made available by such financing source or another financing source.

“Remaining Option Term” has the meaning set forth in Section 2.3(a).

“Representatives” has the meaning set forth in Section 5.3(a).

“Rolled Shares” has the meaning set forth in the Recitals.

“Rollover and Contribution Agreement” has the meaning set forth in the Recitals.

“Schedule 13E-3” has the meaning set forth in Section 3.11.

“SEC” has the meaning set forth in Section 3.4(a).

“Securities Act” has the meaning set forth in Section 3.4(a).

“Senior Commitment Letters” has the meaning set forth in the Section 4.5.

“Senior Financing” has the meaning set forth in the Section 4.5.

“Senior Notes Indentures” means the 2021 Senior Notes Indenture together with the 2028 Senior Notes Indenture.

“Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally

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determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature and (d) such Person is not insolvent under Section 1336 of the Ohio Revised Code (the Ohio Uniform Fraudulent Transfer Act). For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions and refinancing, or a combination thereof, to meet its obligations as they become due.

“Special Committee” has the meaning set forth in the Recitals.

“Specified Expenses” has the meaning set forth in Section 7.2(a).

“Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership); provided, however, that the definition of Subsidiary with respect to the Company shall not include The Hatchery, LLC.

“Superior Proposal” means a bona fide written Alternative Proposal (except that the references to “20%” in the definition thereof will be deemed “50%”) that the Special Committee determines in its good faith judgment (after consulting with outside counsel and its financial advisor), taking into account all legal, financial and regulatory and other aspects of the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), the likelihood and timing of required governmental approvals and consummation and the Person making the proposal, would be more favorable to the shareholders of the Company (other than the Family Shareholders, Parent and Merger Sub) (solely in their capacity as such) from a financial point of view than the Merger (including any adjustment to the terms and conditions proposed by Parent in response to such Alternative Proposal, including with respect to the Merger Consideration).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Surviving Shares” has the meaning set forth in Section 2.1(d).

“Tax Return” means any return, report or similar filing (including attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

“Transactions” means the Merger and other transactions contemplated by this Agreement, other than the Financing.

“Trustee” means The Bank of Nova Scotia Trust Company of New York, a trust company organized under the laws of the State of New York.

“Valuation Advisor” has the meaning set forth in Section 2.3(a).

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CENTURY INTERMEDIATE HOLDING COMPANY

By:	/s/ Zev Weiss
	Name:	Zev Weiss
	Title:	Vice President and Secretary

CENTURY MERGER COMPANY

By:	/s/ Zev Weiss
	Name:	Zev Weiss
	Title:	Vice President and Secretary

AMERICAN GREETINGS CORPORATION

By:	/s/ Christopher W. Haffke
	Name:	Christopher W. Haffke
	Title:	Vice President, General Counsel and Secretary

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

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Exhibit A

Family Shareholders

	Class A Common Shares	Class B Common Shares
Morry Weiss	—	222,241
Judith Weiss	—	78,800
Zev Weiss	—	70,935
Jeffrey Weiss	—	52,919
Gary Weiss	3,130	11,430
Elie Weiss	—	23,430
Irving I. Stone Limited Liability Company	—	1,818,182

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Annex A-2

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”), dated as of July 3, 2013, among Century Intermediate Holding Company, a Delaware corporation (“Parent”), Century Merger Company, an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and American Greetings Corporation, an Ohio corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”).

RECITALS

A. The Parties are party to an Agreement and Plan of Merger, dated March 29, 2013 (the “Merger Agreement”).

B. The Parties desire to amend the Merger Agreement pursuant to and in accordance with Section 8.9 of the Merger Agreement, as set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1. Definitions. For the purposes of this Amendment, terms used with initial capital letters and not otherwise defined herein will have the meanings assigned to them in the Merger Agreement. References to articles and sections in this Amendment refer to such articles and sections of the Merger Agreement.

2. Amendment. The Merger Agreement is hereby amended as follows:

(a)	Section 2.1(a) is hereby amended by replacing the reference to “$18.20” therein with the following: “$19.00”.

(b)	Section 2.3 of the Merger Agreement and Section 2.3 of the Company Disclosure Schedule are hereby amended by replacing each reference to “$18.20” therein with the following: “$19.00”.

(c)	Section 3.18 is hereby amended and restated in its entirety to read as follows: “Opinion of Financial Advisor. On July 3, 2013, the Special Committee and the Company Board have received the opinion of Peter J. Solomon Company (the “Financial Advisor”) dated July 3, 2013 that based on, and subject to, the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Common Shares (other than the Family Shareholders, Parent, Merger Sub and the holders of Dissenting Shares) in connection with the Merger is fair from a financial point of view to such holders. A true, complete and executed copy thereof will be delivered to Parent on or prior to July 3, 2013. It is agreed and understood that such opinion is for the information of the Special Committee and the Company Board and may not be relied on by Parent or Merger Sub.

(d)	Section 4.5 is hereby amended by inserting the following at the end thereof: “As of July 3, 2013 and as of the Closing Date, Parent and Merger Sub have obtained all consents from counterparties to the Financing Commitments or definitive agreements entered into with respect to the Financing required by the terms of such Financing Commitments or definitive agreements with respect to the amendment of this Agreement pursuant to Amendment No. 1, dated July 3, 2013 (including the increase in the Merger Consideration effected thereby).”

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(e)	Section 7.2(a) is hereby amended by adding the following after the second proviso: “provided, further, that in the event that such expenses (net of any reduction in accordance with the foregoing proviso) exceed $7,300,000, Parent and Merger Sub may request reimbursement of such excess by the Company, which the Special Committee may approve or reject in its sole discretion.”

3. Binding Effect. Except to the extent expressly provided herein, the Merger Agreement will remain in full force and effect in accordance with its terms.

4. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows: The Company has the requisite corporate power and authority to enter into this Amendment and, subject to receipt of the Company Shareholder Approval and the Minority Shareholder Approval, to consummate the Transactions. The execution and delivery of this Amendment and the consummation of the Transactions have been duly and validly authorized by the Company Board, acting upon the unanimous recommendation of the Special Committee, and, except for the Company Shareholder Approval and the Minority Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions. The Company Board (acting upon the unanimous recommendation of the Special Committee) has unanimously (by all members of the Company Board participating and with the Officer Shareholders abstaining) determined that the Merger Agreement as amended by this Amendment is in the best interests of the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub) and declared it advisable to enter into this Amendment, has approved this Amendment, and has resolved to recommend that the Company’s shareholders adopt the Merger Agreement as amended by this Amendment. This Amendment has been duly and validly executed and delivered by the Company and, assuming this Amendment constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows: Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Amendment and, in the case of Family LLC, Parent and Merger Sub, to consummate the transactions contemplated by the Merger Agreement as amended by this Amendment. The execution and delivery of this Amendment, in the case of Parent and Merger Sub, and the consummation of the transactions contemplated by the Merger Agreement as amended by this Amendment, in the case of Family LLC, Parent and Merger Sub, have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub, and the members of Family LLC having the authority to authorize such transactions, as applicable, and, except for the adoption of the Merger Agreement as amended by this Amendment by Parent as sole shareholder of Merger Sub (which will occur immediately after the execution and delivery of this Amendment), no other corporate or equivalent proceedings on the part of Family LLC, Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated thereby. This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Amendment constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6. Miscellaneous. Article 8 of the Merger Agreement is incorporated herein by reference and, to the extent applicable, will govern the terms of this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first above written.

CENTURY INTERMEDIATE HOLDING COMPANY

By:	/s/ Zev Weiss
Name: Zev Weiss Title: Vice President and Secretary

CENTURY MERGER COMPANY

By:	/s/ Zev Weiss
Name: Zev Weiss Title: Vice President and Secretary

AMERICAN GREETINGS CORPORATION

By:	/s/ Christopher W. Haffke
Name: Christopher W. Haffke Title: Vice President, General Counsel and Secretary

SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

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Annex B

1345 Avenue of the Americas New York, New York 10105 Tel: 212.508.1601 Fax: 212.508.1633

Privileged and Confidential

July 3, 2013

The Special Committee of the Board of Directors and

The Board of Directors of

American Greetings Corporation

One American Road

Cleveland, Ohio 44144

Ladies and Gentlemen:

You have asked us to advise you with respect to the fairness from a financial point of view to the holders of the class A common shares, par value $1.00 per share (“Class A Common Shares”), and class B common shares, par value $1.00 per share (“Class B Common Shares” and, together with the Class A Common Shares, the “Company Common Shares”), of American Greetings Corporation (the “Company”) (other than the Family Shareholders (as defined in the Agreement) who are, indirectly, contributing all of the Company Common Shares beneficially owned by them to Parent (as defined below) immediately prior to the effective time of the Merger (as defined below)), of the consideration proposed to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of March 29, 2013, among Century Intermediate Holding Company (“Parent”), Century Merger Company, a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the “Original Merger Agreement”), as will be amended by the First Amendment to the Agreement and Plan of Merger (the “First Amendment”) substantially in the form of the draft dated July 1, 2013 (as will be amended, the “Agreement”).

The Agreement provides for the merger of Merger Sub with and into the Company with the Company surviving the merger (the “Merger”). Pursuant to the Merger, each outstanding Company Common Share (other than the Company Common Shares held by the Family Shareholders, the Company, Merger Sub and holders of Dissenting Shares), will be converted into the right to receive $19.00 in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. We understand that Parent has also entered into a Rollover and Contribution Agreement, dated March 29, 2013, with the Family Shareholders and that certain of the Family Shareholders have entered into a Guaranty and Voting Agreement, dated March 29, 2013, with the Company, which such Guaranty and Voting Agreement will be amended by an amendment substantially in the form of the draft dated July 1, 2013. Terms used but not defined herein shall have the meanings assigned to them in the Agreement.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of the Company;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii) reviewed certain financial projections for the Company;

(iv) discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

(v) reviewed the reported prices and trading activity of the Class A Common Shares;

(vi) compared the financial performance and condition of the Company and the reported prices and trading activity of the Class A Common Shares with that of certain other publicly traded companies that we deemed relevant;

(vii) reviewed publicly available information regarding the financial terms of certain transactions, in whole or in part, that we deemed relevant;

(viii) participated in certain discussions among representatives of each of Parent and the Company;

(ix) reviewed the Agreement, the Rollover and Contribution Agreement, the Guaranty and Voting Agreement and a draft of the amendment to the Guaranty and Voting Agreement; and

(x) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information and have relied on such information being complete and correct. We have relied on assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to our opinion. With respect to the financial projections, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not conducted a physical inspection of the facilities or property of the Company. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting or legal effects of the Merger or the transaction structure on any person or entity.

We have assumed that the final form of the First Amendment will be substantially the same as the last draft dated July 1, 2013 reviewed by us and will not vary in any respect material to our analysis. We have also assumed that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the consideration proposed to be received by the holders of Company Common Shares (other than the Family Shareholders, Parent and Merger Sub and the holders of Dissenting Shares) in connection with the Merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company. We have further assumed that all representations and warranties set forth in the Agreement are and will be true and correct as of the dates made or deemed made for purposes of the Agreement as set forth in the Agreement and that all parties to the Agreement will comply with all covenants of such parties thereunder as set forth in the Agreement.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date one business day prior to the day hereof. In particular, we do not express any opinion as to the prices at which Company Common Shares may trade at any future time. Furthermore, our opinion does not address the Company’s underlying business decision to undertake the Merger, and our opinion does not address the relative merits of the Merger as compared to any alternative transactions that might be available to the Company. Our opinion does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified herein.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets.

We have acted as financial advisor to the Special Committee of the Board of Directors in connection with this transaction and will receive a fee for our services, a portion of which was paid previously in connection with the delivery of an opinion in connection with the Original Merger Agreement and a substantial portion of which is contingent upon the closing of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In the future we may provide financial advisory services to the Company and its affiliates and in the future we may receive compensation for rendering these services. The issuance of this opinion has been authorized by our fairness opinion committee.

This letter is for the information of the Special Committee of the Board of Directors and the Board of Directors of the Company, and may not be reproduced, summarized, described, referred to or used for any other purpose without our prior written consent, except as part of a proxy statement relating to the vote of the holders of Company Common Shares in connection with the Merger. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the consideration to be received by the holders of Company Common Shares (other than the Family Shareholders, Parent, Merger Sub and the holders of Dissenting Shares) pursuant to the Agreement. This letter does not constitute a recommendation to any holder of Company Common Shares as to how any such holder should vote on the Merger or act on any matter relating to the Merger.

Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the Merger Consideration to be received by the holders of Company Common Shares (other than the Family Shareholders, Parent, Merger Sub and the holders of Dissenting Shares) in connection with the Merger is fair from a financial point of view to such holders.

Very truly yours,

/s/ PETER J. SOLOMON COMPANY

PETER J. SOLOMON COMPANY L.P.

Annex C

Ohio Revised Code Section 1701.85

Dissenting shareholders – compliance with section – fair cash value of shares.

(A)

(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a)	A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)

(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders ;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)

(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

AMERICAN GREETINGS CORPORATION ONE AMERICAN ROAD CLEVELAND, OH 44144

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on August 6, 2013 if you are a registered holder or by 11:59 P.M. Eastern Time on August 2, 2013 if you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan. Have your proxy and voting instruction card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on August 6, 2013 if you are a registered holder or by 11:59 P.M. Eastern Time on August 2, 2013 if you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan. Have your proxy and voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan, your voting instructions must be received by 11:59 P.M. Eastern Time on August 2, 2013.

YOUR VOTE IS IMPORTANT!

Be sure that the shares are represented. Whether or not you plan to attend the Special Meeting, please vote the shares by mail, by telephone or over the Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M61327-S07055	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN GREETINGS CORPORATION

The Board of Directors (with Messrs. Morry Weiss, Zev Weiss, and Jeffrey Weiss abstaining) recommends a vote FOR the following proposals. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below. If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast in accordance with the recommendations of the Board of Directors.

In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Special Meeting, or any reconvened meeting following an adjournment or postponement of the Special Meeting, provided that the Board of Directors is not aware of any such other business a reasonable time before the Special Meeting.

					For	Against	Abstain
1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 29, 2013 and amended on July 3, 2013 (as so amended, the “Merger Agreement”), by and among Century Intermediate Holding Company, a Delaware corporation (“Parent”), Century Merger Company, an Ohio corporation and wholly owned subsidiary of Parent, and American Greetings Corporation;

					☐	☐	☐
2.	To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of American Greetings Corporation in connection with the merger; and				☐	☐	☐
3.

To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to obtain the Company shareholder approval (as defined in the enclosed proxy statement) of the Merger Agreement or obtain the majority of the minority shareholder approval (as defined in the enclosed proxy statement) of the Merger Agreement.

					☐	☐	☐

Address change? Mark box, sign and indicate changes on reverse side.			☐
I plan to attend the Special Meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M61328-S07055

AMERICAN GREETINGS CORPORATION

Special Meeting of Shareholders

August 7, 2013 10:00 AM

This proxy and these voting instructions are solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Scott S. Cowen and Christopher W. Haffke, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of AMERICAN GREETINGS CORPORATION that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 10:00 AM, Eastern Time on August 7, 2013, at the American Greetings Corporation World Headquarters, One American Road, Cleveland, Ohio 44144, and any adjournment or postponement thereof and, in their discretion, on all other business properly brought before the meeting, provided that the Board of Directors is not aware of any such other business a reasonable time before the Special Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

As described more fully in the proxy statement, this card also provides voting directions to Vanguard Fiduciary Trust Company, as Trustee of the American Greetings Retirement Profit Sharing and Savings Plan (the “Savings Plan”), to vote the shares allocated to the Savings Plan participant’s account. By signing the reverse side of this proxy card, the signing Savings Plan participant directs the Trustee to vote as indicated on the reverse side of this card all the American Greetings Corporation common shares credited to the account of the signing Savings Plan participant as of the record date at the Special Meeting of Shareholders, and in accordance with the Savings Plan on all other business properly brought before the meeting. Your voting directions (whether by mail, phone, or Internet) must be received by the Trustee by 11:59 p.m. on August 2, 2013. If you do not timely give specific voting directions on this proxy card, do not timely return the voting direction card, or do not timely provide voting directions by phone or over the Internet, the Trustee will vote the shares in your account in the Savings Plan as directed by American Greetings Corporation, based on the direction of the Benefits Advisory Committee, a committee consisting of American Greetings Corporation employees.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side